As filed with the Securities and Exchange Commission on July 13, 2018
Registration No. 333-226017

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM F-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Opera Limited
(Exact name of Registrant as specified in its charter)
Not Applicable
(Translation of Registrant’s name into English)
Cayman Islands	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Gjerdrums vei 19, 0484 Oslo, Norway
+47 2369-2400
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.
10 East 40th Street, 10th Floor
New York, NY 10016
USA
+1 800 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

copies to:
David T. Zhang, Esq. Benjamin W. James, Esq. Kirkland & Ellis International LLP c/o 26th Floor, Gloucester Tower, The Landmark 15 Queen’s Road Central, Hong Kong +852 3761-3300	Aaron McParlan, Esq. General Counsel Gjerdrums vei 19 0484 Oslo, Norway +47 2369-2400
Dan Ouyang, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
Unit 2901, 29F, Tower C, Beijing Yintai Centre,
No. 2 Jianguomenwai Avenue, Chaoyang District
Beijing 100022, P.R. China
+86 10-6529-8300

Steve Lin, Esq. Kirkland & Ellis International LLP 29th Floor, China World Office 2 No. 1 Jian Guo Men Wai Avenue Beijing 100004, P.R. China +86 10-5737-9315		Weiheng Chen, Esq. Wilson Sonsini Goodrich & Rosati Suite 1509, 15/F, Jardine House, 1 Connaught Place, Central Hong Kong +852 3972-4955
Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amounts to be registered(2)(3)	Proposed maximum offering price per share(3)		Proposed maximum aggregate offering price(2)(3)		Amount of registration fee(4)
Ordinary shares, par value US$0.0001 per share(1)	22,080,000	US$	6.00	US$	132,480,000	US$	16,493.76

(1)
American depositary shares issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No.333-226171). Each American depositary share represents two ordinary share(s).

(2)
Includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the ordinary shares are first bona fide offered to the public, and also includes ordinary shares that may be purchased by the underwriters pursuant to an option to purchase additional ADSs. These ordinary shares are not being registered for the purpose of sales outside the United States.

(3)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933 as amended.

(4)
The Registrant previously paid US$14,317.50 in connection with the initial filing of the Registration Statement on June 29, 2018.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.
Subject to Completion. Dated July 13, 2018.
9,600,000 American Depositary Shares
Opera Limited
Representing 19,200,000 Ordinary Shares

This is an initial public offering of American depositary shares, or ADSs, by Opera Limited.
Opera Limited is offering 9,600,000 ADSs to be sold in the offering.
Prior to this offering, there has been no public market for the ADSs or our ordinary shares. It is currently estimated that the initial public offering price per ADS will be between US$10.00 and US$12.00. We have applied to list the ADSs on the NASDAQ Global Select Market under the symbol “OPRA.”
Concurrently with, and subject to, the completion of this offering, Tospring Technology Limited (“Bitmain”), IDG China Capital Fund III L.P. (“IDG Capital Fund”) and IDG China Capital III Investors L.P. (“IDG Capital Investors” and together with IDG Capital Fund, “IDG”) have agreed to purchase from us US$50,000,000, US$9,529,000 and US$471,000, respectively, of our ordinary shares, at a price per share equal to the initial public offering price adjusted to reflect the ADS-to-share ratio, or the Concurrent Private Placements. Assuming an initial offering price of US$11.00 per ADS, the mid-point of the estimated offering price range shown on the front cover page of this prospectus, Bitmain, IDG Capital Fund and IDG Capital Investors will purchase 9,090,909, 1,732,545 and 85,636 ordinary shares from us, respectively. The Concurrent Private Placements are conducted pursuant to an exemption from registration with the U.S. Securities and Exchange Commission, or the SEC, under Regulation S of the Securities Act of 1933, as amended. Under the subscription agreements executed on June 26, 2018, the completion of this offering is the only substantive closing condition precedent for the Concurrent Private Placements and if this offering is completed, the Concurrent Private Placements will be completed concurrently. The investors have agreed with the underwriters not to, directly or indirectly, sell, transfer or dispose of any ordinary shares acquired in the Concurrent Private Placements for a period of 180 days after the date of this prospectus.
We are an “emerging growth company” as defined under applicable U.S. securities laws and, as such, we are eligible for reduced public company reporting requirements.
We are a “controlled company” under the rules of the NASDAQ, and may be exempt from certain corporate governance requirements, though we do not intend to rely on such exemptions. See “Risk Factors—Risks Related to Our ADSs and This Offering—As a “controlled company” under the rules of the NASDAQ, we may be exempt from certain corporate governance requirements that could adversely affect our public shareholders.”
See “Risk Factors” beginning on page 14 to read about factors you should consider before buying the ADSs.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Initial public offering price	US$	US$
Underwriting discounts and commissions(1)	US$	US$
Proceeds, before expenses, to us	US$	US$

(1)
For a description of compensation payable to the underwriters, see “Underwriting.”

The underwriters have the option to purchase up to an additional ADSs from us at the initial public offering price less the underwriting discounts and commissions within 30 days from the date of this prospectus.
Upon the completion of this offering, Mr. Yahui Zhou, our chairman of the board and chief executive officer, will beneficially own 61.3% of the ordinary shares issued and outstanding and voting power. As a result, Mr. Zhou will have the ability to control or exert significant influence over important corporate matters.
The underwriters expect to deliver the ADSs against payment in New York, New York on            , 2018.

CICC	Citigroup
(in alphabetical order)

Prospectus dated            , 2018.

Opera

322m MAU

for mobile and PC

*2018–Q1 average, browsers

Opera News Average Quarterly MAU (million)

9
25
39
72
90
172%
QoQ
58%
QoQ
84%
QoQ
25%
QoQ
2017-Q1
2017-Q2
2017-Q3
2017-Q4
2018-Q1

Opera News

AI-powered personalized news feed. Both standalone app and browser built-in service.

32min daily/user average in 2018-Q1

60 countries / 30+ languages

Opera for Android

Opera Mini

Fast and data saving mobile browsers.

Opera

An innovative and differentiated PC browser.

This prospectus contains certain estimates and information concerning our industry, including market position, market size, and growth rates of the markets in which we participate. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.
You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free-writing prospectus. We are offering to sell, and seeking offers to buy, the ADSs offered hereby, but only under circumstances and in jurisdictions where offers and sales are permitted and lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ADSs.
i

Neither we nor any of the underwriters have taken any action that would permit a public offering of the ADSs outside the United States or permit the possession or distribution of this prospectus or any related free-writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any related free-writing prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of the prospectus outside the United States.
Until            , 2018 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
ii

PROSPECTUS SUMMARY
The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs discussed under “Risk Factors,” before deciding whether to buy the ADSs.
Our Mission
Our mission is to enable global internet users to discover and access digital content and services in a fast, easy and personalized manner.
Our Business
Opera is one of the world’s leading browser providers and an influential player in the field of integrated AI-driven digital content discovery and recommendation platforms. Given the growing importance of online content consumption, we believe that the future of digital content discovery is one where consumers will enjoy highly personalized experiences enabled by AI algorithms and big data. With a long and proven track record of innovation in both core performance and functionality, and an established global brand, we served 321.7 million average MAUs in the three months ended March 31, 2018, of which 239.4 million were smartphone and PC users compared to 202.6 million smartphone and PC users during the same period in 2017.
We believe consumers opt to use our browsers because we provide a better-targeted solution. Our browsers are all available globally, while users in Africa and Asia are attracted to our mobile browsers because of their efficient design and usability, and users across North America and Europe choose our PC browsers because of their unique features. Our mobile browsers, with a global user base of 264.3 million average MAUs in the three months ended March 31, 2018, of which 182.0 million were smartphone users, compared to 160.0 million smartphone users in the same period in 2017, are among the market leaders in high growth regions such as South Asia, Southeast Asia and Africa in terms of market share, according to StatCounter. Our PC browsers, available for both Windows and macOS platforms, also had a substantial user base of 57.4 million average MAUs in the three months ended March 31, 2018, compared to 42.6 million during the same period in 2017.
The browsers of today are transforming from web-browsing utilities into smarter products providing users with faster, easier and more personalized access to internet content. As technologies such as AI and big data analytics advance, consumers expect their online experiences to be increasingly customized, interactive and engaging. As a result, consumers are turning to mobile apps that deliver more personalized content discovery, enabled by big data and AI technologies. With our Opera browser serving as the initial portal through which our users access the internet, we can develop additional applications and functions on top to fulfill users’ needs and increase their time spent on our products.
We first launched Opera News service, based on AIRE, our AI-powered content discovery and recommendation platform, as an integrated feature within our mobile browsers in January 2017. We also launched the standalone app, Opera News App, in January 2018. We constantly refine and optimize our AI platform with insights from our massive user base and adopt technologies including natural language processing, computer vision, image understanding to process content, and machine learning technology, including gradient boosting decision trees and deep neural networks in our recommendation engines to recommend personalized content to each individual user. Since the launch of Opera News, we have experienced tremendous user growth with 90.2 million average MAUs accessing Opera News in the three months ended March 31, 2018, an increase from 9.1 million average MAUs for the same period in 2017. In addition, the average user time spent for AIRE-enabled browsers reached approximately 32 minutes per day during the three months ended March 31, 2018, an increase of 39.1% from 23 minutes per day for the same period in 2017.

We generate revenue mainly through agreements with our search partners and partners that deliver services and advertisements to our users. Driven by the rapid adoption of our modern mobile applications, we have experienced strong revenue growth. During 2017, we recorded US$128.9 million in operating revenue, up by 20.1% from US$107.3 million in operating revenue on a pro forma consolidated basis during 2016. During the three months ended March 31, 2018, we recorded US$39.4 million in operating revenue, up by 54.8% from US$25.5 million for the same period in 2017. We had a net loss of US$12.7 million in 2016 on a pro forma consolidated basis and had net income of US$6.1 million in 2017. We had net income of US$6.6 million in the three months ended March 31, 2018 and had a net loss of US$0.2 million for the same period in 2017. Our adjusted net loss was US$9.2 million in 2016 on a pro forma consolidated basis and we had an adjusted net income of US$17.8 million in 2017. Our adjusted net income was US$0.8 million and US$9.9 million in the three months ended March 31, 2017 and 2018, respectively. To see how we define and calculate adjusted net income, a reconciliation between adjusted net income and net income (loss) (the most directly comparable IFRS financial measure) and a discussion about the limitations of non-IFRS financial measures, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-IFRS Financial Measures.”
Our Market Opportunity
The last decade has seen rapid developments in internet and mobile internet infrastructure, with regions such as North America and Europe being the most well-developed. Meanwhile, regions including Southeast Asia, South Asia and Africa are still underpenetrated in terms of internet and mobile broadband connections. As internet infrastructure in underpenetrated regions continues to develop, the number of internet and mobile internet users is also expected to increase and bring substantial growth to the internet economy.
OS vendors, including Apple, Microsoft and Google, have invested in PC and mobile browser initiatives, which are typically focused on delivering a global commonly acceptable interface with wide compatibility and relatively limited feature sets in order to cater to their broad spectrum of OS users. Against this backdrop of default browsers, there are certain browser solutions, typically PC browsers, that cater to more demanding users and certain browser solutions, typically mobile browsers, that cater to users in more constrained hardware environments. These solutions generally offer unique features, such as memory and battery consumption management, improved loading speeds, crash avoidance, privacy protection and other built-in functionality.
Content consumption on mobile devices differs from content consumption on PCs. As mobile devices typically have small screens, it is harder for users to actively navigate and consume content across web pages and websites. In addition, users often consume content on their mobile devices in a fragmented manner throughout the day, and might not have enough time to search for and discover content that would interest them. As a result, a new generation of applications is emerging that aggregate content from multiple sources across the web, using AI to carefully dissect the choices and preferences of users in order to provide highly curated content that is customized to each user’s individual interests.
We believe that browsers and AI-powered content aggregation apps function as key engagement gateways that position their respective developers as effective gate keepers. By controlling the apps that users most often engage with, successful developers are positioned to influence user engagement across the internet economy—one of the largest and fastest growing economic eco-systems in the world. According to Statista, worldwide digital advertising revenue was US$247.9 billion in 2017, and is expected to grow to US$376.3 billion in 2021. Worldwide search advertising revenue, a feature commonly controlled by web browser preferences, is expected to grow to US$165.2 billion by 2021, up 47% from US$112.4 billion in 2017.

Our Strengths
We believe that the following strengths contribute to our success and set us apart from our peers:
•
established global internet brand with a massive user base;

•
innovative products propelling robust organic growth;

•
proven monetization model;

•
strong relationships with a broad mix of strategic partners; and

•
global and visionary leadership.

Our Strategies
We intend to pursue the following strategies to further grow our business:
•
grow our user base through continued product innovation;

•
increase user engagement and stickiness through AI;

•
grow and improve our monetization capability; and

•
seek partnerships and further enhance our content-driven ecosystem.

Our Challenges
We believe some of the major risks and uncertainties that may materially and adversely affect us include the following:
•
our ability to maintain or grow the size of our user base or the level of engagement of our users;

•
intense competition and our ability to continue to innovate and provide products and services that meet the needs of our users;

•
rapid changes in technologies and mobile devices;

•
managing or expanding our business across the expansive and diverse markets that we operate in;

•
our ability to maintain profitability in the future;

•
a small number of business partners contribute a significant portion of our revenues; and

•
our existing business and expansion strategy depend on certain key collaborative arrangements, and we may be unable to maintain or develop these relationships.

In addition, we face risks and uncertainties related to our compliance with applicable regulations and policies in our principal markets and operations.
See “Risk Factors” and other information included in this prospectus for a detailed discussion of the above and other challenges and risks.
Corporate History and Structure
We are an exempted company with limited liability incorporated in the Cayman Islands. We conduct our business mainly through our operating company, Opera Software AS, in Norway, and its subsidiaries located in countries across the world. We trace our history back to the founding of Otello Corporation ASA, (formerly known as Opera Software ASA), or Otello, a private limited liability company incorporated under the laws of Norway in June 1995. In September 1996, our predecessor introduced the first version of our “Opera” branded browser software and have since been a pioneer in redefining the web browsing experience and providing personalized content discovery platforms for hundreds of millions of global internet users. In March 2004, Otello converted to a public company and was listed on the Oslo stock exchange, Oslo Børs, under the ticker code “OPERA.”
Prior to our acquisition of Opera Software AS and its subsidiaries, including the business of providing mobile and PC web browsers as well as certain related products and services, or the “Consumer Business,” the Consumer Business was one of Otello’s major business lines. In March 2016, the Consumer Business, including all related assets, rights and obligations, and the majority of Otello’s other businesses were contributed to Opera Software AS. During August and September 2016, Otello undertook a number of internal transactions to establish Opera Software AS as the ultimate holding company of all entities related to its Consumer Business, and to move Otello’s corporate activities and other businesses to be held outside of Opera Software AS. On November 3, 2016, Kunhoo Software AS acquired all of the shares of Opera Software AS for a consideration of US$575.0 million less working capital adjustments. In March 2018, Opera Limited was incorporated as our proposed listing entity in the Cayman Islands. In June 2018, Opera Limited became our holding company by way of an exchange of equity interests in which the existing members of Kunhoo Software LLC exchanged their interests in Kunhoo Software LLC for ordinary shares having substantially the same rights in Opera Limited.
Our company is a holding company that does not have substantive operations. We conduct our principal activities through our subsidiaries, which are located in Norway, Ireland, Sweden, Poland, the PRC, the United States, India and the Netherlands.

The chart below summarizes our corporate structure and identifies our principal subsidiaries and their places of incorporation as of the date of this prospectus:

1.
20% held by a nominee shareholder.

Corporate Information
Our principal executive offices are located at Gjerdrums vei 19, 0484 Oslo, Norway. Our telephone number at this address is +47 23 69 24 00. Our registered office in Cayman Islands is at the offices of Maples Corporate Services Limited at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 10 East 40th Street, 10th Floor, New York, NY 10016.
We are a foreign private issuer under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. See “Risk Factors—Risks Related to Our Business and Industry—We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.”
Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our website is www.opera.com. The information contained on our website is not a part of this prospectus.
As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.
We will remain an emerging growth company until the earliest of  (a) the last day of the fiscal year during which we have total annual gross revenue of at least US$1.07 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.07 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if the market value of the ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.
We are a “controlled company” under the rules of the NASDAQ, and may be exempt from certain corporate governance requirements, though we do not intend to rely on such exemptions. See “Risk Factors—Risks Related to Our ADSs and This Offering—As a “controlled company” under the rules of the NASDAQ, we may be exempt from certain corporate governance requirements that could adversely affect our public shareholders.”
Conventions Which Apply to This Prospectus
Unless we indicate otherwise, all information in this prospectus reflects no exercise by the underwriters of their option to purchase up to 1,440,000 additional ADSs representing 2,880,000 ordinary shares from us.

Except where the context otherwise requires:
•
“active user” refers to a user, calculated based on device identification, that has accessed one of our mobile browsers, PC browsers or other applications at least once during a given period. A unique user that is active in more than one of the applications on our platform is counted as more than one active user;

•
“ADSs” refer to American depositary shares, each of which represents two ordinary shares;

•
“China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

•
“MAUs” or “monthly active users” refer to the number of active browser users during each month within a given period, unless otherwise indicated;

•
“shares” or “ordinary shares” refer to our ordinary shares, par value US$0.0001 per share;

•
“South Asia” comprises the four distinct markets of India, Pakistan, Bangladesh and Sri Lanka;

•
“Southeast Asia” comprises the six distinct markets of Indonesia, Vietnam, Thailand, the Philippines, Malaysia and Myanmar;

•
“US$,” “U.S. Dollars,” “$” and “dollars” refer to the legal currency of the United States; and

•
“we,” “us,” “our company,” “the Group,” “our group,” “our” or “Opera” refers to Opera Limited, an exempt company incorporated under the laws of the Cayman Islands with limited liability that is the holding company of our group.

THE OFFERING
The following assumes that the underwriters will not exercise their option to purchase additional ADSs in the offering, unless otherwise indicated.
Offering Price
We expect that the initial public offering price will be between US$10.00 and US$12.00 per ADS.
ADSs Offered by Us
9,600,000 ADSs (or 11,040,000 ADSs if the underwriters exercise their option to purchase additional ADSs in full).
Concurrent Private Placements
Concurrently with, and subject to, the completion of this offering, Bitmain, IDG Capital Fund and IDG Capital Investors have agreed to purchase from us US$50,000,000, US$9,529,000 and US$471,000, respectively, worth of our ordinary shares, at a price per share equal to the initial public offering price adjusted to reflect the ADS-to-share ratio, or the Concurrent Private Placements. Assuming an initial offering price of US$11.00 per ADS, the mid-point of the estimated offering price range shown on the front cover page of this prospectus, Bitmain, IDG Capital Fund and IDG Capital Investors will purchase 9,090,909, 1,732,545 and 85,636 ordinary shares from us, respectively. The Concurrent Private Placements are conducted pursuant to an exemption from registration with the U.S. Securities and Exchange Commission, or the SEC, under Regulation S of the Securities Act of 1933, as amended. Under the subscription agreements executed on June 26, 2018, the completion of this offering is the only substantive closing condition precedent for the Concurrent Private Placements and if this offering is completed, the Concurrent Private Placements will be completed concurrently. The investors have agreed with the underwriters not to, directly or indirectly, sell, transfer or dispose of any ordinary shares acquired in the Concurrent Private Placements for a period of 180 days after the date of this prospectus.
ADSs Outstanding Immediately After This Offering
9,600,000 ADSs (or 11,040,000 ADSs if the underwriters exercise their option to purchase additional ADSs in full).

Ordinary Shares Outstanding Immediately After This Offering
220,359,090 ordinary shares (or 223,239,090 ordinary shares if the underwriters exercise their option to purchase additional ADSs in full).
Proposed NASDAQ symbol
OPRA.
The ADSs
Each ADS represents two ordinary shares.
The depositary will hold the ordinary shares underlying your ADSs and you will have rights as provided in the deposit agreement.
We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses.
You may turn in your ADSs to the depositary in exchange for ordinary shares. The depositary will charge you fees for any exchange. We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.
To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.
Option to Purchase Additional ADSs
We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to 1,440,000 additional ADSs.
Use of Proceeds
We estimate that we will receive net proceeds from this offering and the Concurrent Private Placements of approximately US$154.0 million (or US$168.7 million if the underwriters exercise their option to purchase additional ADSs in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming an initial public offering price of US$11.00 per ADS, being the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus.
We plan to use the net proceeds of this offering and the Concurrent Private Placements primarily for the following purposes:
•
approximately 40% for research and development to continue to strengthen our AI-driven content discovery and recommendation platform and overall product portfolio;

•
approximately 25% for distribution and marketing to further improve brand awareness across all markets and attract new users to our products;

•
approximately 25% to pursue strategic partnership, investment and acquisition opportunities, though currently we have not identified any potential targets; and

•
the remainder for working capital and other general corporate purposes. See “Use of Proceeds” for additional information.

Lock-up
We, our directors and executive officers, our existing shareholders and the investors in the Concurrent Private Placements have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any ADSs, ordinary shares or similar securities or any securities convertible into or exchangeable or exercisable for our ordinary shares or ADSs, for a period ending 180 days after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.
Risk Factors
See “Risk Factors” and other information included in this prospectus for a discussion of risks you should carefully consider before investing in the ADSs.
Depositary
The Bank of New York Mellon.
Directed Share Program
At our request, the underwriters have reserved for sale, at the initial public offering price, up to 960,000 ADSs offered by this prospectus to our directors, officers, employees, business associates and related persons. We do not know if these persons will choose to purchase all or any portion of these reserved ADSs, but any purchases they do make will reduce the number of ADSs available to the general public. Any reserved ADSs not so purchased will be offered by the underwriters to the general public on the same terms as the other ADSs.
Concentration of Ownership
Once this offering is completed, our executive officers, directors, and stockholders holding more than 5% of our outstanding shares, together with their affiliates, will beneficially own, in the aggregate, approximately 86.2% of our outstanding shares and voting power of our outstanding shares.

SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
The following summary consolidated statements of operations data for the period from January 1, 2016 to November 3, 2016 (the “Predecessor”) and from inception of Kunhoo Software LLC on July 26, 2016 to December 31, 2016 and for the year ended December 31, 2017, and summary consolidated statements of financial position data as of December 31, 2016 and 2017 (the “Successor”), have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated financial statements are prepared and presented in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board, or IFRS. The consolidated statement of operations data for each of the three month periods ended March 31, 2017 and 2018, and summary consolidated statement of financial position data as of March 31, 2018 have been derived from our unaudited condensed interim consolidated financial statements included elsewhere in this prospectus. The unaudited condensed interim consolidated financial statements have been prepared in accordance with International Accounting Standard 34 Interim Financial Reporting as issued by the International Accounting Standards Board.
Our historical results are not necessarily indicative of results expected for future periods. You should read this “Summary Consolidated Financial Data and Operating Data” section together with our audited consolidated financial statements and the related notes and our unaudited condensed interim consolidated financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included elsewhere in this prospectus.
The following tables also set forth the summary pro forma consolidated statement of operations for the year ended December 31, 2016 which reflects the effect of the acquisition of Opera Software AS and its subsidiaries and the Consumer Business on November 3, 2016, by Kunhoo Software LLC and its subsidiaries, or the Group, as if such transaction had occurred on January 1, 2016. Prior to the acquisition, the Group had no operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Unaudited Pro Forma Consolidated Financial Information” for more information. The pro forma adjustments are based upon currently available information and certain assumptions that are factually supportable and that we believe are reasonable under the circumstances. The pro forma financial information does not necessarily represent, what our actual consolidated results of operations would have been had the transactions occurred on the dates indicated, nor are they necessarily indicative of results that may be expected for any future period.
Summary Consolidated Statement of Operations
	2016			2017

	Predecessor for the period from January 1, 2016 to November 3, 2016	Successor Group since inception on July 26, 2016 to December 31, 2016	Unaudited pro forma consolidated Group for the year ended December 31, 2016(1)	Successor Group for the year ended December 31, 2017	Successor Group for the three months ended March 31,
					2017	2018(3)
		(US$ in thousands, except for percentages)
Operating revenue and other income:
Operating revenue	88,518	18,767	107,285	128,893	25,475	39,446
Other income	—	—	—	5,460	—	—
Operating expenses:
Payouts to publishers and monetization partners	(638)	(469)	(1,107)	(1,303)	(104)	(678)
Personnel expenses including share-based remuneration	(35,493)	(5,972)	(41,465)	(44,315)	(8,726)	(11,110)

	2016			2017

	Predecessor for the period from January 1, 2016 to November 3, 2016	Successor Group since inception on July 26, 2016 to December 31, 2016	Unaudited pro forma consolidated Group for the year ended December 31, 2016(1)	Successor Group for the year ended December 31, 2017	Successor Group for the three months ended March 31,
					2017	2018(3)
		(US$ in thousands, except for percentages)
Depreciation and amortization	(9,586)	(3,082)	(16,712)	(16,604)	(3,802)	(3,388)
Other operating expenses	(42,486)	(19,032)	(55,418)	(58,652)	(10,311)	(14,493)
Restructuring costs	(3,911)	—	(3,911)	(3,240)	(1,741)	—
Total operating expenses	(92,113)	(28,555)	(118,613)	(124,114)	(24,683)	(29,669)
Operating profit (loss)	(3,595)	(9,788)	(11,328)	10,239	792	9,776
Income (loss) from associates and joint ventures:
Share of net income (loss) of associates and joint ventures	(2,664)	(237)	(2,901)	(1,670)	(356)	(1,009)
Net financial income (loss):
Financial income	—	37	37	1,054	13	95
Financial expense	(1,378)	(24)	(1,402)	(238)	(62)	(34)
Net foreign exchange gains (losses)	(1,212)	212	(1,000)	(1,881)	(315)	81
Total net financial income (loss)	(2,590)	225	(2,365)	(1,065)	(364)	142
Net income (loss) before income taxes	(8,849)	(9,800)	(16,594)	7,504	73	8,909
Income tax (expense) benefit	743	2,096	3,850	(1,440)	(241)	(2,289)
Net income (loss)	(8,106)	(7,704)	(12,744)	6,064	(168)	6,619
Pro forma net income (loss) per share data
Basic, US$(4)	(0.043)	(0.040)	(0.067)	0.032	(0.001)	0.035
Diluted, US$(5)	(0.043)	(0.040)	(0.067)	0.032	(0.001)	0.034
Non-IFRS Financial Measures
Adjusted EBITDA(2)	10,816	(6,706)	10,210	34,119	6,335	15,613
Adjusted net income (loss)(2)	(7,229)	(8,264)	(9,226)	17,796	780	9,870

(1)
Including pro forma adjustments. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Unaudited Pro Forma Consolidated Financial Information.”

(2)
To see how we define and calculate adjusted EBITDA and adjusted net income (loss), a reconciliation between adjusted EBITDA and net income (loss), and adjusted net income (loss) and net income (loss) (for each, the most directly comparable IFRS financial measures) and a discussion about the limitations of non-IFRS financial measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-IFRS Financial Measures.”

(3)
Effective January 1, 2018, the Group adopted IFRS 15 Revenue from Contracts with Customers and IFRS 9 Financial Instruments. The impact of adopting these standards is described in Note 2 of the unaudited condensed interim consolidated financial statements included elsewhere in this prospectus.

(4)
Pro forma basic income (loss) per share is computed assuming 200 million shares of Opera Limited were outstanding for all periods presented and reduced by 9.75 million shares that will be surrendered by two shareholders upon completion of the initial public offering as disclosed in note 11 to the unaudited condensed interim consolidated financial statements included in the registration statement.

(5)
Pro forma diluted income (loss) per share gives effect to the dilutive effect of RSUs awarded in 2017 and 2018. The 19,413,000 and 21,497,500 RSUs, outstanding as of December 31, 2017 and March 31, 2018, respectively, were all dilutive and correspond to 13,556,312 period-average RSUs in 2017 and 20,223,278 period-average RSUs in the three month period ended March 31, 2018 based upon the periods the awards were outstanding for purposes of determining pro forma diluted income (loss) per share.

The period-average outstanding RSUs were adjusted by factor of 0.4 to reflect the transfer of the RSU program to Opera Limited, an entity with 200 million outstanding shares at the time of the transfer. The factor of 0.4 represents the ratio of 200 million outstanding shares of Opera Limited to the 500 million shares assumed in the 2017 RSU plan, and ensures that each RSU award maintains the same value after the transfer of the program to Opera Limited. Following this adjustment, the period-average outstanding RSUs included in the calculation was 5,422,525 RSUs for 2017 and 8,089,311 RSUs for the three month period ended March 31, 2018. The net dilutive effect of these awards is determined by application of the treasury stock method related to the share equivalents of unrecognized share compensation expense on RSUs outstanding at period end.

	As of December 31,		As of March 31,
	2016	2017	2018(1)
	(US$ in thousands)
Summary Consolidated Statement of Financial Position Data:
Total non-current assets	561,511	561,989	561,332
Intangible assets	124,536	118,620	118,028
Investments in associates and joint ventures	1,043	5,517	4,783
Total current assets	78,967	74,311	80,660
Cash and cash equivalents	34,181	33,207	39,300
Total assets	640,479	636,300	641,991
Total equity	568,197	583,503	591,266
Total non-current liabilities	19,010	15,947	15,527
Total current liabilities	53,272	36,850	35,199
Total liabilities	72,282	52,797	50,725
Total equity and liabilities	640,479	636,300	641,991

(1)
Effective January 1, 2018, the Group adopted IFRS 15 Revenue from Contracts with Customers and IFRS 9 Financial Instruments. The impact of adopting these standards is described in Note 2 of the unaudited condensed interim consolidated financial statements included elsewhere in this prospectus.

RISK FACTORS
An investment in our ADSs involves significant risks. You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material and adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.
Risks Related to Our Business and Industry
We may fail to maintain or grow the size of our user base or the level of engagement of our users.
The size and engagement level of our user base are critical to our success. Our business and financial performance have been and will continue to be significantly affected by our success in adding, retaining and engaging active users. We continue to invest significant resources to grow our user base and increase user engagement, whether through innovations, providing new or improved content or services, marketing efforts or other means. While our user base has expanded significantly in the last three years, we cannot assure you that our user base and engagement levels will continue growing at satisfactory rates, or at all. Our user growth and engagement could be adversely affected if:
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we fail to maintain the popularity of our platforms among users;

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we are unable to continue to develop products that work with a variety of mobile operating systems, networks and smartphones;

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we are unable to maintain the quality of our existing content and services;

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we are unsuccessful in innovating or introducing new, best-in-class content and services;

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we fail to adapt to changes in user preferences, market trends or advancements in technology;

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our partners who provide content to Opera News and our other platform applications do not create content that is engaging, useful, or relevant to users;

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our partners who provide content to Opera News and our other platform applications decide not to renew agreements or devote their resources to create engaging content;

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our global distribution partners decide not to pre-install our software on their products;

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we fail to provide adequate service to users or partners;

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technical or other problems prevent us from delivering our content or services in a timely and reliable manner or otherwise affect the user experience;

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there are user concerns related to privacy, safety, fund security or other factors;

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there are adverse changes to our platforms that are mandated by, or that we elect to make to address, legislation, regulation or litigation, including settlements or consent decrees;

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we fail to maintain the brand image of our platforms or our reputation is damaged; or

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there are unexpected changes to the demographic trends or economic development in the markets that we compete in.

Our efforts to avoid or address any of these events could require us to incur substantial expenditures to modify or adapt our content, services or platforms. If we fail to retain or continue growing our user base, or if our users reduce their engagement with our platforms, our business, financial condition and results of operations could be materially and adversely affected.
We face intense competition and if we do not continue to innovate and provide products and services that meet the needs of our users, we may not remain competitive.
We face intense competition in all of the products and services we offer. In the browser space, we generally compete with other global browser developers, including Google (Chrome browser), Apple (Safari browser) and Microsoft (Internet Explorer and Edge browsers) and with other regional internet companies that have strong positions in particular countries. In the content space, we have faced significant competition from other internet companies promoting their own content products and services globally, including Google and Apple, and traditional media such as local and global newspapers and magazines. In addition, we compete with all major internet companies for user attention and advertising spend. Moreover, in emerging international markets, where mobile devices often lack large storage capabilities, we may compete with other applications for the limited space available on a user’s mobile device. As we introduce new products, as our existing products evolve, or as other companies introduce new products and services, we may become subject to additional competition. For example, in 2018, we launched Opera News App, our first standalone AI-powered news-publishing app. While we view Opera News App as an extension of Opera’s mobile product portfolio, adding new products and services subjects us to additional competition and new competitors.
Many of our current and potential competitors have significantly greater resources and broader global recognition and occupy better competitive positions in certain markets than we do. These factors may allow our competitors to respond to new or emerging technologies and changes in market requirements better than we can. Our competitors may also develop products, features or services that are similar to ours or that achieve greater market acceptance. These products, features and services may undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. In addition, our partners may use information that we share with them to develop or work with competitors to develop products or features that compete with us. Certain competitors, including Apple, Microsoft and Google, could use strong or dominant positions in one or more markets to gain competitive advantages against us in areas where we operate, including by:
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integrating competing features into products they control such as web browsers or mobile device operating systems;

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making acquisitions for similar or complementary products or services; or

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impeding Opera’s accessibility and usability by modifying existing hardware and software on which the Opera application operates.

As a result, our competitors may acquire and engage users at the expense of our user growth or engagement, which may seriously harm our business.
We believe that our ability to compete effectively depends on many factors, many of which are beyond our control, including:
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the usefulness, novelty, performance and reliability of our products compared to our competitors;

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the size and demographics of our MAUs;

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the timing and market acceptance of our products, including developments and enhancements of our competitors’ products;

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our ability to monetize our products;

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the effectiveness of our marketing and distribution teams;

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our ability to establish and maintain partners’ interest in using Opera;

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the frequency, relative prominence and type of advertisements displayed on our application or by our competitors;

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the effectiveness of our customer service and support efforts;

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the effectiveness of our marketing activities;

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changes as a result of legislation, regulatory authorities or litigation, including settlements and consent decrees, some of which may have a disproportionate effect on us;

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acquisitions or consolidation within our industry;

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our ability to attract, retain and motivate talented employees, particularly engineers and sales personnel;

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our ability to cost-effectively manage and scale our rapidly growing operations; and

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our reputation and brand strength relative to our competitors.

If we cannot effectively compete, our user engagement may decrease, which could make us less attractive to users, advertisers and partners and seriously harm our business.
We may fail to keep up with rapid changes in technologies and mobile devices.
The PC and mobile internet industry is characterized by rapid technological changes. Our future success will depend on our ability to respond to rapidly changing technologies, adapt our services to evolving industry standards and improve the performance and reliability of our products and services. Our failure to adapt to such changes could harm our business. In addition, changes in mobile devices resulting from technological development may also adversely affect our business. In 2017, we began to provide AI-curated news in real-time to our users through our browsers and standalone news app as part of our push to provide more relevant content recommendations on our platform in response to this market trend. However, if we are slow to develop new products and services for the latest mobile devices, or if the products and services we develop are not widely accepted and used by mobile device users, we may not be able to capture a significant share of this increasingly important market. In addition, the widespread adoption of new internet, mobile, networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt our products, services or infrastructure. If we fail to keep up with rapid technological changes to remain competitive, our future success may be adversely affected.
We may not succeed in managing or expanding our business across the expansive and diverse markets that we operate in.
Our business has become increasingly complex as we have expanded the markets in which we operate, the variety of products and services we offer and the overall scale of our operations. We have expanded and expect to continue to expand our headcount, office facilities and infrastructure. As our operations continue to expand, our technology infrastructure systems and corporate functions will need to be scaled to support our operations, and if they fail to do so, it could negatively affect our business, financial condition and results of operations.

The markets where we operate are diverse and fragmented, with varying levels of economic and infrastructure development and distinct legal and regulatory systems, and do not operate seamlessly across borders as a single or common market. Managing our growing businesses across these emerging markets requires considerable management attention and resources. Should we choose to expand into additional markets, these complexities and challenges could further increase. Because each market presents its own unique challenges, the scalability of our business is dependent on our ability to tailor our content and services to this diversity.
Our growing multi-market operations also require certain additional costs, including costs relating to staffing, logistics, intellectual property protection, tariffs and other trade barriers. Moreover, we may become subject to risks associated with:
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recruiting and retaining talented and capable management and employees in various markets;

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challenges caused by distance, language and cultural differences;

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providing content and services that appeal to the tastes and preferences of users in multiple markets;

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implementing our businesses in a manner that complies with local laws and practices, which may differ significantly from market to market;

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maintaining adequate internal and accounting control across various markets, each with its own accounting principles that must be reconciled to IFRS upon consolidation;

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currency exchange rate fluctuations;

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protectionist laws and business practices;

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complex local tax regimes;

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potential political, economic and social instability;

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potential local government initiatives to restrict access to our products and services; and

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higher costs associated with doing business in multiple markets.

Any of the foregoing could negatively affect our business, financial condition and results of operations.
We had net losses in 2016 and we may not maintain profitability in the future.
We had net losses of US$7.7 million for the period from July 26, 2016 to December 31, 2016 or net losses of US$12.7 million on a pro forma consolidated basis, in 2016, primarily due to acquisitions and increases in expenses in developing new products and marketing efforts in certain markets. In 2017 and in the three months ended March 31, 2018, we had net income of US$6.1 million and US$6.6 million, respectively. Notwithstanding we expect our operating expenses to increase in the future as we expand our operations. Furthermore, as a public company, we will incur additional legal, accounting and other expenses that we did not incur as a private company. If our revenue does not grow at a greater rate than our expenses, we will not be able to maintain profitability. We may incur significant losses in the future for many reasons, including without limitation the other risks and uncertainties described in this prospectus. Additionally, we may encounter unforeseen expenses, operating delays, or other unknown factors that may result in losses in future periods. If our expenses exceed our revenue, we may not be able to maintain profitability.

A small number of business partners contribute a significant portion of our revenues.
A small number of business partners contribute a significant portion of our revenues. In 2017, our top two largest business partners in aggregate contributed approximately 56.1% of our operating revenue, with Google and Yandex accounting for 43.2% and 12.9% of our operating revenue, respectively. In the first quarter of 2018, Google and Yandex contributed 44.8% and 10.4% of our operating revenue, respectively. Although we continue to diversify our partner base, we anticipate that a limited number of partners will continue to contribute a significant portion of our revenues for the near future. Consequently, any of the following events may materially and adversely impact our business, results of operations and growth prospects:
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reduction, delay or cancellation of services by our large search partners;

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failure by one or more of our large search partners to pay for our services; or

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loss of one or more of our significant search customers and any failure to identify and acquire additional or replacement partners.

In addition, during 2017, 63.2% of our revenues were generated from monetization partners domiciled in two geographic markets, with 49.0% and 14.2% from Ireland and Russia, respectively. During the first quarter of 2018, our monetization partners domiciled in Ireland and Russia contributed 51.2% and 10.7% of our revenues, respectively. This geographic concentration is not an indication of where user activity occurs as our end users are located across the world, but the result of the geographic concentration of domicile among our primary monetization partners, we are especially exposed to risks related to the economic conditions, regional specific legislation and tax law of these two countries.
We rely on our users’ searches on Opera browsers for the majority of our revenues.
We share in the revenue generated by the search partners when our users conduct searches initiated within the URL bar or search boxes embedded in our PC and mobile browsers. Revenue generated from search partners of US$10.2 million or $54.6 million on a pro forma consolidated basis amounted to 54.4% of our operating revenue (or 50.9% of our operating revenue of US$107.3 million on a pro forma consolidated basis) in 2016, 52.9% of our operating revenue in 2017 and 51.3% of our operating revenue for the three months ended March 31, 2018. The revenue sharing and fee arrangement with these search partners are subject to change. If our search partners reduce or discontinue their advertising spending with us, we fail to attract new search or advertising partners or the fees we receive for the traffic we refer to our search partners significantly decrease, our business, financial condition and results of operations could be materially and adversely affected.
Our existing business and our expansion strategy depend on certain key collaborative arrangements, and we may be unable to maintain or develop these relationships.
Our existing business, and our strategy for developing our business, involve maintaining and developing various types of collaborations with third parties, which provide us with access to additional user traffic, search services, products and technology. For example, our collaborations with Google and Yandex allow us to provide our users with best-in-class search services. We also work with leading device manufacturers and chipset vendors to ensure cost-efficient and reliable distribution of our products and services. Moreover, as part of our focus on expanding our AI capabilities, we formed strong relationships with high profile media and independent content providers to obtain comprehensive news and other content that we can make available to users on our platform. We consider these collaborations to be important to our ability to deliver attractive services, products and content offerings to our users, in order to maintain and expand our user and advertiser bases, and we believe that it will continue to be important for us to develop similar partnerships in the future. Our inability to maintain and grow such relationships could have an adverse impact on our existing business and our growth prospects.

We also have existing, and hope to develop additional, relationships with mobile device manufacturers for pre-installation of our browsers and standalone news app. If we are unable to maintain and expand such relationships, the quality and reach of delivery of our services will be adversely affected, and it may also be difficult for us to maintain and expand our user base and enhance awareness of our brand. In addition, our competitors may establish the same relationships that we have, which would tend to diminish any advantage we might otherwise gain from these relationships.
We may fail to maintain and expand our collaborations with third party operators of internet properties.
We place promotional links to some of our search engine providers on our browsers, thereby providing easy access to premier search services for our users and increasing our search revenues. Moreover, we rely on third party operators of internet properties for auxiliary services. For example, we use Google BigQuery to store and analyze most of our system data including number of active users, clicks-per-user, impressions, comments, likes, visits, etc. Google BigQuery allows us to affordably and seamlessly scale our data warehouse capacity, which is key as we derive insights from our massive user base to enhance our AI-powered content discovery platform. If these third parties decide to stop collaborating with us, our revenues and growth and operations may be adversely affected.
Privacy concerns relating to our services and the use of user information could negatively impact our user base or user engagement, or subject us to governmental regulation and other legal obligations.
We collect user profile, user location and other personal data from our users in order to better understand our users and their needs and to support our AI-powered content discovery and recommendation platform and big data analytical capabilities for more targeted services such as personalized news, videos and other online content recommendations. Concerns about the collection, use, disclosure or security of personal information and data or other privacy-related matters, even if unfounded, could damage our reputation, cause us to lose users and subject us to regulatory investigations, all of which may adversely affect our business. While we strive to comply with applicable data protection laws and regulations, as well as our privacy policies pursuant to our terms of use and other obligations we may have with respect to privacy and data protection, any failure or perceived failure to comply with these laws, regulations or policies may result, and in some cases have resulted, in inquiries and other proceedings or actions against us by government agencies or others, as well as negative publicity and damage to our reputation and brands, each of which could cause us to lose users and have an adverse effect on our business and operating results.
Any actual or perceived systems failure or compromise of our security that results in the unauthorized access to or release of the data or chat history of our users could significantly reduce our users’ willingness to use our services, as well as harm our reputation and brands. We expect to continue expending significant resources to protect against security breaches. The risk that these types of events could seriously harm our business is likely to increase as we expand the number of services we offer and increase the size of our user base.
Because we store, process and use data, some of which contains personal information, we are subject to complex and evolving laws and regulations across multiple jurisdictions regarding privacy, data protection and other matters.
We are subject to a variety of laws and regulations in the European Union and other markets that involve matters central to our business, including user privacy, rights of publicity, data protection, content, intellectual property, distribution, electronic contracts and other communications, competition, protection of minors, consumer protection, taxation and online-payment services. These laws can be particularly restrictive in certain countries, and constantly evolve and remain subject to significant change. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate. Because we store, process and use data, some of which contains personal information, we are subject to complex and evolving laws and regulations regarding privacy, data protection and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations and declines in user growth, retention or engagement, any of which could seriously harm our business.
Several proposals are pending before legislative and regulatory bodies in some of our key markets such as the European Union, Russia and India that could significantly affect our business. In the European Union, the General Data Protection Regulation, or the GDPR (replacing the 1995 Data Protection Directive), will go into effect on May 25, 2018. The GDPR applies to processing of personal data by businesses established in the European Union/EEA, regardless of whether the processing of personal data takes place in the European Union or not. With main establishment in Norway, all our processing of personal data is subject to the GDPR. The GDPR may require us to change our policies and procedures. Non-compliance may seriously harm our business and may result in significant penalties. Also the E-Privacy Regulation (replacing the 2002 E-Privacy Directive) which is currently being processed by the legislative bodies of the European Union, is likely to affect our business. There is uncertainty relating to the potential impact of the E-Privacy Regulation and how its requirements will relate to the requirements of the GDPR.
Furthermore, in July 2014, notable amendments to the Russia Data Protection Act No. 152 FZ dated July 27, 2006, or the DPA, were adopted and came into force on September 1, 2015. The amendments require all personal data operators to store and process any personal data of Russian individuals within databases located in Russia, subject to few exceptions. The penalty for violation of this requirement is ultimately the blocking of websites involving unlawful handling of Russian personal data. A Register of Infringers of the Rights of Personal Data Subjects has been established by the Roskomnadzor, the federal governmental agency responsible for media and telecommunications, and the Roskomnadzor may move to block websites. A track record of enforcement and legal interpretation has not been established, so it is still unclear as to how this register and the website blocking would work in practice. According to statements by Russian regulators, the storing and processing of personal data of Russian individuals outside of Russia can still be compliant with the law as long as primary storage and processing of such data is done in Russia. Since 2015, we have contracted with a third party data center provider to store data that is subject to the DPA in servers located in St. Petersburg, Russia. Although we believe we are in compliance with the DPA, the implementation and enforcement of the DPA by Russian regulators is uncertain. If we are found to be in non-compliance by the Russian regulatory authorities, our websites, products and services may be blocked in Russia, which may adversely affect our business, financial condition and results of operations.
Our business depends on a strong brand and reputation, and we may not be able to maintain and enhance our brand or reputation or there may be negative publicity against us.
We believe that our “Opera” brand and our reputation have contributed significantly to the success of our business. We also believe that maintaining and enhancing the “Opera” brand and our reputation are critical to increasing the number of our users and customers. As our market becomes increasingly competitive, our success in maintaining and enhancing our brand and reputation will depend largely on our ability to remain as a leading provider of AI-powered news feed, browser and other products and services, which may become more expensive and challenging.
We consistently conduct marketing and brand promotion efforts and over the years have increased related spending. In addition, we work closely with key mobile device manufacturer partners to pre-install Opera products and co-market our products and services. However, we cannot assure you that our marketing and brand promotion activities in the future will achieve the expected brand promotion effect to acquire users in a cost-effective way. If we fail to maintain and further promote the “Opera” brand or our reputation, or if we incur excessive expenses in this effort, our business and results of operations may be materially and adversely affected.

Our ongoing investment in new businesses and new products, services and technologies is inherently risky and could disrupt our ongoing businesses.
We have invested and expect to continue to invest in new businesses, products, services and technologies. Such endeavors may involve significant risks and uncertainties, including insufficient revenues from such investments to offset any new liabilities assumed and expenses associated with these new investments, inadequate return of capital on our investments, distraction of management from current operations and unidentified issues not discovered in our due diligence of such strategies and offerings that could cause us to fail to realize the anticipated benefits of such investments and incur unanticipated liabilities. Because these new ventures are inherently risky, no assurance can be given that such strategies and offerings will be successful and will not adversely affect our reputation, financial condition and operating results.
We operate a platform that includes third parties over whose actions we have no control.
Our AI-powered content discovery platform integrates the services of third party search engines and content providers. We cannot control the actions of these third parties and if they do not perform their functions to our satisfaction or the satisfaction of our users, it may damage the reputation of our platform. Our browsers integrate online search capabilities from leading international and regional search companies. We cannot be certain that our search partners will provide our users with the search results that they are looking for. Our browsers also contain short-cuts to third party e-commerce, travel and other businesses and we cannot be certain that the products and services that these third-parties provide will all be legitimate, of a sufficiently high quality or that they will accurately represent the products and services in their postings. Further, while we have agreements with each of these parties, any legal protections we might have in our agreements could be insufficient to compensate us for our losses and may not be able to repair the damage to our reputation.
We rely upon third party channels and partners in distributing products and services.
We rely upon a number of third party channels to provide products and services to our users. For example, we primarily rely on third party application distribution channels, such as the Apple App Store and the Google Play Store, to allow users to download our applications and games. In addition, we work closely with key mobile manufacturers to pre-install Opera products on their mobile phones. We also rely upon data center providers to store important and valuable data. If any of these third party channel providers delivers unsatisfactory services, engages in fraudulent action, or is unable or refuses to continue to provide its services to us and our users for any reason, it may materially and adversely affect our business, financial condition and results of operations.
We may fail to attract, motivate and retain the key members of our management team or other experienced and capable employees.
Our future success is significantly dependent upon the continued service of our executives and other key employees. If we lose the services of any member of management or any key personnel, we may not be able to locate a suitable or qualified replacement and we may incur additional expenses to recruit and train a replacement, which could severely disrupt our business and growth.
To maintain and grow our business, we will need to identify, hire, develop, motivate and retain highly skilled employees. Identifying, recruiting, training, integrating and retaining qualified individuals requires significant time, expense and attention. In addition, from time to time, there may be changes in our management team that may be disruptive to our business. We may also be subject to local hiring restrictions in certain markets, particularly in connection with the hiring of foreign employees, which may affect the flexibility of our management team. If our management team, including any new hires that we make, fail to work together effectively and execute our plans and strategies, or if we are not able to recruit and retain employees effectively, our ability to achieve our strategic objectives will be adversely affected and our business and growth prospects will be harmed.
Competition for highly skilled personnel is intense, particularly in the markets where our business operations are located. We may need to invest significant amounts of cash and equity to attract and retain new employees and we may not be able to realize returns on these investments.
We may fail to maintain or improve our technology infrastructure.
We are constantly upgrading our technology to provide improved performance, increased scale and better integration among our platforms. Adopting new technologies, upgrading our internet ecosystem infrastructure, maintaining and improving our technology infrastructure require significant investments of time and resources, including adding new hardware, updating software and recruiting and training new engineering personnel. Adverse consequences for the failure to do so may include unanticipated system disruptions, security breaches, computer virus attacks, slower response times, decreased user satisfaction and delays in reporting accurate operating and financial information. In addition, many of the software and interfaces we use are internally developed and proprietary technology. If we experience problems with the functionality and effectiveness of our software or platforms, or are unable to maintain and constantly improve our technology infrastructure to handle our business needs and ensure a consistent and acceptable level of service for our users, our business, financial condition, results of operation and prospects, as well as our reputation, could be materially and adversely affected.
Mobile malware, viruses, hacking and phishing attacks, spamming and improper or illegal use of Opera could seriously harm our business and reputation.
Mobile malware, viruses, hacking and phishing attacks have become more prevalent in our industry, have occurred on our systems in the past and may occur on our systems in the future. Because of our prominence, we believe that we are an attractive target for these sorts of attacks. Although it is difficult to determine what, if any, harm may directly result from an interruption or attack, any failure to maintain performance, reliability, security and availability of our products and technical infrastructure to the satisfaction of our users may seriously harm our reputation and our ability to retain existing users and attract new users. If these activities increase on our platform, our reputation, user growth and engagement, and operational cost structure could be seriously harmed.
We may not be able to prevent others from unauthorized use of our intellectual property or brands.
We regard our patents, copyrights, trademarks, trade secrets, and other intellectual property as critical to our business. Unauthorized use of our intellectual property by third parties may adversely affect our business and reputation. We rely on a combination of intellectual property laws and contractual arrangements to protect our proprietary rights. It is often difficult to register, maintain and enforce intellectual property rights in the markets where we operate. For example, statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation in Africa, Southeast Asia, China, Russia and India. In addition, contractual agreements may be breached by counterparties and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights. Policing any unauthorized use of our intellectual property is difficult and costly and the steps we have taken may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors.

Some of our applications contain open source software, which may pose increased risk to our proprietary software.
We use open source software in some of our applications, including our Opera browsers, which incorporate Chromium browser technology, and will use open source software in the future. In addition, we regularly contribute source code to open source software projects and release internal software projects under open source licenses, and anticipate doing so in the future. The terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to sell or distribute our applications. Additionally, we may from time to time face threats or claims from third parties claiming ownership of, or demanding release of, the alleged open source software or derivative works we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. These threats or claims could result in litigation and could require us to make our source code freely available, purchase a costly license or cease offering the implicated applications unless and until we can re-engineer them to avoid infringement. Such a re-engineering process could require significant additional research and development resources, and we may not be able to complete it successfully. In addition to risks related to license requirements, our use of certain open source software may lead to greater risks than use of third party commercial software, as open source licensors generally do not provide warranties or controls on the origin of the software. Additionally, because any software source code we contribute to open source projects is publicly available, our ability to protect our intellectual property rights with respect to such software source code may be limited or lost entirely, and we are unable to prevent our competitors or others from using such contributed software source code. Any of these risks could be difficult to eliminate or manage and, if not addressed, could adversely affect our business, financial condition and results of operations.
We rely upon the internet infrastructure, data center providers and telecommunications networks in the markets where we operate.
Our business depends on the performance and reliability of the internet infrastructure and contracted data center providers in the markets where we operate. We may not have access to alternative networks or data servers in the event of disruptions or failures of, or other problems with, the relevant internet infrastructure. In addition, the internet infrastructure, especially in the emerging markets where we operate, may not support the demands associated with continued growth in internet usage.
We use third party data center providers for the storing of data related to our business. We do not control the operation of these facilities and rely on contracted agreements to employ their use. The owners of the data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, or if one of our data center providers is acquired by another party, we may be required to transfer our servers and other infrastructure to new data center facilities, and we may incur significant costs and possible lengthy service interruptions in connection with doing so. Any changes in third party service levels at our data centers or any errors, defects, disruptions or other performance problems with our browsers or other services could adversely affect our reputation and adversely affect the online browsing experience. If navigation through our browsers is slower than our users expect, users may use our services less, if at all. Interruptions in our services might reduce our revenue, subject us to potential liability or adversely affect our ability to attract advertisers.
We also rely on major telecommunications operators in the markets where we operate to provide us with data communications capacity primarily through local telecommunications lines and data centers to host our servers. We and our users may not have access to alternative services in the event of disruptions or failures of, or other problems with, the fixed telecommunications networks of these telecommunications operators, or if such operators otherwise fail to provide such services. Any unscheduled service interruption could disrupt our operations, damage our reputation and result in a decrease in our revenue. Furthermore, we have no control over the costs of the services provided by the telecommunications operators to us and our users. If the prices that we pay for telecommunications and internet services rise significantly, our gross margins could be significantly reduced. In addition, if internet access fees or other charges to internet users increase, our user traffic may decrease, which in turn may cause our revenue to decline.
Our business depends on continued and unimpeded access to the internet by us and our users. Internet access providers may be able to restrict, block, degrade or charge for access to certain of our products and services, which could lead to additional expenses and the loss of users and advertisers.
Our products and services depend on the ability of our users to access the internet. Currently, this access is provided by companies that have significant market power in the broadband and internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies and government-owned service providers. Some of these providers have taken, or have stated that they may take measures, including legal actions, that could degrade, disrupt or increase the cost of user access to certain of our products by restricting or prohibiting the use of their infrastructure to support or facilitate our offerings, or by charging increased fees to us or our users to provide our offerings.
In addition, in some markets, our products and services may be subject to government-initiated restrictions or blockages. Such interference could result in a loss of existing users and advertisers, and increased costs, and could impair our ability to attract new users and advertisers, thereby harming our revenues and growth.
We plan to continue expanding our operations globally to markets where we have limited operating experience, which may subject us to increased business, economic and regulatory risks.
We plan to continue expanding our business operations globally and translating our products into other languages. Opera is currently available in more than 40 languages, and we have offices in six countries. We plan to enter new markets where we have limited or no experience in marketing, selling and deploying our products and services. If we fail to deploy or manage our operations in international markets successfully, our business may suffer. In the future, as our international operations increase, or more of our expenses are denominated in currencies other than the U.S. dollar or Euros, our operating results may become more sensitive to fluctuations in the exchange rates of the currencies in which we do business. In addition, we are subject to a variety of risks inherent in doing business internationally, including:
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political, social and economic instability;

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risks related to the legal and regulatory environment in foreign jurisdictions, including with respect to privacy, localization and content laws as well as unexpected changes in laws, regulatory requirements and enforcement due to the wide discretion given local lawmakers and regulators regarding the enactment, interpretation and implementation of local regulations;

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potential damage to our brand and reputation due to compliance with local laws, including potential censorship and requirements to provide user information to local authorities;

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fluctuations in currency exchange rates;

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higher levels of credit risk and payment fraud;

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complying with multiple tax jurisdictions;

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enhanced difficulties of integrating any foreign acquisitions;

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complying with a variety of foreign laws, including certain employment laws requiring national collective bargaining agreements that set minimum salaries, benefits, working conditions and termination requirements;

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reduced protection for intellectual property rights in some countries;

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difficulties in staffing and managing global operations and the increased travel, infrastructure and compliance costs associated with multiple international locations;

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regulations that might add difficulties in repatriating cash earned outside our core markets and otherwise preventing us from freely moving cash;

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import and export restrictions and changes in trade regulation;

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complying with statutory equity requirements;

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complying with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and similar laws in other jurisdictions; and

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complying with export controls and economic sanctions administered by the relevant local authorities, including in the United States and European Union, in our international business.

If we are unable to expand internationally and manage the complexity of our global operations successfully, our business could be seriously harmed.
We may not achieve the intended tax efficiencies of our corporate structure and intercompany arrangements, which could increase our worldwide effective tax rate.
Our corporate structure and intercompany arrangements, including the manner in which we conduct our intercompany and related party transactions, are intended to provide us with worldwide tax efficiencies. The application of tax laws of various jurisdictions to our business activities is subject to interpretation and also depends on our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. The tax authorities of jurisdictions where we operate may challenge our methodologies for intercompany and related party arrangements, including transfer pricing, or determine that the manner in which we operate does not achieve the intended tax consequences, which could increase our worldwide effective tax rate and adversely affect our financial position and results of operations.
A certain degree of judgment is required in evaluating our tax positions and determining our provision for income taxes. In the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. For example, our effective tax rate could be adversely affected by lower than anticipated earnings in markets where we have lower statutory rates and higher than anticipated earnings in markets where we have higher statutory rates, by changes in foreign currency exchange rates or by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations. Any of these factors could materially and adversely affect our financial position and results of operations.
Industry data, projections and estimates contained in this prospectus are inherently uncertain and subject to interpretation. Accordingly, you should not place undue reliance on such information.
Certain facts, forecasts and other statistics relating to the industries in which we compete contained in this prospectus have been derived from various public data sources and third party industry reports. In deriving the market size of the aforementioned industries and regions, these industry consultants may have adopted different assumptions and estimates, such as the number of internet users. While we generally believe such reports are reliable, we have not independently verified the accuracy or completeness of such information. Such reports may not be prepared on a comparable basis or may not be consistent with other sources.
Industry data, projections and estimates are subject to inherent uncertainty as they necessarily require certain assumptions and judgments. Our industry data and market share data should be interpreted in light of the defined geographic markets and defined industries we operate in. Any discrepancy in the interpretation thereof could lead to different industry data, measurements, projections and estimates and result in errors and inaccuracies.
Our user metrics and other estimates are subject to inherent challenges in measuring our operations.
We regularly review metrics, including our MAUs, to evaluate growth trends, measure our performance and make strategic decisions. These metrics are calculated using internal company data and have not been validated by an independent third party. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring how our platforms are used across large populations throughout the regions that we operate in. For example, we believe that we cannot distinguish individual users who use multiple applications. Our user metrics are also affected by technology on certain mobile devices that automatically runs in the background of our applications when another phone function is used, and this activity can cause our system to miscount the user metrics associated with such applications.
Errors or inaccuracies in our metrics or data could result in incorrect business decisions and inefficiencies. For instance, if a significant understatement or overstatement of active users were to occur, we may expend resources to implement unnecessary business measures or fail to take required actions to remedy an unfavorable trend. Moreover, during the process of upgrading our platform in the past, we have lost certain historical metrics, such as the number of search inquiries, that we rely on to manage our operations. If partners or investors do not perceive our user, geographic or other operating metrics as accurately representing our user base, or if we discover material inaccuracies in our user, geographic or other operating metrics, our reputation may be seriously harmed.
Material weaknesses in our internal control over financial reporting have been identified, and if we fail to implement and maintain effective internal control over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.
Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in connection with the audit of the consolidated statements of financial position of Kunhoo Software LLC and its subsidiaries as of December 31, 2017 and 2016 (Successor), and the related consolidated statements of operations, total comprehensive income (loss), changes in equity, and cash flows for the year ended 31 December 2017 (Successor) and for the period from July 26, 2016 to December 31, 2016 (Successor), and for the period from January 1, 2016 to November 3, 2016 (Predecessor), and the related notes (collectively, the “consolidated financial statements”), we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board of the United States, or PCAOB, and other control deficiencies. The two identified material weaknesses arose from our (a) lack of a sufficient number of qualified resources with IFRS, external financial reporting and internal controls expertise and (b) lack of formalized policies and procedures to ensure that significant and unusual transactions and other transactions are sufficiently analyzed and assessed against the requirements of IFRS, including the preparation and review of contemporaneous documentation. Following the identification of the material weaknesses and control deficiencies, we have taken and plan to continue to take remedial measures to remedy these weaknesses. For details of these remedies, see ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control over Financial Reporting.’’ However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting, and we cannot conclude that they have been fully remedied. Our failure to correct the material weaknesses or our failure to discover and address any other material weakness or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our ADSs, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.
Furthermore, it is possible that, had our independent registered public accounting firm conducted an audit of our internal control over financial reporting, it might have identified additional material weaknesses and deficiencies. Upon completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our second annual report. In addition, once we cease to be an ‘‘emerging growth company’’ as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is adverse if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.
During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

We may be required to recognize impairment charges.
Our goodwill and intangible assets totaled US$421.6 million and US$118.0 million, respectively, as of March 31, 2018, and we incurred no impairment charges in 2017 or the three months ended March 31, 2018 with respect to these long-lived assets. We also had US$12.9 million of furniture, fixtures and equipment as of March 31, 2018. In accordance with applicable accounting standards, goodwill and intangible assets that are not amortized are subject to assessment for impairment by applying a fair-value or value in use based test annually, and when certain circumstances warrant. Goodwill, intangible assets and furniture, fixtures and equipment are subject to assessment for impairment if there are indicators of impairment, including:
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losses of key customers;

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unfavorable changes in technology or competition;

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unfavorable changes in user base or user tastes

Based upon future economic and financial market conditions, the operating performance of our reporting units and other factors, including those listed above, future impairment charges could be incurred. It is possible that such impairment, if required, could be material. Any future impairment charges that we are required to record could have a material adverse impact on our results of operations.
We may need additional capital but may not be able to obtain it on favorable terms or at all.
We may require additional capital in order to fund future growth and the development of our businesses and any investments or acquisitions we may decide to pursue. If our cash resources are insufficient to satisfy our cash requirements, we may seek to issue additional equity or debt securities or obtain new or expanded credit facilities. Our ability to obtain external financing in the future is subject to a variety of uncertainties, including our future financial condition, results of operations, cash flows, share price performance, liquidity of international capital and lending markets and governmental regulations in the markets that we operate in. In addition, incurring indebtedness would subject us to increased debt service obligations and could result in operating and financing covenants that would restrict our operations. There can be no assurance that financing will be available in a timely manner or in amounts or on terms acceptable to us, or at all. Any failure to raise needed funds on terms favorable to us, or at all, could severely restrict our liquidity as well as have a material adverse effect on our business, financial condition and results of operations. Moreover, any issuance of equity or equity-linked securities could result in significant dilution to our existing shareholders.
We have limited business insurance coverage.
Consistent with customary industry practice in the markets that we operate in, our business insurance is limited. Any uninsured damage to our platforms, technology infrastructures or disruption of our business operations could require us to incur substantial costs and divert our resources, which could have an adverse effect on our business, financial condition and results of operations.
We are subject to risks related to litigation, including intellectual property claims and regulatory disputes.
We may be, and in some instances have been, subject to claims, lawsuits (including class actions and individual lawsuits), government investigations and other proceedings relating to intellectual property, consumer protection, privacy, labor and employment, import and export practices, competition, securities, tax, marketing and communications practices, commercial disputes and other matters. The number and significance of our legal disputes and inquiries have increased as we have grown larger, as our business has expanded in scope and geographic reach and as our services have increased in complexity.

As a consequence of a demerger in 2015, one of our subsidiaries, Opera Software AS, may have joint and several obligations towards any liabilities arising from the demerger. See “Corporate History and Structure—Corporate History.” Under Norwegian law, our liability is capped to the real value of the assets transferred to Opera Software AS as part of the demerger. We do not believe that we are subject to any liabilities or obligations resulting from the demerger, however, to the extent that such demerger liabilities or obligations exist, creditors may seek to recover from us, claiming that we are liable to satisfy such obligations. While we believe the outcome of such proceedings will depend on the claim brought forth, litigation is inherently costly and uncertain and could have an adverse effect on our operations.
Moreover, becoming a public company will raise our public profile, which may result in increased litigation and public awareness of such litigation. There is substantial uncertainty regarding the scope and application of many of the laws and regulations to which we are subject, which increases the risk that we will be subject to claims alleging violations of those laws and regulations. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations and declines in user growth, retention or engagement, any of which could seriously harm our business. In the future, we may also be accused of having, or be found to have, infringed or violated third party intellectual property rights.
Regardless of the outcome, legal proceedings can have a material and adverse impact on us due to their costs, diversion of our resources and other factors. We may decide to settle legal disputes on terms that are unfavorable to us. Furthermore, if any litigation to which we are a party is resolved adversely, we may be subject to an unfavorable judgment that we may not choose to appeal or that may not be reversed upon appeal. We may have to seek a license to continue practices found to be in violation of a third party’s rights. If we are required, or choose to enter into, royalty or licensing arrangements, such arrangements may not be available on reasonable terms, or at all, and may significantly increase our operating costs and expenses. As a result, we may also be required to develop or procure alternative non-infringing technology or discontinue the use of technology, and doing so could require significant effort and expense, or may not be feasible. In addition, the terms of any settlement or judgment in connection with any legal claims, lawsuits or proceedings may require us to cease some or all of our operations, or pay substantial amounts to the other party and could materially and adversely affect our business, financial condition and results of operations.
We are currently subject to, and in the future may from time to time face, intellectual property infringement claims, which could be time consuming and costly to defend, and may require us to pay significant damages or cease offering any of our products or key features of our products.
We cannot be certain that the products, services and intellectual property used in the ordinary course of our business do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. We currently are, and may in the future be, subject to claims and legal proceedings relating to the intellectual property of others in the ordinary course of our business, and may in the future be required to pay damages or to agree to restrict our activities. In particular, if we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property, may be ordered to pay damages and may incur licensing fees or be forced to develop alternatives. We may incur substantial expense in defending against third party infringement claims, regardless of their merit. Successful infringement claims against us may result in substantial monetary liability or may materially disrupt the conduct of our business by restricting or prohibiting our use of the intellectual property in question.

We do not have exclusive rights to certain technology, trademarks and designs that are crucial to our business.
We have applied for various patents relating to our business. While we have succeeded in obtaining some patents, some of our patent applications are still under examination by the various regulatory authorities in the markets that we operate in. Approvals of our patent applications are subject to determinations by the relevant local authorities that there are no prior rights in the applicable territory. In addition, we have also applied for initial registrations and/or changes in registrations relating to transfers of our Opera logos and other of our key trademarks to establish and protect our exclusive rights to these trademarks. While we have succeeded in registering the trademarks for most of these marks in our major markets under certain classes, the applications for initial registration, and/or changes in registrations relating to transfers, of some marks and/or of some of trademarks under other classes are still under examination by the relevant local authorities. Approvals of our initial trademark registration applications, and/or of changes in registrations relating to such transfers, are subject to determinations by the relevant local authorities that there are no prior rights in the applicable territories. We cannot assure you that these patent and trademark applications will be approved. Any rejection of these applications could adversely affect our rights to the affected technology, marks and designs. In addition, even if these applications are approved, we cannot assure you that any issued patents or registered trademarks will be sufficient in scope to provide adequate protection of our rights.
Our business may be adversely affected by third party software applications or practices that interfere with our receipt of information from, or provision of information to, our users, which may impair the user experience on our platform.
Our business may be adversely affected by third party software applications, which may be unintentional or malicious, that make changes to our users’ PCs or mobile devices and interfere with our products and services. These software applications may change the user experience on our platform by hijacking queries, altering or replacing the search results provided by our search engine partners to our users or otherwise interfering with our ability to connect with our users. Such interference can occur without disclosure to or consent from users, and users may associate any resulting negative experience with our products and services. Such software applications are often designed to be difficult to remove, block or disable. Further, software loaded on or added to mobile devices on which our search or other applications, such as Opera News, are pre-installed may be incompatible with or interfere with or prevent the operation of such applications, which might deter the owners of such devices from using our services. If we are unable to successfully prevent or limit any such applications or systems that interfere with our products and services, our ability to deliver a high-quality browsing experience and recommend relevant content to our users may be adversely affected.
Interruption or failure of our information technology and communications systems may result in reduced user traffic and harm to our reputation and business.
Interruption or failure of any of our information technology and communications systems or those of the operators of third party internet properties that we collaborate with could impede or prevent our ability to provide our services. In addition, our operations are vulnerable to natural disasters and other events. Our disaster recovery plan for our servers cannot fully ensure safety in the event of damage from fire, floods, typhoons, earthquakes, power loss, telecommunications failures, hacking and similar events. If any of the foregoing occurs, we may experience a partial or complete system shutdown. Furthermore, our servers, which are hosted at third party internet data centers, are also vulnerable to break-ins, sabotage and vandalism. Some of our systems are not fully redundant, and our disaster recovery planning does not account for all possible scenarios. The occurrence of a natural disaster or a closure of an internet data center by a third party provider without adequate notice could result in lengthy service interruptions.

Any system failure or inadequacy that causes interruptions in the availability of our services, or increases the response time of our services, could have an adverse impact on our user experience and satisfaction, our attractiveness to users and advertisers and future user traffic and advertising on our platform.
To improve performance and to prevent disruption of our services, we may have to make substantial investments to deploy additional servers or one or more copies of our internet platforms to mirror our online resources.
Our results of operations are subject to seasonal fluctuations due to a number of factors.
We are subject to seasonality and other fluctuations in our business. Revenues from our e-commerce and travel partners are typically affected by seasonality due to various holidays that may result in higher than usual e-commerce transactions and travel-related activities. Thus, our operating results in one or more future quarters or years may fluctuate substantially or fall below the expectations of securities analysts and investors. In such event, the trading price of our ADSs may fluctuate significantly.
Our corporate actions will be substantially controlled by our chairman and chief executive officer, Mr. Yahui Zhou, who will have the ability to control or exert significant influence over important corporate matters that require approval of shareholders, which may deprive you of an opportunity to receive a premium for your ADSs and materially reduce the value of your investment.
Upon the completion of this offering, Mr. Yahui Zhou, our chairman of the board and chief executive officer, will beneficially own 61.3% of the ordinary shares issued and outstanding and voting power. As a result, Mr. Yahui Zhou will have the ability to control or exert significant influence over important corporate matters and investors may be prevented from affecting important corporate matters involving our company that require approval of shareholders, including:
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the composition of our board of directors and, through it, any determinations with respect to our operations, business direction and policies, including the appointment and removal of officers;

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any determinations with respect to mergers or other business combinations;

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our disposition of substantially all of our assets; and

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any change in control.

These actions may be taken even if they are opposed by our other shareholders, including the holders of the ADSs. Furthermore, this concentration of ownership may also discourage, delay or prevent a change in control of our company, which could have the dual effect of depriving our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and reducing the price of the ADSs. As a result of the foregoing, the value of your investment could be materially reduced.
We may be the subject of anti-competitive, harassing or other detrimental conduct that could harm our reputation and cause us to lose users and customers.
In the future, we may be the target of anti-competitive, harassing, or other detrimental conduct by third parties. Allegations, directly or indirectly against us or any of our executive officers, may be posted in internet chatrooms or on blogs or websites by anyone, whether or not related to us, on an anonymous basis. The availability of information on social media platforms and devices is virtually immediate, as is its impact. Social media platforms and devices immediately publish the content their subscribers and participants post, often without filters or checks on the accuracy of the content posted. Information posted may be inaccurate and adverse to us, and it may harm our business, prospects or financial performance. The harm may be immediate without affording us an opportunity for redress or correction. In addition, such conduct may include complaints, anonymous or otherwise, to regulatory agencies. We may be subject to regulatory or internal investigations as a result of such third party conduct and may be required to expend significant time and incur substantial costs to address such third party conduct, and there is no assurance that we will be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Additionally, our reputation could be harmed as a result of the public dissemination of anonymous allegations or malicious statements about our business, which in turn may cause us to lose users and customers and adversely affect the price of our ADSs.
If we fail to detect click-through fraud, we could lose the confidence of our advertisers and our revenues could decline.
Our business is exposed to the risk of click-through fraud on our partners’ advertisements. Click-through fraud occurs when a person clicks advertisements for a reason other than to view the underlying content of advertisements. If our advertising partners fail to detect significant fraudulent clicks or otherwise are unable to prevent significant fraudulent activity, the affected search advertisers may experience a reduced return on their investment in advertising on our platform and lose confidence in the integrity of our search partners’ pay-for-click service systems. If this happens, our revenues from our monetization partners may decline.
We currently report our financial results under IFRS, which differs in certain significant respects from U.S. GAAP.
We report our financial statements under IFRS. There have been and there may in the future certain significant differences between IFRS and U.S. generally accepted accounting principles, or U.S. GAAP, including but not limited to differences related to revenue recognition, share-based compensation expense, income tax, impairment of long-lived assets and earnings per share. As a result, our financial information and reported earnings for historical or future periods could be significantly different if they were prepared in accordance with U.S. GAAP. As a result, you may not be able to meaningfully compare our financial statements under IFRS with those companies that prepare financial statements under U.S. GAAP.
We face risks related to natural disasters, health epidemics or terrorist attacks.
Our business could be adversely affected by natural disasters, such as earthquakes, floods, landslides, tsunamis, outbreaks of health epidemics such as an outbreak of avian influenza, severe acute respiratory syndrome, Zika virus or Ebola virus, as well as terrorist attacks, other acts of violence or war or social instability. If any of these occurs, we may be required to temporarily or permanently close and our business operations may be suspended or terminated.
Fluctuations in foreign currency exchange rates will affect our financial results, which we report in U.S. Dollars.
We operate in multiple jurisdictions, which exposes us to the effects of fluctuations in currency exchange rates. We earn revenue denominated in U.S. Dollars, Euros, Russian Rubles, Norwegian Krone, Indonesian Rupiah, Japanese Yen, Singapore Dollars and Nigerian Naira, among other currencies. We generally incur expenses for employee compensation and other operating expenses in the local currencies in the jurisdictions in which we operate. Fluctuations in the exchange rates between the various currencies that we use could result in expenses being higher and revenue being lower than would be the case if exchange rates were stable. We cannot assure you that movements in foreign currency exchange rates will not have a material adverse effect on our results of operations in future periods. We do not generally enter into hedging contracts to limit our exposure to fluctuations in the value of the currencies that our businesses use. Furthermore, the substantial majority of our revenue is denominated in emerging markets currencies. Because fluctuations in the value of emerging markets currencies are not necessarily correlated, there can be no assurance that our results of operations will not be adversely affected by such volatility.

Risks Related to Our ADSs and This Offering
An active trading market for the ADSs may not develop and the trading price for the ADSs may fluctuate significantly.
We intend to apply to list the ADSs on the NASDAQ. Prior to the completion of this offering, there has been no public market for the ADSs or our ordinary shares, and we cannot assure you that a liquid public market for the ADSs will develop. If an active public market for the ADSs does not develop following the completion of this offering, the market price and liquidity of our ADSs may be materially and adversely affected. The initial public offering price for the ADSs was determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of the ADSs after this offering will not decline below the initial public offering price. As a result, investors in these securities may experience a significant decrease in the value of their ADSs.
The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.
The trading price of the ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation of the market prices of other technology companies that have listed their securities in the United States. A number of technology companies have listed or may be in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performances of those companies’ securities after their offerings may affect the attitudes of investors toward technology companies listed in the United States in general and consequently may impact the trading performance of our ADSs, regardless of our actual operating performance.
In addition to market and industry factors, the price and trading volume for the ADSs may be highly volatile for factors specific to our own operations, including the following:
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variations in our quarterly or annual revenue, earnings and cash flow;

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announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

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announcements of new products, services and expansions by us or our competitors;

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changes in financial estimates by securities analysts;

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detrimental adverse publicity about us, our platforms or our industries;

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additions or departures of key personnel;

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release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

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potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the ADSs will trade.
In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.
If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.
The trading market for the ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade the ADSs, the market price for the ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for the ADSs to decline.
We currently do not expect to pay dividends in the foreseeable future and you must rely on price appreciation of the ADSs for return on your investment.
We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the ADSs as a source for any future dividend income.
Our board of directors has complete discretion as to whether to distribute dividends subject to our memorandum and articles of association and certain restrictions under Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiary, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in the ADSs will likely depend entirely upon any future price appreciation of the ADSs. There is no guarantee that the ADSs will appreciate in value or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in the ADSs and you may even lose your entire investment in the ADSs.
Substantial future sales or the expectation of substantial sales of ADSs in the public market could cause the price of the ADSs to decline.
Sales of ADSs in the public market after this offering, or the perception that these sales could occur, could cause the market price of the ADSs to decline. Upon completion of this offering, we will have 220,359,090 ordinary shares outstanding represented by ADSs. All ADSs sold in this offering will be freely transferable without restriction or additional registration under the U.S. Securities Act of 1933, as amended, or the Securities Act. The ordinary shares outstanding after this offering will be available for sale in the form of ADSs upon the expiration of the 180-day lock-up period beginning from the date of this prospectus, subject to volume and other restrictions as applicable under Rule 144 and Rule 701 under the Securities Act. Any or all of these shares may be released prior to expiration of the lock-up period at the discretion of the underwriters. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of the ADSs could decline.

Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution.
If you purchase ADSs in this offering, you will pay more for each ADS than the corresponding amount paid by existing shareholders for their ordinary shares. As a result, you will experience immediate and substantial dilution of approximately US$9.14 per ADS (assuming that no outstanding options to acquire ordinary shares are exercised). See “Dilution” for a more complete description of how the value of your investment in the ADSs will be diluted upon the completion of this offering.
Mr. Yahui Zhou, our chairman of the board and chief executive officer, has substantial influence over our company and his interests may not be aligned with the interests of our other shareholders.
Upon the completion of this offering, Mr. Zhou will own 61.3% of the total voting power of our total issued and outstanding ordinary shares, assuming the underwriters do not exercise their option to purchase additional ADSs. As a result, Mr. Zhou will have substantial influence over our business, including significant corporate actions such as mergers, consolidations, sales of all or substantially all of our assets, election of directors and other significant corporate actions.
Mr. Zhou may take actions that are not aligned with the interests of our other shareholders and may render new investors unable to influence significant corporate decisions. This concentration of ownership discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of the ADSs. These actions may be taken even if they are opposed by our other shareholders, including those who purchase ADSs in this offering. In addition, the significant concentration of share ownership may adversely affect the trading price of the ADSs due to investors’ perception that conflicts of interest may exist or arise. For more information regarding our principal shareholders and their affiliated entities, see “Principal Shareholders.”
As a “controlled company” under the rules of the NASDAQ, we may be exempt from certain corporate governance requirements that could adversely affect our public shareholders.
Since Mr. Yahui Zhou, our chairman of the board and chief executive officer, is the beneficial owner of a majority of the voting power of our issued and outstanding share capital following the completion of this offering, we will qualify as a “controlled company” under the rules of the NASDAQ. Under these rules a company of which more than 50% of the voting power is held by an individual, group or another company is a controlled company and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of our directors be independent, as defined in the NASDAQ rules, and the requirement that our compensation and nominating and corporate governance committees consist entirely of independent directors. Although we do not intend to rely upon any such exemptions, we could elect to rely on any or all of these exemptions in the future. Should we choose to do so, so long as we remain a controlled company relying on any of such exemptions and during any transition period following the time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the NASDAQ corporate governance requirements.
We have not determined a specific use for a portion of the net proceeds from this offering and the Concurrent Private Placements, and we may use these proceeds in ways with which you may not agree.
We have not determined a specific use for a portion of the net proceeds of this offering and the Concurrent Private Placements, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering and the Concurrent Private

Placements. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase the ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.
If we are a passive foreign investment company for United States federal income tax purposes for any taxable year, United States holders of ADSs or ordinary shares could be subject to adverse United States federal income tax consequences.
A non-United States corporation will be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year if either (i) at least 75% of its gross income for such year is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. A separate determination must be made after the close of each taxable year as to whether a non-United States corporation is a PFIC for that year. Based on the current and anticipated value of our assets and composition of our income and assets, we do not expect to be a PFIC for United States federal income tax purposes for our current taxable year ending December 31, 2018. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you the United States Internal Revenue Service, or IRS, will not take a contrary position.
Changes in the composition of our income or composition of our assets may cause us to become a PFIC. The determination of whether we will be a PFIC for any taxable year may depend in part upon the value of our goodwill and other unbooked intangibles not reflected on our balance sheet (which may depend upon the market value of the ADSs or ordinary shares from time to time) and also may be affected by how, and how quickly, we spend our liquid assets and the cash raised in this offering. In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization following the listing of the ADSs or ordinary shares on the NASDAQ. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years because our liquid assets and cash (which are for this purpose considered assets that produce passive income) may then represent a greater percentage of our overall assets. Further, while we believe our classification methodology and valuation approach is reasonable, it is possible that the IRS may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our being or becoming a PFIC for the current or one or more future taxable years.
If we are a PFIC for any taxable year during which a United States person holds ADSs or ordinary shares, certain adverse United States federal income tax consequences could apply to such United States person. See “Taxation—Certain United States Federal Income Tax Considerations—Passive Foreign Investment Company.”
Our memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and the ADSs.
We have adopted amended and restated memorandum and articles of association that will become effective immediately upon completion of this offering. Our new memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. We anticipate that Mr. Zhou will beneficially own 61.3% of the aggregate voting power of our company immediately following the completion of this offering assuming the underwriters do not exercise their over-allotment option to purchase additional ADSs. In addition, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADSs or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of the ADSs may fall and the voting and other rights of the holders of our ordinary shares and the ADSs may be materially and adversely affected.
You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.
We are an exempted company limited by shares registered under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law (2013 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.
Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.
Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. Currently, we do not plan to rely on home country practice with respect to any corporate governance matter. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.
As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”
Certain judgments obtained against us by our shareholders may not be enforceable.
We are a Cayman Islands company and the majority of our assets are located and the majority of our operations are conducted outside of the United States. In addition, a majority of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of Norway may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and Norway, see “Enforceability of Civil Liabilities.”
We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.
We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 for so long as we are an emerging growth company. We will remain an emerging growth company until the earliest of  (a) the last day of the fiscal year during which we have total annual gross revenue of at least US$1.07 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.07 billion in non-convertible debt; or (d) the date on which we are deemed to be a ‘‘large accelerated filer’’ under the Exchange Act, which would occur if the market value of the ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided by the JOBS Act.
The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.
As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices for corporate governance matters that differ significantly from the NASDAQ corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance listing standards.
We have applied to list our ADSs on the NASDAQ. The NASDAQ corporate governance listing standards permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NASDAQ corporate governance listing standards.
For instance, we are not required to: (i) have a majority of the board be independent; (ii) have a compensation committee or a nominations or corporate governance committee consisting entirely of independent directors; or (iii) have regularly scheduled executive sessions with only independent directors each year. We have elected to not have our compensation committee consist of entirely independent directors. To the extent we choose to follow home country practice in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the NASDAQ corporate governance listing standards applicable to U.S. domestic issuers.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.
Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:
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the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

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the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the NASDAQ. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.
The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to vote with respect to the ordinary shares.
As a holder of ADSs, you will only be able to exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Under the deposit agreement, you must vote by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will try to vote the underlying ordinary shares in accordance with these instructions. You will not be able to directly exercise your right to vote with respect to the underlying shares unless you withdraw the shares. Under our amended and restated memorandum and articles of association that will become effective immediately upon completion of this offering, the minimum notice period required for convening a general meeting is seven days. When a general meeting is convened, you may not receive sufficient advance notice to withdraw the shares underlying your ADSs to allow you to vote with respect to any specific matter. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to vote and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested.
You may not receive dividends or other distributions on our ordinary shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.
The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on the ordinary shares or other deposited securities underlying your ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of the ADSs.
You may experience dilution of your holdings due to inability to participate in rights offerings.
We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.
The requirements of being a public company may strain our resources and divert our management’s attention.
As a public company, we will be subject to the reporting requirements of the Exchange Act, the U.S. Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the Dodd-Frank Act and the listing standards of NASDAQ as applicable to a foreign private issuer, which are different in some material respects from those required for a U.S. public company. We expect that the requirements of these rules and regulations will increase our legal, accounting and financial compliance costs, make some activities more difficult, time consuming and costly, and place significant strain on our personnel, systems and resources. See “—Risks Related to Our Business and Industry—Material weaknesses in our internal control over financial reporting have been identified, and if we fail to implement and maintain effective internal control over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.” As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors, shareholders or third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA
This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.
In some cases, you can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements about:
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our goals and strategies;

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our expected development and launch, and market acceptance, of our products and services;

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our future business development, financial condition and results of operations;

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the expected growth in, and market size of, the global internet industry;

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expected changes in our revenue, costs or expenditures;

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our expectations regarding demand for and market acceptance of our brand, platforms and services;

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our expectations regarding growth in our user base and level of engagement;

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our ability to attract, retain and monetize users;

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our ability to continue to develop new technologies and/or upgrade our existing technologies;

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our expectation regarding the use of proceeds from this offering and the Concurrent Private Placements;

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growth of and trends of competition in our industry;

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government policies and regulations relating to our industry; and

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general economic and business conditions in the markets we have businesses.

You should read this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.
You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.
This prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable. However, the statistical data and estimates in these publications and reports are based on a number of assumptions and if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. In addition, due to the rapidly evolving nature of the online content consumption and e-commerce industries, projections or estimates about our business and financial prospects involve significant risks and uncertainties.

USE OF PROCEEDS
We estimate that we will receive net proceeds from this offering and the Concurrent Private Placements of approximately US$154.0 million, or approximately US$168.7 million if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. These estimates are based upon an assumed initial offering price of US$11.00 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus. A US$1.00 change in the assumed initial public offering price of US$11.00 per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease the net proceeds of this offering and the Concurrent Private Placements by US$8.9 million, or approximately US$10.3 million if the underwriters exercise their option to purchase additional ADSs in full, under these assumptions.
The primary purposes of this offering are to create a public market for our ordinary shares in the form of ADSs for the benefit of all shareholders, retain talented employees by providing them with equity incentives and obtain additional capital. We plan to use the net proceeds of this offering and the Concurrent Private Placements as follows:
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approximately 40% for research and development to continue to strengthen our AI-driven content discovery and recommendation platform and overall product portfolio;

•
approximately 25% for distribution and marketing to further improve brand awareness across all markets and attract new users to our products;

•
approximately 25% to pursue strategic partnership, investment and acquisition opportunities, though currently we have not identified any potential targets; and

•
the remainder for working capital and other general corporate purposes.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering and the Concurrent Private Placements. Our management will have significant flexibility in applying discretion to apply the net proceeds of the offering and the Concurrent Private Placements. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering and the Concurrent Private Placements differently than as described in this prospectus.
Pending use of the net proceeds, we intend to hold our net proceeds in demand deposits or invest them in interest-bearing government securities.

DIVIDEND POLICY
We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.
Our board of directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the ordinary shares underlying the ADSs to the depositary, as the registered holder of such ordinary shares, and the depositary then will pay such amounts to the ADS holders who will receive payment to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our ordinary shares, if any, will be paid in U.S. Dollars.
We are a holding company incorporated in the Cayman Islands. For our cash requirements, including any payment of dividends to our shareholders, we rely upon payments from our operating entities. We rely on a combination of dividend payments from our subsidiaries in markets we operate such as Norway. Regulations in Norway where we utilize dividend payments may restrict the ability of our subsidiaries to pay dividends to us.
See “Business—Norwegian Regulation—Regulations on Dividend Distributions,” and “Risk Factors—Risks Related to the ADSs and This Offering—We currently do not expect to pay dividends in the foreseeable future and you must rely on price appreciation of the ADSs for return on your investment.”

CAPITALIZATION
The following table sets forth our capitalization as of March 31, 2018:
•
on an actual basis; and

•
on an as adjusted basis to give effect to (i) the change of the Group holding company from Kunhoo Software LLC to Opera Limited on June 25, 2018, and (ii) the issuance and sale of ordinary shares in the form of ADSs by us in this offering and the Concurrent Private Placements at an assumed initial public offering price of US$11.00 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
	As of March 31, 2018
	Actual	As Adjusted
		(unaudited)
	(US$ thousands, except for share and per share data)
Long-term borrowings:
Interest bearing loans	1,950	1,950
Total long-term borrowings	1,950	1,950
Equity:
Ordinary shares (US$0.0001 par value; 500,000,000 shares authorized, 200,000,000 shares issued and outstanding on an actual basis and 220,359,090 shares issued and outstanding on an as adjusted basis)	0	22
Contributed equity/Additional paid-in capital(1)	576,531	730,120
Retained earnings	12,726	12,726
Other component of equity	2,009	2,009
Total equity	591,266	744,877
Total capitalization(1)(2)	593,216	746,827

(1)
A US$1.00 increase (decrease) in the assumed initial public offering price of US$11.00 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by US$8.9 million, assuming the number of ADSs offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The calculation of shares outstanding excludes the 9.75 million shares that will be surrendered by two shareholders upon completion of the initial public offering as disclosed in note 11 to the unaudited condensed interim consolidated financial statements included in the registration statement.
(2)
Total capitalization means long-term borrowings plus total equity.

The discussion and table above exclude exercise of any outstanding restricted share units pursuant to our share incentive plans after March 31, 2018. See “Management—Share Incentive Plans” for details of these awards.

DILUTION
If you invest in the ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding shares.
Our net tangible book value as of March 31, 2018 was approximately US$51.7 million, or US$0.23 per ordinary share and US$0.47 per ADS. Dilution is determined by subtracting as adjusted net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from this offering, from the assumed initial public offering price per ordinary share.
Without taking into account any other changes in such net tangible book value after March 31, 2018, other than to give effect to the issuance and sale of 9,600,000 ADSs in this offering at an assumed initial public offering price of US$11.00 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming the underwriters’ option to purchase 1,440,000 additional ADSs is not exercised, and the issuance and sale of 10,909,090 ordinary shares through the Concurrent Private Placements, calculated based on an initial offering price of US$11.00 per ADS, the mid-point of the estimated initial public offering price range shown on the front cover page of this prospectus, our as adjusted net tangible book value as of March 31, 2018 would have been US$0.93 per outstanding ordinary share, including ordinary shares underlying our outstanding ADSs, or US$1.86 per ADS. This represents an immediate increase in net tangible book value of US$0.70 per ordinary share, or US$1.39 per ADS, to existing shareholders and an immediate dilution in net tangible book value of US$4.57 per ordinary share, or US$9.14 per ADS, to investors purchasing ADSs in this offering. The as adjusted information discussed above is illustrative only. The following table illustrates such dilution:
	Per Ordinary Share		Per ADS
Assumed initial public offering price	US$	5.50	US$	11.00
Net tangible book value as of March 31, 2018	US$	0.23	US$	0.47
As adjusted net tangible book value after giving effect to this offering and the Concurrent Private Placements as of March 31, 2018	US$	0.93	US$	1.86
Increase in net tangible book value attributable to this offering	US$	0.70	US$	1.39
Amount of dilution in net tangible book value to new investors in the offering	US$	4.57	US$	9.14
A US$1.00 change in the assumed public offering price of US$11.00 per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease our as adjusted net tangible book value as described above by US$8.9 million, the as adjusted net tangible book value per ordinary share and per ADS by US$0.04 per ordinary share and by US$0.09 per ADS, and the dilution per ordinary share and per ADS to new investors in this offering by US$0.04 per ordinary share and US$0.09 per ADS, respectively, assuming no change to the number of ADSs offered by us as set forth on the front cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses and the issuance and sale in the Concurrent Private Placements of ordinary shares, which number of shares has been calculated based on an initial offering price of US$11.00 per ADS, the mid-point of the estimated initial public offering price range shown on the front cover page of this prospectus, payable by us. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the ADSs and other terms of this offering determined at pricing.

The following table summarizes, on an as adjusted basis as of March 31, 2018, the differences between the existing shareholders as of March 31, 2018 and the new investors with respect to the number of ordinary shares (in the form of ADSs or ordinary shares) purchased from us in this offering and the Concurrent Private Placements, the total consideration paid and the average price per ordinary share paid and per ADS at an assumed initial public offering price of US$11.00 per ADS before deducting underwriting discounts and commissions and estimated offering expenses payable by us. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the option to purchase additional ADSs which we granted to the underwriters.
	Ordinary Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount in US$ thousands	Percent	per Ordinary Share	Per ADS
Existing shareholders	200,000,000	86.9%	576,531	77.7%	2.88	5.77
New investors	30,109,090	13.1%	165,600	22.3%	5.50	11.00
Total	230,109,090	100.0%	742,131	100.0%

The discussion and tables above include the 9.75 million shares that will be surrendered by two shareholders upon completion of the initial public offering as disclosed in Note 11 to the unaudited condensed interim consolidated financial statements included in the registration statement, and exclude exercise of any outstanding restricted share units pursuant to our share incentive plan after March 31, 2018. See “Management—Share Incentive Plan” for details of these awards. To the extent any of these awards are exercised or vested, there will be further dilution to new investors.

ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.
Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our executive officers, directors and shareholders, be subject to arbitration. The subscription agreements dated June 26, 2018 between each of the Concurrent Private Placement investors and us contain arbitration provisions which relate to any disputes arising out of the contractual relationships under the subscription agreements and do not prevent the Concurrent Private Placement investors from pursuing claims under the United States federal securities laws.
Substantially all of our assets are located outside the United States. In addition, most of our directors and executive officers are nationals or residents of jurisdictions other than the United States and substantially all of their assets are located outside the United States. As a result, it may be difficult or impossible for you to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.
We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.
Cayman Islands
Maples and Calder, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or executive officers that are predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or executive officers that are predicated upon the securities laws of the United States or any state in the United States.
Maples and Calder has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a competent foreign court with jurisdiction to give the judgment, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final and conclusive, (d) is not in respect of taxes, a fine or a penalty; and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands.
Norway
Wikborg Rein Advokatfirma AS, our counsel as to Norwegian law, has advised us that there is uncertainty as to whether courts in Norway will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors and officers under the securities laws of those jurisdictions or entertain actions in Norway against our directors and officers under the securities laws of other jurisdictions.
In addition, awards of punitive damages in actions brought in the United States or elsewhere may not be enforceable in Norway. The United States and Norway do not currently have a treaty providing for reciprocal recognition and enforcement of judgements (other than arbitral awards) in civil and commercial matters.

CORPORATE HISTORY AND STRUCTURE
Corporate History
We are an exempted company with limited liability incorporated in the Cayman Islands. We conduct our business mainly through our operating company, Opera Software AS, in Norway, and its subsidiaries located in countries across the world. We trace our history back to the founding of Otello Corporation ASA, (formerly known as Opera Software ASA), or Otello, a private limited liability company incorporated under the laws of Norway in June 1995. In September 1996, our predecessor introduced the first version of our “Opera” branded browser software and have since been a pioneer in redefining the web browsing experience and providing personalized content discovery platforms for hundreds of millions of global internet users. In March 2004, Otello converted to a public company and was listed on the Oslo stock exchange, Oslo Børs under the ticker code “OPERA.”
Prior to our acquisition of Opera Software AS and its subsidiaries, including the business of providing mobile and PC web browsers as well as certain related products and services, or the “Consumer Business,” the Consumer Business was one of Otello’s major businesses lines. A significant part of the Consumer Business was owned and operated within Otello’s ultimate holding company until March 2016. Since then, the following corporate restructuring events have taken place:
•
Demerger from Otello.   In March 2016, the Consumer Business, including all related assets, rights and obligations, and the majority of Otello’s other businesses were contributed to Opera Software AS, a wholly owned subsidiary that was formed in December 2015.

•
Restructuring of Otello.   Except for activities related to certain Otello businesses and its corporate functions within Opera Software AS, Otello’s businesses were largely operated through distinct entities. However, the ownership hierarchy was not organized in separate legal structures reflecting the underlying businesses. During August and September 2016, Otello undertook a number of internal transactions to establish Opera Software AS as the ultimate holding company of all entities related to its Consumer Business, and to move Otello’s corporate activities and other businesses to be held outside of Opera Software AS.

•
Acquisition by the Group.   In July 2016, a consortium of investors led by Mr. Yahui Zhou, our chairman of the board and chief executive officer, established Kunhoo Software LLC, a limited liability company incorporated in the Cayman Islands, and three intermediate holding companies for the purpose of acquiring Opera Software AS. See “—Corporate Structure.” The rights to purchase Opera Software AS were assigned from Golden Brick Capital Private Equity Fund I L.P. to Kunhoo Software AS, one of the Kunhoo intermediate holding companies. Kunhoo Software AS acquired all of the shares of Opera Software AS on November 3, 2016, for a consideration of US$575.0 million less working capital adjustments.

•
Incorporation of the listing entity.   In March 2018, Opera Limited was incorporated as our proposed listing entity in the Cayman Islands. In June 2018, Opera Limited became the Group’s holding company by way of an exchange of equity interests in which the existing members of Kunhoo Software LLC exchanged their interests in Kunhoo Software LLC for ordinary shares having substantially the same rights in Opera Limited. Upon the transfer, the historical consolidated financial statements of Kunhoo Software LLC became the historical consolidated financial statements of Opera Limited.

Corporate Structure
Our company is a holding company that does not have substantive operations. We conduct our principal activities through our subsidiaries, which are located in Norway, Ireland, Sweden, Poland, the PRC, the United States, India and the Netherlands. Our principal subsidiaries consist of the following entities:

•
Kunhoo Software Limited, our wholly owned subsidiary established in Hong Kong on July 27, 2016, is a holding company in Hong Kong;

•
Kunhoo Software S.a.r.l., our wholly owned subsidiary established in Luxembourg on August 16, 2016, is a holding company in Luxembourg;

•
Kunhoo Software AS, our wholly owned subsidiary established in Norway on January 5, 2016, is a holding company in Norway;

•
Opera Software AS, our wholly owned subsidiary established in Norway on December 4, 2015, is an operating entity that owns all of our intellectual property rights, offers products and services to our users, and is party to most of our revenue generating agreements and employs our staff in Norway;

•
Opera Software Ireland Ltd., our wholly owned subsidiary established in Ireland on October 22, 2013, is an operating entity that employs our staff in Ireland;

•
Opera Software International AS, our wholly owned subsidiary established in Norway on January 5, 2005, is a holding company in Norway;

•
Opera Software India Private Limited, our wholly owned subsidiary established in India on February 27, 2007, is an operating entity that employs our staff in India;

•
Opera Software Poland Sp.z.o.o., our wholly owned subsidiary established in Poland on May 21, 2014, is an operating entity that employs our staff in Poland;

•
Opera Software Technology (Beijing) Co., Ltd., our wholly owned subsidiary established in the PRC on February 12, 2009, is an operating entity that employs our staff in the PRC;

•
Opera Software Netherlands B.V., our wholly owned subsidiary established in the Netherlands on June 26, 2013, is a corporate entity that holds our contracts and servers from our Amsterdam and Singapore data centers;

•
Hern Labs AB, our wholly owned subsidiary established in Sweden on May 25, 1998, is an operating entity that employs our staff in Sweden;

•
Opera Software Holdings LLC, our wholly owned subsidiary established in the United States on July, 8, 2016, is a holding company in the United States;

•
Opera Software Americas LLC, our wholly owned subsidiary established in the United States on January 1, 2013, is an operating entity that holds our contracts and servers for our data centers located in the United States;

•
Opesa South Africa (Pty) Limited, our wholly owned subsidiary established in South Africa on March 15, 2017, is an operating entity that employs our staff in South Africa and engages in local collections and monetization;

•
O-Play Digital Services Limited, our wholly owned subsidiary established in Nigeria on June 22, 2017, is an operating entity that engages in local collections and monetization;

•
O-Play Kenya Limited, our subsidiary established in Kenya on May 24, 2017, is an operating entity that engages in local collections and monetization; and

•
Phoneserve Technologies Co. Limited, our subsidiary established in Kenya on April 17, 2015, is an operating entity that engages in local collections and monetization.

The chart below summarizes our corporate structure and identifies our principal subsidiaries and their places of incorporation as of the date of this prospectus:

1.
20% held by a nominee shareholder.

SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
The following selected consolidated statements of operations data for the period from January 1, 2016 to November 3, 2016 (the “Predecessor”) and from inception of Kunhoo Software LLC on July 26, 2016, to December 31, 2016, and for the year ended December 31, 2017, and selected consolidated statements of financial position data as of December 31, 2016 and 2017 (the “Successor”), have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated financial statements are prepared and presented in accordance with IFRS, as issued by the International Accounting Standards Board. The selected consolidated statement of operations data for each of the three month periods ended March 31, 2017 and 2018, and selected consolidated statement of financial position data as of March 31, 2018 have been derived from our unaudited condensed interim consolidated financial statements included elsewhere in this prospectus. The unaudited condensed interim consolidated financial statements have been prepared in accordance with International Accounting Standard 34 Interim Financial Reporting as issued by the International Accounting Standards Board.
Our historical results are not necessarily indicative of results expected for future periods. You should read this “Selected Consolidated Financial Data” section together with our audited consolidated financial statements and the related notes and our unaudited condensed interim consolidated financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included elsewhere in this prospectus.
The following tables also set forth the selected pro forma consolidated statement of operations for the year ended December 31, 2016, which reflects the effect of the acquisition of Opera Software AS and its subsidiaries and the Consumer Business on November 3, 2016, by Kunhoo Software LLC and its subsidiaries, or the Group, as if such transaction had occurred on January 1, 2016. Prior to the acquisition, the Group had no operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Unaudited Pro Forma Consolidated Financial Information” for more information. The pro forma adjustments are based upon currently available information and certain assumptions that are factually supportable and that we believe are reasonable under the circumstances. The pro forma financial information does not necessarily reflect, what our actual consolidated results of operations would have been had the transactions occurred on the dates indicated, nor are they necessarily indicative of results that may be expected for any future period.
Selected Consolidated Statement of Operations
	2016			2017

	Predecessor for the period from January 1, 2016 to November 3, 2016	Successor Group since inception on July 26, 2016 to December 31, 2016	Unaudited pro forma consolidated Group for the year ended December 31, 2016(1)	Successor Group for the year ended December 31, 2017	Successor Group for the three months ended March 31,
					2017	2018(3)
		(US$ in thousands, except for percentages)
Operating revenue and other income:
Operating revenue	88,518	18,767	107,285	128,893	25,475	39,446
Other income	—	—	—	5,460	—	—
Operating expenses:
Payouts to publishers and monetization partners	(638)	(469)	(1,107)	(1,303)	(104)	(678)
Personnel expenses including share-based remuneration	(35,493)	(5,972)	(41,465)	(44,315)	(8,726)	(11,110)
Depreciation and amortization	(9,586)	(3,082)	(16,712)	(16,604)	(3,802)	(3,388)
Other operating expenses	(42,486)	(19,032)	(55,418)	(58,652)	(10,311)	(14,993)
Restructuring costs	(3,911)	—	(3,911)	(3,240)	(1,741)	—

	2016			2017

	Predecessor for the period from January 1, 2016 to November 3, 2016	Successor Group since inception on July 26, 2016 to December 31, 2016	Unaudited pro forma consolidated Group for the year ended December 31, 2016(1)	Successor Group for the year ended December 31, 2017	Successor Group for the three months ended March 31,
					2017	2018(3)
		(US$ in thousands, except for percentages)
Total operating expenses	(92,113)	(28,555)	(118,613)	(124,114)	(24,683)	(29,669)
Operating profit (loss)	(3,595)	(9,788)	(11,328)	10,239	792	9,776
Income (loss) from associate and joint ventures:
Share of net income (loss) of associates and joint ventures	(2,664)	(237)	(2,901)	(1,670)	(356)	(1,009)
Net financial income (loss):
Financial income	—	37	37	1,054	13	95
Financial expense	(1,378)	(24)	(1,402)	(238)	(62)	(34)
Net foreign exchange gains (losses)	(1,212)	212	(1,000)	(1,881)	(315)	81
Total net financial income (loss)	(2,590)	225	(2,365)	(1,065)	(364)	142
Net income (loss) before income taxes	(8,849)	(9,800)	(16,594)	7,504	73	8,909
Income tax (expense) benefit	743	2,096	3,850	(1,440)	(241)	(2,289)
Net income (loss)	(8,106)	(7,704)	(12,744)	6,064	(168)	6,619
Pro forma basis and diluted income (loss) per share data
Basic, US$(4)	(0.043)	(0.040)	(0.067)	0.032	(0.001)	0.035
Diluted, US$(5)	(0.043)	(0.040)	(0.067)	0.032	(0.001)	0.034
Non-IFRS Financial Measures
Adjusted EBITDA(2)	10,816	(6,706)	10,210	34,119	6,335	15,613
Adjusted net income (loss)(2)	(7,229)	(8,264)	(9,226)	17,796	780	9,870

(1)
Including pro forma adjustments. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Unaudited Pro Forma Consolidated Financial Information.”

(2)
To see how we define and calculate adjusted EBITDA and adjusted net income (loss), a reconciliation between adjusted EBITDA and net income (loss), and adjusted net income (loss) and net income (loss) (for each, the most directly comparable IFRS financial measures) and a discussion about the limitations of non-IFRS financial measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-IFRS Financial Measures.”

(3)
Effective January 1, 2018, the Group adopted IFRS 15 Revenue from Contracts with Customers and IFRS 9 Financial Instruments. The impact of adopting these standards is described in Note 2 of the unaudited condensed interim consolidated financial statements included elsewhere in this prospectus.

(4)
Pro forma basic income (loss) per share is computed assuming 200 million shares of Opera Limited were outstanding for all periods presented and reduced by 9.75 million shares that will be surrendered by two shareholders upon completion of the initial public offering as disclosed in note 11 to the unaudited condensed interim consolidated financial statements included in the registration statement.

(5)
Pro forma diluted income (loss) per share gives effect to the dilutive effect of RSUs awarded in 2017 and 2018. The 19,413,000 and 21,497,500 RSUs, outstanding as of December 31, 2017 and March 31, 2018, respectively, were all dilutive and correspond to 13,556,312 period-average RSUs in 2017 and 20,223,278 period-average RSUs in the three month period ended March 31, 2018 based upon the periods the awards were outstanding for purposes of determining pro forma diluted income (loss) per share.

The period-average outstanding RSUs were adjusted by factor of 0.4 to reflect the transfer of the RSU program to Opera Limited, an entity with 200 million outstanding shares at the time of the transfer. The factor of 0.4 represents the ratio of 200 million outstanding shares of Opera Limited to the 500 million shares assumed in the 2017 RSU plan, and ensures that each RSU award maintains the same value after the transfer of the program to Opera Limited. Following this adjustment, the period-average outstanding RSUs included in the calculation was 5,422,525 RSUs for 2017 and 8,089,311 RSUs for the three month period ended March 31, 2018. The net dilutive effect of these awards is determined by application of the treasury stock method related to the share equivalents of unrecognized share compensation expense on RSUs outstanding at period end.

	As of December 31,		As of March 31,
	2016	2017	2018(1)
	(US$ in thousands)
Selected Consolidated Statement of Financial Position Data:
Total non-current assets	561,511	561,989	561,332
Intangible assets	124,536	118,620	118,028
Investments in associates and joint ventures	1,043	5,517	4,783
Total current assets	78,967	74,311	80,660
Cash and cash equivalents	34,181	33,207	39,300
Total assets	640,479	636,300	641,991
Total equity	568,197	583,503	591,266
Total non-current liabilities	19,010	15,947	15,527
Total current liabilities	53,272	36,850	35,199
Total liabilities	72,282	52,797	50,725
Total equity and liabilities	640,479	636,300	641,991

(1)
Effective January 1, 2018, the Group adopted IFRS 15 Revenue from Contracts with Customers and IFRS 9 Financial Instruments. The impact of adopting these standards is described in Note 2 of the unaudited condensed interim consolidated financial statements included elsewhere in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.
The unaudited pro forma consolidated financial information for the year ended December 31, 2016 presented in this section is provided supplementally and includes adjustments to give effect to the acquisition of the acquired Consumer Business, held by Opera Software AS with its subsidiaries, or the Predecessor, which was completed on November 3, 2016, as if such transaction had occurred on January 1, 2016. See “—Unaudited Pro Forma Consolidated Financial Information” for a discussion of the adjustments made for the presentation of the pro forma consolidated financial information.
Overview
Opera is one of the world’s leading browser providers and an influential player in the field of integrated AI-driven digital content discovery and recommendation platforms. Given the growing importance of online content consumption, we believe that the future of digital content discovery is one where consumers will enjoy highly personalized experiences enabled by AI algorithms and big data. With a long and proven track record of innovation in both core performance and functionality, and an established global brand, we served 321.7 million average MAUs in the first three months ended March 31, 2018, of which 239.4 million were smartphone and PC users compared to 202.6 million smartphone and PC users in the same period in 2017.
We generate revenue mainly through agreements with our search partners and partners that deliver services and advertisements to our users. Driven by the rapid adoption of our modern mobile applications, we have experienced strong revenue growth. During 2017, we recorded US$128.9 million in operating revenue, up by 20.1% from US$107.3 million in operating revenue on a pro forma consolidated basis during 2016. During the three months ended March 31, 2018, we recorded US$39.4 million in operating revenue, up by 54.8% from US$25.5 million for the same period in 2017. We had a net loss of US$12.7 million in 2016 on a pro forma consolidated basis and had net income of US$6.1 million in 2017. We had net income of US$6.6 million in the three months ended March 31, 2018 and had a net loss of US$0.2 million for the same period in 2017. Our adjusted net loss was US$9.2 million in 2016 on a pro forma consolidated basis and we had an adjusted net income of US$17.8 million in 2017. Our adjusted net income was US$0.8 million and US$9.9 million in the three months ended March 31, 2017 and 2018, respectively. To see how we define and calculate adjusted net income, a reconciliation between adjusted net income and net income (loss) (the most directly comparable IFRS financial measure) and a discussion about the limitations of non-IFRS financial measures, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-IFRS Financial Measures.”
Factors Affecting Our Results of Operations
Our business and operating results are affected by general factors affecting the global online content consumption and e-commerce industries, which include:
•
overall global economic growth;

•
mobile and PC internet usage and penetration rate by geography;

•
growth of online content consumption, and its popularity as an advertising medium;

•
growth of online commerce and related advertising; and

•
governmental policies and initiatives affecting online content consumption and e-commerce.

While our business is influenced by these general factors, we believe our results of operations are more directly affected by company specific factors, including the following major factors:
Our Ability to Maintain and Expand Our User Base and Maintain and Enhance User Engagement
Our user base is important for our revenue generation, both because its sheer size makes us an attractive partner for search and advertising partners, and in terms of directly impacting our user-generated revenues. The following table presents certain of our user metrics for the periods indicated:
	Three months ended
	March 31, 2016	June 30, 2016	Sept 30, 2016	Dec 31, 2016	March 31, 2017	June 30, 2017	Sept 30, 2017	Dec 31, 2017	March 31, 2018(1)
	(in millions)
Smartphone average MAUs	141.3(1)	138.1	146.1	164.1	160.0(1)	160.6	171.5	180.4	182.0
PC average MAUs	51.7	45.3	40.5	42.2	42.6	45.6	49.4	54.8	57.4
Opera News average MAUs	—	—	—	—	9.1(2)	24.8	39.3	72.4	90.2

(1)
To give a more accurate impression of user activity for our mobile products in February, we use a 30-day look back window in calculating MAUs and look at user activity on February 28th and the 30 days prior.

(2)
Representing MAUs in March 2017 only, which is when MAU figures were first available.

Our total browser average MAUs was 321.7 million in the three months ended March 31, 2018 including 264.3 million mobile browser users and 57.4 million PC browser users. Our mobile browser users include 182.0 million smartphone users and 82.3 million feature phone users. Most of our Opera News users during the three months ended March 31, 2018 were browser users because we did not launch our standalone Opera News App until January 2018.
Our smartphone user base followed a positive growth trend across 2016, 2017 and the three months ended March 31, 2018, adding 40.7 million MAUs over the period with seasonally highest growth in the third and fourth quarters. In the fourth quarter of 2016, we increased our marketing activities before returning to a lower spend level in the first quarter of 2017, resulting in a decline in smartphone MAUs as the least loyal new users churned away in addition to the seasonal effect.
Our PC user base declined during the second and third quarters of 2016 as we focused the product and marketing on lower volume yet higher value segments, thereafter increasing by 16.9 million MAUs from the three months ended September 30, 2016 to the three months ended March 31, 2018.
Our ability to continue to effectively maintain and expand our user base will affect the growth of our business and our revenues going forward. We generate revenues from our business partners, including search providers and advertisers, who are drawn to our platform in part because of the size of our user base, its attractive demographics, and our level of user engagement. Our ability to maintain and expand our user base, as well as maintain and enhance user engagement, depends on, among other things, the effectiveness of our marketing and distribution spend, our ability to continuously offer comprehensive and effective products and services, recommend personalized content through technological innovation and provide a superior content discovery experience.
Our Ability to Monetize
We have long and deep relationships with our monetization partners. Changes in the revenue sharing or fee arrangements with our key monetization partners may materially affect our revenues, although we have not seen material impacts to our revenues over the 2016-2017 period from such pricing related factors.

However, for example, a change in the revenue sharing percentage paid by certain of our major partners such as Google or Yandex, or a change in their payment policies or other contractual arrangements, could impact our revenues, either positively or negatively. Likewise, with respect to certain major advertising partners, changes in the fee rate we receive per click or per sale may affect our revenues.
Further, our revenue generation is affected by our ability to promote and improve our users’ experience with our partners’ services, and our ability to open more advertising inventory. Such improvements provided an increase of 43.7% in revenue per browser user for the three months ended March 31, 2018 compared with the same period in 2017.
In 2017, we had approximately 160 monetization partners. We intend to maintain and deepen our relationships with current partners and attract more partners to increase and diversify our revenue sources. Our ability to further increase the number of partners primarily depends on whether we can provide integrated marketing services and help them more precisely reach their targeted users through our AI-powered content discovery platform.
Our Brand Recognition and Market Leadership
We believe that the strong brand recognition of  “Opera” is a key element of our success. Our ability to maintain our market share and brand recognition as a leading independent content discovery platform is key to our ability to maintain and enhance relationships with our users, monetization partners, content partners, distribution partners, and increase our revenues. In addition, the reputation and attractiveness of our platform among internet users also serves as a highly efficient marketing channel for our new products and services, through which we plan to introduce additional means of monetization to fuel future revenue growth.
Our Ability to Manage Our Operating Expenses
Our results of operations depend on our ability to manage our operating expenses. Our operating expenses consist primarily of staff cost, marketing and distribution expenses, server hosting expenses and rent. We expect the absolute amount of staff cost, server hosting expenses and rent to increase as we grow our business and as we make necessary adjustments to operate as a public company. We anticipate further investing in our growth by incurring increased marketing and distribution expenses. However, we expect our costs and operating expenses to decrease as a percentage of revenue as we improve our operating efficiency and as a result of economies of scale. For example, we underwent a restructuring process to streamline the business from late 2016 to early 2017, through which we consolidated and strengthened development in our current major hubs, and concentrated our Oslo headquarters around corporate functions, reducing the Oslo headcount from approximately 140 to 40.
Our Ability to Strengthen Our Technological Capabilities, Especially AI and Big Data
The internet business in general has undergone constant technological evolution. In particular, AI and big data have been transforming, and will continue to transform, the internet industry, especially the content consumption market. We are dedicated to continually enhancing and applying our capabilities to new forms of content discovery and recommendation technologies and other applications. We also plan to develop new products and services that could provide us additional monetization opportunities. To maintain and enhance our innovation capabilities, we have increased our investments in research and development and expect to continue to do so.
Unaudited Pro Forma Consolidated Financial Information
The unaudited pro forma consolidated statement of operations for the year ended December 31, 2016, is based on the historical audited consolidated financial statements of the Group and the audited consolidated financial statements of the acquired Consumer Business, held by Opera Software AS with subsidiaries when acquired (such financial information presented as “Predecessor”). All financial statements, including the Predecessor statements, were prepared in accordance with IFRS using the accounting policies described in our audited consolidated financial statements. Kunhoo Software LLC is a limited liability company incorporated in the Cayman Islands on July 26, 2016, and had no operations prior to the acquisition of the Opera Software AS, although it did incur significant transaction costs prior to the acquisition date. See “Corporate History and Structure—Corporate History.” These pro forma consolidated financial statements give effect to the acquisition of Opera Software AS by the Group as if the acquisition had occurred as of January 1, 2016. The actual acquisition date was November 3, 2016, and included cash consideration of US$575.0 million less working capital adjustments of US$17.3 million that were settled in cash in December 2016 and January 2018. No financing obligations were incurred as a result of the transaction.
Basis of Preparation
The unaudited pro forma financial information was prepared in accordance with Article 11 of Regulation S-X. Accordingly, the historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (i) directly attributable to the acquisition of Opera Software AS, (ii) expected to have a continuing impact on the Group and (iii) factually supportable.
In preparing the unaudited pro forma consolidated financial information, we have utilized the values of identifiable tangible and intangible net assets acquired, including goodwill resulted from the purchase price allocation used to record the purchase of Opera Software AS, and related depreciation and amortization periods and income tax effects when applicable.
The unaudited pro-forma financial consolidated statement of operations does not necessarily reflect what our consolidated results of operations would have been had the acquisition occurred on January 1, 2016. It may also not be useful in predicting future results of operations for the combined Group. The unaudited pro forma statement of operations does not reflect the realization of any expected cost savings as a result of initiatives following the completion of the acquisition. The unaudited pro forma consolidated financial information should be read in conjunction with “Risk Factors,” “Capitalization,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and the related notes included elsewhere in this prospectus.
Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma consolidated statement of operations.

Unaudited Pro Forma Consolidated Statement of Operations
	Predecessor for the period from January 1, 2016 to November 3, 2016	Successor Group from inception on July 26, 2016 to December 31, 2016	Pro forma adjustments	Notes	Unaudited pro forma consolidated Group for the year ended December 31, 2016
		(US$ in thousands)
Operating revenue and other income:
Operating revenue	88,518	18,767	—		107,285
Other income	—	—	—		—
Operating expenses:
Payouts to publishers and monetization partners	(638)	(469)	—		(1,107)
Personnel expenses including share-based remuneration	(35,493)	(5,972)	—		(41,465)
Depreciation and amortization	(9,586)	(3,082)	(4,044)	(1)	(16,712)
Other operating expenses	(42,486)	(19,032)	6,100	(2)	(55,418)
Restructuring costs	(3,911)	—	—		(3,911)
Total operating expenses	(92,113)	(28,555)	2,056		(118,613)
Operating profit (loss)	(3,595)	(9,788)	2,056		(11,328)
Income (loss) from associates and joint ventures:
Share of net income (loss) of associates and joint ventures	(2,664)	(237)	—		(2,901)
Net financial income (loss):
Financial income	—	37	—		37
Financial expense	(1,378)	(24)	—		(1,402)
Net foreign exchange gains (losses)	(1,212)	212	—		(1,000)
Total net financial income (loss)	(2,590)	225	—		(2,365)
Net income (loss) before income taxes	(8,849)	(9,800)	2,056		(16,594)
Income tax (expense) benefit	743	2,096	1,011	(3)	3,850
Net income (loss)	(8,106)	(7,704)	3,067		(12,744)

Notes to the Unaudited Pro Forma Consolidated Statement of Operations
(1)
The adjustment to amortization expense was determined by calculating amortization expense on individual intangible assets assuming that post-acquisition values and useful lives were applied from January 1, 2016, and subtracting the corresponding historical amortization expense on the same assets. The most significant increases in intangible assets with definite lives resulting from the business combination included technology and customer relationships which increased an aggregate of US$51.8 million compared to historical amounts and are amortized over periods ranging from 5 to 15 years on a straight-line basis. In addition, trademarks of US$70.6 million were acquired and determined to have an indefinite useful life and accordingly are not amortized.

(2)
This adjustment represents the elimination of non-recurring transaction costs incurred by the Group of US$6.1 million which are directly related to the acquisition of Opera Software AS.

(3)
The adjustment to income tax expense for the items specified in note (1) is based upon the 2016 statutory tax rate in Norway, where all intangible assets that were subject to an increase in post-acquisition value are held, of 25%. Income tax expense was not adjusted for the transaction costs related to the acquisition since no corresponding tax benefit has been recognized in the historical financial statements of the Successor for the period from July 26, 2016 to December 31, 2016.

The tables below show further details for certain captions included within the unaudited pro forma consolidated statement of operations. This information is derived from the sum of amounts included in the Predecessor for the period from January 1 to November 3, 2016 and the Successor for the period from July 26 to December 31, 2016 in notes 4, 5 and 6 of the consolidated financial statements and the pro forma adjustments described above.
	Predecessor for the period from January 1, 2016 to acquisition on November 3, 2016	Successor Group from inception on July 26, 2016 to December 31, 2016	Pro forma adjustments	Unaudited pro forma consolidated Group for the year ended December 31, 2016
		(US$ in thousands)
Pro forma operating revenue by revenue type:
Search	44,347	10,215	—	54,561
Advertising	27,960	5,219	—	33,180
Technology licensing/other	16,211	3,333	—	19,544
Total operating revenue	88,518	18,767	—	107,285
Pro forma operating revenue by customer location:
Ireland	32,730	9,310	—	42,041
Russia	13,883	2,868	—	16,751
Other	41,904	6,589	—	48,494
Total operating revenue	88,518	18,767	—	107,285
Pro forma personnel expenses including share-based remuneration:
Personnel expenses excluding share-based remuneration	34,579	5,972	—	40,551
Share-based remuneration, including related social security costs	914	—	—	914
Total personnel expenses including share-based remuneration	35,493	5,972	—	41,465
Pro forma other operating expenses:
Marketing and distribution	22,550	7,980	—	30,530
Hosting	7,894	2,215	—	10,109
Audit, legal and other advisory services	1,577	6,359	(6,100)	1,836
Software license fees	1,068	253	—	1,320
Rent and other office expenses	3,407	545	—	3,952
Travel	1,880	983	—	2,862
Other	4,110	698	—	4,808
Total other operating expenses	42,486	19,032	(6,100)	55,418

Description of Certain Statement of Operations Items
Operating Revenue
We currently generate operating revenue primarily from search, advertising, and technology licensing and other revenues. The table below sets forth the operating revenue, both in absolute amount and as a percentage of total operating revenue for the periods indicated.
	2016						2017

	Predecessor for the period from January 1, 2016 to November 3, 2016	% of total operating revenue	Successor Group from inception on July 26, 2016 to December 31, 2016	% of total operating revenue	Unaudited pro forma consolidated Group for the year ended December 31, 2016	% of total operating revenue	Successor Group for the year ended December 31, 2017	% of total operating revenue
									Successor Group for the three months ended March 31,
									2017	% of total operating revenue	2018(1)	% of total operating revenue
			(US$ in thousands, except for percentages)
Operating revenue:
Search	44,347	50.1	10,215	54.4	54,561	50.9	68,192	52.9	15,392	60.4	20,217	51.3
Advertising	27,960	31.6	5,219	27.8	33,180	30.9	41,047	31.8	7,208	28.3	12,916	32.7
Technology licensing/ other	16,211	18.3	3,333	17.8	19,544	18.2	19,653	15.2	2,875	11.3	6,313	16.0
Total operating revenue	88,518	100.0	18,767	100.0	107,285	100.0	128,893	100.0	25,425	100.0	39,446	100.0

(1)
Effective January 1, 2018, the Group adopted IFRS 15 Revenue from Contracts with Customers. The impact of adopting IFRS 15 is described in Note 2 of the unaudited condensed interim consolidated financial statements included elsewhere in this prospectus.

Search revenue accounted for 60.4% and 51.3% of our total operating revenue in the three months ended March 31, 2017 and 2018, respectively, and accounted for 54.4%, or 50.9% on a pro forma consolidated basis, in 2016 and 52.9% in 2017 of our total operating revenue. Through revenue sharing arrangements with our search partners including Google and Yandex, we generate search revenue when our users conduct searches initiated within the URL bar, default search page or search boxes embedded in our PC and mobile browsers, or otherwise redirected to our search partners via our browser functionality.
Advertising revenue accounted for 28.3% and 32.7% of our total operating revenue in the three months ended March 31, 2017 and 2018, respectively, and accounted for 27.8%, or 30.9% on a pro forma consolidated basis, in 2016 and 31.8% in 2017 of our total operating revenue. We generate advertising revenue by referring traffic from our platform to e-commerce and Online Travel Agency, or OTA, partners and by selling advertisements. The fee arrangements generally include revenue sharing, cost per click or subscription revenues collected by third parties on our behalf.
Technology licensing and other revenue accounted for 11.3% and 16.0% of our total operating revenue in the three months ended March 31, 2017 and 2018, respectively, and accounted for 17.8%, or 18.2% on a pro forma consolidated basis, in 2016 and 15.2% in 2017 of our total operating revenue. We generate licenses and other revenue mainly from licensing of our proprietary compression technology and providing related maintenance, supporting and hosting services to third parties, as well as enabling customized browser configurations to mobile operators.
Geographically, our operating revenue in 2017 and the three months ended March 31, 2018 was generated primarily from monetization partners domiciled in Ireland and Russia, with no other country exceeding 10% of our total operating revenues. The table below sets forth the operating revenue by monetization partners’ domiciled country, both in absolute amount and as a percentage of total operating revenue for the periods indicated. The breakdown of operating revenue by country reflects the country of domicile for our direct source of revenues from our monetization partners which is not necessarily an indication of where user activities occur because the end users are located worldwide.
	2016						2017

	Predecessor for the period from January 1, 2016 to November 3, 2016	% of total operating revenue	Successor Group from inception on July 26, 2016 to December 31, 2016	% of total operating revenue	Unaudited pro forma consolidated Group for the year ended December 31, 2016	% of total operating revenue	Successor Group for the year ended December 31, 2017	% of total operating revenue
									Successor Group for the three months ended March 31,
									2017	% of total operating revenue	2018(1)	% of total operating revenue
			(US$ in thousands, except for percentages)
Ireland	32,730	37.0	9,310	49.6	42,041	39.2	63,152	49.0	12,307	48.3	20,188	51.2
Russia	13,883	15.7	2,868	15.3	16,751	15.6	18,251	14.2	4,608	18.1	4,227	10.7
Other	41,904	47.3	6,589	35.1	48,494	45.2	47,490	36.8	8,560	33.6	15,031	38.1
Total operating revenue	88,518	100.0	18,767	100.0	107,285	100.0	128,893	100.0	25,475	100.0	39,446	100.0

(1)
Effective January 1, 2018, the Group adopted IFRS 15 Revenue from Contracts with Customers. The impact of adopting IFRS 15 is described in Note 2 of the unaudited condensed interim consolidated financial statements included elsewhere in this prospectus.

The table below sets forth operating revenue across the five most recent fiscal quarters.
	For the three months ended
	March 31, 2017	% of total operating revenue	June 30, 2017	% of total operating revenue	September 30, 2017	% of total operating revenue	December 31, 2017	% of total operating revenue	March 31, 2018	% of total operating revenue
	(US$ in thousands, except for percentages)
Operating revenue:
Search	15,392	60.4	15,670	59.2	17,034	44.8	20,095	51.7	20,217	51.3
Advertising	7,208	28.3	8,410	31.7	11,190	29.4	14,239	36.6	12,916	32.7
Technology licensing/other	2,875	11.3	2,411	9.1	9,833	25.8	4,535	11.7	6,313	16.0
Total operating revenue	25,475	100.0	26,491	100.0	38,057	100.0	38,869	100.0	39,446	100.0

During the three months ended March 31, June 30, September 30 and December 31, 2017 and the three months ended March 31, 2018, our operating revenue was US$25.5 million, US$26.5 million, US$38.1 million, US$38.9 million and US$39.4 million, respectively. Our search revenue steadily increased each quarter throughout the period. Advertising revenue increased throughout each quarter in 2017. The first quarter of 2018 represented a slight decline relative to the fourth quarter of 2017 due to seasonality, however was up 79.2% relative to the first quarter of 2017. Technology licensing and other revenue peaked in the third quarter of 2017 due to a software delivery, then increased again from the fourth quarter of 2017 to the first quarter of 2018.

Other Income
In 2017, we entered into a set of agreements with a customer that included a sale of intellectual property, perpetual licensing of other technology, and certain time-restricted hosting services. The licensed technology was in part procured for licensing from a third party. The sale of intellectual property, net of associated costs amounted to US$5.5 million and was recognized as other income. Proceeds allocated to the licensing of our own intellectual property as well as hosting services is recognized as technology licensing and other revenues under our operating revenue.
Operating Expenses
We categorize our operating expenses into (i) payouts to publishers and monetization partners, (ii) personnel expenses including share-based remuneration, (iii) depreciation and amortization, (iv) other operating expenses and (v) restructuring costs. The table below sets forth our operating expenses, both in absolute amount and as a percentage of total operating revenue, for the periods indicated.
	2016						2017

	Predecessor for the period from January 1, 2016 to November 3, 2016	% of total operating revenue	Successor Group from inception on July 26, 2016 to December 31, 2016	% of total operating revenue	Unaudited pro forma consolidated Group for the year ended December 31, 2016	% of total operating revenue(3)	Successor Group for the year ended December 31, 2017	% of total operating revenue
									Successor Group for the three months ended March 31,
									2017	% of total operating revenue	2018(4)	% of total operating revenue
			(US$ in thousands, except for percentages)
Payouts to publishers and monetization partners	638	0.7	469	2.5	1,107	1.0	1,303	1.0	104	0.4	678	1.7
Personnel expenses including share-based remuneration	35,493	40.1	5,972	31.8	41,465	38.6	44,315	34.4	8,726	34.3	11,110	28.2
Depreciation and amortization	9,586	10.8	3,082	16.4	16,712(1)	15.6	16,604	12.9	3,802	14.9	3,388	8.6
Other operating expenses	42,486	48.0	19,032	101.4	55,418(2)	51.7	58,652	45.5	10,311	40.5	14,493	36.7
Restructuring costs	3,911	4.4	—	—	3,911	3.6	3,240	2.5	1,741	6.8	—	—
Total operating expenses	92,113	104.1	28,555	152.2	118,613	110.6	124,114	96.3	24,683	96.9	29,669	75.2

(1)
Including a pro forma adjustment of amortization expenses of US$4.0 million. See “—Unaudited Pro Forma Consolidated Financial Information.”

(2)
Including a pro forma adjustment of non-recurring transaction costs of US$6.1 million. See “—Unaudited Pro Forma Consolidated Financial Information.”

(3)
Calculated based on consolidated pro forma operating revenues for the year ended December 31, 2016 of US$107,285 thousand.

(4)
Effective January 1, 2018, the Group adopted IFRS 9 Financial Instruments. The impact of adopting IFRS 9 is described in Note 2 of the unaudited condensed interim consolidated financial statements included elsewhere in this prospectus.

Payouts to Publishers and Monetization Partners
Our payouts to publishers and monetization partners primarily comprise publisher costs and costs of any platform or collection service used to facilitate subscription services where we are the principal of the transaction, which typically consist of fees based upon a percentage of relevant revenues, such as publishers providing content in which we deliver mobile advertisements or operators facilitating payments of Opera branded services. We expect our publisher and revenue share cost to increase in absolute amounts and relative to revenues in the foreseeable future due to the anticipated growth of our business and increasing exposure to content monetization.
Personnel Expenses including Share-based Remuneration
Our personnel expenses including share-based remuneration primarily consist of salaries and bonuses with applicable social security costs, external temporary hire cost, defined-contribution pension cost and other personnel related expenses, as well as share-based remuneration, including related social security costs, related to our employee share incentive plan adopted in 2017. Personnel expenses are net of capitalized development expenses, which amounted to US$0.3 million in 2016, or US$1.9 million on a pro forma consolidated basis, US$3.5 million in 2017 and US$1.0 million for the three months ended March 31, 2018. Capitalized development expenses in 2017 related mainly to the development of Opera News. We expect our personnel expenses to increase in absolute amounts in the foreseeable future due to the anticipated growth of business and expansion of our global operations, as well as periodic salary adjustments. For details of our share incentive plan, see “—Critical Accounting Policies—Share-based payment.” The table below sets forth the breakdown of our personnel expenses, both in absolute amount and as a percentage of total operating revenue for the periods indicated.
	2016						2017

	Predecessor for the period from January 1, 2016 to November 3, 2016	% of total operating revenue	Successor Group from inception on July 26, 2016 to December 31, 2016	% of total operating revenue	Unaudited pro forma consolidated Group for the year ended December 31, 2016	% of total operating revenue(1)	Successor Group for the year ended December 31, 2017	% of total operating revenue
									Successor Group for the three months ended March 31,
									2017	% of total operating revenue	2018	% of total operating revenue
			(US$ in thousands, except for percentages)
Personnel expenses excluding share-based remuneration	34,579	39.1	5,972	31.8	40,551	37.8	34,819	27.0	8,726	34.3	8,661	22.0
Share-based remuneration, including related social security costs	914	1.0	—	—	914	0.9	9,496	7.4	—	0.0	2,449	6.2
Total	35,493	40.1	5,972	31.8	41,465	38.6	44,315	34.4	8,726	34.3	11,110	28.2

(1)
Calculated based on consolidated pro forma operating revenues for the year ended December 31, 2016 of US$107.3 million.

Other Operating Expenses
Our other operating expenses primarily consists of marketing and distribution expenses, which includes payments to distribution partners; hosting expenses; professional advisory service fees; software license fees, rent and other office expenses and travel expenses. We expect our other operating expenses to increase in absolute amounts in the foreseeable future due to anticipated growth of our business as well as accounting, insurance, investor relations and other public company costs. The table below sets forth the breakdown of our other operating expenses, both in absolute amount and as a percentage of total operating revenue for the periods indicated.

	2016						2017

	Predecessor for the period from January 1, 2016 to November 3, 2016	% of total operating revenue	Successor Group from inception on July 26, 2016 to December 31, 2016	% of total operating revenue	Unaudited pro forma consolidated Group for the year ended December 31, 2016	% of total operating revenue(2)	Successor Group for the year ended December 31, 2017	% of total operating revenue
									Successor Group for the three months ended March 31,
									2017	% of total operating revenue	2018(3)	% of total operating revenue
			(US$ in thousands, except for percentages)
Marketing and distribution	22,550	25.5	7,980	42.5	30,530	28.5	30,971	24.0	3,691	14.5	7,338	18.6
Hosting	7,894	8.9	2,215	11.8	10,109	9.4	12,105	9.4	3,291	12.9	2,618	6.6
Audit, legal and other advisory services	1,577	1.8	6,359	33.9	1,836(1)	1.7	3,529	2.7	698	2.7	2,248	5.7
Software license fees	1,068	1.2	253	1.3	1,320	1.2	1,346	1.0	464	1.8	200	0.5
Rent and other office expenses	3,407	3.8	545	2.9	3,952	3.7	4,304	3.3	838	3.3	1,122	2.8
Travel	1,880	2.1	983	5.2	2,862	2.7	1,775	1.4	472	1.9	520	1.3
Other	4,110	4.6	698	3.7	4,808	4.5	4,622	3.6	856	3.4	448	1.1
Total other operating expenses	42,486	48.0	19,032	101.4	55,418	51.7	58,652	45.5	10,311	40.5	14,493	36.7

(1)
Including a pro forma adjustment of US$6.1 million. See “—Unaudited Pro Forma Consolidated Financial Information.”

(2)
Calculated based on consolidated pro forma operating revenues for the year ended December 31, 2016 of US$107.3 million.

(3)
Effective January 1, 2018, the Group adopted IFRS 9 Financial Instruments. The impact of adopting IFRS 9 is described in Note 2 of the unaudited condensed interim consolidated financial statements included elsewhere in this prospectus.

Restructuring Costs
Our restructuring costs mainly consist of severance payments to former employees and reductions of office space, with certain associated legal fees. Our restructuring (including the restructuring within the Predecessor period) represents a streamlining of our business carried out over a limited time-period.
Taxation
Norway
As most of our activities are consolidated in Norway, the starting point of reconciliation of effective tax rate is the applicable tax rate in Norway, which was 25.0% in 2016 and 24.0% in 2017. The applicable tax rate in Norway in 2018 is 23.0%.
Ireland
Opera Software Ireland Limited, our subsidiary incorporated and tax resident in Ireland, is subject to Irish corporation tax on any worldwide profits or chargeable capital gains (subject to any available reliefs). The standard rate of corporation tax on Irish trading profits is 12.5%. To benefit from this rate, companies must derive income from a trade that is actively carried on in Ireland. A rate of 25% applies to non-trading (for example, rental income and royalty income) and foreign-source income. An Irish resident company will, subject to any exemptions that are available, pay tax on any gains it realizes on the disposal of its capital assets at an effective rate of 33%.
Cayman Islands
The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty.

There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of, the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments.
Hong Kong
Kunhoo Software Limited, our subsidiary incorporated in Hong Kong, is subject to 16.5% Hong Kong profit tax on its taxable income generated from operations in Hong Kong. Under Hong Kong tax laws, we are exempted from the Hong Kong income tax on our foreign-derived income. In addition, payments of dividends from our Hong Kong subsidiary to us are not subject to any Hong Kong withholding tax.

Results of Operations
The following table sets forth a summary of our consolidated statements of operations for both the Group and the Predecessor, as well as pro forma consolidated results giving effect to the acquisition of Opera Software AS by the Group as if the acquisition had occurred as of January 1, 2016, for the periods indicated, in absolute amounts and as percentages of total operating revenue during the period. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.
	2016						2017

	Predecessor for the period from January 1, 2016 to November 3, 2016	% of total operating revenue	Successor Group from inception on July 26, 2016 to December 31, 2016	% of total operating revenue	Unaudited pro forma consolidated Group for the year ended December 31, 2016	% of total operating revenue	Successor Group for the year ended December 31, 2017	% of total operating revenue
									Successor Group for the three months ended March 31,
									2017	% of total operating revenue	2018(4)	% of total operating revenue
			(US$ in thousands, except for percentages)
Operating revenue and other income:
Operating revenue	88,518	100.0	18,767	100.0	107,285	100.0	128,893	100.0	25,475	100.0	39,446	100.0
Other income	—	—	—	—	—	—	5,460	N/A	—	—	—	—
Operating expenses:
Payouts to publishers and monetization partners	(638)	(0.7)	(469)	(2.5)	(1,107)	(1.0)	(1,303)	(1.0)	(104)	(0.4)	(678)	(1.7)
Personnel expenses including share-based remuneration	(35,493)	(40.1)	(5,972)	(31.8)	(41,465)	(38.6)	(44,315)	(34.4)	(8,726)	(34.3)	(11,110)	(28.2)
Depreciation and amortization	(9,586)	(10.8)	(3,082)	(16.4)	(16,712)(1)	(15.6)	(16,604)	(12.9)	(3,802)	(14.9)	(3,388)	(8.6)
Other operating expenses	(42,486)	(48.0)	(19,032)	(101.4)	(55,418)(2)	(51.7)	(58,652)	(45.5)	(10,311)	(40.5)	(14,493)	(36.7)
Restructuring costs	(3,911)	(4.4)	—	—	(3,911)	(3.6)	(3,240)	(2.5)	(1,741)	(6.8)	—	—
Total operating expenses	(92,113)	(104.1)	(28,555)	(152.2)	(118,613)	(110.6)	(124,114)	(96.3)	(24,683)	(96.9)	(29,669)	(75.2)
Operating profit (loss)	(3,595)	(4.1)	(9,788)	(52.2)	(11,328)	(10.6)	10,239	7.9	792	3.1	9,776	24.8
Income (loss) from associates and joint ventures:
Share of net income (loss) of associates and joint ventures	(2,664)	(3.0)	(237)	(1.3)	(2,901)	(2.7)	(1,670)	(1.3)	(356)	(1.4)	(1,009)	(2.6)
Net financial income (loss):
Financial income	—	—	37	0.2	37	—*	1,054	0.8	13	0.1	95	0.2
Financial expense	(1,378)	(1.6)	(24)	(0.1)	(1,402)	(1.3)	(238)	(0.2)	(62)	(0.2)	(34)	(0.1)
Net foreign exchange gains (losses)	(1,212)	(1.4)	212	1.1	(1,000)	(0.9)	(1,881)	(1.5)	(315)	(1.2)	81	0.2
Total net financial income (loss)	(2,590)	(2.9)	225	1.2	(2,365)	(2.2)	(1,065)	(0.8)	(364)	(1.4)	142	0.4
Net income (loss) before income taxes	(8,849)	(10.0)	(9,800)	(52.2)	(16,594)	(15.5)	7,504	5.8	73	0.3	8,909	22.6
Income tax (expense) benefit	743	0.8	2,096	11.2	3,850(3)	3.6	(1,440)	(1.1)	(241)	(0.9)	(2,289)	(5.8)
Net income (loss)	(8,106)	(9.2)	(7,704)	(41.1)	(12,744)	(11.9)	6,064	4.7	(168)	(0.7)	6,619	16.8

*
Less than 0.1%.

(1)
Including a pro forma adjustment of amortization expenses of US$4.0 million. See “—Unaudited Pro Forma Consolidated Financial Information.”

(2)
Including a pro forma adjustment of non-recurring transaction costs of US$6.1 million. See “—Unaudited Pro Forma Consolidated Financial Information.”

(3)
Including a pro forma adjustment of income tax benefit of US$1.0 million. See “—Unaudited Pro Forma Consolidated Financial Information.”

(4)
Effective January 1, 2018, the Group adopted IFRS 15 Revenue from Contracts with Customers and IFRS 9 Financial Instruments. The impact of adopting these standards is described in Note 2 of the unaudited condensed interim consolidated financial statements included elsewhere in this prospectus.

Three Months Ended March 31, 2018 Compared to Three Months Ended March 31, 2017
Operating Revenue and Other Income
We had operating revenue of US$39.4 million in the three months ended March 31, 2018, compared to US$25.5 million for the same period in 2017, marking an increase of 54.8%. This increase was driven by growth across all our revenue categories.
•
Search Revenue. Our search revenue increased to US$20.2 million in the three months ended March 31, 2018 from US$15.4 million for the same period in 2017, representing an increase of 31.3%. The increase was driven by both our user growth over the period, resulting in a larger number of search queries, and by an increase in our average revenue per qualified search following improved monetization by our search partners. Our collaboration with search partners to enhance the mobile search experience for many of our users by enabling richer landing pages that also featured more high-end advertisements was a key component to the improved per-search monetization.

•
Advertising Revenue. Our advertising revenue increased to US$12.9 million in the three months ended March 31, 2018 from US$7.2 million for the same period in 2017, representing an increase of 79.2%. The most dramatic impact came with the introduction of the Opera News service in our mobile browsers in 2017, opening up additional volumes of advertising inventory and supporting longer session times, ultimately resulting in rapid revenue growth on industry-standard mobile ad units. Further, price factors such as growth in high-ARPU markets such as Europe and the United States for the PC user base and closer collaboration with our e-commerce partners to improve conversion rates represented favorable factors towards our overall growth in advertising revenue.

•
Technology Licensing and Other Revenue. Our technology licensing and other revenue increased to US$6.3 million in the three months ended March 31, 2018 from US$2.9 million for the same period in 2017, representing an increase of 119.6%. Technology licensing and other revenue tends to be volatile on a quarterly level given the nature of this revenue category.

Operating Expenses
We had total operating expenses of US$29.7 million in the three months ended March 31, 2018, compared to US$24.7 million for the same period in 2017. Our total operating expenses as a percentage of total operating revenue decreased to 75.2% in the three months ended March 31, 2018 from 96.9% for the same period in 2017.
Payouts to Publisher and Monetization Partners
Our payouts to publisher and monetization partners amounted to US$0.7 million in the three months ended March 31, 2018 and US$0.1 million for the same period in 2017.
Personnel Expenses including Share-Based Remuneration
Our personnel expenses including share-based remuneration increased to US$11.1 million in the three months ended March 31, 2018 from US$8.7 million for the same period in 2017, representing an increase of 27.3%. The increase was attributable to an increase in share-based remuneration to US$2.4 million in the three months ended March 31, 2018 from nil (US$0) for the same period in 2017, whereas the personnel expenses excluding share-based remuneration was stable at US$8.7 million in both the three months ended March 31, 2017 and 2018.
Depreciation and Amortization
Our depreciation and amortization of US$3.4 million in the three months ended March 31, 2018, compared to US$3.8 million for the same period in 2017, representing a decrease of 10.2%. Depreciation and amortization largely related to equipment, as well as intangible assets including technology and customer relationships.

Other Operating Expenses
Our other operating expenses increased to US$14.5 million in the three months ended March 31, 2018 from US$10.3 million for the same period in 2017, representing an increase of 40.6%. The US$4.2 million increase primarily consisted of US$3.6 million increased marketing and distribution expenses as our business expanded, as well as an increase of US$1.6 million in audit, legal and other advisory services largely driven by our preparations for this offering, partially offset by a decrease in hosting costs by 20.4% or US$0.7 million.
Operating Profit
As a result of the foregoing, we recorded an operating profit of US$9.8 million in the three months ended March 31, 2018, representing an operating margin of 24.8% and an increase of 1,133.7% from US$0.8 million for the same period in 2017.
Loss from Associates and Joint Ventures
Our loss from associates and joint ventures was US$1.0 million in the three months ended March 31, 2018, and US$0.4 million for the same period in 2017. Our loss in the three months ended March 31, 2018 was related to the net loss from our investment in investments in two joint ventures, nHorizon Innovation (Beijing) Software Ltd. and Powerbets Holding Limited, and an associate, Opay Digital Services Limited. Our loss from associates and joint ventures in the three months ended March 31, 2017 was related to the net loss from our investment in one joint venture, nHorizon Innovation (Beijing) Software Ltd.
Net Financial Income (Expenses)
We recorded total net financial income of US$0.1 million in the three months ended March 31, 2018, caused by financial income of US$95,000 and foreign exchange gains of US$81,000, which was partially offset by financial expense of US$34,000 for the same period. We recorded a net financial loss of US$0.4 million in the three months ended March 31, 2017, or 1.4% of our operating revenue, caused by foreign exchange losses of US$0.3 million and financial expense of US$62,000, which were partially offset by net financial income of US$13,000.
Income Tax Expenses
We recorded an income tax expense of US$2.3 million in the three months ended March 31, 2018. The effective tax rate, expressed as the percentage of income tax expenses to net income before income taxes, was 25.7%, due to non-taxable losses from associates and joint ventures, and the recognized equity cost of our restricted share unit program. In the three months ended March 31, 2017, we recorded an income tax expense of US$0.2 million.
Net Income (Loss) for the Year
As a result of the foregoing, we incurred net income of US$6.6 million in the three months ended March 31, 2018, and recorded a net loss of US$0.2 million for the same period in 2017.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016
Operating Revenue and Other Income
We had operating revenue of US$128.9 million in 2017, compared to US$18.8 million in 2016, or US$107.3 million on a pro forma consolidated basis, marking an increase of 20.1% on a pro forma consolidated basis. This increase was driven by both search and advertising revenue.
•
Search Revenue.   Our search revenue increased to US$68.2 million in 2017 from US$10.2 million in 2016, or US$54.6 million in 2016 on a pro forma consolidated basis, representing an increase of 25.0% on a pro forma consolidated basis. The increase was primarily due to an increase in our average revenue per qualified search following improved monetization by our search partners and the PC user base growth in high-ARPU such as Europe and the United States, directly affecting the monetary value of our revenue share. This trend was amplified by our collaboration with search partners to enhance the mobile search experience for many of our users by enabling richer landing pages that also featured more high-end advertisements.

•
Advertising Revenue.   Our advertising revenue increased to US$41.0 million in 2017 from US$5.2 million in 2016, or US$33.2 million in 2016 on a pro forma consolidated basis, representing an increase of 23.7% on a pro forma consolidated basis. The most dramatic impact came with the introduction of the Opera News service in our mobile browsers in 2017, opening up additional volumes of advertising inventory and supporting longer session times, ultimately resulting in rapid revenue growth on industry-standard mobile ad units. Further, price factors such as growth in high-ARPU markets such as Europe and the United States for the PC user base and closer collaboration with our e-commerce partners to improve conversion rates represented favorable factors towards our overall growth in advertising revenue.

•
Technology Licensing and Other Revenue.   Our technology licensing and other revenue increased to US$19.7 million in 2017 from US$3.3 million in 2016, or US$19.5 million in 2016 on a pro forma consolidated basis. Technology licensing and other revenue, which included US$7.0 million associated with a perpetual license agreement, remained stable in 2017, in line with our strategic decision to center our focus on our content discovery business which we believe is more scalable.

In 2017, we recorded other income of US$5.5 million. This included proceeds related to divestment of intellectual property.
Operating Expenses
We had total operating expenses of US$124.1 million in 2017, compared to US$28.6 million in 2016, or US$118.6 million on a pro forma consolidated basis. Our total operating expenses as a percentage of total operating revenue decreased to 96.3% in 2017 from 110.6% of total operating revenues of US$107.3 million in 2016 on a pro forma consolidated basis.
Payouts to Publisher and Monetization Partners
Our payouts to publisher and monetization partners amounted to US$0.5 million, or US$1.1 million on a pro forma consolidated basis, in 2016 and US$1.3 million in 2017. We expect our publisher and revenue share cost to increase in absolute amounts and relative to revenues in the foreseeable future due to the anticipated growth of our business and increasing exposure to content monetization.
Personnel Expenses including Share-Based Remuneration
Our personnel expenses including share-based remuneration increased to US$44.3 million in 2017 from US$6.0 million in 2016, or US$41.5 million in 2016 on a pro forma consolidated basis, representing an increase of 6.9% on a pro forma consolidated basis. However, within this category, share-based remuneration increased from US$0.9 million on a pro forma consolidated basis in 2016 to US$9.5 million in 2017, whereas the personnel expenses excluding share-based remuneration decreased from US$40.6 million on a pro forma consolidated basis in 2016 to US$34.8 million in 2017, representing a decrease of 14.1% on a pro forma consolidated basis, as a result of the restructuring carried out in late 2016 and early 2017 offsetting our investment in hiring additional product development personnel.
Depreciation and Amortization
We had depreciation and amortization of US$16.6 million in 2017, compared to US$3.1 million in 2016, or US$16.7 million on a pro forma consolidated basis, representing a decrease of 0.6% on pro forma consolidated basis. Depreciation and amortization largely related to equipment, as well as intangible assets including technology and customer relationships.
Other Operating Expenses
Our other operating expenses increased to US$58.7 million in 2017 from US$19.0 million in 2016, or increased by 5.8% from US$55.4 million in 2016 on a pro forma consolidated basis. Marketing and distribution represent over half of other operating expenses, and was relatively unchanged on a pro forma consolidated basis. The pro forma increase was largely driven by an increase in hosting expenses as we expanded our business and opened new data centers in 2017, as well as an increase in audit, legal and other advisory services as we carried out our first full year of operations. Partially offsetting the above mentioned increases, we were able to reduce travel costs of US$2.9 million and other miscellaneous costs of US$4.8 million by US$1.3 million in the aggregate on a pro forma basis in 2016 compared to travel costs of US$1.8 million and other miscellaneous costs of US$4.6 million in 2017.
Operating Profit (loss)
As a result of the foregoing, we recorded an operating profit of US$10.2 million in 2017, representing an operating margin of 7.9%. We recorded an operating loss of US$9.8 million in 2016, or a loss of US$11.3 million on a pro forma consolidated basis.
Loss from Associates and Joint Ventures
Our loss from associates and joint ventures was US$0.2 million in 2016, or US$2.9 million on a pro forma consolidated basis, and US$1.7 million in 2017. Our loss in 2016 was related to the net loss from our investment in one joint venture, nHorizon Innovation (Beijing) Software Ltd. Our loss from associates and joint ventures in 2017 was related to the net loss from our investments in two joint ventures, nHorizon Innovation (Beijing) Software Ltd. and Powerbets Holding Limited, and an associate, Opay Digital Services Limited.
Net Financial Income (Expenses)
We recorded total net financial income of US$0.2 million in 2016, caused by foreign exchange gains of the same amount. We recorded a net financial loss of US$2.4 million in 2016 on a pro forma consolidated basis, or 2.2% of our operating revenue of US$107.3 million on a pro forma consolidated basis, caused by financial expense of US$1.4 million and foreign exchange losses of US$1.0 million. We recorded net financial loss of US$1.1 million in 2017, or 0.8% of our operating revenue, driven by net foreign exchange losses of US$1.9 million and financial expenses of US$0.2 million, which were partially offset by net financial income of US$1.1 million predominantly from a change in the estimated fair value of a variable liability to Otello Corporation ASA.
Income Tax Benefit (Expenses)
We recorded an income tax benefit of US$2.1 million in 2016. We recorded an income tax benefit of US$3.9 million in 2016 on a pro forma consolidated basis, primarily because the Group as a whole did not generate profit in 2016 and based upon our expectation that future taxable income will be sufficient to enable us to utilize the corresponding deferred tax asset. The tax benefit in 2016 was also impacted by a change in the Norwegian statutory tax rate from 25% to 24% in December 2016 which reduced net deferred tax liabilities at December 31, 2016. We recorded income tax expense of US$1.4 million in 2017, and the effective tax rate in 2017, as the percentage of income tax expenses to net income before income taxes, was 19.2% due to non-taxable currency effects, other gains and the impact of the reduction in the Norwegian statutory tax rate from 24% to 23% in December 2017, which reduced net deferred tax liabilities at December 31, 2017, offset by the non-recognition of certain deferred tax assets.
Net Income (Loss) for the Year
As a result of the foregoing, we incurred a net loss of US$7.7 million in 2016, or a net loss of US$12.7 million in 2016 on a pro forma consolidated basis, and recorded a net income of US$6.1 million for 2017.
Non-IFRS Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with IFRS, we use adjusted EBITDA and adjusted net income (loss), both non-IFRS financial measures, as described below, to understand and evaluate our core operating performance. These non-IFRS financial measures, which may differ from similarly titled measures used by other companies, are presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with IFRS.
We define adjusted EBITDA as net income (loss) excluding income tax expense (benefit), total net financial loss (income), share of net loss (income) of associates and joint ventures, restructuring costs, depreciation and amortization, share-based remuneration less other income. We define adjusted net income (loss) as net income (loss) excluding share-based remuneration and amortization cost related to intangible assets recognized in the Opera Software AS acquisition, adjusted for the associated deferred income tax benefit related to deductible social security cost and deferred taxes on such amortization of intangible assets. We believe that adjusted EBITDA and adjusted net income (loss) provide useful information to investors and others in understanding and evaluating our operating results. These non-IFRS financial measures adjust for the impact of items that we do not consider indicative of the operational performance of our business. While we believe that these non-IFRS financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared and presented in accordance with IFRS.

The following tables present reconciliations of adjusted EBITDA and adjusted net income (loss) to net income (loss), the most directly comparable IFRS financial measures, for the periods indicated.
	2016			2017

	Predecessor for the period from January 1, 2016 to November 3, 2016	Successor Group from inception on July 26, 2016 to December 31, 2016	Unaudited pro forma consolidated Group for the year ended December 31, 2016(1)	Successor Group for the year ended December 31, 2017
					Successor Group for the three months ended March 31,
					2017	2018(5)
		(US$ in thousands)
Reconciliation of net income (loss) to adjusted EBITDA
Net income (loss)	(8,106)	(7,704)	(12,744)	6,064	(168)	6,619
Add: Income tax expense (benefit)	(743)	(2,096)	(3,850)	1,440	241	2,289
Add: Total net financial loss (income)	2,590	(225)	2,365	1,065	364	(142)
Add: Share of net loss (income) of associates and joint ventures	2,664	237	2,901	1,670	356	1,009
Add: Restructuring costs(2)	3,911	—	3,911	3,240	1,741	—
Add: Depreciation and amortization	9,586	3,082	16,712	16,604	3,802	3,388
Add: Share-based remuneration	914	—	914	9,496	—	2,449
Less: Other income(3)	—	—	—	(5,460)	—	—
Adjusted EBITDA	10,816	(6,706)	10,210	34,119	6,335	15,613
Reconciliation of net income (loss) to adjusted net income
Net income (loss)	(8,106)	(7,704)	(12,744)	6,064	(168)	6,619
Add: Share-based remuneration	914	—	914	9,496	—	2,449
Add: Opera acquisition amortization	—	853	5,120	5,120	1,280	1,280
Income tax adjustment(4)	(37)	(1,413)	(2,516)	(2,884)	(332)	(478)
Adjusted net income (loss)	(7,229)	(8,264)	(9,226)	17,796	780	9,870

(1)
Including pro form adjustments. See “—Unaudited Pro Forma Consolidated Financial Information.”

(2)
Restructuring costs in 2016 and 2017 mainly consist of severance payments to former employees and reductions of office space, with certain associated legal fees. Such costs are not recurring in nature.

(3)
Other income in 2017 was related to a sale of intellectual property and related costs, and not related to our ordinary business activities.

(4)
Reversal of the income tax benefit related to the social security cost component of share-based remuneration, and deferred taxes on the amortization of intangible assets recognized in the acquisition of Opera Software AS.

(5)
Effective January 1, 2018, the Group adopted IFRS 15 Revenue from Contracts with Customers and IFRS 9 Financial Instruments. The impact of adopting these standards is described in Note 2 of the unaudited condensed interim consolidated financial statements included elsewhere in this prospectus.

Liquidity and Capital Resources
Our principal sources of liquidity have been cash generated from operating activities. As of December 31, 2016 and 2017, and March 31, 2018, we had US$34.2 million, US$33.2 million and US$39.3 million, respectively, in cash and cash equivalents. Cash and cash equivalents consist of cash on hand, checking and demand deposits, cash equivalents and restricted cash. Our cash and cash equivalents are primarily denominated in U.S. Dollars, with limited amounts held in Euro, Norwegian Krone and other local currencies of the markets where we operate. We intend to finance our future working capital requirements and capital expenditures from cash generated from operating activities, as well as funds raised from financing activities, including the net proceeds we will receive from this offering. We believe that our current available cash and cash equivalents will be sufficient to meet our working capital requirements and capital expenditures in the ordinary course of business for the next 12 months, although additional cash may enable us to seize opportunities to accelerate growth.
The following table sets forth a summary of our cash flows for the periods indicated.
	Successor Group from Inception on July 26, 2016 to December 31, 2016	Successor Group for the Year Ended December 31, 2017	Successor Group for the three months ended March 31, 2017	Successor Group for the three months ended March 31, 2018
	(US$ in thousands)
Summary Consolidated Cash Flow Data:
Net cash provided by operating activities	1,697	11,653	(11,268)	4,137
Net cash provided by/(used in) investing activities	25,538	(3,305)	4,673	2,451
Net cash provided by/(used in) financing activities	6,946	(10,031)	(4,626)	(1,050)
Net increase (decrease) in cash and cash equivalents	34,181	(1,683)	(11,221)	5,538
Cash and cash equivalents at beginning of the year/period	—	34,181	34,181	33,207
Effects of exchange rate change on cash and cash equivalents	—	709	167	555
Cash and cash equivalents at end of the year/period	34,181	33,207	23,126	39,300
Operating Activities
Net cash provided by operating activities was US$4.1 million in the three months ended March 31, 2018. This amount primarily represents net income before income taxes of US$8.9 million and adjustments for depreciation and amortization of US$3.4 million, share of losses of associates and joint ventures of US$1.0 million and equity cost of share-based remuneration of US$1.4 million. These were partially offset by an increase in accounts and other receivables of US$5.9 million, a US$2.7 million reduction in other liabilities (largely annual bonuses for 2017) and income taxes paid of US$0.9 million.
Net cash provided by operating activities was US$11.7 million in 2017. This amount primarily represents net income before income taxes of US$7.5 million, adjustments for depreciation and amortization of US$16.6 million and equity cost of share-based remuneration of US$7.0 million, partially offset by a decrease in trade and other payables of US$8.5 million (of which US$4.7 million relates to payment of transaction costs associated with the acquisition of the Predecessor) and net gain from disposals of equipment and intangible assets of US$5.5 million, relating to a sale of intellectual property.
Net cash provided by operating activities for the Successor was US$1.7 million from our inception on July 26, 2016 to December 31, 2016. This amount primarily represents an increase in accounts and other payables of US$11.9 million and an adjustment for depreciation and amortization of US$3.1 million, partially offset by our loss before tax of US$9.8 million and an increase in accounts and other receivables of US$3.9 million.
Investing Activities
Net cash provided by investing activities was US$2.5 million in the three months ended March 31, 2018, which was primarily attributable to the release of US$2.5 million held in escrow to secure loans to

nHorizon Innovation (Beijing) Software Ltd., a joint venture of ours, and a cash settlement related to the Opera Software AS acquisition of  $2.9 million, partially offset by purchases of equipment of US$1.3 million, capitalized development costs of US$1.0 million and investments in, and loans to associates and joint ventures of US$0.7 million.
Net cash used in investing activities was US$3.3 million in 2017, which was primarily attributable to US$6.9 million of investments and loans to joint ventures and associates, purchase of equipment of US$3.5 million and capitalized development costs of US$3.5 million, partially offset by proceeds from sales of equipment and intangibles of US$5.7 million, and the release of US$5.4 million held in escrow to secure loans to nHorizon Innovation (Beijing) Software Ltd., a joint venture of ours.
Net cash provided by investing activities for the Successor was US$25.5 million from our inception on July 26, 2016 to December 31, 2016, which was primarily attributable to cash acquired from the acquisition of the Predecessor of US$31.7 million, less investments in nHorizon Innovation (Beijing) Software Ltd. of US$5.5 million.
Financing Activities
Net cash used in financing activities was US$1.1 million in the three months ended March 31, 2018, which was attributable to payment of finance lease liabilities of US$0.7 million related to certain financial leases to host our servers and repayments of loans and borrowings of US$0.4 million related to the server financing loan from Dell Bank International d.a.c.
Net cash used in financing activities was US$10.0 million in 2017, which was attributable to payment of finance lease liabilities of US$5.7 million related to certain financial leases to host our servers and repayments of loans and borrowings of US$4.4 million related to the server financing loan from Dell Bank International d.a.c.
Net cash provided by financing activities was US$6.9 million from our inception on July 26, 2016 to December 31, 2016, which was primarily attributable to proceeds from loans and borrowings of US$5.5 million related to a short-term loan from Otello Corporation ASA and proceeds from investors of US$1.6 million.
The cash used in the purchase of Opera Software AS is not presented in the Group’s consolidated statements of cash flows as it was funded directly by our members and assigned to the Group.
Capital Expenditures
We made capital expenditures for the Successor of US$0.6 million from our inception from July 26, 2016 to December 31, 2016, US$7.0 million for the year ended December 31, 2017 and US$2.4 million in the three months ended March 31, 2018. In these periods, our capital expenditures were used for purchase of equipment and capitalized development cost.

Contractual Obligations
The following table sets forth our contractual obligations as of December 31, 2017:
	Payment Due by Period
	Total	Less Than 1 Year	1 – 5 Years	More than 5 Years
	(US$ in thousands)
Long-term debt obligations	3,767	—	3,767	—
Operating lease obligations	10,589	3,250	6,702	638
Finance lease liabilities(1)	2,339	2,073	265	—
Total contractual commitments	16,695	5,324	10,734	638

(1)
Represents leases of server equipment for hosting purposes under several financial leases, some of which provide the option for us to buy the equipment at the end of the leasing period. We frequently exercise the option to buy the equipment at the end of the leases. In addition, minimum lease payments made under finance leases are apportioned between finance expense and the reduction of the outstanding liability. The finance expense is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

In January 2017, we made a guarantee in favor of Dell Bank International d.a.c. as security for any and all present and future financial lease liabilities of our subsidiaries as the lessee of servers to Dell Financial Services owing from time to time. This guarantee is (i) limited to a principal amount of approximately US$14.6 million, with the addition of any interests, costs and/or expenses accruing on the liabilities and/or as a result of the lessee’s non-fulfilment of the liabilities; (ii) independent and separate from the obligations of the lessee; and (iii) valid for ten years from January 17, 2017.
Other than those shown above, we did not have any significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2017.
Internal Control over Financial Reporting
Prior to this offering, we were a private company with limited accounting personnel and other resources to address our internal control over financial reporting. In connection with the audit of the consolidated financial statements of Kunhoo Software LLC and its subsidiaries as of December 31, 2017 and 2016 (Successor), and for the year ended December 31, 2017 (Successor), for the period from July 26, 2016 to December 31, 2016 (Successor), and for the period from January 1, 2016 to November 3, 2016 (Predecessor), we and our independent registered public accounting firm identified two material weaknesses. As defined in standards established by the PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.
The two identified material weaknesses arose from our (a) lack of a sufficient number of qualified resources with IFRS, external financial reporting and internal controls expertise and (b) lack of formalized policies and procedures to ensure that significant and unusual transactions and other transactions are sufficiently analyzed and assessed against the requirements of IFRS, including the preparation and review of contemporaneous documentation. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control over financial reporting under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal control over financial reporting, as we and they will be required to do so once we become a public company. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.

To remedy our identified material weaknesses, we are in the process of adopting several measures that will improve our internal control over financial reporting, including: (i) recruiting additional experienced personnel with relevant past experience working on IFRS and SEC reporting; (ii) establishing a comprehensive accounting policies and procedures manual and providing internal training to accounting and finance personnel in relation to policies and procedures; and (iii) establishing comprehensive policies and procedures for related accounting system activities.
We expect to complete the measures above as soon as practicable and we will continue to implement measures to remedy our internal control deficiencies in order to meet the deadline imposed under Section 404 of the Sarbanes-Oxley Act. The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligations. If we fail to develop or maintain an effective system of internal controls over our financial reporting, we may not be able to accurately report our financial results, prevent fraud or meet our reporting obligations. As a result, investor confidence and the market price of our shares may be materially and adversely affected. See “Risk Factors—Risks Related to Our Business and Industry—Material weaknesses in our internal control over financial reporting have been identified, and if we fail to implement and maintain effective internal control over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.”
Critical Accounting Policies
Business Combinations, Goodwill
Business combinations are accounted for in accordance with IFRS 3 using the acquisition method. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities assumed and the equity interests issued by the Group. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date.
Goodwill is initially measured as the excess of the aggregate of the consideration transferred and the amount of non-controlling interest if any over the net identifiable assets acquired and liabilities assumed.
At the acquisition date, the Group recognizes the identifiable acquired assets, liabilities and contingent liabilities (identifiable net assets) of the subsidiaries on the basis of fair value at the acquisition date. Recognized assets and liabilities may be adjusted during a maximum of 12 months from the acquisition date, depending on new information obtained about the facts and circumstances existing at the acquisition date.
Significant assumptions used in determining allocation of fair value include the following valuation techniques: the cost approach, the income approach and the market approach which are determined based on cash flow projections and related discount rates, industry indices, market prices regarding replacement cost and comparable market transactions.
Acquisition related costs are expensed as incurred and included in the Consolidated Statement of Operations.
Impairment of Goodwill and Intangibles with Indefinite Lives
Impairment exists when the carrying value of an asset or cash generating unit exceeds its recoverable amount, which is the higher of its fair value less costs of disposal and its value in use. Determining whether goodwill is impaired requires an estimation of the recoverable amount of the cash-generating unit to which goodwill has been allocated based on value in use under IAS 36. The value-in-use calculation, based on discounted cash flow model, requires management to estimate the future cash flows expected to arise from the cash-generating unit using a suitable discount rate. The recoverable amount is sensitive to the discount rate used for the discounted cash flow model as well as the expected future cash flows and the growth rate used for extrapolation purposes. The key assumptions used to determine the recoverable amount, including a sensitivity analysis, are disclosed and further explained in note 9 to our consolidated financial statements included elsewhere in this prospectus.
Determining the useful lives of intangible assets requires management judgement. We expect our brand of Opera, which is a trademark, with a book value of US$70.6 million as of December 31, 2016 and 2017, and as of March 31, 2018 to have an indefinite life based on its history and our plans to continue to support and develop the brand. This trademark is tested for impairment annually, and when circumstances warrant. This trademark is included in the same cash generating unit as goodwill and impairment testing is based upon the same model as described for goodwill above.
Based on our business and reporting set-up with one operating segment (Consumer Business), we have identified one single cash-generating unit.
Revenue Recognition
We have the following primary sources of revenue:
•
search;

•
advertising; and

•
technology licensing and other.

Our main revenue recognition principles are as follows: we only recognize revenues when: (i) persuasive evidence of an arrangement exists (i.e. signed agreement), (ii) delivery of the product and/or service has occurred, (iii) revenue is fixed and determinable, and the amount of revenue can be measured reliably and (iv) collection of payment is reasonably assured.
Search
Search revenue is generated when a user conducts a qualified search using an Opera search partner, such as Google or Yandex, through the built-in combined address and search bar provided in Opera’s PC and mobile browsers or when otherwise redirected to the search partner via browser functionality. We recognize search revenue in the period the qualified search occurs based upon the contractually agreed revenue share amount.
Advertising
Advertising comprises revenues from all other user-generated activities apart from search, that is, industry-standard ad units, predefined partner bookmarks, or Speed Dials, and subscriptions of various promoted services that are provided by us. Revenue is recognized when our advertising services are delivered based on the specific terms of the underlying contract, which are commonly based on revenue sharing, clicks or subscription revenues. At that time, our services have been provided, the fees charged are fixed or determinable, persuasive evidence of an arrangement exists, and collectability is reasonably assured.
Technology Licensing and Other
Technology licensing and other revenues include revenues that are not generated by our user base, such as revenues from device manufacturers and mobile communications operators. Licensing agreements may include licensing of technology, related professional services, maintenance and support, as well as hosting services. We recognize licensing revenue at the time of delivery of software, or over the licensing period, based on the specific terms of the underlying contract. We recognize professional service revenues based on percentage of completion of a project. We generally recognize maintenance, support and hosting revenues ratably over the term these services are provided. The allocation of revenue for contracts with multiple elements is based on our estimate of stand-alone selling prices. Such estimates are based on relevant historical information that can include past contracts with fewer elements, or our typical hourly rates for professional services compared with an estimated number of hours needed. We also include revenues from operators under this category even if there often is a variable component that scales with the number of users. Such operator agreements typically contain licensing fees based on usage, hosting and support services.
Share-based Payments
On April 7, 2017, we adopted a restricted share unit plan, or the Plan, for our qualified employees, directors and officers. The Plan is considered as a share based payment program under IFRS 2.
Estimating fair value for a share-based payment transaction requires determination of the most appropriate valuation model, which depends on the terms and conditions of the grant. As a private company, we must estimate the fair value of our common equity, based on a number of factors, including recent transactions and our historical financial results and estimated trends and prospects for future financial performance. The estimate also requires determination of the most appropriate inputs to the valuation model including the expected life of the grant, volatility and dividend yield and making assumptions about them.
We are not required to cash settle any RSUs in any scenario. Only our initial investors may be required to cash settle in the event we remain a non-public company. As a result, we consider the Plan equity settled in the context of the consolidated our financials.
The Plan assumes a total number of shares of 500 million. Hence, prior to our initial public offering, each RSU grant will be adjusted based on the share ratio between Opera Limited and the Plan’s assumed 500 million shares.
As of March 31, 2018, 21.5 million RSUs were outstanding, and included both service-based and performance conditions to vest. The default vesting schedule for the majority of the 2017 grants were 20%, 20%, 30%, 30% on January 1, 2018, 2019, 2020 and 2021, respectively, and one year later for the grants made in the first three months of 2018. The performance condition is satisfied on the occurrence of a qualifying event, which includes a change in control, a longstop date defined in each award agreement (initially set as November 3, 2021), or the effective date of an initial public offering. We recognize share-based remuneration using the accelerated attribution method, net of estimated forfeitures. The grant date fair value of RSUs is based on the fair value of the underlying stock on the date of grant.
The following table summarizes our equity award activity under the Plan as of March 31, 2018:
As of March 31, 2018
Number of RSUs granted	23,548,000
Number of RSUs forfeited	(2,050,500)
Number of RSUs outstanding	21,497,500
Weighted-average remaining vesting period (years)	1.61
Fair Value of Our Restricted Share Units
We estimate the fair value of RSUs by pairing the fair value of the underlying equity interest on the date of the grant with market conditions using the Monte Carlo simulation model. The models require the input of highly subjective assumptions including the estimated expected share price volatility and the share price upon which our employees are likely to exercise the RSUs. We historically have been a private company and lack information on our share price volatility. Therefore, we estimate our expected share price volatility based on the historical volatility of a group of similar companies that are publicly-traded. When selecting these public companies on which we have based our expected share price volatility, we selected companies with characteristics similar to us, including the invested capital’s value, business model, risk profiles, position within the industry, and with historical share price information sufficient to meet the contractual life of our RSUs. We will continue to apply this process until a sufficient amount of historical information regarding the volatility of our own share price becomes available. The risk-free interest rates for the periods within the contractual life of the RSUs are based on the U.S. Treasury yield curve in effect during the period the RSUs were granted.
The assumptions we adopted to estimate the fair value of RSUs were as follows:
	Year ended December 31, 2017	Three months ended March 31, 2018
Current share price valuation (US$)	1.14	1.55
Expected volatility	37.44%	35.30%
Risk free interest rate (%)	1.61%	2.43%
Dividend yield (%)	—	—
Duration of initial simulation period (years to longstop date)	4.55	4.72
Duration of second simulation period with postponed exercise (years)	3.00	3.00
Fair value at the measurement date (US$)	0.90	1.42
Although the fair value of awards is determined based upon a grant date fair value, social security costs is accrued on the awards based upon the period end intrinsic value which requires management judgment. We recognize the intrinsic value of the social security costs related to the awards less estimated forfeitures as an expense over the vesting period in the same manner as a cash settled award. The social security cost element could be volatile if the intrinsic value fluctuates.
These assumptions represented our best estimates, but the estimates involve inherent uncertainties and the application of our judgment. As a result, if factors change and we use significantly different assumptions or estimates when valuing our RSUs, our share-based compensation expense could be materially different.
Capitalized Development Costs and Customer Relationships
Certain costs of developing new features, together with significant and pervasive improvements of core functionality, are capitalized as development costs and amortized on a straight-line, three-year basis.
Other engineering work related to research activities or ongoing product maintenance, such as “bug fixes,” updates needed to comply with changes in laws and regulations, or updates needed to keep pace with the latest web trends are expensed as ordinary compensation costs in the period they are incurred.
Intangible assets related to customer relationships are recognized at cost less accumulated amortization and impairment losses and are amortized over the estimated customer relationship period up to 15 years. We evaluate customer relationships for impairment when circumstances warrant.
Income Taxes
Income tax consists of the sum of  (i) current year income taxes payable plus (ii) the change in deferred taxes and liabilities, except if income taxes relate to items recognized in other comprehensive income, in which case it is recognized in other comprehensive income (loss). Income taxes include all domestic and foreign taxes, which are based on taxable profits, including withholding taxes.

Current year income taxes payable is the expected tax payable on the taxable income for the year, using tax rates enacted or substantially enacted at the year end, and any adjustment to tax payable in respect of previous years.
We recognize income taxes in the income statement except to the extent that it relates to items recognized directly in equity or in comprehensive income. We include deductions for uncertain tax positions when it is probable that the tax position will be sustained in a tax review. We record provisions relating to uncertain or disputed tax positions at the amount expected to be paid. The provision is reversed if the disputed tax position is settled in favor of us and can no longer be appealed.
Deferred tax is provided using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the reporting date.
We only recognize a deferred tax asset to the extent that it is probable that future taxable profits will allow the deferred tax asset to be realized. Recognized assets are reversed when realization is no longer probable.
See Note 24 to our consolidated financial statements included elsewhere in this prospectus for a detailed discussion.
Off-balance Sheet Commitments and Arrangements
We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.
Quantitative and Qualitative Disclosures about Market Risk
Foreign Currency Risk
Foreign currency risk is the risk that the fair value or future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. Our exposure to the risk of changes in foreign exchange rates relates primarily to the U.S. Dollar (primary currency in which revenues are generated), relative to other currencies, mainly due to operational cost in various local currencies, including those in Norway, China, Poland and Sweden, and both revenue and cost in Euro. Our accounts receivable balances at the end of the reporting period have similar exposures. Such amounts include balances within the subsidiaries which, although eliminated from the consolidated balance sheets, will continue to contribute to foreign exchange risk exposures in the consolidated statements of operations and consolidated statements of comprehensive income. We may seek to reduce the currency risk by entering into foreign currency instruments. We did not have any currency hedging instruments as of March 31, 2018, December 31, 2017 and 2016, however management is monitoring movements in exchange rates closely.

The following table demonstrates the sensitivity to a possible increase or decrease in the U.S. Dollar exchange rate holding all other variables constant for the Successor in the period from July 26, 2016 to December 31, 2016 and 2017 for the currencies with the most significant potential effects:
	Successor
	July 26 – December 31, 2016		January 1 – December 31, 2017
	Effect on profit before tax (US$ thousands)	Effect on equity (US$ thousands)	Effect on profit before tax (US$ thousands)	Effect on equity (US$ thousands)
USD/NOK -2% movement	(152)	(114)	(250)	(190)
USD/PLN -2% movement	(20)	(15)	(183)	(139)
USD/CNY -2% movement	(24)	(18)	(186)	(142)
USD/SEK -2% movement	(37)	(28)	(148)	(112)
USD/EUR -2% movement	(92)	(69)	230	175
Our currency sensitivities in 2018 are expected to be similar to 2017.
In recent months, foreign currency exchange rates have experienced volatility. It is difficult to predict how market forces or the government policies in the emerging markets may impact the exchange rates against the U.S. Dollar in the future. See “Risk Factors—Risks Related to Our Business and Industry—Fluctuations in foreign currency exchange rates will affect our financial results, which we report in U.S. Dollars.”
Interest Rate Risk
Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Our exposure to the risk of changes in market interest rates relates primarily to our short-term loans with floating interest rate and financial leases. The loan was settled during the first quarter of 2017. The other long-term loans have fixed interest rates, which are thus not exposed to interest rate fluctuations. We have not been exposed to material risks due to changes in market interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure.
After completion of this offering, we may invest the net proceeds we receive from the offering in interest-earning instruments. Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall.
Credit Risk
Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. Our turnover comes mainly from sales where settlement in cash takes place generally within a 30 to 90 days of the invoice being issued. For some minor revenue streams, settlement could extend 90 days. Provision for bad debt was US$1.7 million as of March 31, 2018, US$1.8 million as of December 31, 2017, and nil (US$0) as of December 31, 2016, as collection risk was already reflected in the fair value assessment of acquired receivables. In addition, we are exposed to credit risk from our operating activities (primarily from account and other receivables) and from our financing activities, including deposits with banks and financial institutions, foreign exchange transactions and other financial instruments. Our objective is to seek continual revenue growth while minimizing losses incurred due to credit risk exposure. Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable and other receivables. As of

December 31, 2016, 2017 and March 31, 2018, substantially all of our cash and cash equivalents were held at major financial institutions in the respective locations of our region. We believe that these financial institutions are of high credit quality and continually monitor the credit worthiness of these financial institutions.
Recently Issued Accounting Pronouncements
See Note 3 to our consolidated financial statements included elsewhere in this prospectus for a detailed discussion.

BUSINESS
Our Mission
Our mission is to enable global internet users to discover and access digital content and services in a fast, easy and personalized manner.
Overview
Opera is one of the world’s leading browser providers and an influential player in the field of integrated AI-driven digital content discovery and recommendation platforms. Given the growing importance of online content consumption, we believe that the future of digital content discovery is one where consumers will enjoy highly personalized experiences enabled by AI algorithms and big data. With a long and proven track record of innovation in both core performance and functionality, and an established global brand, we served 321.7 million average MAUs in the three months ended March 31, 2018, of which 239.4 million were smartphone and PC users, compared to 202.6 million smartphone and PC users during the same period of 2017.
We believe consumers opt to use our browsers because we provide a better-targeted solution. Our browsers are all available globally, while users in Africa and Asia are attracted to our mobile browsers because of their efficient design and usability, and users across North America and Europe choose our PC browsers because of their unique features. Our mobile browsers, with a global user base of 264.3 million average MAUs in the three months ended March 31, 2018, of which 182.0 million were smartphone users, compared to 160.0 million smartphone users in the same period in 2017, are among the market leaders in high growth regions such as South Asia, Southeast Asia and Africa in terms of market share, according to StatCounter. Our PC browsers, available for both Windows and macOS platforms, also had a substantial user base of 57.4 million average MAUs in the three months ended March 31, 2018, compared to 42.5 million during the same period in 2017.
The browsers of today are transforming from web-browsing utilities into smarter products providing users with faster, easier and more personalized access to internet content. As technologies such as AI and big data analytics advance, consumers expect their online experiences to be increasingly customized, interactive and engaging. As a result, consumers are turning to mobile apps that deliver more personalized content discovery, enabled by big data and AI technologies. With our Opera browser serving as the initial portal through which our users access the internet, we can develop additional applications and functions on top to fulfill users’ needs and increase their time spent on our products.
We first launched Opera News service, based on AIRE, our AI-powered content discovery and recommendation platform, as an integrated feature within our mobile browsers in January 2017. We also launched the standalone app, Opera News App, in January 2018. We constantly refine and optimize our AI platform with insights from our massive user base and adopt technologies including natural language processing, computer vision, image understanding to process content, and machine learning technology, including gradient boosting decision trees and deep neural networks in our recommendation engines to recommend personalized content to each individual user. Since the launch of Opera News, we have experienced tremendous user growth with 90.2 million average MAUs accessing Opera News in the three months ended March 31, 2018, an increase from 9.1 million average MAUs for the same period in 2017. In addition, the average user time spent for AIRE-enabled browsers reached approximately 32 minutes per day during the three months ended March 31, 2018 an increase of 39.1% from 23 minutes per day for the same period in 2017.
We generate revenue mainly through agreements with our search partners and partners that deliver services and advertisements to our users. Driven by the rapid adoption of our modern mobile applications, we have experienced strong revenue growth. During 2017, we recorded US$128.9 million in operating revenue, up by 20.1% from US$107.3 million in operating revenue on a pro forma consolidated basis during 2016. During the three months ended March 31, 2018, we recorded US$39.4 million in operating revenue, up by 54.8% from US$25.5 million for the same period in 2017. We had a net loss of US$12.7 million in 2016 on a pro forma consolidated basis and had net income of US$6.1 million in 2017. We had net income of US$6.6 million in the three months ended March 31, 2018 and had a net loss of US$0.2 million for the same period in 2017. Our adjusted net loss was US$9.2 million in 2016 on a pro forma consolidated basis and we had an adjusted net income of US$17.8 million in 2017. Our adjusted net income was US$0.8 million and US$9.9 million in the three months ended March 31, 2017 and 2018, respectively. To see how we define and calculate adjusted net income, a reconciliation between adjusted net income and net income (loss) (the most directly comparable IFRS financial measure) and a discussion about the limitations of non-IFRS financial measures, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-IFRS Financial Measures.”
Our Opportunity
The last decade has seen rapid developments in internet and mobile internet infrastructure, with regions such as North America and Europe being the most well-developed. Meanwhile, regions including Southeast Asia, South Asia and Africa are still underpenetrated in terms of internet and mobile broadband connections. As internet infrastructure in these regions continues to develop, the number of internet and mobile internet users is also expected to increase and bring substantial growth to the internet economy.
Internet Penetration by Countries

Note: Individuals using the internet (% of population) as of 2016.
Source: World Bank.
Since the initial widespread proliferation of the internet in the 1990s, browsers have played a key role as the software application that enables users to access the world wide web. Today, browsers are typically offered as a free application, either bundled along with a computer or mobile operating system, or offered as an independent application to be downloaded and installed on devices. In February 2018, about 16.1% of PC users and 21.8% of mobile users chose to use third party browsers, which are browsers not bundled with an operating system and excluding Google Chrome, according to StatCounter. Users that choose a third party browser typically make their choice based on safety, perceived browser speed, features and brand.
Over the past decade, OS vendors, including Apple, Microsoft and Google, have invested in their respective PC and mobile browser initiatives. These initiatives are typically focused on delivering a global, commonly acceptable interface with wide compatibility and relatively limited feature sets in order to cater to the broad spectrum of OS users. In addition, products offered by these vendors often carefully avoid any features that may conflict with their other businesses.
Against this backdrop of default browsers, there are certain browser solutions, typically PC browsers, that cater to more demanding users and certain browser solutions, typically mobile browsers, that cater to users in more constrained hardware environments. These solutions generally offer unique features, such as memory and battery consumption management, improved loading speeds, crash avoidance, privacy protection and other built-in functionality. For example, privacy conscious users might prefer to use browsers that offer integrated VPN solutions that protect their online data and identity.
Content consumption on mobile devices differs from content consumption on PCs. As mobile devices typically have small screens, it is harder for users to actively navigate and consume content across web pages and websites. In addition, users often consume content on their mobile devices in a fragmented manner throughout the day, and might not have enough time to search for and discover content that would interest them. As a result, a new generation of applications is emerging that aggregate content from multiple sources across the web, carefully dissecting the choices and preferences of users in order to provide highly curated content that is customized to each user’s individual interests.
Unlike legacy solutions that typically delivered content (whether news, video clips or music) based on specific pre-chosen categories, the new generation of AI-powered content recommendation engines rely on server-side algorithms and insights derived from their massive user bases to constantly refine predictions as to the most relevant content to deliver to a particular user at any given moment. Such recommendations are fueled by insights around interests each user has demonstrated in the past as well as the interests of similar users. Content platforms that achieve mass consumer adoption of their services are able to further improve the relevance of their recommendation engines by further refining their algorithms with more insights, which in turns drives more engagement, more data and thus further refinement.
We believe that browsers and content aggregation apps function as key engagement gateways that position their respective developers as effective gate keepers. By controlling the apps that users most often engage with, successful developers are positioned to influence user engagement across the internet economy — one of the largest and fastest growing economic eco-systems in the world. According to

Statista, worldwide digital advertising revenue was US$247.9 billion in 2017, and is expected to grow to US$376.3 billion in 2021. Worldwide search advertising revenue, a feature commonly controlled by web browser preferences, is expected to grow to US$165.2 billion by 2021, up 47% from US$112.4 billion in 2017.
Our Key Strengths
Enabled by our strong global presence and extensive experience with internet browser services, we have leveraged advanced AI technologies and insights from our massive user base to provide our users with a superior browsing experience and connect them with customized media content. With Opera browsers serving as the initial access to the internet for both our mobile and PC users, we are capable of quickly building additional applications and functions in ways that appear natural to our users to further expand our services and develop a scalable platform.
Established Global Internet Brand with a Massive User Base
We are a leading independent content discovery and recommendation platform, with a well-recognized brand. We are independent because we do not manufacture devices or equipment and do not operate fixed or mobile networks as some content discovery and recommendation platforms do. Serving global internet users since 1995, we have over two decades of experience and believe we are the largest independent mobile browser provider worldwide in terms of user base. We hold a commanding leadership in South Asia, Southeast Asia and Africa. We also have one of the largest independent PC browsers worldwide, with a strong presence particularly in Europe. In the first quarter of 2018, we served 321.7 million average MAUs with 264.3 million mobile average MAUs and 57.4 million PC average MAUs around the globe. According to App Annie Intelligence, Opera has ranked among the top 30 publishers in terms of app downloads on Google Play in each year from 2014 to 2017.
Insights from our massive user base enable us to widely utilize AI technologies in our PC and mobile browsers to further enhance user experience and to serve as a content discovery and recommendation platform. For instance, Opera News powered by AIRE was first launched as a service within the Opera browser in January 2017. In the first quarter of 2018, only one year after its launch, Opera News, serving as an additional access portal to partners and publishers, gathered 87.8 million average MAUs with average user time spent of approximately 32 minutes per day for our AIRE-enabled browsers.
As of March 31, 2018, we had 16.4 million followers across our social media channels, such as Twitter and Facebook, which we use to actively engage with our fans and grow our user base. According to Meltwater, there were 29,600 news articles from independent media globally about Opera browsers in 2017, which help to educate readers about our unique and differentiated products and enhance the visibility of our brand. In addition, our brand is well recognized in Southeast Asia and Africa with over 50% brand awareness among smartphone users in key markets, according to a survey that Opeepl conducted for Opera in 2017.
Innovative Products Propelling Robust Organic Growth
Opera is an acknowledged innovator in the browser space and was the first to introduce many of the features that are commonly found in today’s browsers. Our browsers continue to be known for their innovative features. Opera’s PC browser, targeting a highly attractive niche of high-end users that require sophistication beyond traditional browsers, was the first browser to include tabbed browsing, web searching, speed dial buttons and data compression. More recently, we were the first major browser to provide features like a privacy-protecting browser VPN, native ad-blocking and embedded chat. Opera mobile browsers enable faster internet access and consume less data on any mobile device, ranging from low-end feature phones to high-end smartphones.

Besides our browser products, our standalone Opera News App was launched in January 2018 in order to further cater to user demand for more customized experiences, as well as to complement our existing browser offerings. The standalone Opera News App exceeded one million downloads within four weeks of launch and was the most downloaded app on Google Play in Kenya, Nigeria, Ghana and Tanzania during that period.
Our user-centric and innovative products help us win the trust of users and gain market share, even in competitive developed markets. We increased our market share for Opera for Computers in Germany, the United States and France, where our MAUs grew by 18.8%, 70.2% and 47.9%, respectively, from March 2017 to March 2018. Our unique innovative value proposition creates a great platform for Opera that leads to strong organic growth of our user base. Among our new mobile users in March 2018, 69.7% came from organic channels.
Proven Monetization Model
Our brand image and product innovation make us an attractive partner to both internet giants and leading local players, with whom we have partnered to develop proven monetization models. We mainly derive our revenue from search partners and advertisers paying for the online traffic we bring them.
We are partners with internet search providers like Google and Yandex, and have worked closely with them for over 15 years. Our long-term partnerships have brought best-in-class search experience to our users and generated robust search revenue sharing.
Benefiting from the flexibility of being an independent browser developer, we are able to unlock additional opportunities and value, as we can be more forward-leaning than system browser developers when it comes to directing traffic to partners. Through the prominent placement of shortcuts, we can direct traffic to global and local partner websites and services of all categories. For instance, we collaborate with e-commerce giants such as Booking.com, Amazon, AliExpress and eBay, as well as strong local brands like Flipkart, Tokopedia, Lazada and others, to optimize and deliver profitable traffic to them through our browsers.
The value of these partnerships is constantly growing, not just through user volumes but also through tighter integration with partner services such as suggestions, price comparisons, personalized landing pages and one-click purchases.
Moreover, as a result of our investments in AI-based personalized news and content discovery, we are able to provide more precise marketing for our advertisers. Leading digital media platforms like Google, Facebook and top third party networks are also willing to integrate their advertisers with Opera to jointly monetize our fast-growing native inventory.
Strong Relationships with a Broad Mix of Strategic Partners
Strong relationships with strategic partners help us to establish high entry barriers, enhance our distribution power and strengthen our content sourcing ability.
We have long-term relationships with device manufacturers and chipset vendors worldwide covering over 35 brands, including most of the largest smartphone brands, such as Samsung, Huawei, OPPO and Transsion. This ensures cost-efficient and reliable distribution benefitting both Opera and these distribution partners. We cooperate with global device manufacturers at favorable rates based upon activation of pre-installations. We have also formed strong relationships with high profile media and independent content providers, such as Reuters and Forbes, as well as local content providers like Liputan 6, Times of India and Caxton, a leading African media company. These relationships help us obtain comprehensive coverage of news and information that we promote to our users, which in turn strengthens the publicity of our partners and our cooperation.

We also work closely with many of our partners to improve the function of their services in our browsers. For example, we cooperate with search partners to improve search optimization and the playback of search results across varying display media, such as video. We also work with our advertising partners to improve the distribution and presentation of advertising placements on our browser. By working with us, these partners are able to improve their technology while improving the browsing experience for our users.
Global and Visionary Leadership
By combining decades of proven industry know-how with insights from business operations in various markets, our diversified and visionary management team enables us to build successful business models across the world. For example, the success of Opera News in several large and differentiated markets such as South Asia and Africa demonstrates the vision and capabilities of our management.
With over 10 years of relevant industry experience on average, our executive officers have and will continue to leverage their knowledge and experience in technology development, product design and business development to support our robust growth, formulate our strategies and further our mission.
Our Growth Strategies
We have successfully evolved from focusing on browsers as utility tools to becoming a content discovery and recommendation platform, and we will continue to provide our user base with best-in-class AI-driven products that cater to each user’s habits and preferences. We are establishing Opera as the go-to hub for content consumption across content formats.
Grow Our User Base through Continued Product Innovation
We aim to expand the number of users who actively engage with our AI-driven content discovery and recommendation platform, through browser built-in features or standalone apps. We will explore and develop a wider spectrum of AI-driven media products in various formats such as text, video and music. We plan to improve our AI-driven content recommendation engine to cater to more geographies and languages, and seamlessly integrate the content discovery and recommendation platform into our browsers to attract more users. We plan to continue undertaking cost-effective and efficient marketing and distribution initiatives to promote our new products.
We will continue to enhance our browser products through innovation, focus on our value proposition as an independent browser and offer best-in-class privacy, design and utility features that cater to user needs.
Increase User Engagement and Stickiness through AI
We aim to enhance user engagement and stickiness through the implementation of enhanced and layered AI technologies. We plan to further develop key AI-powered content discovery capabilities, incorporating deeper analysis of video and other media formats together with the aid of computer vision to achieve more delicate and self-evolving content discovery and categorization.
We will continue to refine our AI-powered content recommendation engine, with the aim of building an end-to-end deep learning network from content discovery to user profiling and recommendations. This will increase session times and reduce potential information loss across networks and increase feature handling efficiency, further improving our ability to engage and retain users.
We will also build a user community on our platform by providing professionally-generated content, or PGC, and user-generated content, or UGC, to users with similar interests and characteristics, and build features that incentivize users to interact more with online content that is recommended to them by our AI-powered recommendation engine.

Grow and Improve Our Monetization Capability
We plan to enhance our monetization capability and bolster other monetization channels throughout the content discovery and distribution value chain. We aim to monetize in a recurring, predictable and scalable fashion where we are able to fully utilize our massive and high quality user base and precise user profiling capabilities.
We will improve our targeting capabilities. We will work closely with advertisers to monetize our advertising inventory more efficiently by seeking the most effective advertising placements and formats for each of our advertiser clients to optimize their desired outcomes.
We will monetize various content formats such as text, video and music and work with our advertising partners on innovative and bundled multimedia solutions.
We will grow our advertising customer base with our highly efficient local sales and marketing workforce. We will continue to implement the “programmatic-direct” approach that combines the benefit of customer proximity from direct sales, and the power and scale of real-time bidding from programmatic demand.
Seek Partnerships and Further Enhance Our Content-driven Ecosystem
We will continue to build and diversify our media product portfolio into a content-driven ecosystem through partnerships and investments. We aim to establish Opera as the go-to hub for users to view and interact with news, music, videos and other content.
We will continue to establish exclusive partnerships with high-quality and localized media companies to differentiate our products and services and increase their market penetration.
We will also attract high-quality PGC and UGC providers and assist them with growing their audience exposure and interactions on our platform. For example, we provide real-time data to content providers, and in turn, they would provide high quality content, which we will push to our most interested users. We will also collaborate with music and video content providers to provide music and video clips that cater to the interests of our users.
Our Products for Users
Our products for users include web browsers, Opera Mini, Opera for Android and Opera for Computers, and a standalone personalized news aggregation app, Opera News App. Our cloud-based technologies enabled over 321.7 million average MAUs in the first quarter of 2018 to discover and interact with the content and services that matter most to them. The application of leading AI-powered technologies and advanced data analytics and the recommendation engine built into our browsers and news app, and other products and services, give our users a better, faster and more personalized online experience and enable advertisers to target relevant users in a more precise way.
Our Mobile Browsers: Opera Mini, Opera for Android and Opera Touch
We currently have three mobile browser products, Opera Mini, Opera for Android and Opera Touch. Our mobile browser products are fast, and optimized for mobile browsing. All mobile browsers come with native ad blockers, which provide users with the option to further increase browser speed by blocking ads that are often slow and intrusive. Our mobile browsers also include features such as a reader mode for easier web reading and a download manager for faster downloads.

First launched in 2006, Opera Mini is a mobile browser that provides a faster browser experience on practically any smartphone or feature phone. Through the application of advanced data compression and saving technologies, Opera Mini has enabled hundreds of millions of users around the world to access the internet through their mobile devices, providing a reliable browsing experience regardless of their network conditions. Opera Mini is a cloud-based browser that is fast to install and takes up very little space on a user’s mobile phone. When browsing with Opera Mini, the data traffic goes through Opera servers, which compress web pages, including text and images, towards only 10% of their original size, reducing the amount of data that needs to be sent over mobile networks that are often congested. Moreover, the reduced data traffic consumption provides users with a significantly lower data cost compared to the default browser found on their phones.

We launched Opera for Android in 2013, which is our flagship Android smartphone browser. It comes with a full browser engine, based on the Chromium project, and a user-friendly interface designed to give users a fast browsing experience on high-end smartphones. Opera for Android has a similar set of features as Opera Mini, but is optimized for mobile phones with larger screens and tablets.
We launched Opera Touch for Android, a brand new mobile browser, in the second quarter of 2018. An iOS version is currently being developed and expected to launch soon. Opera Touch is designed for mobile phone users to use the browser with one hand while they are moving. It also includes a new feature, Flow, allowing users to share content from Opera Touch to their other devices in a fast and easy fashion. We believe Opera Touch will be a great companion app for our PC browser.
Our Mobile Browser Users
Our Opera Mini and Opera for Android user base reached 264.3 million average MAUs in the first quarter of 2018, of which 182.0 million were smartphone users and 82.3 million were feature phone users. Our smartphone user base continues to grow rapidly throughout the world. According to App Annie

Intelligence, Opera Mini for Android has ranked among the top 30 publishers in terms of app downloads on Google Play during each year from 2014 to 2017, an achievement made by only 11 other publishers globally. The growth rate of our mobile browser user base has historically been strongest in regions where users had the greatest need for fast browsers on limited mobile networks, and often paid a relatively higher cost for data relative to their income. As a result, our mobile browsers have been very popular in Africa, South Asia and Southeast Asia.
Our PC Browser: Opera for Computers
Opera for Computers is one of the most innovative and differentiated PC browsers on the market, catering to the high-end user segment that requires performance and features beyond those offered by the default system browsers on both Windows and macOS. Opera for Computers uses an Opera-tuned version of the Chromium browsing engine carefully optimized for performance metrics such as speed and laptop battery consumption. In addition, we provide users with unique features that are not found in or in advance of other major web browsers.

Built-in messengers
Free VPN
Built-in ad blocker
Battery saver
Speed Dial
Search or enter an address
Search the web
Customization
Facebook
Pinterest
Booking.com
Spotify
Amazon
Snapshot tool
YouTube
The New York Times
Vox
Twitter
Add a Site
Unit converter
Video pop out
The news for you
NBC Sports: Motorsport
Kubica enjoys 'successful' F1 test with Williams at Silverstone
The Fader Magazine
Netflix confirms Stranger Things season 2 soundtrack details
Esprit
Brand stories, fashion pics & behind the scenes
Personal news feed

Key Features
Opera for Computers has unique features including a free, built-in VPN service that enhances user privacy and security, especially for laptops on public networks, subject to compliance with relevant local regulatory requirements. The browser also includes a battery-saving mode that can increase battery life by up to 50%, and a native ad block feature that increases page loading speeds by up to five times. Our PC browser makes it easier to shop online with built-in currency and foreign unit conversion and makes communication easier by embedding social network services such as Facebook Messenger, WhatsApp, Telegram and VKontakte in the browser’s sidebar.
Our PC Browser Users
We have a large and active global PC user base with 57.4 million average MAUs in the first quarter of 2018. Our PC browser user base has historically been prominent in regions that value our innovations in browser technology. As a result, our strongest PC region has been Europe, representing 70% of our user base. In addition, we have recently experienced significant growth in other geographies such as Asia and the Americas.

Our AI-powered News and Content Recommendations Service: Opera News
Leveraging our massive user base and innovation capability, we launched Opera News service in January 2017. Opera News is our AI-powered personalized news discovery and aggregation service and is featured prominently as part of our mobile browser, and recently also as a standalone app. Opera News is also offered within our PC browser. By providing AI-powered news and content recommendations, we have increased both user activity and the amount of time users spend in our online ecosystem. This has resulted in attractive revenue growth that, as with our revenue base overall, is predictable, recurring and fully scalable.
Key Opera News Features
We use our proprietary AI technologies to curate and intelligently recommend news, articles, videos and other online content that may be of interest to our users. Users can conveniently access this content through real-time intelligent ranking, top news and push notifications features. Moreover, Opera News utilizes natural language processing and other technologies to quickly process linguistic differences and nuances to assess and recommend online content across different languages and cultures. Opera News currently is available in over 30 languages across nearly 60 countries. When using an Opera product powered by our AI recommendation engine, people can efficiently discover, save and share online content that appeals to them.
Our Opera News Users
Growing the size of our Opera News user base is one of our strategic priorities. Since its launch in January 2017, its user base reached 90.2 million average MAUs in the first quarter of 2018, with 94.7 million MAUs in March 2018. Most of our Opera News users during the three months ended March 31, 2018 were browser users because we did not launch our standalone Opera News App until January 2018. Leveraging our established monetization channels, the platform generated immediate revenues and serves as an additional access portal to partners and publishers.
We launched the standalone Opera News App on the Google Play Store and other Android App stores for certain African markets in January 2018. Within four weeks of its launch, the Opera News App generated over one million downloads and was the most downloaded app on the Google Play Store in Nigeria, Tanzania, Kenya and Ghana. Opera News App user base experienced a rapid growth since its launch, reaching 3.6 million App MAUs in March 2018 from 0.9 million App MAUs in January 2018.
The Opera News App is dedicated to news and video consumption. The app provides users with a tailored news experience, while the browser also serves as a general utility to search and browse the web.
Our Partners
Monetization Partners
Our monetization partners are companies that benefit from our online marketing and advertising services, including search engines, e-commerce and travel agencies and digital advertising platforms. Through placement of shortcuts, or Speed Dials, and advertisements in our browsers and apps, we have the ability to direct traffic to the websites of both global and local partners that provide services to our users. These companies pay us either for referring traffic to them or for displaying their advertisements.
Search Providers
We partner with internet search providers like Google and Yandex, and have worked closely with them for over 15 years. These partnerships make available best-in-class search technology to our users and enhanced the visibility of our brand. We share the revenue generated by our search partners when our users conduct searches initiated within the URL bar, default search page or search boxes embedded in our PC and mobile browsers.
We have had a search distribution agreement with Google since 2001. We entered into our current search distribution agreement with Google in 2012 with a two-year term. The agreement was amended and restated in 2013 extending the term to three years. In 2014, the term was extended until September 2015 and then later to December 2017. Finally, in 2017 we again amended and restated the agreement, extending its term to December 2020. Google may also extend the term by an additional 12-month period by providing 30 days written notice to us. We have had a search partner agreement with Yandex since 2007. We entered into our current partner agreement with Yandex in 2012 with a five-year initial term. The initial term was subsequently extended until April 2020. Following the initial term, the partner agreement automatically renews for additional two-year periods unless written notice is given by either party at least 30 days prior to the automatic renewal. Our agreements with Google and Yandex are subject to customary events of default, including failure to make payments, material breach, liquidation, as well as other termination trigger events as provided therein.

E-commerce and Online Travel Agencies
We work closely with globally reputable e-commerce and online travel agencies, such as Booking.com, Amazon, AliExpress and eBay, as well as strong local brands like Flipkart, Tokopedia, Lazada and others. The value of these partnerships continues to rise through increased user engagement with popular services within our browsers, as well as deeper integration of services and our AI technology, which allows for more accurate suggestions, price comparisons, personalized landing pages and one-click purchases.
We earn revenue from transactions initiated by our directed users via links provided on our Speed Dial homepage and other advertisements, typically in the form of a defined share of the revenue generated by these service providers.
Digital Advertising Platforms
We have established long-term relationships with leading digital advertising platforms such as Google AdSense, AdMob by Google, Audience Network by Facebook and Baidu.
We allow these digital advertising platforms to display their advertisement inventories on our browsers and recognize revenue based on the amounts we are entitled to receive from such advertising partners. We also sell select premium advertising placements, such as banners, interstitials, videos, sponsored articles and notifications to global and local advertisers.
Content Partners
We have formed strong relationships with high profile media and independent content providers, such as Reuters and Forbes, as well as local content providers like Liputan 6, Times of India and Caxton, an African media company. As of March 31, 2018, we contracted with over 230 content providers across the globe. These relationships enable us to obtain comprehensive news and other content that we can make available to users on our platform, provide more publicity for our content provider partners and generate revenues through the placement of advertising within our news service. We also analyze users’ behavior to improve the relevance of the news stories and advertisements that we show to each user based on their preferences.
Distribution Partners
We have long-term relationships with device manufacturers and chipset vendors worldwide covering over 35 brands, including most of the largest smartphone brands, such as Samsung, Huawei, OPPO and Transsion. This ensures cost-efficient and reliable distribution benefitting both these distribution partners and us. We cooperate with global OEMs at favorable rates based upon activation of pre-installations.
Technology
Technology is key to our success as it enables us to innovate, improve user experience and operate our business more efficiently. Our technology team is composed of highly skilled engineers, computer scientists and technicians whose expertise spans a wide range of areas. As of March 31, 2018, we employed a team of approximately 278 engineering and data analytics personnel, mainly located in Poland, China and Sweden, engaged in building our technology platform and developing new Opera products and services.

Artificial Intelligence
Through AI technologies, we have transformed our browsers and other products and services into an AI-powered content discovery and recommendation platform that provides our users with personalized news, videos and other online content. We leverage data from our existing user base and technologies, such as natural language processing, computer visioning and Image recognition, deep learning and collaborative filtering, to develop AIRE, our AI-powered content discovery and recommendation platform that we integrate into a variety of our products and services. Our AI platform evaluates billions of potentially correlated data points between each item of online content and each individual user to provide personalized content recommendations of high interest to our users.
Our key AI technologies implement the following powerful features:
•
Natural Language Processing.   We use natural language processing, or NLP, and deep learning models to analyze, sort, extract, classify, process and better understand news content. Using NLP, we can quickly incorporate new languages into our AI-powered content discovery and recommendation platform. Our deep learning models, which include word embedding, advanced recurrent neural networks (e.g., long short-term memory and gated recurrent units), convolutional neural networks and attention-based deep neural networks, help us to extract keywords and tag topics and concepts. For example, with advanced NLP technology, Opera News can make intelligent recommendations among local news in Swahili to users in Africa who chose Swahili as their preferred language.

•
Computer Vision for Images and Videos.   We analyze the images and videos that are associated with online text to better understand online news content and optimize our recommendation engines. Deep learning is at the core of our image and video understanding technologies. Our deep learning convolutional neural network-based models analyze images and videos frame-by-frame and classify them into content categories that our recommendation engine refers to when recommending content to users.

•
Personalized Click Prediction Model.   We developed a large-scale and personalized recommendation and click prediction ranking model that is based on real-time user interactions. Tens of billions of feature sets employ a Gradient Boost Decision Tree, or GBDT, model for raw feature transformation and large-scale Logistic Regression combined with Factorization Machine with attention mechanism and another Deep Neural Network model to output the click prediction of a user to a certain news article to decide the ranking of news article recommendations for such user.

•
Neural Collaborative Filtering and Networks.   Our neural collaborative filtering technology uses deep learning based word-to-vector and embedding models that examine and assess more variables and allows for more intelligent filtered results than traditional user-based and item-based collaborative filtering technologies. Moreover, we developed multi-dimensional vector-based interest representations of user profiles that are more data rich than simple tag-based representations and combine them with deep layers of neural networks to create more accurate and personalized recommendations for our users.

Big Data Capabilities
We are able to quickly develop and scale our presence across different geographies, languages and cultures because of our big data capabilities. We have multiple data centers distributed across three continents that support massive petabyte-level distributed data storage and allow us to process in real-time hundreds of terabytes of data related to our users every day. We use data mining and analytics technologies to find patterns in the large amounts of data we collect, which helps us to understand our users and provide them with better content recommendations.
Cloud Compression Technologies
Our compression technologies, Turbo and OBML, are advanced compression technologies that are built into our apps to optimize data traffic and connection times for our users. These technologies allow our browsers to load web pages faster by downloading less data. Today, Turbo is our standard compression mode for high-end smartphones and computers, while OBML, adapted exclusively for Opera Mini, provides an extreme compression mode, which compresses web content by up to 90%, providing a good web browsing experience even on the most limited mobile data networks.
Network Infrastructure
We have built a reliable and secure network infrastructure that will fully support our operations. Our physical network infrastructure utilizes our private data centers that are linked with high-speed networking. We have developed our architecture to work effectively in a flexible cloud environment that has a high degree of elasticity. Our automatic provisioning tools have enabled us to increase our storage and computing capacity in a short period of time in response to increasing demand for our services. Our proprietary network application protocols ensure fast and reliable mobile communications under different network conditions in the various markets where we operate. The aim is to provide a consistent user experience across different devices, operating systems, carriers and network environments.
As of March 31, 2018, we owned approximately 6,750 servers in five internet data centers located in Oslo, Amsterdam, St. Petersburg, Seattle, Ashburn and Singapore, with a total connectivity bandwidth of 670 Gbps. We have also established a large-scale GPU service cluster to provide computing power for our AI technologies.
User Privacy and Safety
The vitality and integrity of our user base are cornerstones of our business. We dedicate significant resources to the goal of strengthening our user base through developing and implementing programs designed to protect user privacy, promote a safe environment, and ensure the security of user data.
We consider the protection of the personal privacy of each of our users to be of paramount importance. The user privacy section of our user agreement describes our data use practices and how privacy works on our platform. Specifically, we provide users with adequate notice as to what data is being collected and undertake to manage and use the data collected in accordance with applicable laws. We continuously strive to prevent unauthorized use, loss or leak of user data. In addition, we use a variety of technologies to protect the data with which we are entrusted and have a team of privacy professionals dedicated to the ongoing review and monitoring of data security practices. For example, we store all user data in an encrypted format and strictly limit the number of personnel who can access servers that store user data. For our external interfaces, we also utilize firewalls to protect against potential attacks or unauthorized access.
Product Marketing and Distribution
Our main source of marketing for our products and services is “word-of-mouth” from our large user base. The trust and reliance that our users place in us is a key growth driver of our business, since prospective users that hear positive feedback from their friends and colleagues about our products and services are more likely to try them. During the three months ended March 31, 2018, organic installs represented approximately 69.7% of our new smartphone users. In parallel, we invest in advertising campaigns and paid online promotions to reach prospective users. We also cooperate with industry partners to promote our products. See “Related Party Transactions.” During the three months ended March 31, 2018, approximately 1.6% of new smartphone users originated from our paid online promotions. We normally set an annual budget for the overall spending on paid online promotions.
Our products are available through our official website, www.opera.com, as well as the Google Play Store and Apple App Store. In addition, we work closely with key device manufacturers and chipset vendors worldwide to pre-install Opera products and co-market our products and services. During the three months ended March 31, 2018, approximately 28.7% of new smartphone users came from such partners. We have long-standing relationships with device manufacturer partners covering most of the largest smartphone brands, including Samsung, Huawei, OPPO and Transsion.
Competition
We face intense competition with regards to all of the products and services we offer. In the browser space, we generally compete with other global browser developers, including Google (Chrome browser), Apple (Safari browser) and Microsoft (Internet Explorer and Edge browsers) that distribute their browsers via proprietary operating systems and devices, and with other regional internet companies that have strong positions in particular countries. In the content space, we face competition from other internet companies promoting their own content products and services globally, including Google, Apple and Facebook, and traditional media such as global or regional newspapers and magazines. Unlike some other large competitors, we primarily focus on key growth markets outside North America, which enables us to integrate unique content to local Opera News users via our evolving algorithm. In addition, we compete with all major internet companies for user attention and advertising spend.
Intellectual Property
We regard our patents, copyrights, service marks, trademarks, trade secrets and other intellectual properties as critical to our success. We rely on patents, trademarks, and copyrights, trade secret protection, and non-competition, confidentiality, and license agreements with our employees, customers, partners and others to protect our intellectual property rights. Despite our precautions, it may be possible for third parties to obtain and use our intellectual properties without authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property rights in internet-related industries are uncertain and still evolving.
As of March 1, 2018, we had 234 active registrations of the OPERA, O with Red O (both old and new versions) and OPERA SOFTWARE trademarks in 86 countries/regions and 43 pending applications in 19 additional countries/regions. We also had 167 active registrations of the “O” logo in 70 countries/regions and 69 pending applications in 28 additional countries. Our main classes are 9, 35, 38 and 42. Opera also has a patent portfolio that includes 20 patents issued in the United States as well as certain international patent registrations. In addition, as of March 31, 2018, we had over 800 registered domain names related to our business.

Employees
We had 410 full-time employees as of March 31, 2018. Among these, full-time, 67.8% worked in research and development roles. The table below shows the number of our employees in each functional area as of March 31, 2018.
Area	R&D	Other	Total
Mobile	146	32	178
PC	76	23	99
Sales & Commercial	—	23	23
Hosting & Infrastructure	11	5	16
Corporate	7	36	43
Investee Services(1)	38	13	51
Total	278	132	410

(1)
Refers to employees that are engaged in providing professional services, predominantly for our associate Opay Digital Services Limited (HK). See “Related Party Transactions.”

We believe we offer our employees competitive compensation packages and a discrimination-free, collegial and creative working environment. As a result, we have generally been able to attract and retain qualified employees and have had limited attrition at senior leadership levels.
We generally enter into standard confidentiality and employment agreements with our management and other employees. These contracts include a non-solicitation covenant, as well as a standard non-compete covenant that prohibits the employee from competing with us, directly or indirectly, during his or her employment and for one year after the termination of his or her employment.
We believe that we maintain a good working relationship with our employees and we have not experienced any significant labor disputes as of the date of this prospectus.
Facilities
Our corporate headquarters is located in Oslo, Norway. Our principal technical development facilities are located in Wroclaw, Poland, Beijing, China and both Linköping and Gotenburg, Sweden. We also have a presence and smaller offices in India, Indonesia, Ireland, South Africa, France, Russia, the United States, the U.K., Germany, Kenya and South Korea.
Our servers are hosted in leased data centers in the Netherlands, the United States and Singapore. The data centers in our network are owned and maintained for us by major domestic and international data center providers. We generally enter into leasing and hosting service agreements with renewal terms that range from one to three years.
Legal Proceedings
From time to time, we may be subject to legal proceedings, investigations and claims incidental to the conduct of our business. We are not a party to, nor are we aware of, any legal proceeding, investigation or claim which, in the opinion of our management, is likely to have an adverse material effect on our business, financial condition or results of operations. We may periodically be subject to legal proceedings, investigations and claims relating to our business. We may also initiate legal proceedings to protect our rights and interests.

Norwegian Regulations
Regulations on Foreign Investments
There are currently no general restrictions on foreign investments in Norway, but national restrictions exist on ownership of natural resources and on some specific activities (fishing, maritime transport and media). The Norwegian government also applies a “qualified ownership” test for significant ownership positions within the financial sector.
Regulations on Dividend Distributions
The Norwegian Private Limited Companies Act, or the PLCA, chapter 8 includes certain constraints on the distribution of dividends from Norwegian subsidiaries.
Section 8-1 of the PLCA provides that a Norwegian company may distribute dividends up to its distributable equity, to the extent that its net assets following the distribution covers the (i) share capital, (ii) reserve for valuation variances and (iii) reserve for unrealized gains. The total nominal value of treasury shares which the Norwegian company has acquired for ownership or as security prior to the balance sheet date, as well as credit and security to related parties shall be deducted from the distributable equity.
Dividends are declared by a shareholders’ resolution based on a recommendation from the board of directors. The calculation of the distributable equity is made on the basis of the balance sheet included in the latest approved annual accounts, provided, however, that the registered share capital as of the date of the resolution to distribute dividends shall be applied. Following the approval of the annual accounts for the last financial year, the shareholders may also authorize the board of directors to declare dividends on the basis of its annual accounts. Dividends may also be resolved by a shareholders’ resolution based on an interim balance sheet which has been prepared and audited in accordance with the provisions applying to the annual accounts and with a balance sheet date not further into the past than six months before the date of the resolution.
Dividends can only be distributed to the extent that the Norwegian company’s equity and liquidity following the distribution is considered sound. Dividends may be paid in cash or in some instances in kind.
The PLCA does not provide for any time limit after which entitlement to dividends lapses. Subject to various exceptions, Norwegian law provides a limitation period of three years from the date on which an obligation is due. There are no dividend restrictions or specific procedures for non-Norwegian shareholders to claim dividends, however withholding tax may apply.
Regulations on Foreign Exchange
There are currently no foreign exchange control restrictions in Norway that would potentially restrict the payment of dividends to a shareholder outside Norway. There is no maximum transferable amount either to or from Norway, although transferring banks are required to submit reports on foreign currency exchange transactions into and out of Norway into a central data register maintained by the Norwegian customs and excise authorities. The Norwegian police, tax authorities, customs and excise authorities, the National Insurance Administration and the Norwegian FSA have electronic access to the data in this register.
Regulations on Information Technology and Intellectual Property Rights
Norway adheres to key international agreements for the protection of intellectual property rights, hereunder the Paris Union Convention for the Protection of Industrial Property, Berne Copyright Convention, Universal Copyright Convention of 1952 and Rome Convention.

The main acts governing intellectual property rights in Norway are the Patents Act of December 15, 1967, Designs Act of March 14, 2003, Trademarks Act of March 26, 2010, Copyrights Act of May 12, 1961 and Marketing Act of January 9, 2009. The latter also protects trade secrets.
Trademarks, designs and patents shall be registered upon application to the Norwegian Industrial Property Office, or the NIPO, in order to be valid in Norway. Patent applications which are being processed or have been granted at the European Patent Office can be validated in Norway upon application to the NIPO.
Regulations on Data Protection and Information Security
The principal data protection legislation for the time being is the Personal Data Act of April 14, 2000 no. 31, which implements into Norwegian law the requirements of the EU data protection directive (95/46/EC). The purpose of the act is to protect natural persons from violation of their right to privacy through the processing of personal data. The Personal Data Regulations (laid down by Royal Decree of December 15, 2000) set out more detailed regulations on certain topics covered by the Personal Data Act, hereunder on Information Security and Internal controls. However, Norway expects to replace the said law and regulation by implementing into law the new regulation (2016/679/EU — General Data Protection Regulation) by May 25, 2018, on the protection of natural persons with regard to the processing of personal data and on the free movement of such data.
Regulations on Anti-money Laundering and the Prevention of Terrorism Financing
The purpose of the Norwegian Anti-Money Laundering Act, or the AMLA, is to prevent and detect money laundering and terrorist financing. The AMLA is based on the EU Third Money Laundering Directive (Directive 2005/60/EC) and FATF Recommendations. The AMLA is currently being revised in order to implement the EU Fourth Money Laundering Directive (Directive (EU) 2015/849) and current FATF Recommendations and new regulations are expected to enter into force by the end of the second quarter of 2018. The AMLA applies to reporting entities, such as banks, investment firms, insurance companies, etc. Reporting entities are obliged to perform customer due diligence measures. If a reporting entity suspects that funds are the proceeds of a criminal activity, or are related to terrorist financing, it is required to report its suspicions to the financial intelligence unit. The Company is not a reporting entity according to the AMLA.

Management
Directors and Executive Officers
The following table provides information regarding our directors and executive officers as of the date of this prospectus.
Directors and Executive Officers	Age	Position/Title
Yahui Zhou	41	Chairman of the Board and Chief Executive Officer
Hongyi Zhou	47	Director
Han Fang	44	Director
Lori Wheeler Næss	47	Independent Director Appointee*
Trond Riiber Knudsen	54	Independent Director Appointee*
Frode Jacobsen	35	Chief Financial Officer
Lin Song	37	Chief Operating Officer

*
Has accepted director appointment effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus forms a part.

Yahui Zhou has served as our chairman and chief executive officer since July 2016. Mr. Zhou has also served as the chairman and chief executive officer of Beijing Kunlun, a global internet company listed on the Shenzhen Stock Exchange, since March 2011, and an executive director and general manager of Beijing Kunlun from March 2008 to March 2011. He served as general manager of Beijing JiNaiTe Internet Technology Co., Ltd. from March 2007 to March 2008. From November 2005 to March 2007, Mr. Zhou was an executive officer in charge of new business development at RenRen Inc., a NYSE-listed company. From September 2000 to January 2004, Mr. Zhou was general manager of Beijing Huoshen Technology Co., Ltd. Mr. Zhou received his bachelor’s degree in mechanical engineering and his master’s degree in optical engineering from Tsinghua University in 1999 and 2006, respectively.
Hongyi Zhou has been a member of our board of directors since November 2016. Mr. Zhou has twenty years of managerial and operational experience in China’s internet industry. Mr. Zhou co-founded Qihoo 360 Technology Co. Ltd. (NYSE: QIHU) and has been serving as chairman of the board of Qihoo 360 Technology Co. Ltd. and its de facto successor 360 Security Technology Inc. (SH: 601360). Prior to founding Qihoo 360 Technology Co., Ltd., Mr. Zhou was a partner at IDG Ventures Capital since September 2005, a global network of venture capital funds, where he assisted small- to medium-sized software companies source funds to support their growth. Mr. Zhou was the chief executive officer of Yahoo! China from January 2004 to August 2005. In 1998, Mr. Zhou founded www.3721.com, a company in the internet search and online marketing businesses in China, and served as its chairman and chief executive officer until www.3721.com was acquired by Yahoo! China in January 2004. Mr. Zhou also serves as a director of a number of privately owned companies based in China. Mr. Zhou received his bachelor’s degree in computer software in 1992 and his master’s degree in system engineering in 1995 from Xi’an Jiaotong University.
Han Fang has been a member of our board of directors since March 2018. He has been the vice president of Kunlun Tech Limited, which operates as an internet investment corporation, since 2013. Mr. Fang has also served as vice president of Beijing Kunlun Tech Co., Ltd, a global internet company listed on the Shenzhen Stock Exchange, since March 2011. He worked from 2003 to 2007 as a senior research and development engineer of Oak Pacific Interactive Corporation, which provides internet services and operates social networks. He also worked as a senior research and development engineer for both AsiaInfo, Inc., a software and IT services company, and Turbo Linux Inc., a linux based solutions provider, from 2002 to 2003 and from 1998 to 2000, respectively. He was employed by the Institute of High Energy Physics of the Chinese Academy of Sciences as an engineer from 1995 to 1998. Mr. Fang graduated from the University of Science and Technology of China in 1995, with a bachelor’s degree in nuclear technology.
Lori Wheeler Næss will serve as our independent director immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus forms a part. She served as a director of the technical department of PricewaterhouseCoopers, a global auditing service provider, leading IFRS reviews for companies listed in Oslo from September 2012 to June 2015. Prior to that, Ms. Næss served as a senior advisor of the Section for Prospectuses and Financial Reporting of The Financial Supervisory Authority of Norway, a Norwegian government agency responsible for the supervision of financial companies from January 2011 to September 2012. She served as an audit director and manager for US GAAP and SEC Reporting at PricewaterhouseCoopers and its predecessor Coopers & Lybrand at various offices in the United States, Norway and Germany from September 1994 to January 2011. Ms. Næss has also served as a board member and the audit committee chair of Golar LNG Limited, a Nasdaq-listed liquefied natural gas shipping company and its Nasdaq-listed limited partner, Golar LNG Partners Limited, since March 2016. Ms. Næss is a U.S. Certified Public Accountant. She received her bachelor’s degree in business administration in 1993 and her master’s degree in accounting in 1994 from the University of Michigan.
Trond Riiber Knudsen will serve as our independent director immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus forms a part. Mr. Knudsen has served as the founder and CEO of TRK Group AS, an Oslo-based investment and advisory firm since June 2015. He worked of McKinsey & Company, a management consulting firm and served as a senior partner with responsibility for the company’s marketing and sales practice since August 1992 to June 2015. Mr. Knudsen received his sivilingeniør (equivalent of a master of science degree) in structural engineering from the Norwegian University of Science and Technology in 1987 and a master’s degree in business administration from Harvard University in 1992.
Frode Jacobsen has served as the chief financial officer of our group since April 2016. Prior to becoming our chief financial officer, he has worked as the senior vice president responsible for strategic initiatives beginning in February 2015 and as the senior director for corporate development beginning in January 2013. Prior to joining our group, Mr. Jacobsen worked for McKinsey & Company, a management consulting firm which conducts qualitative and quantitative analyses to inform management decisions across the public and private sectors, beginning in August 2008 and served as engagement manager before he left the position in January 2013. He graduated with a master’s degree in management from HEC Paris in 2008 and obtained his bachelor‘s degree in economics and business administration from Norwegian School of Economics in 2006.
Lin Song has served as the chief operating officer of our group since March 2017. He has worked for our group beginning in 2002 in Oslo, Norway. Mr. Song has an engineering background and has served in various roles inside our group, including project manager of one of our group’s earliest initiatives to enable full web browsing on mobile devices and as director of engineering delivery. Later on, he served as general manager of Opera’s subsidiary in China and assisted in the establishment of Opera’s R&D center in Beijing. Mr. Song obtained a bachelor’s degree in information systems from the University of International Business and Economics in 2004.
Board of Directors
Our board of directors will consist of five directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus forms a part. A director is not required to hold any shares in our company to qualify to serve as a director. A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company is required to declare the nature of his interest at a meeting of our directors. A general notice given to the directors by any director to the effect that he is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction. Subject to any separate requirement for audit committee approval under applicable law or the Listing Rules of the NASDAQ Stock Market and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract, proposed contract, arrangement or transaction notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract, proposed contract, arrangement or transaction is considered, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him at or prior to its consideration and any vote in that matter. Our board of directors may exercise all of the powers of our company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock or other securities whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third-party. None of our directors has a service contract with us that provides for benefits upon termination of service.
Committees of the Board of Directors
Prior to the completion of this offering, we intend to establish an audit committee, a compensation committee and a corporate governance and nominating committee under the board of directors. We intend to adopt a charter for each of the three committees prior to the completion of this offering. Each committee’s members and functions are described below.
Audit Committee.   Our audit committee will consist of Yahui Zhou, Lori Wheeler Næss and Trond Riiber Knudsen, and will be chaired by Yahui Zhou. Lori Wheeler Næss and Trond Riiber Knudsen satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the NASDAQ Stock Market and meets the independence standards under Rule 10A-3 under the Exchange Act. Rule 10A-3 under the Exchange Act allows Yahui Zhou to serve on our audit committee for up to one year from the completion of this offering, after which our audit committee will consist solely of independent directors that satisfy the NASDAQ Global Select Market and SEC requirements. Our board of directors has also determined that Lori Wheeler Næss qualifies as an “audit committee financial expert” within the meaning of the SEC rules and possesses financial sophistication within the meaning of the Listing Rules of the NASDAQ Stock Market. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:
•
selecting our independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by our independent registered public accounting firm;

•
reviewing with our independent registered public accounting firm any audit problems or difficulties and management’s response and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K;

•
discussing the annual audited financial statements with management and our independent registered public accounting firm;

•
periodically reviewing and reassessing the adequacy of our audit committee charter;

•
meeting periodically with the management and our internal auditor and our independent registered public accounting firm;

•
reporting regularly to the full board of directors;

•
reviewing the adequacy and effectiveness of our accounting and integral control policies and procedures and any steps taken to monitor and control major financial risk exposure; and

•
such other matters that are specifically delegated to our audit committee by our board of directors from time to time.

Compensation Committee.   Our compensation committee will consist of Yahui Zhou, Hongyi Zhou and Trond Riiber Knudsen, and will be chaired by Yahui Zhou. Trond Riiber Knudsen satisfies the “independence” requirements of Section 303A of the Rule 5605(a)(2) of the Listing Rules of the NASDAQ Stock Market. As a foreign private issuer, we have elected to not have our compensation committee consist of entirely independent directors. Our compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated upon. The compensation committee will be responsible for, among other things:
•
reviewing and approving to the board with respect to the total compensation package for our chief executive officer;

•
reviewing the total compensation package for our employees and recommending any proposed changes to our management;

•
reviewing and recommending to the board with respect to the compensation of our directors;

•
reviewing annually and administering all long-term incentive compensation or equity plans;

•
selecting and receiving advice from compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

•
programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Corporate Governance and Nominating Committee.   Our corporate governance and nominating committee will consist of Yahui Zhou, Lori Wheeler Næss and Trond Riiber Knudsen, and will be chaired by Yahui Zhou. Lori Wheeler Næss and Trond Riiber Knudsen satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the NASDAQ Stock Market. The corporate governance and nominating committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board of directors and its committees. The corporate governance and nominating committee will be responsible for, among other things:
•
identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

•
reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

•
advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

•
monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Duties of Directors
Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. Our company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.
The functions and powers of our board of directors include, among others:
•
convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•
declaring dividends and distributions;

•
appointing officers and determining the term of office of officers;

•
exercising the borrowing powers of our company and mortgaging the property of our company; and

•
approving the transfer of shares of our company, including the registering of such shares in our share register.

Terms of Directors and Executive Officers
Each of our directors holds office until the expiration of his or her term, as may be provided in a written agreement with our company, and his or her successor has been elected and qualified, until his or her resignation or until his or her office is otherwise vacated in accordance with our articles of association. At each annual general meeting one-third of the directors for the time being (or, if their number is not a multiple of three, the number nearest to but not greater than one-third) shall retire from office by rotation. A retiring director shall be eligible for re-election. All of our executive officers are appointed by and serve at the discretion of our board of directors. Our directors may be appointed or removed from office by an ordinary resolution of shareholders. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns by notice in writing to our company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director; or (vi) is removed pursuant to our amended and restated memorandum and articles of association then in effect. The compensation of our directors is determined by the board of directors. There is no mandatory retirement age for directors.
Employment Agreements and Indemnification Agreements
We have entered into employment agreements with our executive officers. Each of our executive officers is employed for a continuous term, or a specified time period which will be automatically extended, unless either we or the executive officer gives prior notice to terminate such employment. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense other than one which in the opinion of the board does not affect the executive’s position, willful, disobedience of a lawful and reasonable order, misconduct being inconsistent with the due and faithful discharge of the executive officer’s material duties, fraud or dishonesty, or habitual neglect of his or her duties. An executive officer may terminate his or her employment at any time with a three- to six-month prior written notice.
Each executive officer has agreed to hold, both during and after the employment agreement expires or is earlier terminated, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information or trade secrets. Each executive officer has also agreed to disclose in confidence to us all inventions, intellectual and industry property rights and trade secrets which they made, discover, conceive, develop or reduce to practice during the executive officer’s employment with us and to assign to our company all of his or her associated titles, interests, patents, patent rights, copyrights, trade secret rights, trademarks, trademark rights, mask work rights and other intellectual property and rights anywhere in the world which the executive officer may solely or jointly conceive, invent, discover, reduce to practice, create, drive, develop or make, or cause to be conceived, invented, discovered, reduced to practice, created, driven, developed or made, during the period of the executive officer’s employment with us that are either related to our business, actual or demonstrably anticipated research or development or any of our products or services being developed, manufactured, marketed, sold, or are related to the scope of the employment or make use of our resources. In addition, all executive officers have agreed to be bound by non-competition and non-solicitation restrictions set forth in their agreements. Each executive officer has agreed to devote all his or her working time and attention to our business and use best efforts to develop our business and interests. Moreover, each executive officer has agreed not to, for a certain period following termination of his or her employment or expiration of the employment agreement: (i) carry on or be engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise carry on any business in direct competition with us, (ii) solicit or entice away any of our customer, client, representative or agent, or (iii) employ, solicit or entice away or attempt to employ, solicit or entice away any of our officers, managers, consultants or employees.
We have entered into indemnification agreements with our directors and executive officers, pursuant to which we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.
Interested Transactions
A director may, subject to any separate requirement for audit committee approval under applicable law or the Listing Rules of the NASDAQ Stock Market, and disqualification by the chairman of the relevant board meeting, vote in respect of any contract, proposed contract, arrangement or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract, proposed contract, arrangement or transaction is disclosed by such director at or prior to its consideration and any vote in that matter.
Compensation of Directors and Executive Officers
In 2016 and 2017, we paid an aggregate of US$0.5 million and US$1.0 million, respectively, in cash and benefits to our executive officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. We have no service contracts with any of our directors providing for benefits upon termination of employment. For share incentive grants to our directors and executive officers, see “—Share Incentive Plan.”
Share Incentive Plan
We maintain a share incentive plan in order to attract, motivate, retain and reward talent, provide additional incentives to our officers, employees, directors and other eligible persons, and promote the success of our business and the interests of our shareholders.

2017 Restricted Share Unit Plan
We adopted the 2017 Restricted Share Unit Plan, or the Plan, to promote the success of our business and the interests of our employees and shareholders by providing long term incentives to attract, motivate, retain and reward our officers, employees, directors and other eligible persons and to link their interests with those of our shareholders.
As of the date of this prospectus, 21,411,660 restricted share units, or RSUs, have been granted, net of forfeitures, while a total of 25,000,000 RSUs are available for award. Once vested, RSUs granted under the Plan can be exercised in exchange for Opera Limited ordinary shares. The Plan assumes a total number of 500 million shares outstanding. Hence, each RSU grant has been adjusted based on the share ratio between Opera Limited, which was established as the group’s parent company with 200 million shares, and the Plan’s assumed 500 million shares. This corresponds to an adjustment factor of 0.4, thereby resulting in an adjusted number of outstanding RSUs of 8,564,664 of Opera Limited as of the date of this prospectus. The RSUs are subject to certain performance conditions determined by the plan administrator.
The following paragraphs summarize the terms of the Plan:
Plan Administration.   Our board of directors or a committee delegated by our board of director acts as the plan administrator.
Types of Awards.   This Plan permits grants of RSUs singly, in combination or in tandem under this Plan.
Eligibility.   All of our employees are eligible to receive awards under the Plan at the discretion of the Committee. A grant of awards to any member of the Committee shall require board approval.
Term of Awards.   Each award may be granted singly, in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other employee plan, including the plan of any acquired entity. An award is only exercisable or retainable before the eligible individual’s termination of service with us, unless determined otherwise by the plan administrator or set forth in the award agreement. No award may be made under the Plan after November 3, 2021.
Vesting Schedule and Other Restrictions.   The default vesting period of any award is four years, where 20% vests on each of January 1, 2018 and 2019, and 30% vests on each of January 1, 2020 and 2021. The plan administrator has discretion in making adjustment in the individual vesting schedules and other restrictions applicable to the awards granted under this Plan. The vesting period is set forth in each award agreement.
Exercise Price and Purchase Price.   The plan administrator has discretion in determining the price of the awards, subject to a number of limitations.
Acceleration of Exercise upon Corporate Transaction.   The plan administrator may accelerate any unvested RSUs. Upon the occurrence of a change of control event, a longstop event or an initial public offering, vested RSUs will be automatically exercised, however, no vested RSUs will be exercised until 180 days following the completion of this offering, after which all vested RSUs will be automatically exercised. Unvested RSUs will continue to vest according to the schedule in each award agreement.
Termination.   The vested RSUs will be cancelled by the plan administrator on written notice to an eligible individual who leaves his or her position as an employee due to a lawful termination by the employer for his breach of contract.
Amendment, Suspension or Termination.   Mr. Yahui Zhou has the authority to cancel granted RSUs that would have vested in the then current vesting period, based on his assessment that the eligible individual’s professional performance has not met expectations.

Transfer Restrictions.   Subject also to all the transfer restrictions under the applicable laws and regulations and the restrictions set forth in the applicable award agreement, all awards are non-transferable and non-assignable. Any attempted assignment of an award or any other benefit under the Plan will be null and void.
The table below sets forth certain information as of the date of this prospectus, concerning the outstanding awards we have granted to our directors and executive officers individually.
Name	Ordinary Shares Underlying Outstanding Awards Granted	Date of Grant	Date of Expiration
Yahui Zhou	—	—	—
Hong Yi Zhou	—	—	—
Han Fang	—	—	—
Frode Jacobsen	*	April, 2017	November, 2021
Lin Song	*	April, 2017	November, 2021
All directors and executive officers as a group	*

*
The outstanding awards in aggregate held by each of these directors and executive officers represent less than 1% of our total outstanding shares.

Principal Shareholders
The following table sets forth information concerning the beneficial ownership of our ordinary shares as of the date of this prospectus for:
•
each of our directors and executive officers; and

•
each person known to us to beneficially own more than 5% of our ordinary shares.

The calculations in the table below are based on 200,000,000 ordinary shares issued and outstanding as of the date of this prospectus, and assume that 220,359,090 ordinary shares including 19,200,000 ordinary shares to be issued in this offering and excluding 9,750,000 ordinary shares to be surrendered to us as treasury shares immediately after this offering, will be outstanding immediately after the completion of this offering, with the further assumption that the underwriters do not exercise their option to purchase additional ADSs.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.
	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned After This Offering
	Number	%†	Number	%†
Directors and Executive Officers:(1)
Yahui Zhou(2)	135,000,000	67.5%	135,000,000	61.3%
Hongyi Zhou(3)	55,000,000	27.5%	55,000,000	25.0%
Han Fang	—	—	—	—
Frode Jacobsen	—	—	—	—
Lin Song	—	—	—	—
All directors and executive officers as a group	190,000,000	90.9%	190,000,000	86.2%
Principal Shareholders:
Kunlun Tech Limited(4)	96,000,000	48.0%	96,000,000	43.6%
Keeneyes Future Holding Inc.(5)	39,000,000	19.5%	39,000,000	17.7%
Qifei International Development Co., Ltd(6).	55,000,000	27.5%	46,750,000	21.2%

*
Less than 1% of our total outstanding shares on an as converted basis.
†
For each person and group included in this column, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group, including shares that such person or group has the right to acquire within 60 days after the date of this prospectus, by the sum of  (i) 200,000,000, which is the total number of shares outstanding on an as converted basis as of the date of this prospectus, (ii) the number of shares that such person or group has the right to acquire beneficial ownership within 60 days after the date of this prospectus; and (iii) immediately after the completion of this offering, 19,200,000 ordinary shares to be issued in this offering.

(1)
Unless otherwise indicated, the business address of our directors and executive officers is Gjerdrums vei 19, Oslo, Norway 0484.

(2)
Represents (i) 96,000,000 ordinary shares held by Kunlun Tech Limited, a limited liability company incorporated in Hong Kong, which is wholly owned by Beijing Kunlun Tech Co., Ltd., a company in which Yahui Zhou owns 25.9% of the equity interests and serves as chairman and chief executive officer, and (ii) 39,000,000 ordinary shares held by Keeneyes Future Holding Inc., an exempted company established in the Cayman Islands, which is wholly owned by Perfect Fortune Consultancy Limited. Perfect Fortune Consultancy Limited is wholly owned by a trust of which Yahui Zhou and his family members are the beneficiaries.

(3)
Represents 46,750,000 ordinary shares held by Qifei International Development Co. Limited, a limited liability company incorporated in Hong Kong. Qifei International Development Co. Limited, which is wholly owned by Qisi (HK) Technology Co. Ltd., which in turn is indirectly wholly owned by 360 Security Technology Inc., a company in which Hongyi Zhou serves as the chairman and chief executive officer.

(4)
Represents 96,000,000 ordinary shares held by Kunlun Tech Limited, a limited liability company incorporated in Hong Kong. KunlunTech Limited is wholly owned by Beijing Kunlun Tech Co., Ltd., a company in which Yahui Zhou owns 25.9% of the equity interest and serves as chairman and chief executive officer. The registered address of Kunlun Tech Limited is Flat/Rm 1903, 19/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong.

(5)
Represents 39,000,000 ordinary shares held by Keeneyes Future Holding Inc., an exempted company established in the Cayman Islands. Keeneyes Future Holding Inc. is wholly owned by Perfect Fortune Consultancy Limited. Perfect Fortune Consultancy Limited is wholly owned by a trust of which Yahui Zhou and his family members are the beneficiaries. The registered address of Keeneyes Future Holding Inc., is P.O. Box 2075, George Town, Grand Cayman, KY1-1105, Cayman Islands.

(6)
Represents 46,750,000 ordinary shares held by Qifei International Development Co. Limited (including 8,250,000 ordinary shares to be surrendered to us as treasury shares immediately after this offering), a limited liability company incorporated in Hong Kong. Qifei International Development Co. Limited is wholly owned by Qisi (HK) Technology Co. Ltd., which in turn is indirectly wholly owned by 360 Security Technology Inc., a company in which Hongyi Zhou serves as chairman and chief executive officer. The registered address of Qifei International Development Co. Limited is Flat 402, Jardine House, 1 Connaught Place, Central, Hong Kong.

As of the date of this prospectus, we had no ordinary share outstanding that were held by a record holder in the United States. None of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See “Description of Share Capital—History of Securities Issuances” for a description of issuances of our securities that have resulted in significant changes in ownership held by our major shareholders.

Related Party Transactions
Private Placements
See “Description of Share Capital—History of Securities Issuances.”
Transactions with Certain Shareholders
See “Description of Share Capital—History of Securities Issuances” for a description of our issuances of ordinary shares.
Transactions with Other Related Parties
Kunlun AI Inc., or Kunlun AI, is a company controlled by our chief executive officer and chairman. We received certain professional services from Kunlun AI in 2016. As of December 31, 2016 and 2017 and March 31, 2018, we had professional service liability of US$0.1 million; nil (US$0) and nil (US$0) due to Kunlun AI.
Beijing Kunlun Tech Co., Ltd, or Kunlun, is a company in which our chief executive officer and chairman is a significant shareholder. We leased office facilities in Beijing from Kunlun in 2016 and 2017 and the Successor recorded expenses of US$0.2 million in the period from July 26, 2016 to December 31, 2016 and US$1.4 million in 2017. As of December 31, 2016 and 2017 and March 31, 2018, we had trade payables of US$0.2 million, US$0.1 million and nil (US$0), due to Kunlun, respectively.
Starmaker Interactive Inc, or Starmaker, is a company controlled by our chief executive officer and chairman. In 2017. we provided a loan of US$0.5 million to Starmaker, which was fully repaid in March 2018.
360 Mobile Security Limited, or 360 Mobile, is a company controlled by our director, Mr. Hongyi Zhou. Our chairman and chief executive officer, Mr. Yahui Zhou, has significant influence over 360 Mobile. We received professional services related to distribution and promotion of our advertising services worldwide from 360 Mobile and recorded expenses of US$9.7 million in 2016 consisting of US$4.5 million in the period from January 1, 2016 to November 3, 2016 and US$5.2 million in the period from November 4, 2016 to December 31, 2016 and US$8.4 million in 2017. We paid 360 Mobile Security Limited a service fee equal to the expenses it incurred in providing us services such as engaging with media owners for negotiation of advertising space booking, buying and payment, subject to an agreed cap. As of December 31, 2016 and 2017 and March 31, 2018, we had distribution liability of US$5.4 million, US$3.3 million and US$2.5 million, due to 360 Mobile, respectively.
nHorizon Innovation (Beijing) Software Ltd, or nHorizon, is our equity investee. We provided professional services to nHorizon and recorded operating revenue of US$0.3 million or US$2.6 million on a pro forma consolidated basis in 2016 and US$0.4 million in 2017. We also received professional services from nHorizon and recorded expenses of US$1.1 million on a pro forma consolidated basis in 2016 and US$0.5 million in 2017. As of December 31, 2016 and 2017 and March 31, 2018, we had professional service receivable of US$0.2 million, US$0.2 million and nil (US$0), due from nHorizon, respectively. As of December 31, 2016 and 2017 and March 31, 2018, we had revenue share liability of US$0.2 million, US$0.2 million and US$0.1 million, due to nHorizon, respectively. As of December 31, 2017 and March 31, 2018, we also had professional service liability of US$0.5 million and US$0.3 million, respectively.
Powerbets Holdings Limited, or Powerbets, is our equity investee. We provided a loan of US$0.2 million to Powerbets in 2017, and another loan of US$0.7 million in 2018. As of March 31, 2018, we had US$0.9 million of loan receivable due from Powerbets.

Opay Digital Services Limited (HK), or Opay, is our equity investee which our chief executive officer and chairman controls through Balder Investment Inc., where certain of our other officers also have financial interests but no voting rights. Opay is an online payment service provider targeting African users. In 2017, we provided a loan of US$5.6 million to Opay in relation to its business expansion in Nigeria. In 2018, we provided a loan of US$0.4 million to Opay in relation to its business expansion in Kenya. Both loans are interest-free for the first 60 days and are due and payable upon notice. We also provided professional services to Opay and recorded operating revenue of US$2.8 million in 2017. As of March 31, 2018, we had US$5.5 million of trade receivable and US$1.0 million loan receivable, due from Opay. Our investment in and relevant transactions with Opay are in line with our business growth strategy and we expect to continue investing in Opay as its business develops.
Share Incentive Plan
See “Management—Compensation of Directors and Executive Officers” and “Management—Share Incentive Plan.”
Employment Agreements and Indemnification Agreements
See “Management—Employment Agreements and Indemnification Agreements.”

DESCRIPTION OF SHARE CAPITAL
We are a Cayman Islands company and our affairs are governed by our amended and restated memorandum and articles of association and the Companies Law (as amended) of the Cayman Islands, or Companies Law, and the common law of the Cayman Islands.
As of the date of this prospectus, our authorized share capital consists of US$50,000 divided into      shares with a par value of US$0.0001 each, comprised of 500,000,000 ordinary shares with a par value of US$0.0001 each.
Assuming that we obtain the requisite shareholder approval, we will adopt an amended and restated memorandum and articles of association, or post-IPO memorandum and articles of association, which will become effective and replace our current memorandum and articles of association in its entirety immediately prior to the completion of this offering. Our post-IPO memorandum and articles of association provide that, immediately prior to the completion of this offering, our authorized share capital will be US$50,000 divided into 500,000,000 ordinary shares with a par value of US$0.0001 each. Immediately upon the completion of this offering, we will have an aggregate of 220,359,090 issued and outstanding ordinary shares, including 19,200,000 ordinary shares represented by the ADSs to be issued by us in this offering, assuming the underwriters do not exercise the option to purchase additional ADSs.
The following are summaries of material provisions of our post-IPO memorandum and articles of association and the Companies Law as they relate to the material terms of our ordinary shares that we expect will become effective immediately prior to the completion of this offering.
Exempted Company
We are an exempted company incorporated with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary resident company except for the exemptions and privileges listed below:
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an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

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an exempted company is not required to open its register of members for inspection;

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an exempted company does not have to hold an annual general meeting;

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an exempted company may issue no par value, negotiable or bearer shares;

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an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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an exempted company may register as a limited duration company; and

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an exempted company may register as a segregated portfolio company.

Ordinary Shares
General
All of our outstanding ordinary shares are fully paid and non-assessable. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. Our post-IPO memorandum and articles prohibit us from issuing bearer or negotiable shares. Our company will issue only non-negotiable shares in registered form, which will be issued when registered in our register of members.
Dividends
The holders of our ordinary shares are entitled to receive such dividends as may be declared by our board of directors subject to our post-IPO memorandum and articles of association and the Companies Law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, dividends may be paid only out of profits, which include net earnings and retained earnings undistributed in prior years, and out of share premium, a concept analogous to paid-in surplus in the United States. No dividend may be declared and paid unless our directors determine that, immediately after the payment, we will be able to pay our debts as they fall due in the ordinary course of business and we have funds lawfully available for such purpose.
Register of Members
Under Cayman Islands law, we must keep a register of members and there must be entered therein:
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the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

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the date on which the name of any person was entered on the register as a member; and

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the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, our register of members will be immediately updated to record and give effect to the issue of ordinary shares by us to Bank of New York Mellon, as the depositary (or its custodian or nominee). Once our register of members has been updated, the shareholders recorded in the register of members shall be deemed to have legal title to the shares set against their name.
If the name of any person is, without sufficient cause, entered in or omitted from the register of members, or if default is made or unnecessary delay takes place in entering on the register the fact of any person having ceased to be a member, the person or member aggrieved or any member or the company itself may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.
Voting Rights
Holders of our ordinary shares have the right to receive notice of, attend, speak and vote at general meetings of our company. At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman or one or more shareholder present in person or by proxy entitled to vote and who together hold not less than 10% of all paid up voting share capital of our company. An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes cast in a general meeting. A special resolution requires the affirmative vote of no less than two-thirds of the votes cast in a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Law and our post-IPO memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.
General Meetings and Shareholder Proposals
As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders’ annual general meetings. Our post-IPO memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by our directors. We, however, will hold an annual shareholders’ meeting during each fiscal year, as required by the Listing Rules of the NASDAQ Stock Market.
Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s post-offering amended and restated articles of association. Our post-IPO memorandum and articles of association allow our shareholders holding shares representing in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition a special meeting of the shareholders, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our post-IPO memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.
A quorum required for a meeting of shareholders consists of one or more shareholders holding, in aggregate, not less than one-third of the votes attaching to all paid up share capital of our company present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Advance notice of at least seven calendar days is required for the convening of our annual general meeting and other shareholders meetings.
Transfer of Ordinary Shares
Subject to the restrictions in our post-IPO memorandum and articles of association as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.
Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless:
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the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

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the instrument of transfer is in respect of only one class of shares;

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the instrument of transfer is properly stamped, if required;

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in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or

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the ordinary shares transferred are free of any lien in favor of us.

If our directors refuse to register a transfer they are obligated to, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers of shares or of any class of shares may, after compliance with any notice requirement of the designated stock exchange, be suspended at such times and for such periods (not exceeding in the whole thirty (30) days in any year) as our board of directors may determine.
Issuance of Additional Shares
Our post-IPO memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares. Our post-IPO memorandum and articles of association also authorize our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:
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the designation of the series;

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the number of shares of the series;

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the dividend rights, dividend rates, conversion rights, voting rights; and

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the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without further action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.
Liquidation
On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them. We are a “limited liability” company registered under the Companies Law, and under the Companies Law, the liability of our members is limited to the amount, if any, unpaid on the shares respectively held by them. Our post-IPO memorandum and articles of association contains a declaration that the liability of our members is so limited.
Calls on Ordinary Shares and Forfeiture of Ordinary Shares
Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least fourteen calendar days prior to the specified time and place of payment. The ordinary shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.
Redemption, Repurchase and Surrender of Ordinary Shares
We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by a special resolution of our shareholders. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or by ordinary resolution of our shareholders, or are otherwise authorized by our post-IPO memorandum and articles of association. Under the Companies Law, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.
Variations of Rights of Shares
If at any time the share capital is divided into different classes of shares, the rights attached to any class of shares may, unless otherwise provided by the terms of issue of the shares of or the rights attaching to that class, be varied either with the unanimous written consent of the holders of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.
Inspection of Books and Records
Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”
Changes in Capital
Our shareholders may from time to time by ordinary resolutions:
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increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution prescribes;

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consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

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convert all or any of its paid up shares into stock and reconvert the stock into paid up shares of any denomination;

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sub-divide our existing shares, or any of them into shares of a smaller amount than that fixed by our post-IPO memorandum of association; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; and

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cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so canceled.

Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce our share capital and any capital redemption reserve in any manner authorized by law.
Differences in Corporate Law
The Companies Law is derived, to a large extent, from the older Companies Acts of England, but does not follow recent English law statutory enactments, and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to Delaware corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Law applicable to us and the laws applicable to Delaware corporations and their shareholders.
Mergers and Similar Arrangements
The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertakings, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertakings, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
Separate from the statutory provisions relating to mergers and consolidations, the Companies Law also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
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the statutory provisions as to the due majority vote have been met;

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the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

The Companies Law also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected (within four months), the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.
If the arrangement and reconstruction is thus approved, or a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Shareholders’ Suits
In principle, we will normally be the proper plaintiff in any action or proceedings to be brought in respect of a wrong committed against us, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or a derivative action in the name of, a company to challenge the following acts in the following circumstances:
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a company acts or proposes to act illegally or ultra vires;

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the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

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those who control the company are perpetrating a “fraud on the minority.”

Directors’ Fiduciary Duties
Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components, the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director must act in a manner he or she reasonably believes to be in the best interests of the corporation.
A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.
As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore he or she owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a personal profit out of his or her position as director (unless the company permits him or her to do so), a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third-party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the English and commonwealth courts are moving towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.
Under our post-IPO memorandum and articles of association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company must declare the nature of their interest at a meeting of the board of directors. Subject to Listing Rules of the NASDAQ Stock Market and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract, proposed contract, arrangement or transaction notwithstanding his interest.
Shareholder Action by Written Resolution
Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Law and our post-IPO memorandum and articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.
Shareholder Proposals
Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
Cayman Islands law does not provide shareholders any right to put proposal before a meeting and provides limited rights for shareholders to requisition a general meeting. However, these rights may be provided in articles of association. Our post-offering amended and restated articles of association allow our shareholders holding shares representing in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition a shareholder’s meeting. Other than this right to requisition a shareholders’ meeting, our post-offering amended and restated articles of association do not provide our shareholders other right to put proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.
Cumulative Voting
Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled for a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-IPO memorandum and articles of association do not provide for cumulative voting.
Removal of Directors
Under the Delaware General Corporation Law, a director of a corporation may be removed with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-IPO memorandum and articles of association, directors can be removed by an ordinary resolution. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director; or (vi) is removed pursuant to our amended and restated memorandum and articles of association then in effect.
Transactions with Interested Shareholders
The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date on which such person becomes an interested shareholder. An interested shareholder generally is one which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquiror to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions entered into must be bona fide in the best interests of the company, for a proper corporate purpose and not with the effect of perpetrating a fraud on the minority shareholders.
Dissolution and Winding Up
Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. The Delaware General Corporation Law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors. Under the Companies Law, our company may be dissolved, liquidated or wound up by a special resolution, or by an ordinary resolution on the basis that our company is unable to pay its debts as they fall due.
Variation of Rights of Shares
If at any time, our share capital is divided into different classes of shares, under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-IPO memorandum and articles of association and as permitted by the Companies Law, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class either with the unanimous written consent of the holders of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.
Amendment of Governing Documents
Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As required by the Companies Law, our post-IPO memorandum and articles of association may only be amended by a special resolution of our shareholders.

Inspection of Books and Records
Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.
Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we intend to provide our shareholders with annual reports containing audited financial statements.
Anti-takeover Provisions
Some provisions of our post-IPO memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including a provision that authorizes our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.
However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-IPO memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.
Rights of Non-resident or Foreign Shareholders
There are no limitations imposed by foreign law or by our post-IPO memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our ordinary shares. In addition, there are no provisions in our post-IPO memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.
Staggered Board of Directors
The Companies Law does not contain statutory provisions that require staggered board arrangements for a Cayman Islands company. Such provisions, however, may validly be provided for in the articles of association, and we have provided for a staggered board of directors in our post-IPO memorandum and articles of association. Pursuant to such provision, one-third of the current members of our board are required to retire and stand for re-election at each annual general meeting of our company.
History of Securities Issuances
Ordinary Shares
On June 25, 2018, all of the existing members of Kunhoo Software LLC exchanged their membership interests in Kunhoo Software LLC for ordinary shares having substantially the same rights in Opera Limited. There have been no additional issuances of our ordinary shares.
Registration Rights
Prior to completion of this offering, we will enter into a registration rights agreement with all existing shareholders, pursuant to which we will grant certain registration rights to each of the holders of our issued and outstanding shares as of the date thereof (the “registrable shares”).
Demand Registration Rights
If any of the holders of the registrable shares holds more than 20% of our outstanding registrable shares, such holder may have the right to demand that we file a registration statement covering the registration of the registrable shares. We, however, are not obliged to effect a demand registration (i) during the 180-day period commencing with the date of this offering, or (ii) if we deliver notice to the holders of the registrable shares within 30 days of any registration request of our intent to file a registration statement for this offering within 90 days. We shall have no obligation to effect more than two demand registrations if such registrations have been declared or ordered effective. We also have the right to postpone the filing of a registration statement under certain reasonable circumstances for a period of not more than 180 days in any 12-month period.
Piggyback Registration Rights
If we propose to register any of our shares under the Securities Act for purposes of effecting a public offering of our securities (including, but not limited to, registration statements relating to secondary offerings of our securities, any registration pursuant to demand registration rights or Form F-3 registration rights, but excluding registration statement relating to any employee benefit plan, Rule 144 transaction or a corporate reorganization), we must afford holders of registrable shares an opportunity to include in the registration all or any part of their registrable shares then held by them.
Form F-3 Registration Rights
Subject to customary underwriter cutback provisions, holders of the registrable shares have the right to request that we file a registration statement under Form F-3 and any related qualification or compliance with respect to all or a part of the registrable securities then owned by such holders. There will be no limit on the number of times the holders may request registration of registrable securities. However, we are not obligated to effect such registration, qualification or compliance if the anticipated gross proceeds from such offering are less than US$2.0 million.
No Registration Rights to Third Parties
Save for the registration rights granted to each of the holders of the registrable shares, we shall not grant registration rights to any party.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent two ordinary shares (or a right to receive two ordinary shares) deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 225 Liberty Street, New York, New York 10286.
You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.
As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.
The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. See “Where You Can Find Additional Information” for directions on how to obtain copies of those documents.
Dividends and Other Distributions
How will you receive dividends and other distributions on the shares?
The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.
Cash.   The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. Dollars, if it can do so on a reasonable basis and can transfer the U.S. Dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation” for additional information. The depositary will distribute only whole U.S. Dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.
Shares.   The depositary may distribute additional ADSs  representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.
Rights to Purchase Additional Shares.   If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.
Other Distributions.   The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.
The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.
Deposit, Withdrawal and Cancelation
How are ADSs issued?
The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?
You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.
How do ADS holders interchange between certificated ADSs and uncertificated ADSs?
You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.¶
Voting Rights
How do you vote?
ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. See “Description of Share Capital” for more information on the voting rights of our ordinary shares underlying the ADSs. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.
Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.
We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares.
In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.
In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses
Persons depositing or withdrawing shares or ADS holders must pay:	For:
US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property Cancelation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
US$0.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
US$0.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	Cable and facsimile transmissions (when expressly provided in the deposit agreement)
Converting foreign currency to U.S. Dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary
The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.
From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.
The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account.

The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.
Payment of Taxes
You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.
Tender and Exchange Offers; Redemption, Replacement or Cancelation of Deposited Securities
The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.
If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.
If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.
If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.
If there are no deposited securities underlying ADSs, including if the deposited securities are canceled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.
Amendment and Termination
How may the deposit agreement be amended?
We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.
How may the deposit agreement be terminated?
The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:
•
60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•
we delist the ADSs from an exchange on which they were listed and do not list the ADSs on another exchange;

•
we appear to be insolvent or enter insolvency proceedings;

•
all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•
there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•
there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.
After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.
Limitations on Obligations and Liability
Limits on Our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs
The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:
•
are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•
are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

•
are not liable if we or it exercises discretion permitted under the deposit agreement;

•
are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement, or for any;

•
have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•
may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•
are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•
the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.
Requirements for Depositary Actions
Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:
•
payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•
satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•
compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.
Your Right to Receive the Shares Underlying your ADSs
ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:
•
when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•
when you owe money to pay fees, taxes and similar charges; or

•
when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.
Pre-release of ADSs
The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time if it thinks it is appropriate to do so.
Direct Registration System
In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.
In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.
Shareholder Communications; Inspection of Register of Holders of ADSs
The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

SHARES ELIGIBLE FOR FUTURE SALE
Upon the completion of this offering, we will have 9,600,000 ADSs outstanding, representing 19,200,000 ordinary shares, or approximately 8.7% of our outstanding ordinary shares, assuming the underwriters do not exercise their option to purchase additional ADSs (or approximately 9.9% of our outstanding ordinary shares, if the underwriters exercise in full their option to purchase additional ADSs) and we will issue and sell 10,909,090 ordinary shares through the Concurrent Private Placements, which number of shares has been calculated based on an initial offering price of US$11.00 per ADS, the mid-point of the estimated initial public offering price range shown on the front cover page of this prospectus. All of the ADSs sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of ADSs in the public market could adversely affect prevailing market prices of the ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs, and while the ADSs have been approved for listing on the NASDAQ Global Select Market, we cannot assure you that a regular trading market for ADSs may develop in the ADSs. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.
Lock-Up Agreements
We have agreed that we will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of  (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests), directly or indirectly, any of the ADSs or ordinary shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, the ADSs or ordinary shares or any substantially similar securities, without the prior written consent of the representatives on behalf of the underwriters for a period ending 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee restricted share units outstanding on the date hereof and certain other exceptions.
Our directors and executive officers, our existing shareholders and the Concurrent Private Placement investors have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any ADSs, ordinary shares or similar securities or any securities convertible into or exchangeable or exercisable for our ordinary shares or ADSs, for a period ending 180 days after the date of this prospectus. Further, we have agreed with the underwriters not to convert any RSUs into ordinary shares for a period ending 180 days after the date of this prospectus.
Rule 144
All of our ordinary shares outstanding prior to this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only under an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements.
In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

Our affiliates who have beneficially owned “restricted securities” for at least six months would be entitled to sell within any three-month period a number of restricted shares that does not exceed the greater of the following:
•
1% of the then outstanding ordinary shares of the same class, including shares represented by ADSs, which will equal approximately 2,203,590 ordinary shares immediately after this offering, assuming (i) the underwriters do not exercise their option to purchase additional ADSs, (or 2,232,390 ordinary shares if the underwriters exercise their option to purchase additional ADSs in full) and (ii) we will issue and sell 10,909,090 ordinary shares through the Concurrent Private Placements, which number of shares has been calculated based on an initial offering price of US$11.00 per ADS, the mid-point of the estimated initial public offering price range shown on the front cover page of this prospectus;

or
•
the average weekly trading volume of our ordinary shares of the same class, including shares represented by ADSs on the NASDAQ Global Select Market during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, in each case, shares held by our affiliates would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.
Rule 701
Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or other written agreement executed prior to the completion of this offering may be entitled to sell such shares in the United States in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.
Registration Rights
Upon the completion of this offering, holders of our registrable securities will be entitled to request that we register their shares under the Securities Act, following the expiration of the lock-up agreements described above. See “Description of Share Capital—Registration Rights.”
Form S-8
We intend to file a registration statement on Form S-8 under the Securities Act covering all ordinary shares which are either subject to outstanding restricted share units or may be issued upon exercise of any equity awards which may be granted or issued in the future pursuant to our share incentive plan. We expect to file this registration statement as soon as practicable after the date of this prospectus. Shares registered under any registration statements will be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions with us or the contractual restrictions described below.

TAXATION
The following summary of Cayman Islands, Norway and U.S. federal income tax consequences of an investment in the ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws, or tax laws of jurisdictions other than the Cayman Islands, Norway, and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder, our counsel as to Cayman Islands law. To the extent that the discussion relates to matters of Norwegian tax law, it represents the opinion of Wikborg Rein Advokatfirma AS, our counsel as to Norway law.
Cayman Islands Tax Considerations
As advised by Maples and Calder, our counsel with regards to Cayman Island tax matters, the Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties which are applicable to any payments made by or to our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.
Payments of dividends and capital in respect of our ordinary shares or the ADSs will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares or the ADSs, as the case may be, nor will gains derived from the disposal of our ordinary shares or the ADSs be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.
An unstamped document that is required to be stamped may not be admissible in evidence until duly stamped and unstamped documents may be subject to penalties and interest for late stamping. Certain criminal offenses may also be committed in connection with unstamped documents.
No stamp duty is payable in respect of the issue of our ordinary shares or the ADSs or on an instrument of transfer in respect of our ordinary shares or the ADSs.
Norway Tax Considerations
Below is a summary of the primary tax issue in Norway for Norwegian corporate holders of the ADSs, based on the opinion of Wikborg Rein Advokatfirma AS, our counsel with regards to Norwegian tax matters..
The ADS is a financial instrument with shares in Opera Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability, as the underlying object. For Norwegian tax purposes, the ADSs will not be covered by the participation exemption since the underlying object is an entity in a low tax jurisdiction outside the EU/EEA. For limited liability companies (and certain similar entities) resident in Norway for tax purposes, dividends from the ADSs will be considered as taxable income. Gains on realization (including sales) of the ADSs will also be considered as taxable income for limited liability companies (and certain similar entities) resident in Norway for tax purposes. The tax rate for 2018 for limited liability companies (and certain similar entities) is currently 23%.
United States Federal Income Tax Considerations
The following discussion describes the material United States federal income tax consequences to a United States Holder (as defined below), under current law, of an investment in our ADSs or ordinary shares in the offering. This discussion is based on the federal income tax laws of the United States as of the date of this prospectus, including the United States Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury Regulations promulgated thereunder, judicial authority, published administrative positions of the United States Internal Revenue Service, or IRS, and other applicable authorities, all as of the date of this prospectus. All of the foregoing authorities are subject to change, which change could apply retroactively and could significantly affect the tax consequences described below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion and there can be no assurance that the IRS or a court will agree with our statements and conclusions.
This discussion applies only to a United States Holder (as defined below) that holds ADSs or ordinary shares as capital assets for United States federal income tax purposes (generally, property held for investment). The discussion neither addresses the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations, such as:
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banks and certain other financial institutions;

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insurance companies;

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regulated investment companies;

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real estate investment trusts;

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brokers or dealers in stocks and securities, or currencies;

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persons who use or are required to use a mark-to-market method of accounting;

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certain former citizens or residents of the United States subject to Section 877 of the Code;

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entities subject to the United States anti-inversion rules;

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tax-exempt organizations and entities;

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persons subject to the alternative minimum tax provisions of the Code;

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persons whose functional currency is other than the United States dollar;

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persons holding ADSs or ordinary shares as part of a straddle, hedging, conversion or integrated transaction;

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persons that actually or constructively own ADSs or ordinary shares representing 10% or more of our voting power or value;

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persons who acquired ADSs or ordinary shares pursuant to the exercise of an employee equity grant or otherwise as compensation;

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partnerships or other pass-through entities, or persons holding ADSs or ordinary shares through such entities;

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persons required to accelerate the recognition of any item of gross income with respect to our ADSs or ordinary shares as a result of such income being recognized on an applicable financial statement; or

•
persons that held, directly, indirectly or by attribution, ADSs or ordinary shares or other ownership interests in us prior to this offering.

Except as described below, this discussion does not address any tax consequences or reporting obligations that may be applicable to persons holding ADSs or ordinary shares through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States.
If a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes) holds the ADSs or ordinary shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership or partner in a partnership holding ADSs or ordinary shares should consult its own tax advisors regarding the tax consequences of investing in and holding the ADSs or ordinary shares.
THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
For purposes of the discussion below, a “United States Holder” is a beneficial owner of the ADSs or ordinary shares that is, for United States federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate, the income of which is subject to United States federal income taxation regardless of its source; or

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a trust, if  (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury Regulations to treat such trust as a domestic trust.

The discussion below assumes that the representations contained in the deposit agreement and any related agreement are true and that the obligations in such agreements will be complied with in accordance with their terms.
ADSs
If you own our ADSs, then you should be treated as the owner of the underlying ordinary shares represented by those ADSs for United States federal income tax purposes. Accordingly, deposits or withdrawals of ordinary shares for ADSs should not be subject to United States federal income tax.
The United States Treasury Department and the IRS have expressed concerns that United States holders of American depositary shares may be claiming foreign tax credits in situations where an intermediary in the chain of ownership between the holder of an American depositary share and the issuer of the security underlying the American depositary share has taken actions that are inconsistent with the ownership of the underlying security by the person claiming the credit. Such actions (for example, a pre-release of an American depositary share by a depositary) also may be inconsistent with the claiming of the reduced rate of tax applicable to certain dividends received by non-corporate United States holders of

American depositary shares, including individual United States holders. Accordingly, the availability of foreign tax credits or the reduced tax rate for dividends received by non-corporate United States Holders, each discussed below, could be affected by actions taken by intermediaries in the chain of ownership between the holder of an ADS and our company.
Dividends and Other Distributions on the ADSs or Our Ordinary Shares
Subject to the passive foreign investment company rules discussed below, the gross amount of any distribution that we make to you with respect to the ADSs or ordinary shares (including any amounts withheld to reflect withholding taxes) will be taxable as a dividend, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including any withheld taxes) will be includable in your gross income on the day actually or constructively received by you, if you own the ordinary shares, or by the depositary, if you own ADSs. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid generally will be reported as a “dividend” for United States federal income tax purposes. Such dividends will not be eligible for the dividends- received deduction allowed to qualifying corporations under the Code.
Dividends received by a non-corporate United States Holder may qualify for the lower rates of tax applicable to “qualified dividend income,” if the dividends are paid by a “qualified foreign corporation” and other conditions discussed below are met. A non-United States corporation is treated as a qualified foreign corporation (i) with respect to dividends paid by that corporation on shares (or American depositary shares backed by such shares) that are readily tradable on an established securities market in the United States or (ii) if such non-United States corporation is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program. We do not expect to be eligible for the benefits of such an income tax treaty. However, a non-United States corporation will not be treated as a qualified foreign corporation if it is a passive foreign investment company in the taxable year in which the dividend is paid or the preceding taxable year.
Under a published IRS Notice, common or ordinary shares, or American depositary shares representing such shares, are considered to be readily tradable on an established securities market in the United States if they are listed on the NASDAQ Global Select Market, as our ADSs (but not our ordinary shares) are expected to be. Based on existing guidance, it is unclear whether the ordinary shares will be considered to be readily tradable on an established securities market in the United States, because only the ADSs, and not the underlying ordinary shares, will be listed on a securities market in the United States. We believe, but we cannot assure you, that dividends we pay on the ordinary shares that are represented by ADSs, but not on the ordinary shares that are not so represented, will, subject to applicable limitations, be eligible for the reduced rates of taxation.
Even if dividends would be treated as paid by a qualified foreign corporation, a non-corporate United States Holder will not be eligible for reduced rates of taxation if it does not hold our ADSs or ordinary shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date or if the United States Holder elects to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code. In addition, the rate reduction will not apply to dividends of a qualified foreign corporation if the non-corporate United States Holder receiving the dividend is obligated to make related payments with respect to positions in substantially similar or related property.
You should consult your own tax advisors regarding the availability of the lower tax rates applicable to qualified dividend income for any dividends that we pay with respect to the ADSs or ordinary shares, as well as the effect of any change in applicable law after the date of this prospectus.
Any non-United States withholding taxes imposed on dividends paid to you with respect to the ADSs or ordinary shares generally will be treated as foreign taxes eligible for credit against your United States federal income tax liability, subject to the various limitations and disallowance rules that apply to foreign tax credits generally. For purposes of calculating the foreign tax credit limitation, dividends paid to you with respect to the ADSs or ordinary shares will be treated as income from sources outside the United States and generally will constitute passive category income. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances.
Disposition of the ADSs or Our Ordinary Shares
You will recognize gain or loss on a sale or exchange of the ADSs or ordinary shares in an amount equal to the difference between the amount realized on the sale or exchange and your tax basis in the ADSs or ordinary shares. Subject to the discussion under “—Passive Foreign Investment Company” below, such gain or loss generally will be capital gain or loss. Capital gains of a non-corporate United States Holder, including an individual, that has held the ADSs or ordinary shares for more than one year currently are eligible for reduced tax rates. The deductibility of capital losses is subject to limitations.
Any gain or loss that you recognize on a disposition of the ADSs or ordinary shares generally will be treated as United States-source income or loss for foreign tax credit limitation purposes. You should consult your tax advisors regarding the proper treatment of gain or loss, as well as the availability of a foreign tax credit, in your particular circumstances.
Passive Foreign Investment Company
Based on the current and anticipated value of our assets and the composition of our income and assets, we do not expect to be treated as a passive foreign investment company, or PFIC, for United States federal income tax purposes for our current taxable year ending December 31, 2018. However, the determination of PFIC status is based on an annual determination that cannot be made until the close of a taxable year, involves extensive factual investigation, including ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income that we earn, and is subject to uncertainty in several respects. Accordingly, we cannot assure you that we will not be treated as a PFIC for our current taxable year ending December 31, 2018, or for any future taxable year or that the IRS will not take a contrary position. Kirkland & Ellis LLP, our United States tax counsel, therefore expresses no opinion with respect to our PFIC status for any taxable year or our beliefs and expectations relating to such status set forth in this discussion.
A non-United States corporation such as ourselves will be treated as a passive foreign investment company (“PFIC”) for United States federal income tax purposes for any taxable year if, applying applicable look-through rules, either:
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at least 75% of its gross income for such year is passive income; or

•
at least 50% of the value of its assets (determined based on a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties and rents (other than certain royalties and rents derived in the active conduct of a trade or business and not derived from a related person). We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% by value of the stock. Although the law in this regard is unclear, we treat our VIEs as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their results of operations in our consolidated IFRS financial statements. If it were determined, however, that we are not the owner of our VIEs for United States federal income tax purposes, the composition of our income and assets would change and we may be more likely to be treated as a PFIC.

Changes in the composition of our income or composition of our assets may cause us to become a PFIC. The determination of whether we will be a PFIC for any taxable year may depend in part upon the value of our goodwill and other unbooked intangibles not reflected on our balance sheet (which may depend upon the market value of the ADSs or ordinary shares from time to time, which may be volatile) and also may be affected by how, and how quickly, we spend our liquid assets and the cash raised in this offering. In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization following the listing of the ADSs or ordinary shares on the NASDAQ Global Select Market. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years because our liquid assets and cash (which are for this purpose considered assets that produce passive income) may then represent a greater percentage of our overall assets. Further, while we believe our classification methodology and valuation approach is reasonable, it is possible that the IRS may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our being or becoming a PFIC for the current or one or more future taxable years.
If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, we will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold ADSs or ordinary shares, unless we were to cease to be a PFIC and you make a “deemed sale” election with respect to the ADSs or ordinary shares. If such election is made, you will be deemed to have sold the ADSs or ordinary shares you hold at their fair market value and any gain from such deemed sale would be subject to the rules described in the following two paragraphs. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, the ADSs or ordinary shares with respect to which such election was made will not be treated as shares in a PFIC and, as a result, you will not be subject to the rules described below with respect to any “excess distribution” you receive from us or any gain from an actual sale or other disposition of the ADSs or ordinary shares. You are strongly urged to consult your tax advisors as to the possibility and consequences of making a deemed sale election if we are and then cease to be a PFIC and such an election becomes available to you.
If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, then, unless you make a “mark-to-market” election (as discussed below), you generally will be subject to special adverse tax rules with respect to any “excess distribution” that you receive from us and any gain that you recognize from a sale or other disposition, including a pledge, of ADSs or ordinary shares. For this purpose, distributions that you receive in a taxable year that are greater than 125% of the average annual distributions that you received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as an excess distribution. Under these rules:
•
the excess distribution or recognized gain will be allocated ratably over your holding period for the ADSs or ordinary shares;

•
the amount of the excess distribution or recognized gain allocated to the taxable year of distribution or gain, and to any taxable years in your holding period prior to the first taxable year in which we were treated as a PFIC, will be treated as ordinary income; and

•
the amount of the excess distribution or recognized gain allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the resulting tax will be subject to the interest charge generally applicable to underpayments of tax.

If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares and any of our non-United States subsidiaries or other corporate entities in which we own equity interests is also a PFIC, you would be treated as owning a proportionate amount (by value) of the shares of each such non-United States entity classified as a PFIC (each such entity, a lower tier PFIC) for purposes of the application of these rules. You should consult your own tax advisor regarding the application of the PFIC rules to any of our lower tier PFICs.

If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, then in lieu of being subject to the tax and interest-charge rules discussed above, you may make an election to include gain on our ADSs or ordinary shares as ordinary income under a mark-to-market method, provided that such ADSs or ordinary shares constitute “marketable stock.” Marketable stock is stock that is regularly traded on a qualified exchange or other market, as defined in applicable Treasury regulations. We expect that our ADSs, but not our ordinary shares, will be listed on the NASDAQ Global Select Market, which is a qualified exchange or other market for these purposes. Consequently, if the ADSs are listed on the NASDAQ Global Select Market and are regularly traded, and you are a holder of ADSs, we expect that the mark-to-market election would be available to you if we became a PFIC, but no assurances are given in this regard.
Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, if we were a PFIC for any taxable year, a United States Holder that makes the mark-to-market election may continue to be subject to the tax and interest charges under the general PFIC rules with respect to such United States Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.
In certain circumstances, a shareholder in a PFIC may avoid the adverse tax and interest-charge regime described above by making a “qualified electing fund” election to include in income its share of the corporation’s income on a current basis. However, you may make a qualified electing fund election with respect to the ADSs or ordinary shares only if we agree to furnish you annually with a PFIC annual information statement as specified in the applicable Treasury regulations. We currently do not intend to prepare or provide the information that would enable you to make a qualified electing fund election.
A United States Holder that holds the ADSs or ordinary shares in any year in which we are a PFIC will be required to file an annual report containing such information as the United States Treasury Department may require. You should consult your own tax advisor regarding the application of the PFIC rules to your ownership and disposition of the ADSs or ordinary shares and the availability, application and consequences of the elections discussed above.
Information Reporting and Backup Withholding
Information reporting to the IRS and backup withholding generally will apply to dividends in respect of our ADSs or ordinary shares, and the proceeds from the sale or exchange of our ADSs or ordinary shares, that are paid to you within the United States (and in certain cases, outside the United States), unless you furnish a correct taxpayer identification number and make any other required certification, generally on IRS Form W-9 or you otherwise establish an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding generally are allowed as a credit against your United States federal income tax liability, and you may be entitled to obtain a refund of any excess amounts withheld under the backup withholding rules if you file an appropriate claim for refund with the IRS and furnish any required information in a timely manner.
United States Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules.
Information with Respect to Foreign Financial Assets
United States Holders who are individuals (and certain entities closely held by individuals) generally will be required to report our name, address and such information relating to an interest in the ADSs or ordinary shares as is necessary to identify the class or issue of which the ADSs or ordinary shares are a part. These requirements are subject to exceptions, including an exception for ADSs or ordinary shares held in accounts maintained by certain financial institutions and an exception applicable if the aggregate value of all “specified foreign financial assets” (as defined in the Code) does not exceed US$50,000.

United States Holders should consult their tax advisors regarding the application of these information reporting rules.
Medicare Tax
Certain United States Holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividend and gains from the sale or other disposition of capital assets for taxable years beginning after December 31, 2012. United States Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of the ADSs or ordinary shares.

UNDERWRITING
Under the terms and subject to the conditions contained in an underwriting agreement dated            , 2018 the underwriters named below, for whom China International Capital Corporation Hong Kong Securities Limited and Citigroup Global Markets Inc. are acting as representatives, have severally and not jointly agreed to purchase, and we have agreed to sell to them, severally, the number of ADSs indicated below:
Name of Underwriters (in alphabetical order)	Number of ADSs
China International Capital Corporation Hong Kong Securities Limited
Citigroup Global Markets Inc.
Total	9,600,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent registered public accounting firm. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken. The underwriters are not required, however, to take or pay for the ADSs covered by the underwriters’ over-allotment option to purchase additional ADSs described below. Any offers or sales of the ADSs in the United States will be conducted by registered broker-dealers in the United States. The underwriters reserve the right to withdraw, cancel or modify offers to the public and reject orders in whole or in part.
The underwriters initially propose to offer part of the ADSs directly to the public at the initial public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of US$          per ADS under the initial public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives.
Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. China International Capital Corporation Hong Kong Securities Limited is not a broker-dealer registered with the SEC. Therefore, to the extent China International Capital Corporation Hong Kong Securities Limited intends to make any offers or sales of ADSs in the United States, it will do so only through one or more SEC-registered broker-dealer affiliates in compliance with the applicable securities laws and regulations.
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 1,440,000 additional ADSs at the public offering price listed on the cover page of this prospectus less underwriting discounts and commissions. The underwriters may exercise this option for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter’s name in the preceding table bears to the total number of ADSs listed in the preceding table. If the underwriters’ option is exercised in full, the total price to the public would be approximately US$121.4 million, based on the midpoint of the estimated public offering price range, the total underwriters’ discounts and commissions would be approximately US$8.5 million and the total proceeds to us (before expenses) would be approximately US$112.9 million.

The table below shows the underwriting discounts and commissions per ADS and total underwriting discounts and commissions that we will pay to the underwriters. The underwriting discounts and commissions are determined by negotiations among us and the underwriters and are a percentage of the offering price to the public. Among the factors considered in determining the discounts and commissions are the size of the offering, the nature of the security to be offered and the discounts and commissions charged in comparable transactions.
Underwriting Discounts and Commissions	No Exercise	Full Exercise
Per ADS
Total paid by us
The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of ADSs offered by them.
The total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately US$2.9 million. Expenses include the SEC and the Financial Industry Regulatory Authority, or FINRA, filing fees, FINRA-related fees and expenses of the underwriters’ legal counsel (not to exceed US$20,000), the NASDAQ listing fee, and printing, legal, accounting and miscellaneous expenses. The underwriters have agreed to reimburse us for a certain portion of our expenses in connection with this offering.
We have applied for approval for listing the ADSs on NASDAQ under the symbol “OPRA.”
We have agreed that, without the prior written consent of the representatives, subject to certain exceptions, we and they will not, for a period of 180 days after the date of this prospectus:
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs;

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs; or

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file any registration statement with the SEC relating to the offering of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs (other than a registration statement on Form S-8), whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs, or such other securities, in cash or otherwise.
Our directors, executive officers, our existing shareholders and the Concurrent Private Placements investors have agreed that, without the prior written consent of the representatives, such foregoing persons, subject to certain exceptions, will not, during the period ending at least 180 days after the date of this prospectus:
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs,

whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs, or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of the representatives on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any ordinary shares, ADSs, or any security convertible into or exercisable or exchangeable for ordinary shares or ADSs.
The restrictions described in the preceding paragraphs are subject to certain exceptions.
Subject to compliance with the notification requirements under FINRA Rule 5131 applicable to lock-up agreements with our directors or officers, if the representatives, in their sole discretion, agree to release or waive the restrictions set forth in a lock-up agreement for an officer or director of us and provides us with notice of the impending release or waiver at least three business days before the effective date of the release or waiver, we agree to announce the impending release or waiver by issuing a press release through a major news service at least two business days before the effective date of the release or waiver. Currently, there are no agreements, understandings or intentions, tacit or explicit, to release any of the securities from the lock-up agreements prior to the expiration of the corresponding period.
Concurrently with, and subject to, the completion of this offering, Bitmain, IDG Capital Fund and IDG Capital Investors have agreed to purchase from us US$50,000,000, US$9,529,000 and US$471,000, respectively, worth of our ordinary shares, at a price per share equal to the initial public offering price adjusted to reflect the ADS-to-share ratio. Assuming an initial offering price of US$11.00 per ADS, the mid-point of the estimated offering price range shown on the front cover page of this prospectus, Bitmain, IDG Capital Fund and IDG Capital Investors will purchase 9,090,909, 1,732,545 and 85,636 ordinary shares from us, respectively. The Concurrent Private Placements are conducted pursuant to an exemption from registration with the SEC, under Regulation S of the Securities Act of 1933, as amended. Under the subscription agreements executed on June 26, 2018, the completion of this offering is the only substantive closing condition precedent for the Concurrent Private Placements and if this offering is completed, the Concurrent Private Placements will be completed concurrently. The investors have agreed with the underwriters not to, directly or indirectly, sell, transfer or dispose of any ordinary shares acquired in the Concurrent Private Placements for a period of 180 days after the date of this prospectus, subject to certain exceptions.
To facilitate this offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the over- allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the over-allotment option. The underwriters may also sell ADSs in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the ADSs, the underwriters may bid for, and purchase, ADSs in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in this offering, if the syndicate repurchases previously distributed ADSs to cover syndicate short positions or to stabilize the price of the ADSs. Any of these activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities incurred in connection with the directed share program referred to below. If we are unable to provide this indemnification, we will contribute to payments that the underwriters may be required to make for these liabilities.
At our request, the underwriters have reserved for sale, at the initial public offering price, up to 960,000 ADSs offered by this prospectus for sale, at the initial public offering price, to our directors, officers, employees, business associates and related persons. If purchased by these persons, these ADSs will be subject to a 180-day lock-up restriction. We will pay all fees and disbursements of counsel incurred by the underwriters in connection with offering the ADSs to such persons. Any sales to these persons will be made through a directed share program. The number of ADSs available for sale to the general public will be reduced to the extent such persons purchase such reserved ADSs. Any reserved ADSs not so purchased will be offered by the underwriters to the general public on the same basis as the other ADSs offered by this prospectus.
The address of China International Capital Corporation Hong Kong Securities Limited is 29th Floor, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong. The address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, NY 10013, United States.
Electronic Offer, Sale and Distribution of Shares
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders. Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by any underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.
Pricing of the Offering
Prior to this offering, there has been no public market for the ordinary shares or ADSs. The initial public offering price is determined by negotiations between us and the underwriters and representatives. Among the factors considered in determining the initial public offering price are our future prospects and those of our industry in general, our sales, earnings, certain other financial and operating information in recent periods, the price-earnings ratios, price-sales ratios and market prices of securities and certain financial and operating information of companies engaged in activities similar to ours, the general condition of the securities markets at the time of this offering, the recent market prices of, and demand for, publicly traded ordinary share of generally comparable companies, and other factors deemed relevant by the representatives and us. Neither we nor the underwriters can assure investors that an active trading market will develop for the ADSs, or that the ADSs will trade in the public market at or above the initial public offering price.
Other Relationships
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
In the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Selling Restrictions
No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.
Australia.   This document has not been lodged with the Australian Securities & Investments Commission and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:
(a)
you confirm and warrant that you are either:

(i)
“sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia, or the Corporations Act;

(ii)
“sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)
person associated with the company under section 708(12) of the Corporations Act; or

(iv)
“professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act;

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this document is void and incapable of acceptance;
(b)
you warrant and agree that you will not offer any of the ADSs issued to you pursuant to this document for resale in Australia within 12 months of those ADSs being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Canada.   The ADSs may be sold in Canada only to purchasers resident or located in the Provinces of Ontario, Québec, Alberta and British Columbia, purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Cayman Islands.   This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.
European Economic Area.   In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State unless the prospectus has been approved by the competent authority in such Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:
•
to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•
to any legal entity which has two or more of  (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•
by the underwriters to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.
For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:
•
it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

•
in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (1) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (2) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.
Switzerland.   The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the issuer, the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (the “FINMA”), and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.
Dubai International Financial Centre.   This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The ADSs to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
Hong Kong.   The ADSs may not be offered or sold in Hong Kong by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), or (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.
Japan.   The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and ADSs will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
People’s Republic of China.   This prospectus has not been and will not be circulated or distributed in the PRC, and ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC.
Singapore.   This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs may not be circulated or distributed, nor may our ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (2) to a relevant person or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.
Where our ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than US$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.
United Kingdom.   Each underwriter has represented and agreed that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA, received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to us; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

EXPENSES RELATED TO THIS OFFERING
Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that are expected to be incurred in connection with the offer and sale of the ADSs by us. With the exception of the SEC registration fee, the NASDAQ Global Select Market listing fee and the Financial Industry Regulatory Authority filing fee, all amounts are estimates.
US$
SEC registration fee	16,494
Financial Industry Regulatory Authority filing fee	20,372
NASDAQ Global Select Market listing fee	25,000
Printing and engraving expenses	68,000
Accounting fees and expenses	300,000
Legal fees and expenses	1,975,000
Miscellaneous	500,000
Total	2,904,866

LEGAL MATTERS
The validity of the ADSs and certain other legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for us by Kirkland & Ellis International LLP. Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation. The validity of the ordinary shares represented by the ADSs offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder. Legal matters as to Norway law will be passed upon for us by Wikborg Rein Advokatfirma AS. Legal matters as to PRC law will be passed upon for us by Tian Yuan Law Firm and for the underwriters by Zhong Lun Law Firm. Kirkland & Ellis International LLP may rely upon Maples and Calder with respect to matters governed by Cayman Islands law, Wikborg Rein Advokatfirma AS with respect to matters governed by Norway law, and Tian Yuan Law Firm with respect to matters governed by PRC law. Wilson Sonsini Goodrich & Rosati, Professional Corporation may rely upon Zhong Lun Law Firm with respect to matters governed by PRC law.

EXPERTS
The consolidated financial statements of Kunhoo Software LLC and its subsidiaries (the “Company”) as of December 31, 2017 and 2016 (Successor), and for the year ended December 31, 2017 (Successor), and for the period from July 26, 2016 to December 31, 2016 (Successor), and for the period from January 1, 2016 to November 3, 2016 (Predecessor), have been included herein in reliance on the report of KPMG AS, independent registered public accounting firm, appearing elsewhere herein, upon the authority of said firm as experts in auditing and accounting. The audit report covering the consolidated financial statements contains an emphasis of matter paragraph that states the Predecessor financial statements have been prepared on a carve-out basis.
The statement of financial position of Opera Limited as of March 31, 2018 has been included herein in reliance on the report of KPMG AS, independent registered public accounting firm, appearing elsewhere herein, upon the authority of said firm as experts in auditing and accounting.
The office of KPMG AS is located at Soerkedalsveien 6, 0369 Oslo, Norway.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form F-1, including relevant exhibits, under the Securities Act with respect to the underlying ordinary shares represented by the ADSs to be sold in this offering. We have also filed with the SEC a related registration statement on Form F-6 to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the ADSs.
Immediately upon the effectiveness of the registration statement to which this prospectus is a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing, among other things, the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our executive officers and directors and for holders of more than 10% of our ordinary shares.
All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms.

KUNHOO SOFTWARE LLC
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Pages
Report of Independent Registered Public Accounting Firm	F-2
Consolidated statements of operations for the period from January 1, 2016 to November 3, 2016 (Predecessor) and for the period from July 26, 2016 to December 31, 2016 (Successor) and for the year ended December 31, 2017 (Successor)
F-3
Consolidated statements of total comprehensive income (loss) for the period from January 1, 2016 to November 3, 2016 (Predecessor) and for the period from July 26, 2016 to December 31, 2016
(Successor) and for the year ended December 31, 2017 (Successor)
F-4
Consolidated statements of financial position as of December 31, 2016 and 2017 (Successor)	F-5
Consolidated statements of changes in equity for the period from January 1, 2016 to November 3,
2016 (Predecessor) and for the period from July 26, 2016 to December 31, 2016 (Successor) and for the year ended December 31, 2017 (Successor)
F-6
Consolidated statements of cash flows for the period from January 1, 2016 to November 3, 2016 (Predecessor) and for the period from July 26, 2016 to December 31, 2016 (Successor) and for the year ended December 31, 2017 (Successor)
F-7
Notes to consolidated financial statements	F-8
INDEX TO UNAUDITED CONDENSED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS
Unaudited condensed interim consolidated statements of operations for the three months ended March 31, 2017 and 2018 .	F-54
Unaudited condensed interim consolidated statements of total comprehensive income for the three months ended March 31, 2017 and 2018	F-55
Unaudited condensed interim consolidated statements of financial position as of December 31, 2017 and March 31, 2018	F-56
Unaudited condensed interim consolidated statements of cash flows for the three months ended March 31, 2017 and 2018	F-58
Notes to the unaudited condensed interim consolidated financial statements	F-59
OPERA LIMITED

Report of Independent Registered Public Accounting Firm
To the Members of Kunhoo Software LLC
Opinion on the consolidated financial statements
We have audited the accompanying consolidated statements of financial position of Kunhoo Software LLC and subsidiaries (the “Company”) as of December 31, 2017 and 2016 (Successor), and the related consolidated statements of operations, total comprehensive income (loss), changes in equity, and cash flows for the year ended December 31, 2017 (Successor) and for the period from July 26, 2016 to December 31, 2016 (Successor), and for the period from January 1, 2016 to November 3, 2016 (Predecessor), and the related notes (collectively, the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the year ended December 31, 2017 and for the period from July 26, 2016 to December 31, 2016 (Successor), and for the period from January 1, 2016 to November 3, 2016 (Predecessor) in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Preparation of predecessor financial statements
As discussed in Note 2.2 to the consolidated financial statements, the Predecessor financial statements have been prepared on a carve-out basis, as the business acquired did not operate as a separate group of entities throughout the period from January 1, 2016 to November 3, 2016.
Basis for opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company’s and its predecessor’s auditor since 2000.
/s/ KPMG AS
Oslo, Norway
May 8, 2018

KUNHOO SOFTWARE LLC
Consolidated Statements of Operations
		Predecessor	Successor
		Period from January 1 to November 3,	Period from July 26 to December 31,	Year ended December 31,
[Numbers in US$ thousands]	Notes	2016	2016	2017
Operating revenue and other income

Operating revenue	4	88,518	18,767	128,893
Other income	4	—	—	5,460
Operating expenses

Payouts to publishers and monetization partners		(638)	(469)	(1,303)
Personnel expenses including share-based remuneration	5	(35,493)	(5,972)	(44,315)
Depreciation and amortization	8, 9	(9,586)	(3,082)	(16,604)
Other operating expenses	6	(42,486)	(19,032)	(58,652)
Restructuring costs	7	(3,911)	—	(3,240)
Total operating expenses		(92,113)	(28,555)	(124,114)
Operating profit (loss)		(3,595)	(9,788)	10,239
Income (loss) from associates and joint ventures

Share of net income (loss) of associates and joint ventures	29	(2,664)	(237)	(1,670)
Net financial income (expenses)

Financial income	22	—	37	1,054
Financial expense	22	(1,378)	(24)	(238)
Net foreign exchange gains (losses)	22	(1,212)	212	(1,881)
Total net financial income (loss)		(2,590)	225	(1,065)
Net income (loss) before income taxes		(8,849)	(9,800)	7,504
Income tax (expense) benefit	24	743	2,096	(1,440)
Net income (loss)		(8,106)	(7,704)	6,064
Profit (loss) attributable to:

Equity holders of the parent	26	(8,106)	(7,704)	6,064
Non-controlling interests	26	—	—	—
Total attributed		(8,106)	(7,704)	6,064

The accompanying notes are an integral part of these financial statements.

KUNHOO SOFTWARE LLC
Consolidated Statements of Total Comprehensive Income (Loss)
		Predecessor	Successor
		Period from January 1 to November 3,	Period from July 26 to December 31,	Year ended December 31,
[Numbers in US$ thousands]	Notes	2016	2016	2017
Net income (loss)		(8,106)	(7,704)	6,064
Other comprehensive income
Exchange differences on translation of foreign operations		(667)	(630)	2,235
Other comprehensive income (loss) – items that may be reclassified to net income (loss)		(667)	(630)	2,235
Total comprehensive income (loss)		(8,773)	(8,334)	8,299
Total comprehensive income (loss) attributable to:
Equity holders of the parent		(8,773)	(8,334)	8,299
Non-controlling interests		—	—	—
Total attributed		(8,773)	(8,334)	8,299

The accompanying notes are an integral part of these financial statements.

KUNHOO SOFTWARE LLC
Consolidated Statements of Financial Position
		As of December 31,	As of December 31,
[Numbers in US$ thousands]	Notes	2016	2017
ASSETS
Non-current assets
Furniture, fixtures and equipment	8	11,788	13,460
Intangible assets	8	124,536	118,620
Goodwill	9	421,578	421,578
Investments in associates and joint ventures	29	1,043	5,517
Other financial assets	15	1,842	1,857
Deferred tax assets	24	724	958
Total non-current assets		561,511	561,989
Current assets
Trade receivables	20	28,207	31,072
Other receivables	20	14,550	7,865
Prepayments	20	2,030	2,166
Cash and cash equivalents	19	34,181	33,207
Total current assets		78,967	74,311
TOTAL ASSETS		640,479	636,300
EQUITY AND LIABILITIES
Equity
Contributed equity		576,531	576,531
Retained earnings (accumulated deficit)		(7,704)	5,366
Other components of equity		(630)	1,605
Equity attributed to members		568,197	583,503
Non-controlling interests
Total equity		568,197	583,503
Non-current liabilities
Financial lease liabilities and other loans	10, 11	1,724	4,032
Deferred tax liabilities	24	15,603	11,828
Other liabilities	15	1,683	87
Total non-current liabilities		19,010	15,947
Current liabilities
Trade and other payables	21	29,911	21,401
Financial lease liabilities and other loans	10, 11	10,321	2,073
Income tax payable	24	1,462	3,709
Deferred revenue		3,578	1,472
Other liabilities	12, 14	8,001	8,195
Total current liabilities		53,272	36,850
Total liabilities		72,282	52,797
TOTAL EQUITY AND LIABILITIES		640,479	636,300

The accompanying notes are an integral part of these financial statements.

KUNHOO SOFTWARE LLC
Consolidated Statements of Changes in Equity
Predecessor
2016
[Numbers in US$ thousands]	Total Equity
Otello Corporation ASA’s equity in its Consumer Business as of January 1, 2016	106,579
Net income (loss) for the period	(8,106)
Other comprehensive income (loss)	(667)
Total comprehensive income (loss) for the period	(8,773)
Net equity transactions with Otello Corporation ASA	(497)
Share-based payment transactions	768
Otello Corporation ASA’s equity in its Consumer Business as of November 3, 2016	98,077

Successor
2016
[Numbers in US$ thousands]	Contributed Equity	Retained Earnings (Accumulated Deficit)	Other Components of Equity	Total Equity
Balance as of inception on July 26, 2016	—	—	—	—
Net income (loss) for the period	—	(7,704)	—	(7,704)
Other comprehensive income (loss)	—	—	(630)	(630)
Total comprehensive income (loss) for the period	—	(7,704)	(630)	(8,334)
Contributed equity	576,531	—	—	576,531
Balance as of December 31, 2016	576,531	(7,704)	(630)	568,197

2017
[Numbers in US$ thousands]	Contributed Equity	Retained Earnings (Accumulated Deficit)	Other Components of Equity	Total Equity
Balance as of January 1, 2017	576,531	(7,704)	(630)	568,197
Net income (loss) for the period	—	6,064	—	6,064
Other comprehensive income (loss)	—	—	2,235	2,235
Total comprehensive income (loss) for the period	—	6,064	2,235	8,299
Share-based payment transactions	—	7,006	—	7,006
Balance as of December 31, 2017	576,531	5,366	1,605	583,503

The accompanying notes are an integral part of these financial statements.

KUNHOO SOFTWARE LLC
Consolidated Statements of Cash Flows
		Predecessor	Successor
		Period from January 1 to November 3,	Period from July 26 to December 31,	Year ended December 31,
[Numbers in US$ thousands]	Notes	2016	2016	2017
Cash flow from operating activities
Net income (loss) before income taxes		(8,849)	(9,800)	7,504
Income taxes paid		(1,759)	(369)	(3,202)
(Gains) losses on disposal of equipment and intangibles	4	—	—	(5,460)
Depreciation and amortization	8	9,586	3,082	16,604
Share of losses (income) of associates and joint ventures	29	2,664	237	1,670
Share-based remuneration	25	768	—	7,006
Change in accounts and other receivables	20	(5,391)	(3,947)	(235)
Change in trade and other payables	21	2,645	11,855	(8,509)
Movements in deferred revenue		(81)	(429)	(2,106)
Other		(14)	1,067	(1,619)
Net cash flow (used in) from operating activities		(432)	1,697	11,653
Cash flow from investment activities
Proceeds from sales of equipment and intangibles		—	—	5,716
Purchases of equipment		(2,569)	(314)	(3,523)
Cash acquired in business combination		—	31,655	—
Release of escrow account		—	—	5,402
Short-term loans		—	—	(500)
Investments in, and loans to associates and joint ventures		(4,050)	(5,486)	(6,896)
Capitalized development costs		(1,610)	(318)	(3,503)
Net cash flow (used in) from investment activities		(8,229)	25,538	(3,305)
Cash flow from financing activities
Proceeds from investors		—	1,580	—
Proceeds from loans and borrowings	23	—	5,512	—
Repayments of loans and borrowings	23	—	—	(4,372)
Payment of finance lease liabilities	23	(4,980)	(146)	(5,659)
Net cash flow (used in) from financing activities		(4,980)	6,946	(10,031)
Net change in cash and cash equivalents		(13,641)	34,181	(1,683)
Cash and cash equivalents (beginning balance)		30,602	—	34,181
Effects of exchange rate changes on cash and cash equivalents		212	—	709
Cash and cash equivalents (end balance)		17,173	34,181	33,207

The accompanying notes are an integral part of these financial statements.

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements
Note 1   Corporate information
Successor
Kunhoo Software LLC, with its office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, is a limited liability company duly incorporated and validly existing under the laws of the Cayman Islands. Kunhoo Software LLC was formed by Kunlun Tech Limited, Keeneyes Future Holdings Inc., Future Holding LP, Qifei International Development Co. Ltd, and Golden Brick Capital Private Equity Fund I L.P. (collectively “the Members”) for the purpose of acquiring Opera Software AS (with subsidiaries, the “Acquired Companies”). The rights to the purchase of Opera Software AS were assigned from Golden Brick Capital Private Equity Fund I L.P. to Kunhoo Software AS domiciled in Norway. Intermediate holding companies were also created between Kunhoo Software AS and Kunhoo Software LLC with Kunhoo Software S.a.r.l (Luxembourg) owning the shares of Kunhoo Software AS and Kunhoo Software Limited (Hong Kong), which is directly owned by Kunhoo Software LLC, owning the shares of Kunhoo Software S.a.r.l (Luxembourg).
Predecessor
On 3 November 2016, Kunhoo Software LLC through wholly-owned subsidiaries acquired Opera Software AS, which included the “Consumer Business” of Otello Corporation ASA, formerly Opera Software ASA (“Otello”). The Consumer Business consisted of mobile and PC web browsers as well as certain related products and services. It was managed from Norway, with key engineering operations located in Poland, Sweden and China.
Note 2   Significant accounting policies
2.1   Basis of preparation of Successor and Predecessor
The Successor and Predecessor Financial Statements (collectively, the “consolidated financial statements”) have been prepared for inclusion in the Prospectus of Kunhoo Software LLC and subsidiaries (the “Group”), for purposes of listing shares on a stock exchange in the United States. As a result of the acquisition of the Acquired Companies on November 3, 2016, the Group carries forward and continues to operate the Acquired Companies’ business from that date. International Financial Reporting Standards (“IFRS”) do not provide specific guidance for the preparation and presentation of historical information related to such transactions. Prior to the acquisition of the Acquired Companies, the Group had no operations in the period from July 26, 2016 to November 3, 2016 but did incur significant transaction costs. The Successor and Predecessor Financial Statements have been prepared with a “black line presentation” to distinctly highlight the periods pre- and post- acquisition.
The Successor and Predecessor Financial Statements, as defined below, are collectively presented as required by Regulation S-X Article 3, and prepared in accordance with IFRS as issued by the International Accounting Standards Board (“IASB”) and IFRS interpretations as issued by the IFRS Interpretations Committee (“IFRIC”), together defined as IFRS. The Successor and Predecessor Financial Statements are defined as follows:
•
Successor:   The consolidated financial statements of Kunhoo Software LLC and subsidiaries comprise the consolidated statements of financial position as of December 31, 2016 and 2017, and the related consolidated statements of operations, total comprehensive income (loss), changes in

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 2   Significant accounting policies (continued)

equity, and cash flows, and related notes for the period from inception on July 26, 2016 (inception) to December 31, 2016 and for the year ended December 31, 2017, with the Acquired Companies included from November 4, 2016 (the “Successor”).
•
Predecessor:   The consolidated statements of operations of total comprehensive loss, changes in equity, and cash flows, and related notes for the period from January 1, 2016 to November 3, 2016 of the Consumer Business of Otello (the “Predecessor”).

It should be noted that the comparability of the Successor periods to the Predecessor periods is affected by the application of purchase accounting.
The consolidated financial statements have been prepared on a historical cost basis except for the liability described in note 12. Further, the financial statements are prepared based on the going concern assumption. The financial information presented in US Dollars has been rounded to the nearest thousand (US$ thousands), therefore the subtotals and totals in some tables may not equal the sum of the amounts shown.
The Board of Managers authorized the financial statements for issuance on May 8, 2018.
2.2   Basis of preparation of the Predecessor
Prior to November 3, 2016, the Consumer Business was one of Otello’s major businesses lines. A significant part of the Consumer Business was owned and operated within Otello’s ultimate holding company until March 2016 when the Consumer Business and the majority of Otello’s other businesses were contributed to Opera Software AS, a wholly owned subsidiary that was formed in December 2015. Otherwise, Otello’s businesses were largely operated through distinct entities. The ownership hierarchy of these entities was not organized in separate legal structures reflecting the underlying businesses. Accordingly, Otello completed a number of internal transactions to establish Opera Software AS as the ultimate holding company of all entities related to its Consumer Business, and to have Otello’s other businesses held outside Opera Software AS, prior to the sale to the Group.
Carve-out approach
Neither the Acquired Companies nor the Consumer Business has previously presented standalone financial statements on a consolidated basis. Preparing such financial statements was accomplished by extracting information for the Consumer Business from Otello’s historical financial records and applying certain adjustments and allocations as required to reflect all of the revenues and costs relevant to the Consumer Business. Accordingly, financial performance, cash flows and changes in owner’s equity of the Consumer Business have been “carved out” from Otello for the period January 1, 2016 to November 3, 2016 to prepare the Predecessor’s consolidated financial statements.
The Consumer Business was generally managed separately from Otello’s other businesses and did not have significant recurring inter-business relationship with Otello other than cash pooling/financing and certain sales, corporate and administrative functions. Intercompany transactions within the Consumer Business have been eliminated in preparing the consolidated financial statements of the Predecessor.

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 2   Significant accounting policies (continued)

The consolidated financial statements of the Predecessor do not necessarily reflect the financial performance, cash flows and changes equity that would be been presented if the Consumer Business existed as an independent business during the period presented.
Operating revenue
In the Predecessor’s consolidated financial statements, the majority of the revenues of the Consumer Business were included within distinct business units and were readily identifiable from Otello’s other revenues.
Personnel expenses including share-based remuneration
Otello’s personnel expenses have been tracked on an individual employee level. Accordingly, in the Predecessor’s consolidated financial statements, employee compensation costs were allocated to the Consumer Business based upon the actual employees included within the Consumer Business, reflecting costs for product development, sales, and corporate and administrative functions including accounting and finance.
Furthermore, the cost of Otello’s share based incentive program has been reflected in the Predecessor’s consolidated financial statements based upon the cost allocated by Otello to the specific employees that were part of the Consumer Business.
Based upon the above, Management believes the personnel expenses included in the Predecessor’s consolidated financial statements are reflected on a reasonable basis.
Depreciation and amortization
In the Predecessor financial statements, depreciation and amortization expense was directly identifiable based on the furniture, fixtures and equipment and intangible assets that were included within the Consumer Business.
Other operational expenses
The majority of the Consumer Business’s other operational expenses could be clearly identified. In the limited instances where cost categories within an entity were shared across the Otello businesses, such expense categories were reviewed and allocated using an appropriate method. For example, the Consumer Business shared office space with Otello in its Oslo, Norway headquarters. Related office costs been allocated to the Consumer Business based on the relative number of full time equivalent employees of the Consumer Business and Otello’s other activities. Management believes that this allocation provides a reasonable estimate.
Restructuring costs
In 2016, the Consumer Business underwent restructuring activities that included offering separation agreements to certain employees and reducing the office area usage in two locations. Restructuring costs have been included based on the specific severance agreements with affected employees, and the specific costs related to the reduction in office space relative to pre-existing lease commitments.

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 2   Significant accounting policies (continued)

Financial expenses
Otello maintains a bank credit facility for general corporate purposes which was not transferred to the Consumer Business as part of the business combination described above. Certain of the Consumer Business assets were pledged as security for the bank credit facility. In preparing the Predecessor’s consolidated financial statements, management reviewed the historical borrowings under the bank credit facility that were linked to the Consumer Business. Based upon this review and Otello’s estimated borrowing rate, interest cost has been allocated to the Predecessor’s consolidated financial statements based upon an estimate of Otello’s borrowings that were related to the Consumer Business.
Income taxes
Income taxes have been prepared on a separate return basis for the results from operations of the Consumer Business, based upon the estimated applicable income tax rates for the jurisdictions in which the Consumer Business is taxable.
The Predecessor and Successor (collectively “the Group”) have applied the same accounting policies where applicable.
2.3   Currency translation
Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”).
The Successor and Predecessor financial statements are presented in US Dollars (US$), which is the presentation currency of the Group.
Foreign currency transactions are measured at the exchange rate at the date of initial recognition. Any gains or losses resulting from the valuation of the foreign currency monetary assets and liabilities using the currency exchange rates as at the reporting date are recognized in other operating income or other operating expenses. Currency exchange differences relating to financing activities are part of the net financial income (expense).
The assets and liabilities of entities within the Group with a functional currency which differs from the Group’s presentation currency are translated using the currency exchange rates of the reporting date. Similarly, income and expense items are translated at average currency exchange rates for the respective period. The translation of equity balances is performed using historical currency exchange rates. The overall net foreign currency impact from translating the statement of financial position and income statements to US Dollars is initially recognized in the statement of total comprehensive income (loss).
2.4   Basis of consolidation for the Successor
The consolidated financial statements comprise the financial statements of the Kunhoo Software LLC and its subsidiaries. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with an investee and has the ability to affect those returns through its power over the investee. Generally, there is a presumption that a majority of voting rights results in control. Specifically, the Group controls an investee if, and only if, the Group has:

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 2   Significant accounting policies (continued)

•
Power over the investee (i.e., existing and potential rights that give it the current ability to direct the relevant activities of the investee)

•
Exposure, or rights, to variable returns from its involvement with the investee

•
The ability to use its power over the investee to affect its return.

All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in consolidation.
Investments in associates and jointly controlled entities
Associates are those entities in which the Group has significant influence, but not control, over the financial and operating policies. Significant influence is presumed to exist when the Group holds between 20 and 50 percent of the voting power of another entity.
A jointly controlled entity is a type of joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the joint venture. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control.
Investments in associates and jointly controlled entities are accounted for using the equity method (equity-accounted investees) and are recognized initially at cost.
The consolidated financial statements include the Group’s share of the net income or loss and other comprehensive income, after adjustments, to align the accounting policies of the associate with those of the Group from the date that significant influence or joint control commences until the date that significant influence or joint control ceases.
When the Group’s share of losses exceeds its interest in an equity-accounted investee, the carrying amount of that interest, including any long-term investments, is reduced to zero, and the recognition of further losses is discontinued except to the extent that the Group has an obligation or has made payments on behalf of the investee.
2.5   Accounting estimates and judgements
Management has evaluated the development, selection and disclosure of the Group’s significant accounting policies and estimates and the application of these policies and estimates.
The preparation of the Group’s consolidated financial statements requires management to make judgements, estimates and assumptions that may affect the reported amounts of assets, liabilities, revenues and expenses, and the accompanying disclosures. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the result of which forms the basis for making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Changes in accounting estimates are recognized in the period in which the estimate is revised, if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 2   Significant accounting policies (continued)

The following summarizes the most significant judgments and estimates in preparing the consolidated financial statements.
a) Impairment of goodwill
The Group is required to test goodwill for impairment annually, and when circumstances warrant. The Group recognizes an expense for goodwill impairment when the carrying value of a cash generating unit (“CGU”) including goodwill exceeds its recoverable amount, which is the higher of  (i) its fair value less costs of disposal, and (ii) its value in use. Determining whether goodwill is impaired requires estimation of the recoverable amount of the CGU to which goodwill has been allocated based on value in use under IAS 36. The value-in-use calculation, based on a discounted cash flow (“DCF”) model, requires management to estimate the future cash flows expected to arise from the CGU using a suitable discount rate. The key assumptions in determining the recoverable amount are the discount rate, expected future cash flows and the growth rate. The key assumptions, including a sensitivity analysis, are disclosed and further explained in note 9.
b) Intangible assets with indefinite useful lives
Determining the useful lives of intangible assets requires management judgement. The brand of Opera (“Trademark”), with a book value of US$70.6 million as of December 31, 2016 and December 31, 2017, is expected to have an indefinite life based on its history and the Group’s plans to continue to support and develop the brand. The Trademark is tested for impairment annually, and when circumstances warrant. The Trademark is included in the same CGU as goodwill and impairment testing is based upon the same model as described for goodwill above.
c) Share-based payments
The Group has established a Restricted Share Unit (RSU) plan to provide long-term incentives for its employees.
Estimating fair value for share-based awards requires an assessment of an appropriate valuation model, which depends on the terms and conditions of the grant. The estimate also requires an assessment of the most appropriate inputs to the valuation model including grant date fair value of the underlying equity, the expected life of the grant, volatility and dividend yield. Assumptions and models used for current grants are disclosed in note 25.
Social security costs are accrued over the vesting period of each award, based on the award’s intrinsic value of the underlying equity interest as of the reporting date.
Both periodic equity costs and social security cost accruals are adjusted for estimated forfeitures.
d) Business combinations
Accounting for business combinations involve estimation of fair value of identified tangible and intangible assets as well as liabilities in connection with allocation of the purchase price. The estimation of fair values is based on valuation techniques that require management to estimate future cash flows generated by the acquired business and those related to individual assets. The purchase price allocation performed in connection with the acquisition of the Acquired Companies is described in note 28.

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 2   Significant accounting policies (continued)

e) Deferred tax assets
Deferred tax assets are recognized when it is probable that the Group will have a sufficient taxable profit in subsequent periods to utilize the tax benefits. The assessment of the Group’s future ability to utilize tax positions is based on judgements of the level of taxable profit, the expected timing of utilization, expected reversal of temporary differences and strategies for tax planning. The judgements relate, to a large extent, to the ability to utilize tax losses carried forward and foreign tax credits and the amount of deductible interest on intercompany loans that are subject to certain limitations. See note 24 for further details.
f) Capitalized development costs and customer relationships
The Group capitalizes costs for certain product development projects. Initial capitalization of costs is based on management’s judgement that the project meets five requirements: It (a) will be completed and implemented, (b) will be distributed to end-users, (c) will differentiate our products from competition and (d) is expected to positively impact future revenue generation through a known monetization model and (e) we are able to reliably measure the expenditure during development.
The Group periodically, and when circumstances warrant, reviews capitalized costs to evaluate whether there are impairment indicators for individual development assets and performs impairment testing as appropriate. In the event the Group abandons a development initiative, the asset is written off immediately.
The Group’s customer relationship assets related to relatively few customers. The loss of any one customer could have a significant impact on the carrying value. Accordingly, the Group periodically assesses whether impairment indicators exist or if adjustments are required to the estimated useful lives of the assets as circumstances warrant.
g) Trade receivables
The Group reviews the collectability of trade receivables continuously. If the Group determines that a receivable is not recoverable, a bad debt reserve on an individual basis is recognized. The Group also provides for a general reserve for uncollectible receivables based upon its historical experience, which requires judgment and consideration as to whether economic or other circumstances may impact the ability to collect trade receivables.
2.6   Significant accounting principles
a) Business combinations and goodwill
Business combinations are accounted for using the acquisition method. Acquired businesses are included in the consolidated financial statements from the date the Group effectively obtains control.
The Group measures goodwill at the acquisition date as:
•
The fair value of the consideration transferred; plus

•
The recognized amount of any non-controlling interests in the acquiree, plus, if the business combination is achieved in stages, the fair value of the existing equity interest in the acquiree; less

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 2   Significant accounting policies (continued)

•
The net recognized amount (generally, fair value) of the identifiable assets acquired and liabilities assumed with related deferred income tax effects.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to the Group’s CGU(s) that are expected to benefit from the transaction.
Acquisition related costs are expensed as incurred and included in the Consolidated Statement of Operations.
Based on our business and organization with one operating segment (Consumer Business), the Group currently has one single CGU.
b) Furniture, fixtures and equipment
Furniture, fixtures, including leasehold improvements, and equipment are recognized at cost, less accumulated depreciation and impairment losses.
Equipment leases, where the Group assumes substantially all the risks and rewards of ownership, are classified as finance leases. For the Group, this primarily relates to network server equipment. The leased assets are measured initially at an amount equal to the lower of  (i) their fair value, and (ii) the present value of the minimum lease payments. Subsequent to the initial recognition, the assets are accounted for in accordance with the accounting policy applicable to that asset.
Depreciation and amortization of furniture, fixtures and equipment is recognized on a straight-line basis over the asset’s estimated useful life as follows:
•	Leasehold improvements	Up to 6 years, or term of lease contract
•	Equipment	Up to 10 years, or term of lease contract
•	Furniture and fixtures	Up to 5 years
Residual values and useful lives are reviewed at each financial year end and adjusted prospectively, if appropriate.
At the end of each reporting period, furniture, fixtures and equipment are assessed for any indications of impairment. If there are indications implying that an asset may be impaired, the recoverable amount is estimated.
c) Capitalized development costs and customer relationships
The cost of developing new features, together with significant and pervasive improvements of core platform functionality, are capitalized as development costs and amortized on a straight-line basis, generally over a period of up to 3 to 5 years.
Other engineering work related to research activities or ongoing product maintenance, such as “bug fixes”, updates needed to comply with changes in laws and regulations, or updates needed to keep pace with the latest web trends are expensed in the period they are incurred.

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 2   Significant accounting policies (continued)

Intangible assets related to customer relationships which result from business combinations are recognized at cost less accumulated amortization and impairment losses and are amortized over the estimated customer relationship period up to 15 years. Customer relationship assets are evaluated for impairment when circumstances warrant.
d) Financial instruments
The Group classifies non-derivative financial assets into the following categories: fair value through the statement of operations, held-to-maturity, loans and receivables, and available for sale.
Non-derivative financial liabilities are classified into the following categories: financial liabilities at fair value through the statement of operations and other financial liabilities.
Subsequent to initial recognition, the Group’s non-derivative financial assets are measured as described below:
•
Fair value through the statement of operations: A financial asset is classified as fair value through the statement of operations if it is classified as held for trading or designated as such on initial recognition with transaction costs expensed as incurred. Subsequent changes in fair value including interest and dividends are included in determining net income (loss);

•
Held-to-maturity, and loans and receivables: Initially measured at fair value plus direct transaction costs and subsequently measured at amortized cost using the effective interest method;

•
Available for sale: Initially measured at fair value plus direct transaction costs and subsequently measured at fair value and changes, other than impairment losses, interest income and foreign currency on debt differences are recognized in other comprehensive income. When available for sale assets are derecognized, the gain or loss in accumulated other comprehensive income is reclassified to income (loss).

A non-derivative financial liability is classified as fair value through the statement of operations if it is classified as held-for-trading or is designated as such on initial recognition. Subsequent changes in fair value including interest and dividends are included in determining net income (loss). Other non-derivative financial liabilities are initially measured at fair value less any directly attributable transaction costs. Subsequently, these liabilities are recognized at amortized cost using the effective interest method.
e) Impairment
Financial assets
Financial assets are assessed for impairment at every reporting period. Impairment charges are recognized if one or more events have had a negative effect on the estimated future cash flows of the asset.
Non-financial assets
The carrying amounts of the Group’s non-financial assets are reviewed to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated (see below).

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 2   Significant accounting policies (continued)

For goodwill and intangible assets that have an indefinite useful life and intangible assets that are not yet available for use, the recoverable amount is estimated at a minimum at each year-end date (December 31).
An impairment loss is recognized whenever the carrying amount of an asset or its CGU exceeds its recoverable amount. Please see note 9 for further information.
Impairment losses recognized in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to such CGU(s) and then to reduce the carrying amount of the other assets in the unit(s) on a pro-rata basis.
Calculation of recoverable amount
The recoverable amount of the Group’s assets is the greater of  (i) their fair value less cost of disposal, and (ii) value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the CGU to which the asset belongs.
Reversals of impairment
An impairment loss in respect of goodwill is not reversed.
With respect to other assets, an impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.
f) Determination of fair values
Except for one provision described in note 12 which was settled in February 2018, the Group has no financial assets or liabilities measured at fair value on an ongoing basis for the periods presented. The Group discloses the fair value at each reporting date for certain long-term financial assets and liabilities.
For the purpose of fair value disclosures, the Group has determined classes of assets and liabilities based on the nature, characteristics and risks of the asset or liability, and the level of the fair value hierarchy.
All assets and liabilities for which fair value is disclosed in the financial statements are categorized within the fair value hierarchy, based on the lowest level input that is significant to the fair value measurement as a whole:
•
Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

•
Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

•
Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 2   Significant accounting policies (continued)

g) Provisions
A provision is recognized in the statement of financial position when the Group has a currently existing legal or constructive obligation as a result of a past event, and it is probable that a future outflow of economic benefits will be required to settle the obligation. If the effect is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability.
A provision for restructuring costs is recognized when the Group has approved a detailed and formal restructuring plan, and the restructuring either has commenced or has been announced.
h) Revenue recognition
The Group has the following primary sources of revenue:
•
Search

•
Advertising

•
Technology Licensing and Other

The Group recognizes revenues when: (i) persuasive evidence of an arrangement exists, (ii) delivery of the product and/or service has occurred, (iii) the amount of revenue is fixed and determinable, and the amount of revenue can be measured reliably and (iv) collection of payment is reasonably assured.
Search
Search revenue is generated when a user conducts a qualified search using an Opera search partner (such as Google or Yandex) through the built-in combined address and search bar provided in Opera’s PC and mobile browsers, or when otherwise redirected to the search partner via browser functionality. Search revenue is recognized in the period the qualified search occurs based upon the contractually agreed revenue share amount.
Advertising
Advertising includes revenues from all other user-generated activities excluding search revenues. Advertising revenues include revenues from industry-standard ad units, predefined partner bookmarks (“Speed Dials”) and subscriptions of various promoted services that are provided by the Group. Revenue is recognized when our advertising services are delivered based on the specific terms of the underlying contract, which are commonly based on revenue sharing, clicks, or subscription revenues collected by third parties on behalf of the Group.
The majority of advertising revenue is reported based on the amounts we are entitled to receive from advertising partners. In limited instances where the Group has developed or procured a service which it promotes to users, the Group considers itself the principal party to a transaction and not an agent of another entity. In such cases, the Group will recognize revenue on a gross basis. In the Group’s determination as to whether it is the principal, it considers its (i) responsibility to provide the service to the end-user, (ii) ability to determine pricing, (iii) exposure to variable benefits, (iv) exposure to risk. The associated costs for these transactions are included in the consolidated statements of operations within Payouts to Publishers and Monetization Partners.

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 2   Significant accounting policies (continued)

Technology Licensing and Other
Technology Licensing and Other includes revenues that are not generated by the Group’s user base such as revenues from device manufacturers and mobile communications operators. Licensing agreements may include licensing of technology, related professional services, maintenance and support, as well as hosting services.
Licensing revenue is recognized at the time of delivery of software, or over the licensing period, based on the specific terms of the underlying contract. Professional service revenues are recognized based on percentage of completion of a project. Maintenance, support and hosting revenues are generally recognized ratably over the term these services are provided.
The allocation of revenue for contracts with multiple elements is based on the Group’s estimate of its stand-alone selling prices. Such estimates are based on relevant historical information that can include past contracts with fewer elements, or the Group’s typical hourly rates for professional services compared with an estimated number of hours required.
Revenues from operators are included in this category even if there often is a variable component that scales with the number of users. Such operator agreements typically contain licensing fees based on usage, hosting and support services.
Deferred revenue
The Group’s deferred revenue primarily relates to customers making upfront payments. Deferred revenue is typically associated with customer support and hosting services when the Group has remaining performance obligations.
i) Payments to publishers and monetization partners
Payments to publishers and monetization partners comprises publisher costs and costs of any platform or collection service used to facilitate subscription services where the Group is the principal of the transaction. Payments to publishers and monetization partners typically consist of fees based upon a percentage of relevant revenues, such as publishers providing content in which the Group delivers mobile ads or operators facilitating payments of Opera branded services. The Group recognizes such costs at the same time it recognizes the associated revenue.
j) Other income
Other income is income which is not related to the Group’s ordinary activities, and is presented net of associated costs. This would include any net proceeds from divestment of intangible or tangible assets.
k) Income taxes
Income tax consists of the sum of  (i) current year income taxes payable plus (ii) the change in deferred taxes and liabilities, except if income taxes relate to items recognized in other comprehensive income, in which case it is recognized in other comprehensive income (loss).

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 2   Significant accounting policies (continued)

Current year income taxes payable is the expected tax payable on the taxable income for the year, using tax rates enacted or substantially enacted at the year-end date, and any adjustment to tax payable in respect of previous years. The Group includes deductions for uncertain tax positions when it is probable that the tax position will be sustained in a tax review. The Group records provisions relating to uncertain or disputed tax positions at the amount expected to be paid. The provision is reversed if the disputed tax position is settled in favour of the Group and can no longer be appealed.
Deferred tax is provided using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The amount of deferred tax provided is based on the expected manner of realization or settlement of the underlying items, using tax rates enacted or substantively enacted at the reporting date.
A deferred tax asset is only recognized to the extent that it is probable that future taxable profits will allow the deferred tax asset to be realized. Recognized assets are reversed when realization is no longer probable. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis, or their tax assets and liabilities will be realized simultaneously.
Income taxes include all domestic and foreign taxes, which are based on taxable profits, including withholding taxes.
Government grants
Grants that relate to the development of technology are deducted from the cost of development when the Group becomes entitled to the grant and has no further obligations.
Note 3   Changes in accounting policies and disclosures
The Group applied Amendments to IAS 7 Statement of Cash Flows: Disclosure Initiative in its Successor consolidated financial statements.
The amendments require entities to provide disclosure of changes in their liabilities arising from financing activities, including both changes arising from cash flows and non-cash changes (such as foreign exchange gains or losses).
3.1   New standards and interpretations not yet adopted
Future consolidated financial statements will be affected by new and amended IFRS standards and interpretations which have been published but are not effective as of December 31, 2017. The effect of new and amended IFRS standards and interpretations which may have a significant impact on the Group have been summarized below. The Group intends to adopt these standards when they become effective.

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 3   Changes in accounting policies and disclosures (continued)

IFRS 9 Financial Instruments
In July 2014, the IASB issued the final version of IFRS 9 Financial Instruments that replaces IAS 39 Financial Instruments: Recognition and Measurement. IFRS 9 requires the Group to record expected credit losses on loans and trade receivables. IFRS 9 is effective for annual periods beginning on or after January 1, 2018, with early application permitted. Except for hedge accounting, retrospective application is required, but providing comparative information is not compulsory.
The Group plans to adopt the new standard on the required effective date. During 2017, the Group performed an impact assessment of IFRS 9. The Group will apply the simplified approach and record lifetime expected losses on all trade receivables. The Group has estimated that there will be an insignificant increase in the provision for bad debts. No effect is expected with respect to classification and measurement.
IFRS 15 Revenue from Contracts with Customers
IFRS 15 was issued in May 2014, and amended in April 2016, and establishes a five-step model to account for revenue arising from contracts with customers. Under IFRS 15, revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer.
The new revenue standard will supersede all current revenue recognition requirements under IFRS. Either a full retrospective application or a modified retrospective application is required for annual periods beginning on or after January 1, 2018. The Group will adopt the new standard on the required effective date using the modified retrospective method and recognize the cumulative effect of the initial application of the standard as an adjustment to the opening balance of retained earnings on the effective date.
IFRS 15 introduces special application guidance related to accounting for sale of licenses in regards to whether the licenses are transferred over time or at a point in time. The Group has performed an assessment of potential effects of IFRS 15. Based on this assessment, the Group expects that upon transition, the new standard will have insignificant effects as of January 1, 2018.
The Group’s disclosures will be impacted due to the new and more extensive disclosure and presentation requirements under IFRS 15. The impact of IFRS 15 on future transactions will depend on specific facts and circumstances. The Group has relatively few material multi-element agreements.
IFRS 16 Leases
IFRS 16 was issued in January 2016 and it replaces IAS 17 Leases and its interpretations, including IFRIC 4 Determining whether an Arrangement contains a Lease. IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to account for all leases under a single on-balance sheet model similar to the accounting for finance leases under IAS 17. The standard includes two recognition exemptions for lessees — leases of  ‘low-value’ assets (e.g., personal computers) and short-term leases (i.e., leases with a lease term of 12 months or less). At the commencement date of a lease, a lessee will recognize a liability to make lease payments (i.e., the lease liability) and an asset representing the right to use the underlying asset during the lease term (i.e., the right-of-use asset). Lessees will be required to separately recognize the interest expense on the lease liability and the depreciation expense on the right-of-use asset.

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 3   Changes in accounting policies and disclosures (continued)

Lessees will also be required to re-measure the lease liability upon the occurrence of certain events (e.g., a change in the lease term, a change in future lease payments resulting from a change in an index or rate used to determine those payments). The lessee will generally recognize the amount of the re-measurement of the lease liability as an adjustment to the right-of-use asset.
IFRS 16 also requires more extensive disclosures than under IAS 17.
The new standard is effective for annual periods beginning on or after January 1, 2019. Early application is permitted. A lessee can choose to apply the standard using either a full retrospective or a modified retrospective approach. The Group plans to assess the potential effects of IFRS 16 on its financial statements in 2018, and expects that IFRS 16 will mainly impact its recognition of office facility lease agreements.
Note 4   Operating revenues and other income
Operating revenue
The business and reporting setup of the Group, based on information provided to its chief operating decision maker, consists of one operating segment (Consumer Business). The Group sees the current consumer products to be an integrated portfolio with key resources leveraged across the Consumer Business.
	Predecessor	Successor
[Numbers in US$ thousands]	Period from January 1 to November 3,	Period from July 26 to December 31,	Year ended December 31,
Revenue by customer location	2016	2016	2017
Ireland	32,730	9,310	63,152
Russia	13,883	2,868	18,251
Other	41,904	6,589	47,490
Total	88,518	18,767	128,893

Revenue by country is based upon the customers’ countries of domicile which is not necessarily an indication of where activities occur because the end users of the Group’s products are located worldwide.
The Group has two customer groups that each has exceeded 10% of the Group’s revenue in the periods below.
	Predecessor	Successor
	Period from January 1 to November 3,	Period from July 26 to December 31,	Year ended December 31,
[Numbers in US$ thousands]	2016	2016	2017
Customer group 1	33,265	7,561	55,685
Customer group 2	12,775	2,594	16,604

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 4   Operating revenues and other income (continued)

	Predecessor	Successor
[Numbers in US$ thousands]	Period from January 1 to November 3,	Period from July 26 to December 31,	Year ended December 31,
Revenue type	2016	2016	2017
Search	44,347	10,215	68,192
Advertising	27,960	5,219	41,047
Technology Licensing / Other	16,211	3,333	19,653
Total	88,518	18,767	128,893

Other income
During 2017, the Group entered into a set of agreements with one customer that included a sale of intellectual property, which had embedded technology licensed from Otello Corporation ASA, and certain time-restricted hosting services. The sale of intellectual property (IP), net of associated costs and the book value of the divested IP, and the costs of external technology required to enable the intellectual property to be transferred, is presented net as Other Income. Proceeds related to the licensing of the Group’s own IP and the resulting revenues from hosting services are included in Operating Revenue — Technology Licensing / Other.
	Predecessor	Successor
[Numbers in US$ thousands]	Period from January 1 to November 3,	Period from July 26 to December 31,	Year ended December 31,
Other income	2016	2016	2017
Proceeds allocated to divestment of IP	—	—	7,800
Cost of technology license obtained from Otello Corporation ASA	—	—	(2,000)
Book value of associated capitalized development costs	—	—	(256)
Legal fees related to the divestment process	—	—	(84)
Total	—	—	5,460

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 5   Personnel expenses including share-based remuneration
	Predecessor	Successor
[Numbers in US$ thousands]	Period from January 1 to November 3,	Period from July 26 to December 31,	Year ended December 31,
Personnel expenses including share-based remuneration	2016	2016	2017
Salaries/bonuses	26,599	3,965	25,895
Social security cost, excluding amounts related to share-based remuneration	4,260	1,007	4,235
External temporary hires	672	27	686
Defined-contribution pension cost	1,555	429	2,068
Other personnel related expenses	1,493	544	1,935
Personnel expenses excluding share-based remuneration	34,579	5,972	34,819
Share-based remuneration, including related social security costs	914	—	9,496
Personnel expenses including share-based remuneration	35,493	5,972	44,315

The amounts of expensed versus capitalized development cost is detailed in the following table:
	Predecessor	Successor
[Numbers in US$ thousands]	Period from January 1 to November 3,	Period from July 26 to December 31,	Year ended December 31,
Development cost	2016	2016	2017
Total research and development cost	17,660	3,504	23,386
Less: Capitalized research and development cost excluded from personnel expenses	1,610	318	3,503
Net: Expensed research and development cost	16,050	3,186	19,883
Board of Managers and Chief Executive remuneration
Neither the CEO nor members of the Board of Managers have received any remuneration from the Group during the period from July 26, 2016 to December 31, 2016 and 2017. No loans have been granted and no guarantees have been issued to the CEO or any member of the Board of Managers. Neither the CEO nor the Board members have any agreements for compensation upon termination or change of employment / directorship.

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 6   Other operating expenses
	Predecessor	Successor
[Numbers in US$ thousands]	Period from January 1 to November 3,	Period from July 26 to December 31,	Year ended December 31,
Other operating expenses	2016	2016	2017
Marketing and distribution	22,550	7,980	30,971
Hosting	7,894	2,215	12,105
Audit, legal and other advisory services	1,577	6,359	3,529
Software license fees	1,068	253	1,346
Rent and other office expenses	3,407	545	4,304
Travel	1,880	983	1,775
Other	4,110	698	4,622
Total	42,486	19,032	58,652

Note 7   Restructuring costs
The restructuring costs mainly consist of severance payments to former employees and reductions of office space, with certain associated legal fees. The Group’s restructuring (including the restructuring within the Predecessor period) represents a streamlining of the Consumer Business carried out over a limited time-period.
	Predecessor	Successor
[Numbers in US$ thousands]	Period from January 1 to November 3,	Period from July 26 to December 31,	Year ended December 31,
Restructuring costs	2016	2016	2017
Severance cost	3,586	—	2,707
Office restructuring cost	231	—	306
Legal fees related to restructuring	94	—	227
Total	3,911	—	3,240

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 8   Furniture, fixtures and equipment and intangible assets
PREDECESSOR

[Numbers in US$ thousands]	Fixtures and fittings	Equipment	Leasehold improvements	Total furniture, fixtures and equipment
Balance
Balance as of January 1, 2016	991	46,437	1,960	49,387
Additions	294	1,124	982	2,401
Disposal	—	—	(520)	(520)
Currency differences	(22)	1,461	(2)	1,437
Balance as of November 3, 2016	1,263	49,023	2,420	52,706
Accumulated depreciation and amortization
Accumulated depreciation as of January 1, 2016	588	29,949	627	31,164
Depreciation and amortization	159	7,213	888	8,261
Disposal	—	—	(520)	(520)
Currency differences	(13)	534	(55)	465
Accumulated depreciation and amortization as of November 3, 2016	734	37,696	940	39,371
Net book value as of November 3, 2016	528	11,327	1,480	13,335
Depreciation for the period	159	7,213	888	8,261

[Numbers in US$ thousands]	Other intangible assets	Customer relationships	Technology	Trademarks	Total intangible assets
Balance
Balance as of January 1, 2016	7,515	—	4,471	—	11,986
Additions	—	—	1,610(1)	—	1,610
Disposal	—	—	—	—	—
Currency differences	—	—	—	—	—
Balance as of November 3, 2016	7,515		6,081		13,596
Accumulated depreciation and amortization
Accumulated depreciation as of January 1, 2016	5,493	—	3,885	—	9,377
Depreciation and amortization	1,022	—	302	—	1,324
Disposal	—	—	—	—	—
Currency differences	—	—	—	—	—
Accumulated depreciation and amortization as of November 3, 2016	6,515	—	4,187	—	10,702
Net book value as of November 3, 2016	1,000	—	1,894	—	2,894
Depreciation for the period	1,022	—	302	—	1,324

(1)
Represents capitalized development costs

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 8   Furniture, fixtures and equipment and intangible assets (continued)

SUCCESSOR

[Numbers in US$ thousands]	Fixtures and fittings	Equipment	Leasehold improvements	Total furniture fixtures and equipment
Balance
Balance as of July 26, 2016	—	—	—	—
Additions through business combinations	528	11,327	1,480	13,335
Additions	18	296	—	314
Disposal	(23)	—	—	(23)
Currency differences	(5)	(38)	(26)	(69)
Balance as of December 31, 2016	518	11,584	1,454	13,556
Accumulated depreciation and amortization
Accumulated depreciation as of July 26, 2016	—	—	—	—
Depreciation and amortization	47	1,486	73	1,606
Disposal	—	—	—	—
Reclassification	—	—	—	—
Currency differences	11	89	61	161
Accumulated depreciation and amortization as of December 31, 2016	58	1,575	135	1,768
Net book value as of December 31, 2016	460	10,009	1,319	11,788
Depreciation for the period	47	1,486	73	1,606

[Numbers in US$ thousands]	Fixtures and fittings	Equipment	Leasehold improvements	Total furniture fixtures and equipment
Balance as of January 1, 2017	518	11,584	1,454	13,556
Additions	15	8,434	—	8,449
Disposal	(68)	(356)	(14)	(439)
Currency differences	13	1,023	252	1,288
Balance as of December 31, 2017	477	20,685	1,692	22,854
Accumulated depreciation and amortization
Accumulated depreciation as of January 1, 2017	58	1,575	135	1,768
Depreciation and amortization	163	7,562	249	7,974
Disposal	—	(326)	—	(326)
Currency differences	(35)	(9)	22	(21)
Accumulated depreciation and amortization as of December 31, 2017	186	8,802	406	9,394
Net book value as of December 31, 2017	291	11,883	1,286	13,460
Depreciation for the period	163	7,562	249	7,974

Furniture Fixtures and Equipment	Fixtures and fittings	Equipment	Leasehold improvements
Useful life	Up to 5 years	Up to 10 years	Up to 6 years
Depreciation plan	Linear	Linear	Linear

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 8   Furniture, fixtures and equipment and intangible assets (continued)

[Numbers in US$ thousands]	Other intangible assets	Customer relationships	Technology	Trademarks	Total intangible assets
Balance as of July 26, 2016	—	—	—	—	—
Additions through business combinations	1,391	40,700	12,594	70,600	125,285
Additions	486	—	241(1)	—	727
Disposal	—	—	—	—	—
Currency differences	—	—	—	—	—
Balance as of December 31, 2016	1,877	40,700	12,835	70,600	126,012
Accumulated depreciation and amortization
Accumulated depreciation as of July 26, 2016	—	—	—	—	—
Depreciation and amortization	124	497	855	—	1,476
Disposal	—	—	—	—	—
Reclassification	—	—	—	—	—
Currency differences	—	—	—	—	—
Accumulated depreciation and amortization as of December 31, 2016	124	497	855	—	1,476
Net book value as of December 31, 2016	1,753	40,203	11,980	70,600	124,536
Depreciation for the period	124	497	855	—	1,476

[Numbers in US$ thousands]	Other intangible assets	Customer relationships	Technology	Trademarks	Total intangible assets
Balance as of January 1, 2017	1,877	40,700	12,835	70,600	126,012
Additions	143	—	2,936(1)	—	3,079
Disposal	—	—	(1,226)	—	(1,226)
Currency differences	—	—	—	—	—
Balance as of December 31, 2017	2,020	40,700	14,545	70,600	127,865
Accumulated depreciation and amortization
Accumulated depreciation as of January 1, 2017	124	497	855	—	1,476
Depreciation and amortization	1,617	2,980	4,033	—	8,630
Disposal	—	—	(861)	—	(861)
Currency differences	—	—	—	—	—
Accumulated depreciation and amortization as of December 31, 2017	1,741	3,477	4,028	—	9,245
Net book value as of December 31, 2017	279	37,223	10,518	70,600	118,620
Depreciation for the period	1,617	2,980	4,033	—	8,630

Intangible assets	Customer relations	Technology	Trademarks
Useful life	Up to 15 years	Up to 5 years	Indefinite
Amortization plan	Linear	Linear

(1)
Represents capitalized development costs net of recognized Norwegian governmental grants available to technology developing companies.

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 8   Furniture, fixtures and equipment and intangible assets (continued)

Impairment
The Group assesses, at each reporting date, whether there is an indication that assets may be impaired. No indicators for impairment were identified as of December 31, 2016 and 2017, or during the periods from January 1, 2016 to November 3, 2016, from November 4, 2016 to December 31, 2016 or in 2017. Accordingly, the Predecessor and Successor periods do not include any impairment charges.
Intangible assets related to trademarks have an indefinite useful life and therefore not amortized, but subject to annual impairment testing. For goodwill, the impairment test is based on management’s assessment of future cash flows and related assumptions. Please refer to note 9 for details.
Note 9   Goodwill
PREDECESSOR

[Numbers in US$ thousands]	Goodwill
Beginning balance January 1, 2016	52,567
Carrying amount November 3, 2016	52,567
Consumer Business CGU	52,567
SUCCESSOR

[Numbers in US$ thousands]	Goodwill
Beginning balance July 26, 2016	—
Acquisitions (Note 8.3)	421,578
Acquisition cost December 31, 2016	421,578
Acquisition cost December 31, 2017	421,578
Carrying amount July 26, 2016	—
Carrying amount December 31, 2016	421,578
Carrying amount December 31, 2017	421,578
Carrying amount of goodwill allocated to the cash-generating units	Goodwill
Consumer Business CGU	421,578
Goodwill in the Predecessor period was allocated to the Consumer Business by Otello Corporation ASA (“Otello”) and is a result of Otello’s acquisition of a company that provided video-compression technology which the Consumer Business leveraged.
Goodwill resulting from the acquisition of Opera Software AS and subsidiaries on November 3, 2016 has been allocated to the Consumer Business. This goodwill has replaced the goodwill allocated to the Consumer Business in the Predecessor period.
Goodwill and intangible assets with indefinite lives were tested for impairment as at December 31, 2017. For carrying out annual impairment testing, a discounted cash flow model is used to determine the value in use for the cash-generating unit with goodwill and intangible assets with indefinite lives. The cash

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 9   Goodwill (continued)

flows in the calculations are based on the low-end of the long-term budgets from 2017 to 2021, approved by the Group management. Beyond the explicit forecast period, the cash flows are extrapolated using constant nominal growth rates. As a result of the analysis, the value in use is estimated to exceed the net book value of the CGU.
Key assumptions
Key assumptions used in the calculation of value in use are the nominal cash flows in the forecast period, discount rate, and estimated long-term growth.
Discount rate
The discount rate represents the current market assessment of the risks specific to the CGU of the Consumer Business. The discount rate is based on the after-tax Weighted Average Cost of Capital (WACC) derived from the Capital Asset Pricing Model (CAPM) methodology, assuming cash flows in US Dollars. The WACC calculation is based on a risk-free rate of 2.6% based on the 30-year US Treasury Rate, and a market risk premium of 6%. The Group has used a beta for equity of 1.35, based on Damodaran equity risk premium study 2016 and an equity to total capital ratio of 1.00, which results in an after-tax WACC of 10.7%, representing a pre-tax WACC of 12.79%.
Growth rates
The recoverable amount of Consumer Business is determined based on a value in use calculation using cash flow projections from financial budgets approved by Group management covering a five-year period. The Group has applied the low end of these figures for the forecast through 2022 and introduced an additional buffer to capture product related uncertainties, resulting in an effective compound annual revenue growth rate of 21%. The terminal value assumes constant annual growth of cash flows of 2.5%, based on the Group’s long-term assumptions for inflation, which are not higher than the expected long-term growth in comparable markets in which the Group operates.
Sensitivity analysis
The Group has simulated a variety of sensitivities changing the compound annual growth rate for revenue, OPEX and CAPEX in percentage of revenues, as well as tax rates and the WACC applied.
An impairment charge would be recognized if the following occurred assuming all other variables remained constant.
1) The WACC rate increased by over 7.6 percentage points on an after-tax basis
2) The compound annual revenue growth rate decreased by over 8 percentage points over the next five years
Note 10   Leases
Operating leases
The Group has operating lease agreements for office rentals. The major office leases are for offices in Oslo, Norway, Wroclaw, Poland, Linköping and Gothenburg, Sweden, and Beijing, China.

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 10   Leases (continued)

The Group has subleased 50% of the Oslo office to Otello Corporation ASA in the period October 1, 2016 until lease expiration on November 30, 2019. The remaining Oslo office lease obligation was approximately US$1.6 million as of December 31, 2017 of which 50%, or US$0.8 million, will be covered by Otello Corporation ASA under the sublease agreement that was signed February 27, 2017. The remaining Wroclaw office lease obligation is approximately US$6.5 million as of December 31, 2017.
	Predecessor	Successor
[Numbers in US$ thousands]	Period from January 1 to November 3,	Period from July 26 to December 31,	Year ended December 31,
Leasing costs expensed	2016	2016	2017
Leasing costs expensed	2,619	494	3,085
Non-terminable operating leases due in:	As of November 3, 2016	As of December 31, 2016	As of December 31, 2017
Less than one year	3,217	3,081	3,250
Between one to five years	8,409	7,756	6,702
More than five years	1,973	1,644	638
Total	13,599	12,480	10,589

Finance lease liabilities
The Group leases server equipment under several financial leases, some of which provide the option to buy the equipment at the end of the leasing period.
Minimum lease payments made under finance leases are allocated between interest expense and the reduction of the outstanding liability.
[Numbers in US$ thousands] Finance lease liabilities as of December 31, 2016	Present value of minimum lease payments	Interest	Future minimum lease payments
Less than one year	4,809	220	5,029
Between one and five years	1,724	61	1,785
More than five years	—	—	—
Total	6,533	281	6,814

Finance lease liabilities as of December 31, 2017	Present value of minimum lease payments	Interest	Future minimum lease payments
Less than one year	2,073	74	2,148
Between one and five years	265	13	278
More than five years	—	—	—
Total	2,339	87	2,426

No assets have been pledged as security, but there is a guarantee as described in Note 13.

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 11   Other loans
The fair values of the Group’s unsecured interest-bearing loans and borrowings are assessed to be in all material aspects similar to their carrying amounts.
[Numbers in US$ thousands]			As of December 31,	As of December 31,
Interest bearing loans and borrowings	Interest rate	Maturity	2016	2017
Loan payable to Otello Corporation ASA	NIBOR 1M +0,9% margin	March 31, 2017	5,512(1)	—
Interest bearing loans	4,80%	April 1 – November 1, 2020	—	3,767
Total interest bearing loans and liabilities			5,512	3,767

(1)
Presented as a current liability

A non-cash settlement of the loan payable was agreed with Otello Corporation ASA in 2017, reducing the payable amount by US$2.0 million, with a corresponding reduction to another receivable.
Total financial lease liabilities and other loans, non-current and current, are summarized below.
[Numbers in US$ thousands]	As of December 31,	As of December 31,
Financial lease liabilities and other loans – non-current	2016	2017
Financial lease liabilities	1,724	265
Interest bearing loans	—	3,767
Total interest bearing loans and liabilities – non-current	1,724	4,032

[Numbers in US$ thousands]	As of December 31,	As of December 31,
Financial lease liabilities and other loans – current	2016	2017
Financial lease liabilities	4,809	2,073
Interest bearing loans	5,512	—
Total interest bearing loans and liabilities – current	10,321	2,073

Note 12   Other commitments
As part of the agreement to acquire Opera Software AS, the Group assumed a liability of up to US$2 million related to a certain earn-out obligation of Otello Corporation ASA (“Otello”), originating from a business retained by Otello. The liability was variable and depended on the user base adoption of certain features in the Group’s Opera browsers that were enabled by technology that Otello had retained.
At the time of the acquisition on November 3, 2016, and as of December 31, 2016, the fair value of the liability was estimated at US$1.6 million, which was included in other non-current liabilities as at December 31, 2016. As the realized operational benefits were lower than estimated in 2016, the fair value of the obligation as of December 31, 2017 was reduced to US$0.6 million, which was included in other current liabilities and which was the ultimate amount paid in February 2018 when the obligation was settled. The change in the estimated fair value of the liability resulted in a gain of US$1.0 million in 2017, classified as other financial income.

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 13   Guarantees
A guarantee is made by the Group in favour of Dell Bank International d.a.c (“Dell”) as security for any and all present and future financial lease liabilities of Group subsidiaries (“the Lessee”) to Dell.
This guarantee is limited to a principal amount of approximately US$14.6 million, with the addition of any interests, costs and/or expenses accruing on the liabilities and/or as a result of the Lessee’s non-fulfilment of the liabilities; is independent and separate from the obligations of the Lessee; and is valid for 10 years from January 17, 2017.
Note 14   Other liabilities
[Numbers in US$ thousands]	As of December 31,	As of December 31,
Accruals and other liabilities	2016	2017
Accrued personnel expenses	6,228	6,195
Other liabilities	1,773	2,000
Total accruals and other liabilities	8,001	8,195

Note 15   Financial assets and liabilities
Fair value of financial instruments
Management assessed that the fair values of cash and short-term deposits, trade receivables, accounts payables and other current liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments.
The fair value of the financial assets and liabilities is included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.
The group has the following financial instruments:
Loans and receivables: Trade receivables, prepayments, other receivables and non-current financial assets.
Loans and borrowings: Includes most of the Group’s financial liabilities including interest bearing loans, financial lease liabilities, trade payables, other payables and other current and non-current financial liabilities.

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 15   Financial assets and liabilities (continued)

The table below shows the various financial assets and liabilities, grouped in the different categories of financial instruments according to IAS 39.
[Numbers in US$ thousands] As of December 31, 2016	Financial assets at fair value through net income (loss)	Loans and receivables	Financial liabilities at fair value through net income (loss)	Other financial liabilities	Total
Assets
Non-current
Other financial assets*	—	1,842	—	—	1,842
Current
Trade receivables (Note 20)	—	28,207	—	—	28,207
Other receivables (Note 20)	—	14,550	—	—	14,550
Total financial assets	—	44,599	—	—	44,599

*
Includes long term deposits for office rent

Liabilities
Non-current
Financial lease liabilities and other loans (Note 10, 11)	—	—	—	1,724	1,724
Other liabilities (Note 12)	—	—	—	1,683	1,683
Current
Trade and other payables (Note 21)	—	—	—	29,911	29,911
Financial lease liabilities and other loans (Note 10, 11)	—	—	—	10,321	10,321
Other liabilities (Note 14)	—	—	—	8,001	8,001
Total financial liabilities	—	—	—	51,640	51,640

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 15   Financial assets and liabilities (continued)

[Numbers in US$ thousands] As of December 31, 2017	Financial assets at fair value through net income (loss)	Loans and receivables	Financial liabilities at fair value through net income (loss)	Other financial liabilities	Total
Assets
Non-current
Other financial assets*	—	1,857	—	—	1,857
Current
Trade receivables (Note 20)	—	31,072	—	—	31,072
Other receivables (Note 20)	—	7,865	—	—	7,865
Total financial assets	—	40,795	—	—	40,795

*
Includes long term deposits for office rent

Liabilities
Non-current
Financial lease liabilities and other loans (Note 10, 11)	—	—	—	4,032	4,032
Other liabilities	—	—	—	87	87
Current
Trade and other payables (Note 21)	—	—	—	21,401	21,401
Financial lease liabilities and other loans (Note 10, 11)	—	—	—	2,073	2,073
Other liabilities (Note 14)	—	—	—	8,195	8,195
Total financial liabilities	—	—	—	35,789	35,789

The fair values of the Group’s interest-bearing loans and borrowings are assessed to be in all material aspects similar to carrying amount.
[Numbers in US$ thousands] Liabilities disclosed at fair value	Carrying amount at December 31,	Date of valuation: December 31,	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial lease liabilities and other loans	2017	2017	6,106	6,106		X
Contingent consideration (Note 12)	2017	2017	600	600			X
Financial lease liabilities and other loans	2016	2016	12,045	12,045		X
Contingent consideration (Note 12)	2016	2016	1,600	1,600			X
The fair value of the contingent consideration was estimated at US$1.6 million as at December 31, 2016 based on the estimate of the fair value estimate determined in connection with the acquisition of the Consumer Business described in note 28. The fair value of the obligation as of December 31, 2017 was US$0.6 million which was the ultimate amount paid in February 2018 when the obligation was settled.

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 16   Scheduled maturities of financial liabilities
[Numbers in US$ thousands] As of December 31, 2016	Less than 12 months	1 to 3 years	Over 3 years	Total
Non-current
Financial lease liabilities and other loans (Note 10, 11) including interest	—	1,785	—	1,785
Other liabilities	—	1,600	83	1,683
Current
Trade and other payables (Note 21)	29,911	—	—	29,911
Financial lease liabilities and other loans (Note 10, 11) including interest	10,564	—	—	10,564
Other liabilities (Note 14)	8,001	—	—	8,001
Total financial liabilities including interest	48,476	3,385	83	51,944

[Numbers in US$ thousands] As of December 31, 2017	Less than 12 months	1 to 3 years	Over 3 years	Total
Non-current
Financial lease liabilities and other loans (Note 10, 11) including interest	—	4,230	—	4,230
Other liabilities	—	—	87	87
Current
Trade and other payables (Note 21)	21,401	—	—	21,401
Financial lease liabilities and other loans (Note 10, 11) including interest	2,148	—	—	2,148
Other liabilities (Note 14)	8,195	—	—	8,195
Total financial liabilities including interest	31,744	4,230	87	36,060

Note 17   Financial risk management
Overview
The Group is exposed to a range of risks affecting its financial performance, including market risk (currency risk, interest rate risk), liquidity risk and credit risk. The Group seeks to minimize potential adverse effects of such risks through sound business practices, risk management, and if determined appropriate, use of derivative financial instruments. Currently the Group has not entered into any agreements in financial instruments for hedging purposes.
The risk assessment process is carried out by the board and members of senior management.
(a) Market risk
Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises interest rate risk and foreign currency risk. Financial instruments affected by market risk include loans and borrowings, trade receivables, trade payables and accrued liabilities.

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 17   Financial risk management (continued)

Interest rate risk
Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group’s exposure to the risk of changes in market interest rates relates primarily to one of the ’Group’s short-term loans with floating interest rate (NIBOR 1M + 0.9%). This loan was settled during the first quarter of 2017. The other long-term loans have fixed interest rates, which are thus not exposed to interest rate fluctuations. Currently, the Group does not have any interest hedging instruments.
Foreign currency risk
Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. Our exposure to the risk of changes in foreign exchange rates relates primarily to the U.S. Dollar (primary currency in which revenues are generated), relative to other currencies, mainly due to operational cost in various local currencies, including those in Norway, China, Poland and Sweden, and both revenue and cost in Euro. Additionally, there is some exposure related to larger amounts in the balance sheet in other currencies than USD. The Group may seek to reduce the currency risk by entering into foreign currency instruments. The Group does not have any currency hedging instruments as of December 31, 2017 and 2016, however management is closely monitoring exchange rates developments.
The following table demonstrates the sensitivity to a possible increase or decrease in the U.S. Dollar exchange rate holding all other variables constant on the period from July 26, 2016 to December 31, 2016, and for the year ended December 31, 2017, for the currencies with the most significant potential effects:
	July 26 − December 31, 2016		January 1 − December 31, 2017
	Effect on profit before tax (US$ thousands)	Effect on equity (US$ thousands)	Effect on profit before tax (US$ thousands)	Effect on equity (US$ thousands)
USD/NOK -2% movement	(152)	(114)	(250)	(190)
USD/PLN -2% movement	(20)	(15)	(183)	(139)
USD/CNY -2% movement	(24)	(18)	(186)	(142)
USD/SEK -2% movement	(37)	(28)	(148)	(112)
USD/EUR -2% movement	(92)	(69)	230	175
(b) Liquidity risk
Liquidity risk is the risk that the Group will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset.
The Group monitors its risk to a shortage of funds by monitoring its cash position and the maturity dates of existing leases, debt and other payables. See note 16 for an overview of maturity profile on the Group’s financial liabilities.
The Group does not have any significant lines of credit as of December 31, 2017.
(c) Credit risk
Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss.

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 17   Financial risk management (continued)

The Group is exposed to credit risk from its operating activities, primarily trade receivables, and from its financing activities, including deposits with banks and financial institutions, foreign exchange transactions and other financial instruments, such as loans to associates and joint ventures (details in note 29). The Group’s revenue comes mainly from sales where settlement in cash generally takes place within 30-90 days of the invoice being issued. For some minor revenue streams, settlement could be agreed to extend 90 days. Details of outstanding accounts receivable is presented in note 20 and note 30.
Note 18   Capital management
The Group’s capital management is focused on ensuring sufficient capital for its growth plans. In this phase of growth, the Group has no specific plans to pay dividends.
The Group is investigating potential financing alternatives, including an initial public offering of its equity securities.
Note 19   Cash and cash equivalents
[Numbers in US$ thousands]	As of December 31,	As of December 31,
Cash and cash equivalents	2016	2017
Restricted cash	1,788	238
Cash and cash equivalents	32,393	32,969
Total cash and cash equivalents	34,181	33,207

Restricted cash
The restricted cash is related to employee payroll tax withholdings for Norwegian employees, which are held in restricted deposit accounts under applicable regulations. The Group considers these balances to be cash equivalents because the related liabilities are settled from these accounts on a continuous basis.
Note 20   Trade receivables, prepayments and other receivables
[Numbers in US$ thousands]	As of December 31,	As of December 31,
Trade receivables, prepayments and other receivables	2016	2017
Trade receivables
Trade receivables	13,779	14,072
Unbilled receivables	14,428	17,001
Total trade receivables	28,207	31,072
Other receivables
VAT	387	367
Employee benefits	—	30
Receivable from Otello Corporation ASA(1)	2,945	2,945
Escrow account pledged as loan security for joint venture(2)	8,178	2,508
Other	3,041	2,016
Total other receivables	14,550	7,865

(1)
Relates to the final working capital adjustment from Otello Corporation ASA, which was the former parent of Opera Software AS.

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 20   Trade receivables, prepayments and other receivables (continued)

(2)
Opera Software AS has deposited cash on an escrow account to secure a loan given to nHorizon Innovation Software Ltd by a bank.

	As of December 31,	As of December 31,
	2016	2017
Prepayments
Prepaid expenses	2,030	2,167
Total prepayments	2,030	2,167

[Numbers in US$ thousands]	As of December 31,	As of December 31,
Provision for impairment of trade receivables	2016(3)	2017
At period start	—	—
Charge in the period	—	1,837
At period end	—	1,837

(3)
In 2016, there was no provision for impairment of trade receivables as collection risk was already reflected in the fair value assessment of the receivables acquired with Opera Software AS.

As at period end, the aging of trade receivables was as follows:
[Numbers in US$ thousands]	Total	Neither past due nor impaired	Past due
Aging analysis of trade receivables			<30 days	31 – 60 days	61 – 90 days	>90 days
As of December 31, 2016	13,779	5,355	1,181	827	1,305	5,113
As of December 31, 2017	14,072	4,172	1,596	1,390	518	6,395
For details regarding the Group’s procedures on managing credit risk, please refer to note 17.
Note 21   Trade and other payables
[Numbers in US$ thousands]	As of December 31,	As of December 31,
Trade and other payables	2016	2017
Trade payables	24,386	16,521
Sales tax payables	107	20
Employee withholding tax	1,977	370
VAT	413	792
Payroll tax(1)	3,028	3,699
Total trade and other payables	29,911	21,401

(1)
Includes accruals for social security costs related to share-based remuneration.

For trade and other payables aging analysis, please refer to note 16.

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 22   Financial income and expenses
	Predecessor	Successor
[Numbers in US$ thousands]	Period from January 1 to November 3,	Period from July 26 to December 31,	Year ended December 31,
Financial income	2016	2016	2017
Interest income	—	37	54
Other financial income*	—	—	1,000
Total financial income	—	37	1,054

*
Relates to a change in the estimated fair value of the liability to Otello Corporation ASA as specified in Note 12.

[Numbers in US$ thousands]	Period from January 1 to November 3,	Period from July 26 to December 31,	Year ended December 31,
Financial expenses	2016	2016	2017
Interest on debt and liabilities	1,378	24	238
Total financial expenses	1,378	24	238

[Numbers in US$ thousands]	Period from January 1 to November 3,	Period from July 26 to December 31,	Year ended December 31,
Foreign exchange gains (losses)	2016	2016	2017
Unrealized foreign exchange gains (losses)	(1,777)	(352)	(1,172)
Realized foreign exchange gains (losses)	565	564	(709)
Net foreign exchange gains (losses)	(1,212)	212	(1,881)

Note 23   Changes in liabilities arising from financing activities
	As of January 1,		Foreign exchange movement	New liabilities	Changes in fair values		As of December 31,
[Numbers in US$ thousands]	2017	Cash flows				Other*	2017
Interest bearing loans and liabilities, non-current	—	(889)	456	4,199	—	—	3,767
Financial lease liabilities, non-current	1,724	—	—	688	—	(2,147)	265
Interest bearing loans and liabilities, current	5,512	(3,483)	—	—	—	(2,029)	—
Financial lease liabilities, current	4,809	(5,659)	521	—	—	2,402	2,073
Total liabilities from financing activities	12,045	(10,031)	978	4,887	—	(1,774)	6,106

*
The ‘Other’ column includes the effect of reclassification of non-current portion of financial lease liabilities (US$2,147) to current due to the passage of time in addition to other non-cash costs and other non-cash interest related to financial leases (US$255).

Furthermore, this column includes current interest bearing loans and liabilities (US$2,029), which is net settled against receivables from Otello Corporation ASA.

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 24   Income tax (expense) benefit
A summary of income tax (expense) benefit is as follows:
	Predecessor	Successor
[Numbers in US$ thousands]	Period from January 1 to November 3,	Period from July 26 to December 31,	Year ended December 31,
Income tax (expense) benefit	2016	2016	2017
Current income taxes	(2,077)	(223)	(5,449)
Deferred taxes	2,820	2,319	4,009
Income tax (expense) benefit	743	2,096	(1,440)

The Group’s parent company is domiciled in the Cayman Islands, where the applicable tax rate is zero. As most of the activities of the group is consolidated in Norway, the reconciliation of the expected to actual income tax expense (benefit) effective tax rate is based on the applicable tax rate in Norway, which was 25% in 2016 and 24% in 2017 (23% in 2018).
	Predecessor	Successor
[Numbers in US$ thousands]	Period from January 1 to November 3,	Period from July 26 to December 31,	Year ended December 31,
Reconciliation of tax expense to Norwegian nominal statutory tax rate	2016	2016	2017
Profit before income tax (from continuing operations)	(8,849)	(9,800)	7,504
Tax expense at applicable tax rate	2,212	2,450	(1,801)
Effect of different tax rates applied by subsidiaries	(99)	(2,339)	1,120
Permanent differences
Tax effect of translation difference not taxable	—	1,599	(1,287)
Tax effect of financial items not taxable	—	144	1,614
Tax effects on losses in joint ventures which are not tax deductible	(636)	(84)	(401)
Net other permanent differences deductible / (not deductible)	(685)	(344)	2,289
Other effects
Change to previously recognized deferred tax assets	(48)	(70)	(1,812)
Currency effect on tax expense	—	—	—
Change in unrecognized deferred tax assets	—	(7)	(1,554)
Change in tax rate	—	746	392
Income tax (expense) benefit for the year	743	2,096	(1,440)
Effective tax rate	8%	21%	19%

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 24   Income tax (expense) benefit (continued)

The following summarizes the Group’s deferred tax assets and liabilities:
	Predecessor		Successor
[Numbers in US$ thousands]	As of January 1,	As of November 3,	As of November 4,	As of December 31,	As of December 31,
Deferred tax asset and deferred tax liability	2016	2016	2016	2016	2017
Furniture, fixtures and equipment, and intangible assets	(2,429)	(534)	29,664	27,852	24,496
Other	(158)	(667)	(667)	(317)	(1,003)
Trade receivables	(1,540)	(1,120)	(1,120)	(1,120)	(134)
Intercompany interest costs subject to limitations	(876)	(857)	(857)	(857)	(3,841)
Withholding tax expected to be credited (credit method)	(302)	(2,132)	(2,132)	(2,132)	0
Tax losses carried forward	(4,875)	(7,692)	(7,692)	(8,548)	(8,648)
Net deferred tax liability (asset) recognized	(10,180)	(13,001)	17,197	14,879	10,870

The following summarizes the Group’s changes in deferred taxes during the periods:
	Predecessor	Successor
	Period from January 1 to November 3,	Period from July 26 to December 31,	Year ended December 31,
[Numbers in US$ thousands]	2016	2016	2017
Net deferred tax liability (asset)	(10,180)	17,197	14,879
Expense (benefit) in statement of operations	(2,820)	(2,319)	(4,009)
Net deferred tax liability (asset)	(13,001)	14,879	10,870

	As of December 31,	As of December 31,
	2016	2017
Deferred tax asset	724	958
Deferred tax liability	15,603	11,828
Net deferred tax liability	14,879	10,870

Deferred tax liability related to furniture, fixtures and equipment
The deferred tax liability relates mainly to excess values identified in the purchase price allocation as described in note 28.
Deferred tax assets tax losses carried forward
The tax losses carried forward relates to tax losses in Norway generated in 2016. There is no time restriction on utilization of the losses.
Management has assessed that there is convincing evidence that future profits will be available for utilizing the tax losses from the predecessor and successor periods. The primary basis for this conclusion is the positive taxable earnings generated in 2017 and the budget for 2018, as well as the forecasted future profits for the period 2019 – 2021.

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 24   Income tax (expense) benefit (continued)

Deferred tax assets on interest charges carried forward
Deferred tax assets relate to limitations interest deductions on intercompany loans in Norway, carried forward due to restrictions. The interest subject to limitations must be utilized within ten years. Management has assessed that there is convincing evidence that future profits will be available in order to utilize the interest charges within the time restriction period.
Deferred tax assets not recognized
Unrecognized deferred tax assets relate to tax credits for withholding tax paid where future utilization is uncertain. Total unrecognized deferred tax assets at December 31, 2016 and 2017 were US$0.1 million and US$3.4 million respectively. During 2017, the recognized deferred tax assets relating to withholding tax paid were partially utilized and the remaining balance was reduced reflecting uncertainty over their recovery within the five year restriction period applicable to such tax credits. This was primarily a result of the recognition of additional deferred tax assets in relation to the limitation on intercompany interest costs which have a ten year restriction and are expected to be utilized before it is possible to use the tax credits to reduce taxes payable.
Note 25   Share-based payments
On April 7, 2017 the Group adopted an RSU (Restricted Share Unit) plan for its employees. The key features of the program include:
•
Awards equal to 10% of the equity of the Group are made available for grants.

•
At the time of establishing the program, 1 RSU equals 1/500 million of the total equity of the Group, with provisions to adjust as needed once the future share count is determined.

•
Awards are granted by Kunhoo Software Limited (Hong Kong), an intermediate holding company within the Group. The terms and conditions of the program, to which all awards are subject, stipulate that in the event of an IPO by a new parent company or subsidiary, the plan will be transferred to the issuer entity, and all RSU awards will be replaced by awards issued by such entity. The terms and conditions of the program further specifies that the number of RSUs included in each award will be adjusted based on the ratio between the number of outstanding shares in the ultimate issuer entity, and the 500 million shares assumed at the time of establishing the program.

•
The default vesting schedule for the majority of 2017 grants were 20%, 20%, 30%, 30% on January 1 in each of the years 2018-2021.

•
All vested RSUs will be automatically exercised at the earliest occurring liquidity event: At the time of an IPO, change of control or on a longstop date defined in each award agreement, initially set at November 3, 2021 (4.55 years from initial grants).

•
The initial equity unit value of US$1.14 was determined based on the US$576.5 million equity funding of the Group less transaction costs associated with the acquisition of Opera Software AS. Given the limited time span between the acquisition of Opera Software AS and the equity awards, and as there were no material changes to the Group’s financial outlook in this period, the Group believes that its equity funding to facilitate this transaction represents a fair basis to determine initial value of the awards.

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 25   Share-based payments (continued)

•
If the value of the Group and past dividends do not exceed US$575 million, the exercise of the awards may be postponed for three years, and if the value still does not exceed this amount, the awards may terminate.

•
The initial fair value of RSUs of US$0.90 was determined by Monte Carlo simulation, as specified below. The equity cost of each RSU is recognized linearly over the vesting period.

•
The Group accrues for relevant social security costs based on the most recent available indication of the equity value, with the same recognition over the vesting period.

•
Grants in the period were carried out on three dates (April 17, June 20 and July 21, 2017).

No Group company is required to settle restricted share units (RSUs) in cash in any scenario. Only the initial owners of the Group may be required to cash settle in the event the Group remains a non-public company. As a result, the RSU Plan is accounted for as an equity settled plan.
The expense recognized for the employee services received is shown in the following table:
	Successor
[Numbers in US$ thousands]	Period from July 26 to December 31,	Year ended December 31,
Expense from share-based payment transactions	2016	2017
Expense arising from equity-settled share-based payment transactions(1)	—	9,496
Expense arising from cash-settled share-based payment transactions	—	—
Total expense from share-based payment transactions	—	9,496

(1)
Including US$2.49 million in accrued social security cost

Movements during the period: RSUs
	Successor
	Period from July 26 to December 31,	Year ended December 31,
	2016	2017
Outstanding at period start	—	—
Granted during the period	—	21,108,000
Forfeited during the period	—	(1,695,000)
Exercised during the period	—	—
Expired during the period	—	—
Outstanding at period end, none exercisable	—	19,413,000

The weighted average remaining vesting period for the RSU’s outstanding as of December 31, 2017 was 1.61 years. The number of RSU units included in the table above represents the number of RSUs awarded on the grant dates, based on the assumption of 500 million total outstanding shares and therefore does not take into account any adjustment related to the number of awarded shares that result from any transfer of the plan to another Group entity.

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 25   Share-based payments (continued)

2017 RSU grants: Fair market value assessment
RSU valuation approach
Current equity unit price valuation (US$)	1.14
Model used	Monte Carlo
Expected volatility (%)(1)(2)	37.44%
Risk-free interest rate (%)(1)	1.61%
Dividend yield (%)	—
Duration of initial simulation period (years to longstop date)	4.55
Duration of second simulation period with postponed exercise (years)	3.00
Fair value at the measurement date (US$)	0.90

(1)
Specified value is 4 years (modelled on yearly basis)

(2)
Based on a defined peer group of companies considered comparable to the Group.

The per share information in the table above disclosure is based on the assumption of 500 million total outstanding shares.
Note 26   Participants and dividends
The following reflects the ownership of Kunhoo Software LLC:
	As of December 31,	As of December 31,
Participant interest %	2016	2017
Kunlun Tech Limited (Kunlun Tech)	33.33%	33.33%
Keeneyes Future Holding Inc. (Keeneyes)	21.67%	21.67%
Future Holding L.P.	12.50%	12.50%
Qifei International Development Co, Ltd	27.50%	27.50%
Golden Brick Capital Private Equity Fund I L.P.	5.00%	5.00%
Total	100.00%	100.00%

Member interest held by the Board of Managers and Executive Management	Title
Yahui Zhou (100% of Keeneyes and 33.56% of indirect interest in Kunlun Tech)	Manager
Han Fang (0.012% of indirect interest in Kunlun Tech)	Manager
Hongyi Zhou (23.4% of indirect interest in Qifei International Development Co, Ltd)	Manager
Distributions
No distributions have been made to the members in the period from inception to December 31, 2016 or during 2017.
Note 27   Group entities
The following subsidiaries are included in the Group’s consolidated financial statements.
Parent company	Registered office	Domicile
Kunhoo Software LLC	George Town	Cayman Islands

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 27   Group entities (continued)

Group entities:	Registered office	Domicile	Ownership share	Group’s voting ownership share
Kunhoo Software Limited	Hong Kong	Hong Kong	100%	100%
Kunhoo Software S.a.r.L	Luxembourg	Luxembourg	100%	100%
Kunhoo Software AS	Oslo	Norway	100%	100%
Opera Software AS	Oslo	Norway	100%	100%
Opera Software Holdings LLC	San Mateo	US	100%	100%
Opera Software Americas LLC	San Mateo	US	100%	100%
Opera Software Ireland Limited	Dublin	Ireland	100%	100%
Hern Labs AB	Linköping	Sweden	100%	100%
Opera Software International AS	Oslo	Norway	100%	100%
Opera Software Netherlands BV	Amsterdam	Netherlands	100%	100%
Opera Software India Private Limited	Chandigarh	India	100%	100%
Opera Software Poland sp. Z.o.o	Wroclaw	Poland	100%	100%
Opera Software Technology (Beijing) Co., Ltd	Beijing	China	100%	100%
Opera Software Iceland, edf.	Reykjavik	Iceland	100%	100%
Opesa South Africa (Pty) Limited*	Cape Town	South Africa	100%	100%
O-Play Digital Services Ltd.*	Lagos	Nigeria	100%	100%
O-Play Kenya Limited.*	Nairobi	Kenya	80%	80%
Phoneserve Technologies Co. Ltd.*	Nairobi	Kenya	80%	80%

*
Entities were incorporated in 2017, hence these entities are not included in the consolidated financial statements for 2016.

Note 28   Business combinations
Acquisition of Opera Software AS
On November 3, 2016, the Group acquired 100% of the shares and voting interests in Opera Software AS (with subsidiaries, the “Acquired Companies”). The purchase allowed the Group to become a major global consumer internet player, with a strong and well-established brand (Opera), a large user base, strong products and engineering capabilities, as well as long-lasting partnerships that support monetization. Executing on a strategy of improving the user experience of content consumption through AI-based recommendations, the Group aims to become a leading global platform for content consumption - both within the existing browser products and through stand-alone applications. The Group also carried out a restructuring of the Acquired Companies’ organization to simplify operations and increase agility, as well as achieving a more lean cost structure.
In the period from November 4, 2016 to December 31, 2016, the Acquired Companies, which were the only entities with operations, contributed revenues of US$18.8 million. Including transaction costs of US$6.1 million, the net loss for the Group was US$7.7 million in 2016 for the period from November 4 to December 31, 2016. If the acquisition had occurred on January 1, 2016, the Group estimates that consolidated pro forma 2016 revenues would have been US$107.3 million and consolidated pro forma net loss for 2016 would have been US$12.7 million.

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 28   Business combinations (continued)

Consideration transferred
The net transaction price was US$557.7 million including working capital adjustments. At closing, US$575 million was paid to Otello Corporation ASA. The gross cash consideration was paid directly by the owners of the Group to the seller via a paying and collecting agent and the rights and liabilities associated with the ownership was then transferred directly to a Norwegian based subsidiary of the Group, so the associated cash flows are not included in the statement of cash flows for the period from inception to December 31, 2016. By December 31, 2016, a reduction in the purchase price of US$14.4 million for working capital adjustments was refunded to the Group. A final reduction of US$2.9 million for working capital adjustments was paid to the Group in January 2018.
Acquisition-related costs
Acquisition-related costs were US$6.1 million, including legal fees and due diligence. These costs have been included in “Other operating expenses” in the Successor period of 2016 (but have been excluded from the 2016 consolidated pro-forma figures described above).
Identifiable assets acquired and liabilities assumed
[Numbers in US$ thousands]
Net identifiable assets
Assets
Cash and cash equivalents	17,173
Trade receivable	25,412
Other receivables	6,598
Furniture, fixtures and equipment	13,335
Intangible assets	125,285
Deferred tax assets	13,001
Other non-current assets	2,238
Liabilities
Trade payable	(11,005)
Deferred revenue	(4,007)
Taxes payable	(613)
Other current liabilities	(16,073)
Other non-current liabilities	(5,042)
Deferred tax liabilities	(30,198)
Total net identifiable assets	136,104
Cash consideration paid by owners of Kunhoo LLC for Opera Software AS	575,000
Less net working capital adjustment later assigned to Kunhoo Software AS	(17,319)
Less total net identifiable assets	(136,104)
Goodwill arising on acquisition	421,578
Measurement of fair values for identifiable assets and non-identifiable assets assumed
Intangible assets were valued according to the relief-from-royalty method and multi-period excess earnings method: The relief from royalty method considers the discounted estimated royalty payments that

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 28   Business combinations (continued)

are expected to be avoided as a result of the patents or trademarks being owned. The multi-period excess earnings method considers the present value of net cash flows expected to be generated by the customer relationships, by excluding any cash flows from related contributory assets.
Trade receivable comprise gross contractual amounts due of US$29.4 million of which US$4.0 million was expected to be uncollectible at the date of the acquisition.
Deferred revenue relates to payments in advance for engineering and hosting services that remain required to be performed at the acquisition date. Deferred revenue is based on the fair value of remaining services to be performed.
The goodwill allocated represents the growth outlook of the business, including the growth of the content platform activities and improved monetization.
Note 29   Investment in associates, joint ventures and other shares
nHorizon (PRC)
The nHorizon joint venture consists of nHorizon Innovation (Beijing) Software Limited and nHorizon Infinite (Beijing) Software Limited (collectively, “nHorizon”). The joint venture was co-founded by Otello Corporation ASA and Telling Telecom in August 2011. The Group acquired the investment in nHorizon as a result of the acquisition of Opera Software AS. The Group accounts for the joint venture using the equity method.
Powerbets Holdings Limited (HK)
Kunhoo Software Limited and a group related to Supabets HL Limited entered into an agreement to start a joint venture, establishing Powerbets Holdings Limited (“Powerbets”) where Kunhoo Software Limited would take a 50.1% ownership share. The joint venture was initiated on August 1, 2017. The Group accounts for the joint venture using the equity method as of August 1, 2017 as it is a jointly controlled entity.
Opay Digital Services Limited (HK)
Opay Digital Services Limited (HK) (“Opay”) was incorporated on November 1, 2017, and as of December 31, 2017 Kunhoo Software Limited has a 19.9% ownership share. Opay is an associate as the Group has significant current influence, and has accounted for it using the equity method in 2017.
For information concerning related party transactions, see note 30.

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 29   Investment in associates, joint ventures and other shares (continued)

Following is 2016 Summary information regarding nHorizon:
[Numbers in US$ thousands]	Predecessor	Successor
Information regarding nHorizon	Period from January 1 to November 3 2016	Period from November 4 to December 31 2016
Revenue	21,590	9,187
Operating profit (loss)	(8,713)	(736)
Net income (loss)	(9,159)	(815)
Group’s share of net income (loss) (29.09%)	(2,664)	(237)
Total assets	12,954	22,487
Short-term liabilities	27,627	18,854
Equity	(14,673)	3,634
Following is 2017 summary information regarding nHorizon, Powerbets, and Opay:

	nHorizon	Powerbets	Opay
[Numbers in US$ thousands]	Year ended December 31,	Period from August 1 to December 31,	Period from November 1 to December 31,
Group’s share of ownership and voting rights	29.09%	50.10%	19.90%
Revenue	42,298	7,562	—
Operating profit (loss)	(2,219)	(505)	(2,831)
Net income (loss)	(2,710)	(529)	(2,831)
Group’s share of net income (loss) before amortization adjustments	(788)	(265)	(563)
Adjustments related to amortization of intangible assets	—	(54)	—
Group’s share of net income (loss)	(788)	(318)	(563)
Total assets	19,302	2,672	5,655
Short-term liabilities	15,720	5,649	8,431
Equity	3,583	(2,977)	(2,776)
Investment in associates and joint ventures
As of December 31, 2016 and 2017, the Group had restricted cash on deposit with the bank with a carrying amount of US$8.2 million and US$2.5 million respectively, as security for investee obligations in nHorizon related to bank financing. Historically, when recognizing its share of the losses of nHorizon, the Group has considered a portion of this security as part of its long-term investment, and recorded the amount expected to be returned from the escrow account within other receivables.
At December 31, 2017, Opay was controlled by an investor who is also the CEO and largest owner of the Group. The Group has provided loans to Opay of US$5.6 million which are considered part of its investment, and expects the majority to be converted to equity in 2018 following Opay’s capital raising efforts with external investors.

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 29   Investment in associates, joint ventures and other shares (continued)

The changes in investments for the period from July 26, 2016 to December 31, 2016 in nHorizon are as follows:
[Numbers in US$ thousands]
Booked value	nHorizon
Investment as of date of business combination on November 3, 2016	—
Investment during the fiscal year	1,314
Foreign currency effects	(34)
Share of net income (loss)	(237)
Total	1,043

The changes in investments for the year ended December 31, 2017 are as follows:
[Numbers in US$ thousands]
Booked value	nHorizon	Powerbets	Opay
Investment January 1, 2017	1,043	—	—
Investment during the fiscal year	770	200	4,969
Loan made to Powerbets included as part of investment	—	110	—
Foreign currency adjustment	86	8	1
Share of net income (loss) from associated companies	(788)	(318)	(563)
Total	1,110	—	4,406
Groups share in %	29.09%	50.10%	19.90%
Groups share in total equity of associates and joint ventures	1,042	(1,492)	(552)
Intangible assets	—	1,492	—
Other adjustments, primarily loans considered part of investment	68	—	4,959
Booked value	1,110	—	4,406

Note 30   Related parties
The Group’s Chief Executive Officer who is a member of the Board of Managers has control or significant influence over Beijing Kunlun Tech, Starmaker Interactive, Kunlun AI and 360 Mobile Security, either directly or through other investments. He further controls Opay through Balder Investment Inc, where certain other officers in the Group also have financial interests but no voting rights.
The Group has significant influence over Powerbets, Opay and nHorizon through ownership in the entities. The Group also provides key management personnel to Opay. Additional information about transactions with associates is included in note 29.
On May 9, 2017, the Group provided a loan to Starmaker of US$500,000. The loan is unsecured, had 5% interest (amended), and was repaid in full in March 2018.

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 30   Related parties (continued)

The Group provides and receives professional services to a number of related parties. Services received from Beijing Kunlun Tech consist of shared office facilities in Beijing, China. Services provided to Opay consist of development and management services, and is invoiced based on time used and with a markup dependent of the type of service. Services received from 360 Mobile Security is related to distribution and promotion of the Group’s advertising services worldwide. The cost is based on actual user activity/interaction.
Outstanding balances at December 31, 2016 and 2017 are unsecured and interest free and settlement occurs in cash. There have been no guarantees provided or received for any related party receivable or payable.
[Numbers in US$ thousands]			As of December 31,	As of December 31,
Balances with related parties	Category of related party	Type of balance	2016	2017
Starmaker Interactive Inc.	Key management personnel and Manager	Loan receivable	—	516
Beijing Kunlun Tech Co., Ltd	Key management personnel and Manager	Trade payable	(232)	(123)
Kunlun AI Inc.	Key management personnel and Manager	Professional service liability	(100)	—
nHorizon Innovation (Beijing) Software Ltd	Associate	Revenue share liability	(150)	(150)
nHorizon Innovation (Beijing) Software Ltd	Associate	Professional service receivable	229	239
nHorizon Innovation (Beijing) Software Ltd	Associate	Professional service payable	—	(480)
Powerbets Holding Limited	Joint venture	Loans receivable	—	200
Opay Digital Services Limited (HK)	Associate / Key management personnel and Manager	Loans receivable	—	631
Opay Digital Services Limited (HK)	Associate / Key management personnel and Manager	Trade receivable	—	2,829
360 Mobile Security Limited	Key management personnel and Manager	Distribution liability	(5,350)	(3,279)

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

Note 30   Related parties (continued)

			Predecessor	Successor
[Numbers in US$ thousands]			Period from January 1 to November 3,	Period from July 26 to December 31,	Year ended December 31,
Transactions with related parties	Category of related party	Type of transaction	2016	2016	2017
Starmaker Interactive Inc.	Key management personnel and Manager	Interest	—	—	16
Beijing Kunlun Tech Co., Ltd	Key management personnel and Manager	Office facilities	—	(233)	(1,425)
Kunlun AI Inc.	Key management personnel and Manager	Professional Services	(600)	(100)	—
nHorizon Innovation (Beijing) Software Ltd	Associate	Payouts to publishers and monetization partners	—	—	(72)
nHorizon Innovation (Beijing) Software Ltd	Associate	Technology Licensing / Other	2,238	315	387
nHorizon Innovation (Beijing) Software Ltd	Associate	Professional services	(1,107)	—	(513)
Opay Digital Services Limited (HK)	Associate / Key management personnel and Manager	Technology Licensing / Other	—	—	2,829
360 Mobile Security Limited	Key management personnel and Manager	Marketing and distribution	(4,457)	(5,193)	(8,416)
Following the acquisition of Opera Software AS, the Group and Otello entered into a time-restricted Transitional Service Agreement whereby individuals from each party provided support to one another in line with historical activity. These activities were tracked and invoiced based on actual cost, which have resulted in only minimal net payments.
Note 31   Events after the reporting period
The Group has evaluated subsequent events from the balance sheet date through the date on which the consolidated financial statements were available to be issued.
On January 12, 2018, the Group provided a loan of US$0.4 million to Opay in relation to its business expansion in Kenya.
On February 15, 2018, Beijing Kunlun Tech Co., Ltd. announced an agreement, subject to shareholder approval, of increasing its indirect interest in the Group (via its subsidiary Kunlun Tech Limited) from 33.33% to 48.00% by acquiring 12.5% interest from Future Holding L.P., and 2.17% interest from Keeneyes Future Holding Inc. The purchase price was based on an equity valuation of US$637,161,800, following an agreed annualized price adjustment mechanism related to the original purchase price.
An extraordinary shareholder meeting of Beijing Kunlun Tech Co., Ltd. was held on March 7, 2018, in which these transactions were approved. The transactions closed on the same date.

KUNHOO SOFTWARE LLC
Notes to the consolidated financial statements

As a result, the ownership of the Group changed as follows:
	As of December 31,		As of March 7,
Participant interest %	2017	Transactions	2018
Kunlun Tech Limited	33.33%	14.67%	48.00%
Keeneyes Future Holding Inc.	21.67%	(2.17)%	19.50%
Future Holding L.P.	12.50%	(12.50)%	0.00%
Qifei International Development Co, Ltd	27.50%	—	27.50%
Golden Brick Capital Private Equity Fund I L.P.	5.00%	—	5.00%
Total	100.00%	0.00%	100.00%

In 2018, prior to the issuance of these financial statements, the Group granted 2,490,000 RSUs under its 2017 RSU plan to employees.
In connection with the Group’s preparations to list on a US stock exchange, the Group will change its top entity in the Cayman Islands from a Limited Liability Company (which does not have shares) to a Limited company (which does have shares). On March 19, 2018, Opera Limited was incorporated in the Cayman Islands, intended to become our listing entity by way of an exchange of equity interests in which the existing members of Kunhoo Software LLC exchange their interests in Kunhoo Software LLC for shares having substantially the same rights in Opera Limited. Opera Limited was incorporated by its sole current shareholder, Keeneyes Future Holding Inc, and currently has no assets or liabilities.

KUNHOO SOFTWARE LLC
UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
[Numbers in US$ thousands]	Notes	Three Months Ended March 31, 2017 (Unaudited)	Three Months Ended March 31, 2018 (Unaudited)
Operating revenue and other income
Operating revenue	3	25,475	39,446
Other income		—	—
Operating expenses
Payouts to publishers and monetization partners		(104)	(678)
Personnel expenses including share-based remuneration	4	(8,726)	(11,110)
Depreciation and amortization		(3,802)	(3,388)
Other operating expenses	5	(10,311)	(14,493)
Restructuring costs		(1,741)	—
Total operating expenses		(24,683)	(29,669)
Operating profit		792	9,776
Income (loss) from associates and joint ventures
Share of net income (loss) of associates and joint ventures	9	(356)	(1,009)
Net financial income (expenses)
Financial income		13	95
Financial expense		(62)	(34)
Net foreign exchange gains (losses)		(315)	81
Total net financial income (loss)		(364)	142
Net income (loss) before income taxes		73	8,909
Income tax (expense) benefit	10	(241)	(2,289)
Net income (loss)		(168)	6,619
Profit (loss) attributable to:
Equity holders of the parent		(168)	6,619
Non-controlling interests		—	—
Total attributed		(168)	6,619

The accompanying notes are an integral part of these financial statements

KUNHOO SOFTWARE LLC
UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF TOTAL COMPREHENSIVE INCOME
[Numbers in US$ thousands]	Notes	Three Months Ended March 31, 2017 (Unaudited)	Three Months Ended March 31, 2018 (Unaudited)
Net income (loss)		(168)	6,619
Other comprehensive income
Exchange differences on translation of foreign operations		607	404
Other comprehensive income – items that may be reclassified to net income		607	404
Total comprehensive income		438	7,024
Total comprehensive income attributable to:
Equity holders of the parent		438	7,024
Non-controlling interests
Total attributed		438	7,024

The accompanying notes are an integral part of these financial statements

KUNHOO SOFTWARE LLC
UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
[Numbers in US$ thousands]	Notes	As of December 31, 2017 (Unaudited)	As of March 31, 2018 (Unaudited)
ASSETS
Non-current assets
Furniture, fixtures and equipment		13,460	12,886
Intangible assets		118,620	118,028
Goodwill		421,578	421,578
Investments in associates and joint ventures	9	5,517	4,783
Other financial assets		1,857	2,909
Deferred tax assets		958	1,148
Total non-current assets		561,989	561,332
Current assets
Trade receivables		31,072	36,225
Other receivables		7,865	2,607
Prepayments		2,167	2,529
Cash and cash equivalents		33,207	39,300
Total current assets		74,311	80,660
TOTAL ASSETS		636,300	641,991
EQUITY AND LIABILITIES
Equity
Contributed equity		576,531	576,531
Retained earnings		5,365	12,726
Other components of equity		1,605	2,009
Equity attributed to members		583,503	591,266
Non-controlling interests
Total equity		583,503	591,266
Non-current liabilities
Financial lease liabilities and other loans		4,032	2,138
Deferred tax liabilities		11,828	13,229
Other liabilities		87	160
Total non-current liabilities		15,947	15,527
Current liabilities
Trade and other payables		21,401	21,786
Deferred revenue		1,472	2,118
Financial lease liabilities and other loans		2,073	3,105
Income tax payable		3,709	3,337
Other liabilities		8,195	4,853
Total current liabilities		36,850	35,199
Total liabilities		52,797	50,725
TOTAL EQUITY AND LIABILITIES		636,300	641,991

The accompanying notes are an integral part of these financial statements

KUNHOO SOFTWARE LLC
UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
2017
[Numbers in US$ thousands] – Unaudited	Contributed equity	Retained earnings	Other components of equity	Total equity
		(Accumulated Deficit)
Balance as of January 1, 2017	576,531	(7,704)	(630)	568,197
Net income (loss) for the period	—	(168)	—	(168)
Other comprehensive income	—	—	607	607
Total comprehensive income for the period	—	(168)	607	438
Share-based payment transactions	—	—	—	—
Balance as of March 31, 2017	576,531	(7,873)	(23)	568,635

2018
[Numbers in US$ thousands] – Unaudited	Contributed equity	Retained earnings	Other components of equity	Total equity
Balance as of December 31, 2017 – as previously reported	576,531	5,366	1,605	583,503
Change in accounting principles – Note 2	—	(629)	—	(629)
Balance as of January 1, 2018	576,531	4,737	1,605	582,874
Net income for the period	—	6,619	—	6,619
Other comprehensive income	—	—	404	404
Total comprehensive income for the period	—	6,619	404	7,023
Share-based payment transactions	—	1,369	—	1,369
Balance as of March 31, 2018	576,531	12,726	2,009	591,266

The accompanying notes are an integral part of these financial statements

KUNHOO SOFTWARE LLC
UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
[Numbers in US$ thousands]	Notes	Three Months Ended March 31, 2017 (Unaudited)	Three Months Ended March 31, 2018 (Unaudited)
Cash flow from operating activities
Net income before income taxes		73	8,909
Income taxes paid		(814)	(853)
Depreciation and amortization		3,802	3,388
Share of losses (gains) of associates and joint ventures	9	356	1,009
Share-based remuneration		—	1,369
Change in trade and other receivables		(256)	(5,901)
Change in trade and other payables		(13,386)	385
Change in deferred revenue		(141)	(66)
Change in prepayments		(1,045)	(362)
Change in other liabilities		1,288	(2,742)
Other		(1,143)	(999)
Net cash flow (used in) from operating activities		(11,268)	4,137
Cash flow from investment activities
Purchases of equipment		(1,092)	(1,340)
Release of escrow account		6,555	2,508
Cash settlement business combination		—	2,945
Short-term loans to associates and joint ventures		—	(421)
Repayments short-term loans to associates and joint ventures		—	500
Investments in, and loans to associates and joint ventures		—	(694)
Capitalized development costs		(790)	(1,046)
Net cash flow (used in) from investment activities		4,673	2,451
Cash flow from financing activities
Repayments of loans and borrowings		(3,545)	(397)
Payment of finance lease liabilities		(1,081)	(652)
Net cash flow (used in) from financing activities		(4,626)	(1,050)
Net change in cash and cash equivalents		(11,221)	5,538
Cash and cash equivalents (beginning balance)		34,181	33,207
Effects of exchange rate changes on cash and cash equivalents		167	555
Cash and cash equivalents (end balance)		23,126	39,300

The accompanying notes are an integral part of these financial statements

KUNHOO SOFTWARE LLC
Notes to the unaudited condensed interim consolidated financial statements
Note 1 — General Information
The condensed interim consolidated financial statements of Kunhoo Software LLC (“the Company”) and its subsidiaries (collectively, “the Group” or “Kunhoo”), for the period ended March 31, 2018 were approved by Board of directors on June 29, 2018 and on July 13, 2018.
Kunhoo Software LLC, with its office in George Town, Cayman Islands, is a limited liability company duly incorporated and validly existing under the laws of the Cayman Islands.
The Group is one of the world’s leading browser providers and an influential player in the field of integrated AI-driven digital content discovery and recommendation platforms.
Note 2 — Basis of preparation and changes to the Group’s accounting policies
Basis of preparation
The condensed interim consolidated financial statements for the period ended March 31, 2018 have been prepared in accordance with International Accounting Standard 34 Interim Financial Reporting as issued by the International Accounting Standards Board (IASB).
The condensed interim consolidated financial statements do not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Group’s annual consolidated financial statements.
The financial information presented in US Dollars has been rounded to the nearest thousand (US$ thousands), therefore the subtotals and totals in some tables may not equal the sum of the amounts shown.
The following changes in accounting principles have been implemented and/or changed with effect from January 1, 2018:
•
The Group has implemented IFRS 9 Financial Instruments

•
The Group has implemented IFRS 15 Revenue from Contracts with Customers

In preparing these condensed interim consolidated financial statements, the significant estimates and judgements made by Management where the same as those applied in the Group’s annual consolidated financial statements for 2017.
The condensed interim consolidated financial statements have not been subject to audit.
New standards, interpretations and amendments adopted by the Group
The accounting policies adopted in the preparation of the condensed interim consolidated financial statements are consistent with those followed in the preparation of the Group’s annual consolidated financial statements as of for the year ended December 31, 2017, except for the adoption of new standards effective as of January 1, 2018. The Group has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective.
The Group applied, for the first time, IFRS 15 Revenue from Contracts with Customers and IFRS 9 Financial Instruments. Several other amendments and interpretations apply for the first time in 2018, but do not have an impact on the condensed interim consolidated financial statements of the Group.

KUNHOO SOFTWARE LLC
Notes to the unaudited condensed interim consolidated financial statements

Note 2 — Basis of preparation and changes to the Group’s accounting policies (continued)

IFRS 15
The Group applied IFRS 15 Revenue from Contracts with Customers, as issued in May 2014, starting from January 1, 2018. In accordance with the transition provisions in the standard, the new principles have been adopted using the modified retrospective method and the cumulative effect of the initial application of the standard has been recognized as an adjustment to the opening balance of retained earnings on the effective date. The Group chose to apply the standard only to contracts that were not completed at this date.
The Group’s accounting principles for revenue recognition have been adjusted to IFRS 15 principles and guidance. The adjusted principles did not lead to any significant changes in the amount and pattern of revenue recognition. The effect on equity January 1, 2018 is a decrease of retained earnings of US$552 thousand due to a change in revenue recognition of one licensing agreement.
The cumulative effect of the adjustments made to our condensed interim consolidated statement of financial position at January 1, 2018 from the adoption of IFRS 15 Revenue from Contracts with Customers was as follows:
Condensed interim consolidated statement of financial position
[Numbers in US$ thousands]	Balance at December 31, 2017 (IAS 18)	Adjustments due to IFRS 15	Balance at January 1, 2018 (IFRS 15)
Assets
Deferred tax asset	958	165	1,123
Liabilities
Deferred revenue	1,472	717	2,188
Equity
Retained earnings	5,366	(552)	4,814

The impact of the adoption of IFRS 15 Revenues from Contracts with Customers on our condensed interim consolidated statement of financial position, condensed interim consolidated statement of operations and condensed interim consolidated statement of cash flow for the three-months period ending March 31, 2018 are immaterial and, as such, the adjustments are not disclosed.
The Group has the following primary sources of revenue:
I.
Search

II.
Advertising

III.
Technology Licensing/Other

Revenues from each of these areas are recognized as follows:
I. Search
Search revenue is generated when a user conducts a qualified search using an Opera search partner (such as Google or Yandex) through the built-in combined address and search bar provided in Opera’s PC and mobile browsers, or when otherwise redirected to the search partner via browser functionality. Search revenue is recognized in the period the qualified search occurs based upon the contractually agreed revenue share amount.

KUNHOO SOFTWARE LLC
Notes to the unaudited condensed interim consolidated financial statements

Note 2 — Basis of preparation and changes to the Group’s accounting policies (continued)

II. Advertising
Advertising includes revenues from all other user-generated activities excluding search revenues. Advertising revenues include revenues from industry-standard ad units, predefined partner bookmarks (“Speed Dials”) and subscriptions of various promoted services that are provided by the Group. Revenue is recognized when our advertising services are delivered based on the specific terms of the underlying contract, which are commonly based on revenue sharing, clicks, or subscription revenues collected by third parties on behalf of the Group.
The majority of advertising revenue is reported based on the amounts we are entitled to receive from advertising partners. In limited instances where the Group has developed or procured a service which it promotes to users, the Group considers itself the principal party to a transaction and not an agent of another entity. In such cases, the Group will recognize revenue on a gross basis. In the Group’s determination as to whether it is the principal, it considers its (i) responsibility to provide the service to the end-user, (ii) ability to determine pricing, (iii) exposure to variable benefits, (iv) exposure to risk. The associated costs for these transactions are included in the condensed interim consolidated statements of operations within Payouts to Publishers and Monetization Partners.
III. Technology Licensing/Other
Technology Licensing/Other includes revenues that are not generated by the Group’s user base, such as revenues from device manufacturers and mobile communication operators.
Licensing agreements may in addition to licensing of technology, include related professional services, maintenance and support, as well as hosting services. Depending on the customization and integration level, the software licenses are either distinct or not distinct performance obligations from related professional services, and accordingly, the licensing revenue is recognized either separately when control is transferred to the customer or together with the implementation services. Sale of licenses that are part of a multi-element contract where the license is not distinct from maintenance, support or hosting services, are recognized over the contract period.
Maintenance, support and hosting revenues are generally recognized ratably over the term that these services are provided.
Revenue from software developed specifically for one customer is recognized over the development period in line with the degree of completion, provided that the criteria for recognizing revenue over time defined in IFRS 15 are met.
Revenue from distinct professional services are recognized over the development period in line with the degree of completion.
Set-up activities that do not result in the transfer of a promised good or service, are not identified as a performance obligation to the customer. The costs of set-up activities are recognized as an asset, provided the criteria defined in IFRS 15 are met.
The allocation of revenue for contracts with multiple elements is based on the Group’s estimate of its stand-alone selling prices. Such estimates are based on relevant historical information and can include past contracts with fewer elements, or the Group’s typical hourly rates for professional services compared with an estimated number of hours required.

KUNHOO SOFTWARE LLC
Notes to the unaudited condensed interim consolidated financial statements

Note 2 — Basis of preparation and changes to the Group’s accounting policies (continued)

Revenue from operators is included in the “Technology Licensing/Other” category even if there are variable components that scales with the number of users. This is related to the fact that such operator agreements typically contain licensing fees based on usage, as well as hosting and support services.
Presentation and disclosure requirements
As required for the interim financial statements, the Group disaggregated revenue recognized from contracts with customers into categories that depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. Refer to Note 3 for the disclosure on disaggregated revenue.
IFRS 9
IFRS 9 Financial Instruments replaces IAS 39 Financial Instruments: Recognition and Measurement for annual periods beginning on or after January 1, 2018, bringing together all three aspects of the accounting for financial instruments: classification and measurement; impairment; and hedge accounting.
The Group has applied IFRS 9 retrospectively, with the initial application date of January 1, 2018 and applied the exemption, as allowed by the standard, not to restate comparative periods.
The Group’s accounting principles for financial instruments have been adjusted to IFRS 9 principles and guidance. The adoption of IFRS 9 has mainly changed the Group’s accounting for impairment losses for trade receivables by replacing the incurred loss approach with a forward-looking expected loss approach. This new model leads to an increase of US$ 100,299 in the provision for bad debt as of January 1, 2018. The post-tax adjustment of US$77,230 was recognized in the opening equity in the current period at the date of initial application of January 1, 2018. There were no other impacts due to the adoption.
The Group has the following financial instruments:
•
Loans and receivables:   Trade receivables, prepayments, other receivables and non-current financial assets.

•
Loans and borrowings:   Includes most of the Group’s financial liabilities including interest bearing loans, financial lease liabilities, trade payables, other payables and other current and non-current financial liabilities.

Classification and measurement
Except for trade receivables and other financial assets not valued at fair value through profit or loss, the Group initially measures a financial asset at its fair value plus transaction costs. Trade receivables are measured at amortised cost.
The accounting for the Group’s financial liabilities remains largely the same as it was under IAS 39. Currently the Group has trade payables, interest bearing loans, financial lease liabilities and accrued personal expenses, which initially are measured at fair value. Debt financial instruments are subsequently measured at fair value through profit or loss, amortized cost, or fair value through other comprehensive income. The classification is based on two criteria: the Group’s process for managing the assets; and whether the instruments’ contractual cash flows represent ‘solely payments of principal and interest’ on the principal amount outstanding.

KUNHOO SOFTWARE LLC
Notes to the unaudited condensed interim consolidated financial statements

Note 2 — Basis of preparation and changes to the Group’s accounting policies (continued)

Impairment of financial assets
The adoption of IFRS 9 has changed the Group’s accounting for impairment losses for financial assets by replacing IAS 39’s incurred loss approach with a forward-looking expected credit loss (ECL) approach.
For Trade and other receivables, the Group has applied the standard’s simplified approach and has calculated ECLs based on lifetime expected credit losses. The Group has established a provision matrix that is based on the Group’s historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.
New standards and interpretations not yet adopted
Future consolidated financial statements will be affected by new and amended IFRS standards and interpretations which have been published but are not effective as of March 31, 2018. The effect of new and amended IFRS standards and interpretations which may have a significant impact on the Group have been summarized below. The Group intends to adopt these standards when they become effective.
IFRS 16 Leases
IFRS 16 Leases was issued in January 2016 and replaces IAS 17 Leases and its interpretations, including IFRIC 4 Determining whether an Arrangement contains a Lease. IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to account for all leases under a single on-balance sheet model similar to the accounting for finance leases under IAS 17.
The Group plans to assess the potential effects of IFRS 16 on its financial statements in 2018, and expects that IFRS 16 mainly will impact its recognition of office facility lease agreements.
Note 3 — Operating revenues and other income
Operating Revenue
The business and reporting setup of the Group, based on information provided to its chief operating decision maker, consists of one operating segment (Consumer Business). The Group sees the current consumer products to be an integrated portfolio with key resources leveraged across the Consumer Business.
[Numbers in US$ thousands] Revenue by customer location	Three Months Ended March 31, 2017	Three Months Ended March 31, 2018
Ireland	12,307	20,188
Russia	4,608	4,227
Other	8,560	15,031
Total	25,475	39,446

Revenue by country is based upon the customers’ countries of domicile which is not necessarily an indication of where activities occur because the end users of the Group’s products are located worldwide.

KUNHOO SOFTWARE LLC
Notes to the unaudited condensed interim consolidated financial statements

Note 3 — Operating revenues and other income (continued)

The Group has two customer groups that each exceeded 10% of the Group’s revenue in the periods below:
[Numbers in US$ thousands]	Three Months Ended March 31, 2017	Three Months Ended March 31, 2018
Customer group 1	10,999	17,683
Customer group 2	4,364	4,091
[Numbers in US$ thousands] Revenue type	Three Months Ended March 31, 2017	Three Months Ended March 31, 2018
Search	15,392	20,217
Advertising	7,208	12,916
Technology Licensing/Other	2,875	6,313
Total	25,475	39,446

The Group recognized impairment losses on trade receivables arising from contracts with customers, included under Other operating expenses in the statement of profit or loss, amounting to US$ 0.18 million and US$ 0.09 million for the three months ended March 31, 2017 and 2018, respectively.
The results from operations for the three months ended March 31, 2018 reflect the adoption of IFRS 15 Revenue from Contracts with Customers; and prior periods have not been restated. Refer to note 2 for further information
Note 4 — Personnel expenses including share-based remuneration
[Numbers in US$ thousands]	Three Months Ended March 31, 2017	Three Months Ended March 31, 2018
Personnel expenses excluding share-based remuneration	8,726	8,661
Share-based remuneration, including related social security costs(1)	—	2,449
Personnel expenses including share-based remuneration	8,726	11,110

(1)
See more information in note 7 Share-based payments.

Note 5 — Other operating expenses
[Numbers in US$ thousands] Other operating expenses	Three Months Ended March 31, 2017	Three Months Ended March 31, 2018
Marketing and distribution	3,691	7,338
Hosting	3,291	2,618
Audit, legal and other advisory services	698	2,248
Software license fees	464	200
Rent and other office expense	838	1,122
Travel	472	520
Other	856	448
Total	10,311	14,493

KUNHOO SOFTWARE LLC
Notes to the unaudited condensed interim consolidated financial statements

Note 6 — Financial assets and liabilities
For more information on financial assets and liabilities, please refer to the note 15 of the consolidated financial statements for 2017.
The table below shows the various financial assets and liabilities, grouped in the different categories of financial instruments according to IFRS 9.
[Numbers in US$ thousands] As of December 31, 2017	Financial assets at fair value through net income (loss)	Loans and receivables	Financial liabilities at fair value through net income (loss)	Other financial liabilities	Total
Assets
Non-current
Other financial assets*		1,857			1,857
Current
Trade receivables		31,072			31,072
Other receivables		7,865			7,865
Total financial assets	—	40,795	—	—	40,795

Liabilities
Non-current
Financial lease liabilities and other loans				4,032	4,032
Other liabilities				87	87
Current
Trade and other payables				21,401	21,401
Financial lease liabilities and other loans				2,073	2,073
Other liabilities				8,195	8,195
Total financial liabilities	—	—	—	35,789	35,789

*
Includes long term deposits for office rent

KUNHOO SOFTWARE LLC
Notes to the unaudited condensed interim consolidated financial statements

Note 6 — Financial assets and liabilities (continued)

[Numbers in US$ thousands] As of March 31, 2018	Financial assets at fair value through net income (loss)	Loans and receivables	Financial liabilities at fair value through net income (loss)	Other financial liabilities	Total
Assets
Non-current
Other financial assets*		2,909			2,909
Current
Trade receivables		36,225			36,225
Other receivables		2,607			2,607
Total financial assets	—	41,741	—	—	41,741

Liabilities
Non-current
Financial lease liabilities and other loans				2,138	2,138
Other liabilities				160	160
Current
Trade and other payables				21,786	21,786
Financial lease liabilities and other loans				3,105	3,105
Other liabilities				4,853	4,853
Total financial liabilities	—	—	—	32,042	32,042

*
Includes long term deposits for office rent

The fair values of the Group’s interest-bearing loans and borrowings are assessed to be in all material aspects similar to carrying amount.
[Numbers in US$ thousands] As of December 31, 2017	Carrying amount	Fair value	Level 1	Level 2	Level 3
Liabilities disclosed at fair value
Financial lease liabilities and other loans	6,106	6,106		X
Contingent consideration	600	600			X
The fair value of the obligation as of December 31, 2017 was US$ 0.6 million which was the ultimate amount paid in February 2018 when the obligation was settled.
[Numbers in US$ thousands] As of March 31, 2018	Carrying amount	Fair value	Level 1	Level 2	Level 3
Liabilities disclosed at fair value
Financial lease liabilities and other loans	5,243	5,243		X

KUNHOO SOFTWARE LLC
Notes to the unaudited condensed interim consolidated financial statements

Note 7 — Share-based payments
On April 7, 2017 the Group adopted an RSU (Restricted Share Unit) plan for employees in the Group. Prior to this date the Group had no share-based payment awards outstanding. For the key features of the program, please refer to the note 25 of the consolidated financial statements for 2017.
The RSU’s granted on February 12, 2018 are intended to be equity-settled if the market performance conditions are met. Because the performance criteria are market-based, the Fair Value (“FV”) of the grants are estimated at grant date, and the expense is recognized over the vesting period, in accordance with IFRS 2.
The expense Recognized for the employee services received is shown in the following table:
[Numbers in US$ thousands] Expense from share-based payment transactions	Three Months Ended March 31, 2018
Expense arising from equity-settled share-based payment transactions(1)	2,449
Expense arising from cash-settled share-based payment transactions	—
Total expense from share-based payment transactions	2,449

(1)
Including US$ 1.08 million in accrued social security cost

Movements during the period: RSUs
Three Months Ended March 31, 2018
Outstanding at period start	19,413,000
Granted during the period	2,440,000
Forfeited during the period	(355,500)
Exercised during the period	—
Expired during the period	—
Outstanding at period end, none exercisable	21,497,500

The weighted average remaining vesting period for the RSU’s outstanding as of March 31, 2018 was 1.58 years. The number of RSU units included in the table above represents the number of RSUs awarded on the grant dates, subject to the assumption of 500 million total outstanding shares and is presented prior to any adjustment related to the number of awarded shares that result from any transfer of the plan to another Group entity.

KUNHOO SOFTWARE LLC
Notes to the unaudited condensed interim consolidated financial statements

Note 7 — Share-based payments (continued)

2018 RSU grants: Fair market value assessment
RSU valuation approach
Current equity unit price valuation (US$ )	1.55
Model used	Monte Carlo
Expected volatility (%)(1)(2)	35.30%
Risk-free interest rate (%)(1)	2.43%
Dividend yield (%)	0.00%
Duration of initial simulation period (years to longstop date)	4.72
Duration of second simulation period with postponed exercise (years)	3.00
Fair value at the measurement date (US$ )	1.42

(1)
Specified value is 4 years (modelled on grant date)

(2)
Based on a defined peer group of companies considered comparable to the Group.

The per share information in the table above is based on the assumption of 500 million total outstanding shares.
Note 8 — Related Parties
The Group’s Chief Executive Officer who is a member of the Board of Managers has control or significant influence over Beijing Kunlun Tech, Starmaker Interactive, TenSpot Pesa Limited (TenSpot), Kunlun AI and 360 Mobile Security, either directly or through other investments. He further controls Opay through Balder Investment Inc, where certain other officers in the Group also have financial interests but no voting rights.
The Group has significant influence over Powerbets, Opay and nHorizon through ownership in the entities. The Group also provides key management personnel to Opay and TenSpot. Additional information about transactions with associates is included in note 9.
On May 9, 2017, the Group provided a loan to Starmaker of US$ 500,000. The loan is unsecured, had 5% interest (amended), and was repaid in full in March 2018.
The Group provides and receives professional services to a number of related parties. Services received from Beijing Kunlun Tech consist of shared office facilities in Beijing, China. Services provided to Opay consist of development and management services, and is invoiced based on time used and with a markup dependent of the type of service. Services received from 360 Mobile Security is related to distribution and promotion of the Group’s advertising services worldwide. The cost is based on actual user activity/interaction.

KUNHOO SOFTWARE LLC
Notes to the unaudited condensed interim consolidated financial statements

Note 8 — Related Parties (continued)

Outstanding balances at December 31, 2017 and March 31, 2018 are unsecured and interest free and settlement occurs in cash. There have been no guarantees provided or received for any related party receivable or payable.
[Numbers in US$ thousands]
Balances with related parties	Category of related party	Type of balance	As of December 31, 2017	As of March 31, 2018
Starmaker Interactive Inc	Key management personnel and Manager	Loan receivable	516	—
Starmaker Interactive Inc.	Key management personnel and Manager	Other Receivable	—	17
Beijing Kunlun Tech Co., Ltd.	Key management personnel and Manager	Trade payable	(123)	—
nHorizon Innovation (Beijing) Software Ltd	Associate	Revenue share liability	(150)	(95)
nHorizon Innovation (Beijing) Software Ltd	Associate	Professional service receivable	239	—
nHorizon Innovation (Beijing) Software Ltd	Associate	Professional service payable	(480)	(321)
Powerbets Holding Limited	Joint venture	Loan receivable	200	894
Opay Digital Services Limited (HK)	Associate/Key management personnel and Manager	Loan receivable	631	1,002
Opay Digital Services Limited (HK)	Associate/Key management personnel and Manager	Trade receivable	2,829	5,502
360 Mobile Security Limited	Associate/Key management personnel and Manager	Distribution liability	(3,279)	(2,520)
TenSpot Pesa Limited (HK)	Key management personnel	Loan receivable	—	51
[Numbers in $thousands]
Transactions with related parties	Category of related party	Type of transaction	Three Months Ended March 31, 2017	Three Months Ended March 31, 2018
Starmaker Interactive Inc.	Key management personnel and Manager	Interest	—	5
Beijing Kunlun Tech Co., Ltd.	Key management personnel and Manager	Office facilities	(349)	(368)
nHorizon Innovation (Beijing) Software Ltd	Associate	Payouts to publishers and monetization partners	—	(23)
nHorizon Innovation (Beijing) Software Ltd	Associate	Technology Licensing/Other	95	—
nHorizon Innovation (Beijing) Software Ltd	Associate	Professional services	(13)	(236)
Opay Digital Services Limited (HK)	Associate/Key management personnel and Manager	Technology Licensing/Other	—	2,673
360 Mobile Security Limited	Associate/Key management personnel and Manager	Marketing and distribution	(860)	(2,499)

KUNHOO SOFTWARE LLC
Notes to the unaudited condensed interim consolidated financial statements

Note 9 — Investment in associates, joint ventures and other shares
For more information on investment in associates and joint ventures, please refer to the note 29 of the consolidated financial statements 2017. The only investment in associate at March 31, 2017 was the Group’s investment in nHorizon.
Following is the period summary information for the period ended March 31, 2018 regarding nHorizon, Powerbets, and Opay:
[Numbers in US$ thousands]	nHorizon	Powerbets	Opay
Group’s share of ownership and voting rights	29.09%	50.10%	19.90%
Revenue	8,020	4,855	—
Operating profit (loss)	(777)	(356)	(2,706)
Net income (loss)	(787)	(372)	(2,730)
Group’s share of net income (loss) before amortization adjustments	(229)	(186)	(543)
Adjustments related to amortization of intangible assets	—	(51)	—
Group’s share of net income (loss)	(229)	(237)	(543)
Total assets	15,824	2,636	6,026
Short-term liabilities	12,773	6,169	11,532
Equity	3,051	(3,533)	(5,506)
The changes in investments for the period ended March 31, 2018 are as follows:
[Numbers in US$ thousands] Booked value	nHorizon	Powerbets	Opay
Investment January 1, 2018	1,110	—	4,406
Investment during the period	—	—	—
Loan made to Powerbets included as part of investment	—	237	—
Foreign currency adjustment	39	—	—
Share of net income (loss) of associates and joint ventures	(229)	(237)	(543)
Total	920	0	3,863
Groups share in %	29.09%	50.10%	19.90%
Groups share in total equity of associates and joint ventures	888	(1,770)	(1,096)
Intangible assets		1,492
Other adjustments, primarily loans considered part of investment	32	278	4,959
Booked value	920	0	3,863

KUNHOO SOFTWARE LLC
Notes to the unaudited condensed interim consolidated financial statements

Note 10 — Income tax (expense) benefit
The Group calculates the period income tax expense using the effective tax rate that would be applicable to the expected total annual earnings adjusted for permanent differences and currency translation differences.
Tax expense for the first quarter in 2017 was US$ 0.24 million, representing an effective tax rate of 333.22% due to a marginal Net income before income taxes, permanent differences (mainly translation difference and financial items not taxable) and changes in unrecognized/previously recognized deferred tax assets.
The effective tax rate for the first quarter of 2018 was 25.70%, representing a tax expense of US$ 2.29 million.
Note 11 — Events after the reporting period
The Group has evaluated subsequent events from the balance sheet date through the date on which the condensed interim consolidated financial statements were available to be issued.
In connection with the Groups preparations to list on a US stock exchange, the Group will change its top entity in the Cayman Islands from a Limited Liability Company (which does not have shares) to a Limited company (which does have shares). On March 19, 2018 Opera Limited was incorporated in the Caymen Islands in order to become the listing entity.
On June 25, 2018 Opera Limited completed an agreement with the members of Kunhoo Software LLC, including Kunlun Tech Limited, Keeneyes Future Holding Inc., Qifei International Development Co. Limited and Golden Brick Capital Private Equity Fund I L.P to exchange all ownership in Kunhoo Software LLC for a proportionate number of common shares of Opera Limited.
Per the terms and conditions of the Group’s RSU plan, in conjunction with the establishment of Opera Limited as the Group’s new parent company, the RSU plan was transferred from Kunhoo Software Limited (Hong Kong), an intermediate holding company within the Group, to Opera Limited, and all RSU awards were replaced by awards issued by Opera Limited.
After the establishment of Opera Limited as the Group’s parent company, Opera Limited had 200 million outstanding shares. Accordingly, each RSU award was adjusted by a factor of 0.4, representing the ratio of 200 million shares to the RSU plan’s assumed 500 million shares, ensuring that each RSU award maintains the same value after the transfer of the program. Following this, the 21,497,500 outstanding RSUs as of March 31, 2018 were converted to 8,599,000 RSUs of Opera Limited. As such transfer was a condition of the original awards, the transfer will have no additional accounting effect in the consolidated financial statements of the Group for 2018.
Since March 31, 2018, and prior to the issuance of these financial statements, the Group granted 140,000 RSUs under its 2017 RSU plan to employees, corresponding to 56,000 RSUs after the transfer of the program to Opera Limited.
On July 13, 2018, Qifei International Development Co. Limited and Golden Brick Capital Private Equity Fund I L.P each entered into a share surrender letter with Opera Limited, by which such investors undertake to surrender 8,250,000 and 1,500,000 shares, respectively, conditioned upon, and to take effect immediately upon, the completion of Opera Limited’s initial public offering. The shares are agreed to be

KUNHOO SOFTWARE LLC
Notes to the unaudited condensed interim consolidated financial statements

Note 11 — Events after the reporting period (continued)

surrendered for no consideration for the purpose of future employee stock ownership plans or other similar share incentive arrangements of Opera Limited and will initially be classified as treasury shares upon surrender. The share surrender will not impact the factor by which shares under the 2017 RSU plan are converted into Opera Limited shares.

Report of Independent Registered Public Accounting Firm
To Board of Directors
Opera Limited:
Opinion on the Financial Statements
We have audited the accompanying statement of financial position of Opera Limited (the “Company”) as of March 31, 2018 and the related notes (collectively the “statement of financial position”). In our opinion, the statement of financial position presents fairly, in all material respects, the financial position of the Company as of March 31, 2018, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis for Opinion
The statement of financial position is the responsibility of the Company’s management. Our responsibility is to express an opinion on the statement of financial position based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial position is free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the statement of financial position, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the statement of financial position. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of financial position. We believe that our audit provides a reasonable basis for our opinion.
We have served as the Company’s auditor since 2018.
/s/ KPMG AS
Oslo, Norway
June 29, 2018

OPERA LIMITED
STATEMENT OF FINANCIAL POSITION
[Numbers in US$]	Notes	As of March 31, 2018
ASSETS
Current assets
Cash		0.0001
Total current assets		0.0001
TOTAL ASSETS		0.0001
EQUITY AND LIABILITIES
Equity
Share capital	3	0.0001
TOTAL EQUITY		0.0001

The accompanying notes are an integral part of these financial statements

OPERA LIMITED
Notes to Statement of Financial Position
Note 1 — General information
Opera Limited (the “Company”) is an exempted company, with registered office located at Grand Cayman, Cayman Islands.
The Company was incorporated in the Cayman Islands as of March 19, 2018, and is intended to become the issuer in an initial public offering of securities on a US stock exchange following a corporate reorganization. The reorganization will result in the existing members of Kunhoo Software LLC exchanging their ownership interests for common shares and ownership in Opera Limited with substantially the same rights and proportionate ownership.
The financial statements of the Company, as of March 31, 2018 and for the period from inception to March 31, 2018 were approved by Board of Directors on June 29, 2018 and on July 13, 2018.
Note 2 — Basis of preparation
The statement of financial position of the Company have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).
No transactions have occurred in the Company other than the issuance of one ordinary share for consideration of US$ 0,0001 on March 19, 2018 and the share exchanges described in Note 5 - Subsequent Event.
Omission of statements of operations, cash-flow and changes in equity
Through March 31, 2018, the Company has not commenced any activities other than those related to its formation. As of March 31, 2018 the Company was not capitalized. Accordingly, statements of operations, cash-flows and changes in equity have been omitted.
Going concern
The statement of financial position March 31, 2018 is prepared on a going concern basis. After making enquiries, the management have a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future. Accordingly, they continue to adopt going concern basis.
Note 3 — Capital and reserves
[Numbers in US$]	March 31, 2018
Share capital	0,0001
The share capital of the Company is divided into 500 000 000 shares of a par value of US$ 0.0001 each.
Each holder of ordinary shares is entitled to one vote per share, on a show of hands or on a poll, at shareholder meetings of the Company.

OPERA LIMITED
Notes to Statement of Financial Position

Note 3 — Capital and reserves (continued)

On the winding up of the Company the following priorities applies to payments from the liquidation surplus:
a)
Each shareholder will be entitled to an amount per share equal to the subscription price paid, or if the liquidation surplus is insufficient of the full subscription price then the shareholders will be paid in proportion to the aggregate subscription price paid in respect of the shares held by them;

b)
Thereafter any balance shall be paid to the shareholders in proportion to the number of shares held by each of them

Note 4 — Participants
The following reflects the ownership of Opera Limited:
Participant interest %	March 31, 2018
Keeneyes Future Holding Inc.	100.0%
As of March 31, 2018 Keenyes Future Holdings Inc also held 19.5% of the membership interest in Kunhoo Software LLC. Keeneyes Future Holdings Inc. is ultimately controlled by Zhou Yohui, the CEO of Kunhoo Software LLC.
Note 5 — Subsequent events
In June 2018 the Company completed an agreement with the members of Kunhoo Software LLC, including Kunlun Tech Limited, Keeneyes Future Holding Inc., Qifei International Development Co. Limited and Golden Brick Capital Private Equity Fund I L.P to exchange all ownership for a proportionate number of common shares of Opera Limited.
As a result, the ownership of Opera Limited changed as follows:
Participant interest %	March 31, 2018	Effect of Corporate reorganization	June 29, 2018
Kunlun Tech Limited		48.0%	48.0%
Keeneyes Future Holding Inc.	100.0%	-80.5%	19.5%
Qifei International Development Co, Ltd		27.5%	27.5%
Golden Brick Capital Private Equity Fund I L.P.		5.0%	5.0%
Total	100.0%	0.0%	100.0%

As of June 29, 2018 the Company had 200,000,000 common shares outstanding.
Note 6 — Events (Unaudited) Subsequent to the Date of the Report of the Independent Registered Public Accounting Firm
On July 13, 2018, Qifei International Development Co. Limited and Golden Brick Capital Private Equity Fund I L.P each entered into a share surrender letter with Opera Limited, by which such investors undertake to surrender 8,250,000 and 1,500,000 shares, respectively, conditioned upon, and to take effect immediately upon, the completion of Opera Limited’s initial public offering. The shares are agreed to be surrendered for no consideration for the purpose of future employee stock ownership plans or other similar share incentive arrangement of Opera Limited and will initially be classified as treasury shares upon surrender.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 6.
INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our post-IPO memorandum and articles of association, which will become effective immediately prior to the completion of this offering, to the fullest extent permissible under Cayman Islands law every director and officer of our company shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him, other than by reason of such person’s own dishonesty, willful default or fraud, in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of our company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.
Pursuant to the form of indemnification agreements to be filed as Exhibit 10.2 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company.
The Underwriting Agreement, the form of which is filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
ITEM 7.
RECENT SALES OF UNREGISTERED SECURITIES.

On June 25, 2018, all of the existing members of Kunhoo Software LLC exchanged their membership interests in Kunhoo Software LLC for shares having substantially the same rights in Opera Limited.
ITEM 8.
EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)
Exhibits

See Exhibit Index beginning on page II-3 of this registration statement.
(b)
Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto of the Successor and the Predecessor.
ITEM 9.
UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

OPERA LIMITED
EXHIBIT INDEX
Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement
3.1**	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3.2	Form of Second Amended and Restated Memorandum and Articles of Association of the Registrant, as effective prior to the completion of this offering
4.1*	Form of American Depositary Receipt (included in Exhibit 4.3)
4.2**	Registrant’s Specimen Certificate for Ordinary Shares
4.3*	Form of Deposit Agreement between the Registrant, the depositary and owners and holders of the ADSs
5.1	Opinion of Maples and Calder regarding the validity of the ordinary shares being registered
8.1	Opinion of Maples and Calder regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2*	Opinion of Wikborg Rein Advokatfirma AS regarding certain Norwegian tax matters
10.1**	2017 Restricted Share Unit Plan, dated as of April 7, 2017, as currently in effect
10.2**	Form of Indemnification Agreement between the Registrant and each of the directors and executive officers of the Registrant
10.3	Form of Employment Agreement between the Registrant and each executive officer of the Registrant
10.4†	Google Distribution Agreement, dated as of August 1, 2012, by and between Opera Software AS and Google Ireland Limited, and amendments entered into from time to time
10.5**†	Partner Agreement, dated as of October 1, 2012, by and between Opera Software ASA and Yandex LLC, and amendments entered into from time to time
10.6**	Professional Service Agreement, dated as of June 1, 2016, by and between Opera Software AS and 360 Mobile Security Limited, and amendments entered into from time to time
10.7**	Service Agreement, dated as of November 1, 2017, by and between Opera Software AS and Opay Digital Services Limited
10.8**	Subscription Agreement, dated as of June 26, 2018, by and between the Registrant and Tospring Technology Limited
10.9**	Subscription Agreement, dated as of June 26, 2018, by and between the Registrant and IDG China Capital Fund III L.P.
10.10**	Subscription Agreement, dated as of June 26, 2018, by and between the Registrant and IDG China Capital III Investors L.P.
10.11	Form of Registration Rights Agreement
21.1**	Significant Subsidiaries and Consolidated Affiliated Entities of the Registrant
23.1	Consents of KPMG, Independent Registered Public Accounting Firm
23.2	Consent of Maples and Calder (included in Exhibit 5.1)
23.3*	Consent of Wikborg Rein Advokatfirma AS (included in Exhibit 99.2)
24.1	Powers of Attorney (included on signature page)
99.1**	Code of Business Conduct and Ethics of the Registrant
99.2*	Opinion of Wikborg Rein Advokatfirma AS regarding certain Norwegian law matters
99.3**	Consent of Lori Wheeler Næss
99.4**	Consent of Trond Riiber Knudsen

*
To be filed by amendment.

**
Previously filed.

†
Confidential treatment is being requested with respect to portions of these exhibits that have been redacted pursuant to Rule 406 under the Securities Act of 1933, as amended.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Norway, on July 13, 2018.
Opera Limited
By:
/s/ Yahui Zhou

Name:   Yahui Zhou
Title:
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Yahui Zhou Name: Yahui Zhou	Chairman of the Board and Chief Executive Officer (principal executive officer)	July 13, 2018
/s/ Frode Jacobsen Name: Frode Jacobsen	Chief Financial Officer (principal financial and accounting officer)	July 13, 2018
* Name: Hongyi Zhou	Director	July 13, 2018
* Name: Han Fang	Director	July 13, 2018
*By: /s/ Yahui Zhou Name: Yahui Zhou Attorney-in-Fact
*By: /s/ Frode Jacobsen Name: Frode Jacobsen Attorney-in-Fact
[Signature Page to F-1]

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Opera Limited, has signed this registration statement or amendment thereto in New York on July 13, 2018.
Cogency Global Inc.
By:
/s/ Tristan Emrich

Name: Tristan Emrich
Title:  Assistant Secretary
[Signature Page to F-1]